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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS SELECT MEDICAL CORPORATION CONSOLIDATED FINANCIAL STATEMENTS WITH REPORT OF INDEPENDENT ACCOUNTANTS CONTENTS

Filed Pursuant to Rule 424(B)(4)
Registration Nos. 333-190628
through 333-190628-219

         PROSPECTUS

SELECT MEDICAL CORPORATION

OFFER TO EXCHANGE

$600,000,000 principal amount of 6.375% Senior Notes due 2021 and related guarantees for all outstanding 6.375% Senior Notes due 2021

         The exchange offer expires at 5:00 p.m., New York City time, on October 3, 2013, unless extended. Select Medical Corporation (the "Issuer") will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of old notes at any time before the exchange offer expires.

         Terms of the Exchange Offer

  •
  It will expire at 5:00 p.m., New York City time, on October 3, 2013, unless we extend it.

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  If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

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  You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

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  We will not receive any proceeds from the exchange offer.

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  We believe that the exchange of initial notes will not be a taxable event for U.S. Federal income tax purposes, but you should see "Certain Material U.S. Federal Income Tax Considerations" on page 210 for more information.

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  The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

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  The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading. We do not intend to list the exchange notes on any national securities exchange or quotation system.

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  Broker-dealers who receive exchange notes pursuant to the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of such exchange notes.

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  Broker-dealers who acquired the initial notes as a result of market-making or other trading activities may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

         The new notes will be senior obligations of the Issuer and initially will be guaranteed by each of the Issuer's subsidiaries that guarantees obligations under its senior secured credit facilities, subject to customary release provisions. The entities providing such guarantees are referred to collectively as the guarantors. The new notes and new note guarantees will be effectively junior in right of payment to all existing and future secured indebtedness of the Issuer and the guarantors to the extent of the value of the assets securing such indebtedness and will be junior in right of payment to all indebtedness of the Issuer's non-guarantor subsidiaries.

         See "Risk Factors" beginning on page 16 for a discussion of risks that should be considered by holders prior to tendering their old notes.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2013.

i

        This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is October 3, 2013. See "Incorporation of Documents by Reference." Materials can be requested by contacting the Issuer at:

Select Medical Corporation
Attn: Corporate Secretary
4714 Gettysburg Road, P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
(717) 972-1100

        You should rely only on the information contained in this document and any supplement, including the periodic reports and other information we file with the Securities and Exchange Commission or to which we have referred you. See "Where You Can Find Additional Information." The Issuer has not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The Issuer is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        The distribution of this prospectus and the offer or sale of the new notes may be restricted by law in certain jurisdictions. Persons who possess this prospectus must inform themselves about, and observe, any such restrictions. See "Plan of Distribution." None of the Issuer or any of its representatives is making any representation to any offeree or purchaser under applicable legal investment or similar laws or regulations. Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and none of the Issuer or any of its representatives shall have any responsibility therefor.

        This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

MARKETS AND INDUSTRY DATA

        Throughout this prospectus, we rely on and refer to information and statistics regarding the healthcare industry. We obtained this information and these statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

ii

SUMMARY

        The following summary should be read in connection with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) included elsewhere or incorporated by reference in this prospectus. See "Risk Factors" for a discussion of certain factors that should be considered in connection with this offering. Unless the context otherwise requires:

  •
  "we," "us," "our" and the "issuer" refers to Select Medical Corporation together with its subsidiaries;

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  "Holdings" refers to Select Medical Holdings Corporation, our parent holding company;

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  "Adjusted EBITDA" has the meaning provided in "Summary Historical Consolidated Financial and Other Data" in the Summary section of this prospectus;

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  "old notes" refers to the $600.0 million aggregate principal amount of 6.375% Senior Notes due 2021 issued by us in an offering on May 28, 2013;

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  "new notes" refers to the $600.0 million aggregate principal amount of 6.375% Senior Notes due 2021 offered by us in exchange for the old notes pursuant to this prospectus; and

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  "notes" refers collectively to the old notes and the new notes.

Our Business

Overview

        We believe that we are one of the largest operators of both specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities. As of June 30, 2013, we operated 109 long term acute care hospitals, or "LTCHs" and 14 inpatient rehabilitation facilities, or "IRFs" in 28 states, and 988 outpatient rehabilitation clinics in 32 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team.

        We manage our company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. We had net operating revenues of $2,949.0 million for the year ended December 31, 2012. Of this total, we earned approximately 75% of our net operating revenues from our specialty hospital segment and approximately 25% from our outpatient rehabilitation segment. Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute care patients and hospitals designed to serve patients who require intensive inpatient medical rehabilitation care. Our outpatient rehabilitation segment consists of clinics and contract therapy locations that provide physical, occupational and speech rehabilitation services.

Specialty Hospitals

        The key elements of our specialty hospital strategy are to:

  •
  Focus on specialized inpatient services.  We serve highly acute patients and patients with debilitating injuries and rehabilitation needs that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Generally, patients in our specialty hospitals require longer stays and can benefit from more specialized clinical care than patients treated in general acute care hospitals. Our patients' average length of stay in our specialty hospitals was 24 days for the year ended December 31, 2012.

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  Provide high quality care and service.  We believe that our specialty hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with acute, complex and specialized medical needs who are typically referred to us by general acute care hospitals. Our specialized treatment programs focus on specific patient needs and medical conditions such as ventilator weaning programs, wound care protocols and rehabilitation programs for brain trauma and spinal cord injuries. Our responsive staffing models are designed to ensure that patients have the appropriate clinical resources over the course of their stay. We believe that we are recognized for providing quality care and service, as evidenced by accreditation by The Joint Commission, the American Osteopathic Association ("AOA"), the Commission on Accreditation of Rehabilitation Facilities ("CARF") and/or other healthcare accrediting organizations. As of June 30, 2013, all of the 123 specialty hospitals we operated were accredited by either The Joint Commission or AOA. Additionally, some of our IRFs have also applied for and received accreditation from CARF. We also believe we develop brand loyalty in the local areas we serve by demonstrating our quality of care.

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  Reduce operating costs.  We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

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  centralizing administrative functions such as accounting, treasury, payroll, legal, operational support, human resources, compliance and billing and collection;

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  standardizing management information systems to aid in accounting, billing, collections and data capture and analysis; and

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  centralizing sourcing and contracting to receive discounted prices for pharmaceuticals, medical supplies and other commodities used in our operations.

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  Increase commercial volume.  We have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our specialty hospitals. We believe that commercial payors seek to contract with our hospitals because we offer patients high-quality, cost-effective care at more attractive rates than general acute care hospitals. We also offer commercial enrollees customized treatment programs not typically offered in general acute care hospitals.

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  Develop inpatient facilities.  Since our inception in 1997, we have internally developed 64 specialty hospitals. We will continue to evaluate opportunities to develop joint venture relationships with significant health systems, and from time to time we may also develop new inpatient rehabilitation hospitals.

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  Pursue opportunistic acquisitions and joint ventures.  In addition to our development initiatives, we may grow our network of specialty hospitals through opportunistic acquisitions or joint ventures. When we acquire a hospital or a group of hospitals or enter into a joint venture, a team of our professionals is responsible for formulating and executing an integration plan. We seek to improve financial performance at such facilities by adding clinical programs that attract commercial payors, centralizing administrative functions and implementing our standardized resource management programs.

Outpatient Rehabilitation

        The key elements of our outpatient rehabilitation strategy are to:

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  Provide high quality care and service.  We are focused on providing a high level of service to our patients throughout their entire course of treatment. This high quality of care and service allows us to strengthen our relationships with referring physicians, employers and health insurers and drive additional patient volume.

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  Increase market share.  We strive to establish a leading presence within the local areas we serve. This allows us to realize economies of scale, heightened brand loyalty and workforce continuity. We are focused on increasing our workers' compensation and commercial/managed care payor mix.

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  Expand rehabilitation programs and services.  Through our local clinical directors of operations and clinic managers within their service areas, we assess the healthcare needs of the areas we serve. Based on these assessments, we implement additional programs and services specifically targeted to meet demand in the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes and patient satisfaction.

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  Optimize the profitability of our payor contracts.  We review payor contracts up for renewal and potential new payor contracts to optimize our profitability. We believe that our size and our strong reputation enable us to negotiate favorable outpatient contracts with commercial insurers.

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  Maintain strong employee relations.  We seek to retain and motivate our employees whose relationships with referral sources are key to our success.

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  Pursue opportunistic acquisitions.  We may grow our network of outpatient rehabilitation facilities through opportunistic acquisitions. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and increase margins at acquired facilities.

Our Competitive Strengths

        We believe that the success of our business model is based on a number of competitive strengths, including:

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  Leading operator in distinct but complementary lines of business.  We believe that we are a leading operator in each of our principal business segments, based on number of facilities in the United States. Our leadership position and reputation as a high quality, cost-effective health care provider in each of our business segments allows us to attract patients and employees, aids us in our marketing efforts to payors and referral sources and helps us negotiate payor contracts.

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  Proven financial performance and strong cash flow.  We have established a track record of improving the financial performance of our facilities due to our disciplined approach to revenue growth, expense management and an intense focus on free cash flow generation. From 2008 through 2012, we have grown net operating revenue and cash flow provided by operating activities at compounded annual growth rates of 8.2% and 21.9%, respectively.

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  Significant scale.  By building significant scale in each of our business segments, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. As a result, we have been able to minimize our general and administrative expense as a percentage of net operating revenues.

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  Well-positioned to capitalize on consolidation opportunities.  We believe that we are well-positioned to capitalize on consolidation opportunities within each of our business segments and selectively augment our internal growth. With our geographically diversified portfolio of facilities in the United States, we believe that our footprint provides us with a wide-ranging perspective on multiple potential acquisition opportunities.

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  Experience in successfully completing and integrating acquisitions.  From our inception in 1997 through 2012, we completed seven significant acquisitions for approximately $1,104.8 million in aggregate consideration. We believe that we have improved the operating performance of these facilities over time by applying our standard operating practices and by realizing efficiencies from our centralized operations and management.

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  Experienced and proven management team.  Prior to co-founding our company with our current Chief Executive Officer, our Executive Chairman founded and operated three other healthcare companies focused on inpatient and outpatient rehabilitation services. In addition, our senior management team has extensive experience in the healthcare industry. In recent years, we have reorganized our operations to expand executive talent and ensure management continuity.

Industry

        In the United States, spending on healthcare is expected to be 17.8% of the gross domestic product in 2013, according to the Centers for Medicare & Medicaid Services. An important factor driving healthcare spending is increased consumption of services due to the aging of the population. According to the U.S. Census Bureau, between 2000 and 2010 the population aged 65 and older in the United States grew 15.1%, while the total population grew 9.7%. The United States is projected to continue to experience rapid growth in its older population. In 2050, the number of Americans aged 65 and older is projected to be 88.5 million, more than double its population of 40.2 million in 2010. We believe that an increasing number of individuals age 65 and older will drive demand for our specialized medical services.

        For individuals age 65 and older, the primary source of health insurance is the federal Medicare program. Medicare utilizes distinct payment methodologies for services provided in long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation clinics. In the federal fiscal year 2010, Medicare payments for long term acute care hospital services accounted for 1.0% of overall Medicare outlays and Medicare payments for inpatient rehabilitation services accounted for 1.2%, according to the Medicare Payment Advisory Commission.

Company Information

        Select Medical Corporation was formed in December 1996 by Rocco A. Ortenzio and Robert A. Ortenzio and commenced operations during February 1997 upon the completion of its first acquisition. Select Medical Holdings Corporation was formed in October 2004. On February 24, 2005, EGL Acquisition Corp., a wholly-owned subsidiary of Holdings was merged with Select Medical Corporation, with Select Medical Corporation continuing as the surviving corporation and a wholly-owned subsidiary of Holdings. Holdings was formerly known as EGL Holding Company. Holdings' primary asset is its investment in Select Medical Corporation. Holdings was originally owned by an investor group that includes Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P. and WCAS Management Corporation, Thoma Cressey Bravo and members of our senior management. We refer to Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P. and WCAS Management Corporation, collectively as "Welsh Carson" and Thoma Cressey Bravo as "Thoma Cressey." On September 30, 2009, Holdings completed its initial public offering of common stock.

        Our principal executive office is located at 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055 and our telephone number is (717) 972-1100. Our website address is www.selectmedical.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

The Exchange Offer

        The summary below describes the principal terms of the exchange offer and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled "The Exchange Offer" contains a more detailed description of the terms and conditions of the exchange offer.

        On May 28, 2013, we issued and sold $600.0 million aggregate principal amount of 6.375% Senior Notes due 2021. In connection with this sale, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes.

Notes Offered	$600.0 million aggregate principal amount of 6.375% Senior Notes due 2021.

The issuance of the new notes will be registered under the Securities Act. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions, registration rights relating to the old notes and certain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer. You are urged to read the discussions under the heading "The New Notes" in this Summary for further information regarding the new notes.

The Exchange Offer	We are offering to exchange the new notes for up to $600.0 million aggregate principal amount of the old notes.

Old notes may be exchanged only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. In this prospectus, the term "exchange offer" means this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your old notes for new notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 5:00 p.m., New York City time, on October 3, 2013, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. See "The Exchange Offer—Conditions to the Exchange Offer."

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must either:

•

complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein; or

•

if old notes are tendered pursuant to book-entry procedures, the tendering holder must arrange with the Depository Trust Company, or DTC, to cause an agent's message to be transmitted through DTC's Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent.

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

Broker-Dealers

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Use of Proceeds	We will not receive any proceeds from the exchange offer. See "Use of Proceeds."
Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.
Fees and Expenses	We will pay all expenses related to this exchange offer. See "Exchange Offer—Fees and Expenses."
U.S. Federal Income Tax Consequences	The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See "Certain Material U.S. Federal Income Tax Considerations."

 Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

        Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, the Issuer is of the view that holders of old notes (other than any holder who is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  the new notes are acquired in the ordinary course of the holders' business;

  •
  the holders have no arrangement or understanding with any person to participate in a distribution of the new notes; and

  •
  neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

        Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. See "The Exchange Offer—Resales of New Notes."

        Additionally, if you do not participate in the exchange offer, you will not be able to require us to register the resale of your old notes under the Securities Act except in limited circumstances. These circumstances are:

  •
  the exchange offer is not permitted by applicable law or SEC policy,

  •
  the exchange offer is not completed before the later of (i) 60 days after the effectiveness of this registration statement and (ii) 270 days after date of issuance of the old notes, or

  •
  prior to the 30th day following consummation of the exchange offer:

  •
  any initial purchaser of the old notes requests that we register old notes that were not eligible to be exchanged for new notes in the exchange offer and that are held by it following consummation of the exchange offer; or

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  any holder of old notes notifies us that it is not eligible to participate in the exchange offer or a broker-dealer notifies us that it holds securities acquired directly from us or our affiliates; or

  •
  any initial purchaser of the old notes notifies us that it will not receive freely tradable new notes in exchange for old notes constituting any portion of an unsold allotment.

        In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the old notes. We do not currently anticipate that we will register under the Securities Act any old notes that remain outstanding after completion of the exchange offer.

The New Notes

        The summary below describes the principal terms of the new notes and is not intended to be complete. Many of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Select Medical Corporation, a Delaware corporation.
Notes Offered	$600.0 million aggregate principal amount of 6.375% Senior Notes due 2021.
Maturity Date	June 1, 2021.
Interest Payment Dates	Interest on the notes is payable on June 1 and December 1 of each year, commencing on December 1, 2013. Interest will accrue from May 28, 2013.
Ranking	The notes will be our senior unsecured obligations and will:

•

be effectively subordinated to all of our existing and future secured indebtedness, including our senior secured credit facilities, to the extent of the value of the assets securing such indebtedness;

• rank equal in right of payment to all of our existing and future unsecured indebtedness that are not, by their terms, expressly subordinated in right of payment to the notes;
• rank senior in right of payment to all of our existing and future indebtedness that are, by their terms, expressly subordinated in right of payment to the notes; and
• be structurally subordinated to any existing and future indebtedness of any of our subsidiaries that are not subsidiary guarantors.
The subsidiary guarantees will be the senior unsecured obligations of the subsidiary guarantors and will:

•

be effectively subordinated to all of the existing and future secured indebtedness, including their guarantees under our senior secured credit facilities, of the subsidiary guarantors to the extent of the value of the assets securing such obligations;

•

rank equal in right of payment to all existing and future unsecured indebtedness of the subsidiary guarantors that are not, by their terms, expressly subordinated in right of payment to the subsidiary guarantees; and

•

rank senior in right of payment to all existing and future indebtedness of the subsidiary guarantors that are, by their terms, expressly subordinated in right of payment to the subsidiary guarantees.

Optional Redemption	At any time on or after June 1, 2016, we may redeem all or any portion of the notes at the redemption prices set forth under "Description of the Notes—Optional Redemption."
Prior to June 1, 2016, we may redeem all or any portion of the notes at 100% of their principal amount, plus a "make whole" premium, plus accrued interest.

In addition, at any time and from time to time on or prior to June 1, 2016, we may redeem up to 35% of the aggregate principal amount of the notes using the net cash proceeds of certain public equity offerings, so long as:

• we pay 35% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption;
• at least 65% of the aggregate principal amount of all notes issued under the indenture remain outstanding afterwards; and
• the redemption occurs within 90 days of the date of the closing of such public equity offering.
Change of Control; Asset Sales

If a change of control occurs, we must offer to purchase the notes from holders at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."

If we sell certain assets and do not apply the net proceeds in compliance with the indenture, we will be required to make an offer to repurchase the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes—Repurchase at the Option of Holders—Asset Sales."

Certain covenants

The notes will be issued under an indenture among us, each of the subsidiary guarantors named therein and U.S. Bank National Association, as trustee. The terms of the notes and indenture will restrict our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;
• pay dividends or make distributions or redeem or repurchase stock;
• make certain investments;
• create liens;
• merge or consolidate with another company or transfer or sell assets;
• enter into restrictions affecting the ability of our restricted subsidiaries to make distributions, loans or advances to us or other restricted subsidiaries;

• engage in transactions with affiliates; and
• enter into sale and leaseback transactions.
These covenants are subject to a number of important limitations and exceptions, which are described under "Description of the Notes—Certain Covenants."
No prior market	The notes are a new issue of securities and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes. See "Plan of distribution."
Tax consequences

For a discussion of certain material U.S. Federal income tax consequences of an investment in the notes, see "Certain Material U.S. Federal Income Tax Considerations." You should consult your own tax advisor to determine the U.S. Federal, state, local and other tax consequences of an investment in the notes specific to your particular circumstances.

Use of proceeds	We will not receive any proceeds from the exchange offer. See "Use of Proceeds."
Risk factors

You should carefully consider all information in this prospectus. In particular, you should evaluate the specific risks described in the section entitled "Risk Factors" in this prospectus and in the documents incorporated by reference herein for a discussion of risks relating to an investment in the notes. Please read that section carefully before you decide whether to invest in the notes.

Summary Historical Consolidated Financial and Other Data

        The following table sets forth summary historical consolidated financial data for the Issuer. You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes which are included in this prospectus. We derived the historical financial data for the years ended December 31, 2010, 2011 and 2012, and as of December 31, 2010, 2011 and 2012 from consolidated financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. We derived the historical financial data for the six months ended June 30, 2012 and 2013 and as of June 30, 2012 and 2013, from our unaudited interim consolidated financial statements. You should also read "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Consolidated Financial Statements" in this prospectus.

	For the Year Ended December 31,			Six Months Ended June 30,
Consolidated Statement of Operations Data (in thousands):	2010	2011	2012	2012	2013
Net operating revenues	$2,390,290	$2,804,507	$2,948,969	$1,494,214	$1,506,628

Costs and expenses:
Cost of services	1,982,179	2,308,570	2,443,550	1,224,288	1,250,634
General and administrative	62,121	62,354	66,194	32,778	35,325
Bad debt expense	41,147	51,347	39,055	20,404	18,167
Depreciation and amortization	68,706	71,517	63,311	31,627	31,709

Total costs and expenses	2,154,153	2,493,788	2,612,110	1,309,097	1,335,835

Income from operations	236,137	310,719	336,859	185,117	170,793
Other income and expense:
Loss on early retirement of debt(1)	—	(20,385)	(6,064)	—	(17,788)
Equity in earnings (losses) of unconsolidated subsidiaries	(440)	2,923	7,705	5,217	1,626
Other income	632	—	—	—	—
Interest income	—	322	—	—	—
Interest expense	(84,472)	(81,232)	(83,759)	(42,207)	(42,952)

Income before income taxes	151,857	212,347	254,741	148,127	111,679
Income tax expense	51,380	80,984	93,574	57,156	42,809

Net income	100,477	131,363	161,167	90,971	68,870
Less: Net income attributable to non-controlling interests	4,720	4,916	5,663	2,674	4,482

Net income attributable to Select Medical Corporation	$95,757	$126,447	$155,504	$88,297	$64,388
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swap, net of tax	8,914	—	—	—	—

Comprehensive income attributable to Select Medical Corporation	$104,671	$126,447	$155,504	$88,297	$64,388

	For the Year Ended December 31,			Six Months Ended June 30,
Segment Data:	2010	2011	2012	2012	2013
Specialty hospitals
Number of hospitals—end of period
Long term acute care hospitals	111	110	110	111	109
Acute medical rehabilitation hospitals	7	9	12	12	14

Total specialty hospitals	118	119	122	123	123
Net operating revenues (,000)	$1,702,165	$2,095,519	$2,197,529	$1,110,168	$1,117,137
Patient days	1,119,566	1,330,890	1,345,430	679,037	681,037
Admissions	45,990	54,734	55,147	27,927	27,962
Net revenue per patient day(2)	$1,474	$1,497	$1,534	$1,539	$1,538
Adjusted segment EBITDA (,000)(3)	$284,558	$362,334	$381,354	$202,120	$189,740
Outpatient rehabilitation
Number of clinics—end of period	944	954	979	956	988
Net operating revenues (,000)	$688,017	$708,867	$751,317	$383,949	$389,181
Number of visits	4,567,153	4,470,061	4,568,821	2,318,759	2,380,221
Net revenue per visit(4)	$101	$103	$103	$103	$104
Adjusted segment EBITDA (,000)(3)	$83,772	$83,864	$87,024	$48,315	$48,887
Balance Sheet Data (in thousands):
Cash and cash equivalents	$4,365	$12,043	$40,144	$21,520	$8,768
Working capital (deficit)(5)	$(73,481)	$97,348	$63,217	$105,300	$135,428
Total assets	$2,719,572	$2,770,738	$2,760,313	$2,778,414	$2,845,055
Total debt	$1,124,292	$1,229,498	$1,302,943	$1,186,619	$1,530,958
Total Select Medical Corporation stockholders' equity	$1,081,661	$983,446	$881,317	$1,027,547	$758,299

	For the Year Ended December 31,			Six Months Ended June 30,
Consolidated Statement of Operations Data (in thousands):	2010	2011	2012	2012	2013
Other Financial Data (in thousands):
Capital expenditures	$51,761	$46,016	$68,185	$27,934	$27,962
Adjusted EBITDA(3)	$307,079	$385,961	$405,847	$219,343	$206,039
Statement of Cash Flows Data (in thousands):
Net cash provided by operating activities	$170,064	$240,053	$309,371	$124,049	$27,602
Net cash used in investing activities	$(216,998)	$(54,735)	$(72,406)	$(21,643)	$(56,849)
Net cash used in financing activities	$(32,381)	$(177,640)	$(208,864)	$(92,929)	$(2,129)
Ratio of earnings to fixed charges	2.11	2.54	2.77	3.03	2.56

(1)
The gain (loss) on early retirement of debt relates to the following:

•
On June 1, 2011, we refinanced our senior secured credit facility which consisted of an $850.0 million term loan facility and a $300.0 million revolving loan facility. A portion of the proceeds from this transaction were used to repurchase and retire $266.5 million of our 7 5/8% senior subordinated notes. A loss on early retirement of debt of $20.4 million was recognized for the year ended December 31, 2011, which included the write-off of unamortized deferred financing costs, tender premiums and original issue discount.

•
On August 13, 2012, we entered into an additional credit extension amendment to our secured credit facility. Pursuant to the terms and conditions of the additional credit extension amendment, the lenders extended an aggregate principal amount of $275.0 million in additional term loans to us at the same interest rate and with the same term as applies to the existing term loan amounts borrowed by us under our senior secured credit facility. On September 12, 2012, we used the proceeds of the additional term loans (other than amounts used for fees and expenses) and cash on hand to redeem an aggregate of $275.0 million principal amount of our outstanding 7 5/8% senior subordinated notes due 2015 at a redemption price of 101.271% of the principal amount. We recognized a loss on early retirement of debt of $6.1 million for the year ended December 31, 2012 in connection with the redemption of the senior subordinated notes, which included the write-off of unamortized deferred financing costs and call premiums.

  •
  On March 22, 2013, we redeemed all of our outstanding 7 5/8% senior subordinated notes due 2015. We recognized a loss on early retirement of debt of $0.5 million during the first quarter 2013, for the unamortized debt issuance costs associated with the redeemed debt. On May 28, 2013, we repaid a portion of our original term loan and series A term loan of our senior secured credit facility and on June 3, 2013, we amended our existing senior secured credit facility. We recognized a loss on early retirement of debt of $17.3 million in the second quarter 2013, which included unamortized debt issuance costs, unamortized original issue discount, and certain debt issuance costs associated with refinancing activities.

(2)
Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenues by the total number of patient days.

(3)
We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense). We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•
Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes; and

•
Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

  Following is a reconciliation of net income to Adjusted EBITDA as utilized by us in reporting our segment performance.

	Six Months Ended June 30, 2013
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$68,870
Income tax expense	42,809
Interest expense	42,952
Equity in earnings of unconsolidated subsidiaries	(1,626)
Loss on early retirement of debt	17,788

Income (loss) from operations	$170,793	$165,946	$42,917	$(38,070)
Stock compensation expense	3,537	—	—	3,537
Depreciation and amortization	31,709	23,794	5,970	1,945

Adjusted EBITDA	$206,039	$189,740	$48,887	$(32,588)

	Six Months Ended June 30, 2012
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$90,971
Income tax expense	57,156
Interest expense	42,207
Equity in earnings of unconsolidated subsidiaries	(5,217)

Income (loss) from operations	$185,117	$178,798	$41,433	$(35,114)
Stock compensation expense	2,599	—	—	2,599
Depreciation and amortization	31,627	23,322	6,882	1,423

Adjusted EBITDA	$219,343	$202,120	$48,315	$(31,092)

	Year Ended December 31, 2012
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$161,167
Income tax expense	93,574
Interest expense	83,759
Equity in earnings of unconsolidated subsidiaries	(7,705)
Loss on early retirement of debt	6,064

Income (loss) from operations	$336,859	$334,518	$73,816	$(71,475)
Stock compensation expense	5,677	—	—	5,677
Depreciation and amortization	63,311	46,836	13,208	3,267

Adjusted EBITDA	$405,847	$381,354	$87,024	$(62,531)

	Year Ended December 31, 2011
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$131,363
Income tax expense	80,984
Interest expense, net of interest income	80,910
Equity in earnings of unconsolidated subsidiaries	(2,923)
Loss on early retirement of debt	20,385

Income (loss) from operations	$310,719	$311,705	$67,377	$(68,363)
Stock compensation expense	3,725	—	—	3,725
Depreciation and amortization	71,517	50,629	16,487	4,401

Adjusted EBITDA	$385,961	$362,334	$83,864	$(60,237)

	Year Ended December 31, 2010
(in thousands)	Total	Specialty Hospitals	Outpatient Rehabilitation	All Other
Net income	$100,477
Income tax expense	51,380
Interest expense	84,472
Other income	(632)
Equity in losses of unconsolidated subsidiaries	440

Income (loss) from operations	$236,137	$239,442	$63,328	$(66,633)
Stock compensation expense	2,236	—	—	2,236
Depreciation and amortization	68,706	45,116	20,444	3,146

Adjusted EBITDA	$307,079	$284,558	$83,772	$(61,251)

(4)
Net revenue per visit is calculated by dividing outpatient rehabilitation direct patient service clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation direct patient service clinic revenue does not include contract services revenue.

(5)
Current assets less current liabilities.

RISK FACTORS

        You should carefully consider the risks described below, as well as the other information contained in this prospectus, before deciding whether to participate in the exchange offer. The risks described below are not the only ones that we face. Additional risks not presently known to us may also impair our business operations. The actual occurrence of any of these risks could materially adversely affect our business, financial condition and results of operations. In that case, the value of the new notes could decline substantially, and you may lose part or all of your investment.

Risks Related to the Exchange Offer

If you fail to exchange your old notes for new notes your old notes will continue to be subject to restrictions on transfer and may become less liquid.

        We did not register the resale of the old notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. In general, you may only offer or sell the old notes if the resale is registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. If you do not exchange your old notes in the exchange offer, you will remain subject to such restrictions on transfer and you may be unable to sell the old notes.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you do not tender your old notes you generally will not have any further registration rights, and your old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the old notes will be adversely affected.

If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed.

        There is no existing market for the new notes. An active public market for the new notes may not develop or, if developed, may not continue. If an active public market does not develop or is not maintained, you may not be able to sell your new notes at their fair market value or at all.

        Even if a public market for the new notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. Declines in the market for debt securities generally may also materially and adversely affect the liquidity of the new notes, independent of our financial performance.

You must comply with the exchange offer procedures in order to receive new notes.

        The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent's message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. None of us, Holdings, nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution" later in this prospectus.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

        Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the New Notes

Our substantial indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business, which could prevent us from generating the future cash flow needed to fulfill our obligations under the notes.

        As of June 30, 2013, we had approximately $1,531.0 million of total indebtedness on a consolidated basis. Our indebtedness could have important consequences to you. For example, it:

  •
  requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, development activity, acquisitions and other general corporate purposes;

  •
  increases our vulnerability to adverse general economic or industry conditions;

  •
  limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

  •
  makes us more vulnerable to increases in interest rates, as borrowings under our senior secured credit facilities are at variable rates;

  •
  limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specified changes of control in our ownership; and

  •
  places us at a competitive disadvantage compared to our competitors that have less indebtedness.

        See "Capitalization" and "Description of Other Indebtedness."

Restrictions imposed by our senior secured credit facilities and the indenture governing the notes limit our ability to engage in or enter into business, operating and financing arrangements, which could prevent us from taking advantage of potentially profitable business opportunities.

        The operating and financial restrictions and covenants in our debt instruments, including our senior secured credit facilities and the indenture governing the notes, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. For example, our senior secured credit facilities restrict our and our subsidiaries' ability to, among other things:

  •
  incur or guarantee additional debt and issue or sell preferred stock;

  •
  pay dividends on, redeem or repurchase our capital stock;

  •
  make certain acquisitions or investments;

  •
  incur or permit to exist certain liens;

  •
  enter into transactions with affiliates;

  •
  merge, consolidate or amalgamate with another company;

  •
  transfer or otherwise dispose of assets;

  •
  redeem subordinated debt;

  •
  incur capital expenditures;

  •
  incur contingent obligations;

  •
  incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us; and

  •
  create or designate unrestricted subsidiaries.

        Our senior secured credit facilities also require us to comply with certain financial covenants. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior secured credit facilities. In the event of any default under our senior secured credit facilities, the lenders under our senior secured credit facilities could elect to terminate borrowing commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes. See "Description of the Notes" and "Description of Other Indebtedness."

Despite our substantial level of indebtedness, we and our subsidiaries may be able to incur additional indebtedness. This could further exacerbate the risks described above.

        We and our subsidiaries may be able to incur additional indebtedness in the future. Although our senior secured credit facilities and the indenture governing the new notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. As of June 30, 2013, we had $153.1 million of revolving loan availability under our senior secured credit facilities (after giving effect to $41.9 million of outstanding letters of credit). In addition, to the extent new debt is added to our and our subsidiaries' current debt levels, the substantial leverage risks described above would increase.

To service our indebtedness and meet our other ongoing liquidity needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, including possible changes in government reimbursement rates or methods. If we cannot generate the required cash, we may not be able to make the required payments under the new notes.

        Our ability to make payments on our indebtedness, including the notes, and to fund our planned capital expenditures and our other ongoing liquidity needs will depend on our ability to generate cash in the future. Our future financial results will be subject to substantial fluctuations upon a significant change in government reimbursement rates or methods. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including our indebtedness in respect of the notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or provide adequate funds to allow us to pay our debts as they come due and fund our other liquidity needs. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Description of Other Indebtedness."

The notes and the subsidiary guarantees will be effectively subordinated to all liabilities of our non-guarantor subsidiaries.

        The notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of our non-guarantor subsidiaries, holders of their debt, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Although the indenture governing the notes contains limitations on the incurrence of additional indebtedness and the issuance of preferred stock by us and our restricted subsidiaries, such limitation is subject to a number of significant exceptions. Moreover, the indenture governing the notes does not impose any limitation in the incurrence by our restricted subsidiaries of liabilities that do not constitute indebtedness under the indenture. The aggregate net operating revenues and income from operations for the twelve months ended December 31, 2012 of our subsidiaries that are not guaranteeing the notes were $399.0 million and $42.5 million, respectively, and at June 30, 2013, those subsidiaries had total assets and indebtedness and other liabilities (excluding intercompany indebtedness and liabilities) of $240.1 million and $47.6 million, respectively. See "Description of the Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." See also "Description of the Notes—Subsidiary Guarantees" and the condensed consolidating financial information included in the notes to our consolidated financial statements included herein.

The new notes will not be secured by our assets nor those of our subsidiaries and the lenders under our senior secured credit facilities are entitled to remedies available to a secured lender, which gives them priority over the note holders to collect amounts due to them.

        The new notes and the related subsidiary guarantees will not be secured by any of our or our subsidiaries' assets and therefore will be effectively subordinated to the claims of our secured debt holders to the extent of the value of the assets securing our secured debt. Our obligations under our senior secured credit facilities are secured by, among other things, a first priority pledge of Holdings' capital stock and the capital stock of Holdings' subsidiaries and by substantially all of our assets and each of our existing and subsequently acquired or organized domestic subsidiaries that is a guarantor. If we become insolvent or are liquidated, or if payment under our senior secured credit facilities or in respect of any other secured senior indebtedness is accelerated, the lenders under our senior secured credit facilities or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured credit facilities or other secured debt). In addition, we and or the subsidiary guarantors may incur additional secured senior indebtedness, the holders of which will also be entitled to the remedies available to a secured lender. See "Description of Other Indebtedness—Senior Secured Credit Facilities" and "Description of the Notes."

We may not have the funds to purchase the notes upon a change of control as required by the indenture governing the notes.

        If we were to experience a change of control as described under "Description of the Notes," we would be required to make an offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. The source of funds for any purchase of the notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new stockholders. We cannot assure you that any of these sources will be available or sufficient to make the required repurchase of the notes, and restrictions in our senior secured credit facilities may not allow such repurchases. Upon the occurrence of a change of control event, we may seek to refinance the debt outstanding under our senior secured credit facilities and the notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we would not have the funds necessary to finance the required change of control offer. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."

        In addition, a change of control would be an event of default under our senior secured credit facilities. Any future credit agreement or other agreements relating to our senior debt to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control under the indenture would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under our senior secured credit facilities and may constitute an event of default under future senior debt, any of which may cause the related debt to be accelerated after any applicable notice or grace periods. If debt were to be accelerated, we might not have sufficient funds to repurchase the notes and repay the debt.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the notes and require note holders to return payments received from subsidiary guarantors.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to the notes or subordinate a subsidiary guarantee to all of our other debts or to all other debts of a subsidiary guarantor if, among other things, at the time we or a subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

  •
  we or the subsidiary guarantor intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness;

  •
  the subsidiary guarantor was insolvent or rendered insolvent by reason of such incurrence;

  •
  the subsidiary guarantor was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  the subsidiary guarantor intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor's ability to pay such debts as they mature.

        In addition, a court could void any payment by a subsidiary guarantor pursuant to the notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor are not insolvent, do not have insufficient capital for the business in which we are or it is engaged and have not incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors' conclusions in this regard.

There is no public market for the notes, and we cannot be sure that a market for the notes will develop.

        The notes are a new issue of securities for which there is currently no active trading market. As a result, we cannot assure you that the initial prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after completion of this offering. The initial purchasers have advised us that they currently intend to make a market for the notes. However, the initial purchasers are not obligated to do so, and may discontinue any market-making activities with respect to the notes at any time without notice. In addition, market-making activities will be subject to the limits imposed by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited. Accordingly, we cannot assure you as to the liquidity of, or trading market for, the notes.

Risks Related to Our Business and Our Industry

If there are changes in the rates or methods of government reimbursements for our services, our net operating revenues and profitability could decline.

        Approximately 47% of our net operating revenues for the year ended December 31, 2010, 48% of our net operating revenues for the year ended December 31, 2011 and 47% of our net operating revenues for the year ended December 31, 2012 came from the highly regulated federal Medicare program.

        In recent years, through legislative and regulatory actions, the federal government has made substantial changes to various payment systems under the Medicare program. President Obama signed into law comprehensive reforms to the healthcare system, including changes to the methods for, and amounts of, Medicare reimbursement. Additional reforms or other changes to these payment systems, including modifications to the conditions on qualification for payment, bundling payments to cover both acute and post-acute care or the imposition of enrollment limitations on new providers, may be proposed or could be adopted, either by the U.S. Congress or by the Centers for Medicare & Medicaid Services, or CMS. If revised regulations are adopted, the availability, methods and rates of Medicare reimbursements for services of the type furnished at our facilities could change. Some of these changes and proposed changes could adversely affect our business strategy, operations and financial results. In addition, there can be no assurance that any increases in Medicare reimbursement rates established by CMS will fully reflect increases in our operating costs.

        The Budget Control Act of 2011, enacted on August 2, 2011, increased the federal debt ceiling in connection with deficit reductions over the next ten years. The Budget Control Act of 2011 requires automatic reductions in federal spending by approximately $1.2 trillion split evenly between domestic and defense spending. Payments to Medicare providers are subject to these automatic spending reductions, subject to a 2% cap, which are expected to reduce Medicare payments by more than $11 billion in fiscal year 2013 and $123 billion over the period of fiscal years 2013 to 2021. On April 1, 2013 a 2% reduction to Medicare payments was implemented. For the three months ended June 30, 2013, this reduction has reduced our net operating revenues and income from operations by approximately $9.5 million. We have estimated that this reduction will reduce our net operating revenues and income from operations by approximately $16.0 million to $17.0 million for the remainder of 2013.

We conduct business in a heavily regulated industry, and changes in regulations, new interpretations of existing regulations or violations of regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability.

        The healthcare industry is subject to extensive federal, state and local laws and regulations relating to (1) facility and professional licensure, including certificates of need, (2) conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse and physician self-referral, (3) addition of facilities and services and enrollment of newly developed facilities in the Medicare program, (4) payment for services and (5) safeguarding protected health information.

        Both federal and state regulatory agencies inspect, survey and audit our facilities to review our compliance with these laws and regulations. While our facilities intend to comply with existing licensing, Medicare certification requirements and accreditation standards, there can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. A determination by any of these regulatory authorities that a facility is not in compliance with these requirements could lead to the imposition of requirements that the facility takes corrective action, assessment of fines and penalties, or loss of licensure, Medicare certification or accreditation. These consequences could have an adverse effect on our company.

        In addition, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry. The ongoing investigations relate to, among other things, various referral practices, cost reporting, billing practices, physician ownership and joint ventures involving hospitals. In the future, different interpretations or enforcement of these laws and regulations could subject us to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs. These changes may increase our operating expenses and reduce our operating revenues. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to any related investigation or other enforcement action.

Full implementation of Medicare admission thresholds applicable to LTCHs operated as HIHs or as "satellites" will have an adverse effect on our future net operating revenues and profitability.

        Effective for hospital cost reporting periods beginning on or after October 1, 2004, LTCHs that are operated as "hospitals within hospitals" ("HIHs"), or as HIH "satellites," are subject to a payment reduction for those Medicare patients admitted from their host hospitals that are in excess of a specified percentage threshold. These HIHs and their HIH satellites are separate hospitals located in space leased from, or located on the same campus of, another hospital, which we refer to as "host hospitals." For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25% except for HIHs located in rural areas or co-located with an MSA dominant hospital or single urban hospital (as defined by the current regulations) in which cases the percentage is no more than 50%, nor less than 25%. Certain grandfathered HIHs were initially excluded from the Medicare admission threshold regulations. Grandfathered HIHs refer to certain HIHs that were in existence on or before September 30, 1995, and grandfathered satellite facilities refer to satellites of grandfathered HIHs that were in existence on or before September 30, 1999.

        The Medicare and Medicaid SCHIP Extension Act of 2007, (the "SCHIP Extension Act"), as amended by the American Recovery and Reinvestment Act (the "ARRA") and the Patient Protection and Affordable Care Act (the "PPACA"), limited the application of the Medicare admission threshold on HIHs in existence on October 1, 2004. For these HIHs, the admission threshold was no lower than 50% for a five year period to commence on an LTCH's first cost reporting period to begin on or after October 1, 2007. Under the SCHIP Extension Act, for HIHs located in rural areas the percentage threshold was no more than 75% for the same five year period. For HIHs that are co-located with MSA dominant hospitals or single urban hospitals, the percentage threshold was no more than 75% during the same five year period. The SCHIP Extension Act, as amended, limited the full application of the Medicare percentage threshold and, in some cases, postponed application of the percentage threshold until cost reporting periods beginning on or after July 1, 2012 or October 1, 2012. Through regulations published on August 1, 2012, CMS adopted a one-year extension of relief granted by the SCHIP Extension Act from the full application of Medicare admission thresholds. As a result, full implementation of the Medicare admission thresholds go into effect during cost reporting periods beginning on or after October 1, 2013.

        As of June 30, 2013, we owned 76 LTCH HIHs; five of these HIHs were subject to a maximum 25% Medicare admission threshold, two HIHs are co-located with an MSA dominant hospital and were subject to a Medicare admission threshold of no more than 50%, nor less than 25%, 18 of these HIHs were co-located with a MSA dominant hospital or single urban hospital and were subject to a Medicare admission threshold of no more than 75%, 46 of these HIHs were subject to a maximum 50% Medicare admissions threshold, three of these HIHs were located in a rural area and were subject to a maximum 75% Medicare admission threshold, and two of these HIHs were grandfathered HIHs and not subject to a Medicare admission threshold.

        Because these rules are complex and are based on the volume of Medicare admissions from our host hospitals as a percent of our overall Medicare admissions, we cannot predict with any certainty the impact on our future net operating revenues, income from operations and Adjusted EBITDA of compliance with these regulations. We expect many of our HIHs will experience an adverse financial impact when full implementation of the Medicare admission thresholds goes into effect for LTCHs with cost reporting periods beginning on or after October 1, 2013. As a result, we expect these rules will adversely affect our future net operating revenues and profitability.

Full implementation of Medicare admission thresholds applicable to LTCHs operated as free-standing or grandfathered HIHs or grandfathered "satellites" will have an adverse effect on our future net operating revenues and profitability.

        For cost reporting periods beginning on or after July 1, 2007, CMS expanded the current Medicare HIH admissions threshold to apply to Medicare patients admitted from any individual hospital. Previously, the admissions threshold was applicable only to Medicare HIH admissions from hospitals co-located with an LTCH or satellite of an LTCH. Under the expanded rule, free-standing LTCHs and grandfathered LTCH HIHs are subject to the Medicare admission thresholds, as well as HIHs that admit Medicare patients from non-co-located hospitals. To the extent that any LTCH's or LTCH satellite facility's discharges that are admitted from an individual hospital (regardless of whether the referring hospital is co-located with the LTCH or LTCH satellite) exceed the applicable percentage threshold during a particular cost reporting period, the payment rate for those discharges is subject to a downward payment adjustment. Cases admitted in excess of the applicable threshold are reimbursed at a rate comparable to that under the general acute care inpatient prospective payment system ("IPPS"). IPPS rates are generally lower than the long-term care hospital prospective payment system ("LTCH-PPS") rates. Cases that reach outlier status in the discharging hospital do not count toward the limit and are paid under LTCH-PPS.

        The SCHIP Extension Act, as amended, postponed the application of the percentage threshold to free-standing LTCHs and grandfathered HIHs for a five-year period commencing on an LTCH's first cost reporting period on or after July 1, 2007. However, the SCHIP Extension Act did not postpone the application of the percentage threshold to Medicare patients discharged from an LTCH HIH or HIH satellite that were admitted from a non-co-located hospital. In addition, the SCHIP Extension Act, as interpreted by CMS, did not provide relief from the application of the threshold for patients admitted from a co-located hospital to certain non-grandfathered HIHs. The ARRA limits application of the admission threshold to no more than 50% of Medicare admissions to grandfathered satellites from a co-located hospital for a five year period commencing on the first cost reporting period beginning on or after July 1, 2007. Through regulations published on August 1, 2012, CMS adopted a one-year extension of relief granted by the SCHIP Extension Act from the full application of Medicare admission thresholds. As a result, full implementation of the Medicare admission thresholds will not go into effect until cost reporting periods beginning on or after October 1, 2013, except for certain LTCHs with cost reporting periods that begin between July 1, 2012 and September 30, 2012. Those freestanding facilities, grandfathered HIHs and grandfathered satellites with cost reporting periods beginning on or after July 1, 2012 and before October 1, 2012 are subject to a modified admission threshold for discharges occurring in a three month period between July 1, 2012 and September 30, 2012. Full application of Medicare admission thresholds will go into effect in cost reporting periods beginning on or after October 1, 2013, including the Medicare admission thresholds applicable to freestanding facilities, grandfathered HIHs and grandfathered satellites. Of the 108 LTCHs we owned as of June 30, 2013, 32 were operated as free-standing hospitals and two qualified as grandfathered LTCH HIHs.

        Because these rules are complex and are based on the volume of Medicare admissions from other referring hospitals as a percent of our overall Medicare admissions, we cannot predict with any certainty the impact on our future net operating revenues, income from operations and Adjusted EBITDA of compliance with these regulations. Our LTCHs have cost reporting periods that commence on various dates throughout the calendar year. Therefore, the application of the lower admission thresholds will be staggered and we would not realize the full impact of lower admission thresholds until 2015. We have performed an initial review of the potential impact of lower admission thresholds to our LTCHs. Without initiating any mitigation, we estimate the net impact to income from operations and Adjusted EBITDA for the year ending December 31, 2013 to be less than $1.0 million. With the execution of successful mitigation strategies and operating cost reductions, we believe the net impact to income from operations and Adjusted EBITDA for the years ending December 31, 2014 and 2015 to be between $5.0 to $10.0 million and $5.0 to $15.0 million, respectively.

Expiration of the moratorium imposed on the payment adjustment for very short-stay cases in our LTCHs has reduced and will continue to reduce our future net operating revenues and profitability.

        On May 1, 2007, CMS published a new provision that changed the payment methodology for Medicare patients with a length of stay that is less than the IPPS comparable threshold. Beginning with discharges on or after July 1, 2007, for these very short-stay cases, the rule lowered the LTCH payment to a rate based on the general acute care hospital IPPS per diem. Short stay outlier ("SSO") cases with covered lengths of stay that exceed the IPPS comparable threshold would continue to be paid under the existing SSO payment policy. The SCHIP Extension Act and PPACA prevented CMS from applying this change to SSO policy for a period of five years through December 28, 2012. The implementation of the payment methodology for very short-stay outliers discharged after December 29, 2012 has reduced and will continue to reduce our future net operating revenues and profitability.

If our long term acute care hospitals fail to maintain their certifications as long term acute care hospitals or if our facilities operated as HIHs fail to qualify as hospitals separate from their host hospitals, our net operating revenues and profitability may decline.

        As of June 30, 2013, we operated 109 LTCHs, all of which are currently certified by Medicare as LTCHs. LTCHs must meet certain conditions of participation to enroll in, and seek payment from, the Medicare program as an LTCH, including, among other things, maintaining an average length of stay for Medicare patients in excess of 25 days. An LTCH that fails to maintain this average length of stay for Medicare patients in excess of 25 days during a single cost reporting period is generally allowed an opportunity to show that it meets the length of stay criteria during the subsequent cost reporting period. If the LTCH can show that it meets the length of stay criteria during this cure period, it will continue to be paid under the LTCH prospective payment system ("LTCH-PPS"). If the LTCH again fails to meet the average length of stay criteria during the cure period, it will be paid under the general acute care inpatient prospective payment system at rates generally lower than the rates under the LTCH-PPS.

        Similarly, our HIHs must meet conditions of participation in the Medicare program, which include additional criteria establishing separateness from the hospital with which the HIH shares space. If our LTCHs or HIHs fail to meet or maintain the standards for certification as LTCHs, they will receive payment under the general acute care hospitals IPPS which is generally lower than payment under the system applicable to LTCHs. Payments at rates applicable to general acute care hospitals would result in our LTCHs receiving significantly less Medicare reimbursement than they currently receive for their patient services.

Implementation of additional patient or facility criteria for LTCHs that limit the population of patients eligible for our hospitals' services or change the basis on which we are paid could adversely affect our net operating revenue and profitability.

        CMS and industry stakeholders have, for a number of years, explored the development of facility and patient certification criteria for LTCHs, potentially as an alternative to the current specific payment adjustment features of LTCH-PPS. In its June 2004 report to Congress, MedPAC recommended the adoption by CMS of new facility staffing and services criteria and patient clinical characteristics and treatment requirements for LTCHs in order to ensure that only appropriate patients are admitted to these facilities. MedPAC is an independent federal body that advises Congress on issues affecting the Medicare program. After MedPAC's recommendation, CMS awarded a contract to Research Triangle Institute International to examine such recommendation. However, while acknowledging that Research Triangle Institute International's findings are expected to have a substantial impact on future Medicare policy for LTCHs, CMS stated in its payment update published in May 2006, that many of the specific payment adjustment features of LTCH-PPS then in place may still be necessary and appropriate even with the development of patient- and facility-level criteria for LTCHs. In early 2008, CMS indicated that Research Triangle Institute International continues to work with the clinical community to make recommendations to CMS regarding payment and treatment of critically ill patients in LTCHs. The SCHIP Extension Act requires the Secretary of the Department of Health and Human Services to conduct a study and submit a report to Congress on the establishment of national LTCH facility and patient criteria and to consider the recommendations contained in MedPAC's June 2004 report to Congress.

        In the preamble to the proposed update to the Medicare policies and payment rates for fiscal year 2014, CMS described the preliminary findings of the ongoing research being conducted by Kennell and Associates and its subcontractor, Research Triangle Institute International, under the guidance of the

Center for Medicare and Medicaid Innovation. According to CMS, the preliminary findings suggest that chronically critically ill and medically complex patients can be identified by specific clinical factors as appropriate for treatment in an LTCH. CMS indicated that it is seeking public comment on a proposed change to the payment system that would limit full LTCH-PPS payment to cases that qualify as chronically critically ill/medically complex ("CCI/MC") during the patient's initial stay in an IPPS hospital inpatient setting and subsequently directly admitted to a LTCH. Payment for non-CCI/MC patients would be made at an "IPPS comparable amount," that is, an amount comparable to what would have been paid under the IPPS calculated as a per diem rate with total payments capped at the full IPPS MS-DRG payment rate. CMS also noted that it intends to study the alternative policy options for payment of chronically critically ill cases presented at MedPAC's April 5, 2013 meeting where the MedPAC staff discussed the options of: (1) paying for CCI/MC patients under the IPPS, no matter the site of care, but with an expanded outlier policy; (2) paying for CCI/MC patients under the IPPS, but creating new CCI/MC payment groups with a larger outlier pool; and (3) bundling post-acute costs into new CCI/MC payment groups.

        We cannot predict whether CMS will adopt additional patient criteria in the future or, if adopted, how such criteria would affect our LTCHs. Legislation was introduced in the United States Senate on August 2, 2011. The proposed legislation would have implemented new patient-level and facility-level criteria for LTCHs, including a standardized preadmission screening process, specific criteria for admission and continued stay in an LTCH, and a list of core services that an LTCH must offer. In addition, the legislation would have required LTCHs to meet additional classification criteria to continue to be paid under LTCH-PPS. After a phase-in period, a threshold percentage of an LTCH's Medicare fee-for-service discharges would have been required to meet specified criteria. The proposed legislation would have repealed, and prohibited CMS from applying, the 25 Percent Rule that applies to Medicare patients discharged from LTCHs who were admitted from a co-located hospital or a non-co-located hospital and caused the LTCH to exceed the applicable percentage thresholds for discharged Medicare patients. Though no action was taken by Congress with respect to the proposed legislation, hospital industry groups continue to press for similar legislation. Implementation of these or other criteria that may limit the population of patients eligible for our LTCHs' services or change the basis on which we are paid could adversely affect our net operating revenues and profitability. See "Business—Government Regulations—Overview of U.S. and State Government Reimbursements—Long Term Acute Care Hospital Medicare Reimbursement" in our annual report on Form 10-K incorporated by reference into this prospectus.

Decreases in Medicare reimbursement rates received by our outpatient rehabilitation clinics, implementation of annual caps, and payment reductions applied to the second and subsequent therapy services may reduce our future net operating revenues and profitability.

        Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. The Medicare physician fee schedule rates are automatically updated annually based on the sustainable growth rate formula ("SGR formula"), contained in legislation. The American Taxpayer Relief Act of 2012 froze the Medicare physician fee schedule rates at 2012 levels through December 31, 2013, averting a scheduled 26.5% cut as a result of the SGR formula that would have taken effect on January 1, 2013. If no further legislation is passed by Congress and signed by the President, the SGR formula will likely reduce our Medicare outpatient rehabilitation payment rates beginning January 1, 2014.

        Congress has established annual caps that limit the amount that can be paid (including deductible and coinsurance amounts) for outpatient therapy services rendered to any Medicare beneficiary. As directed by Congress in the Deficit Reduction Act of 2005, CMS implemented an exception process for therapy expenses incurred in 2006. Under this process, a Medicare enrollee (or person acting on behalf of the Medicare enrollee) was able to request an exception from the therapy caps if the provision of therapy services was deemed to be medically necessary. Therapy cap exceptions were available automatically for certain conditions and on a case-by-case basis upon submission of documentation of medical necessity. The exception process has been extended by Congress several times. Most recently, the Middle Class Tax Relief and Job Creation Act of 2012 extended the exceptions process through December 31, 2013. The exception process will expire on January 1, 2014 unless further extended by Congress. There can be no assurance that Congress will extend it further. To date, the implementation of the therapy caps has not had a material adverse effect on our business. However, if the exception process is not renewed, our future net operating revenues and profitability may decline.

        CMS adopted a multiple procedure payment reduction for therapy services in the final update to the Medicare physician fee schedule for calendar year 2011. The policy became effective January 1, 2011 and applies to all outpatient therapy services paid under Medicare Part B—occupational therapy, physical therapy and speech-language pathology. Under the policy, the Medicare program pays 100% of the practice expense component of the therapy procedure or unit of service with the highest Relative Value Unit, and then reduces the payment for the practice expense component for the second and subsequent therapy procedures or units of service furnished during the same day for the same patient, regardless of whether those therapy services are furnished in separate sessions. In 2011 and 2012 the second and subsequent therapy service furnished during the same day for the same patient was reduced by 20% in office and other non-institutional settings and by 25% in institutional settings. The American Taxpayer Relief Act of 2012 increased the payment reduction to 50% effective April 1, 2013. Our outpatient rehabilitation therapy services are primarily offered in institutional settings and, as such, were subject to the applicable 25% payment reduction in the practice expense component for the second and subsequent therapy services furnished by us to the same patient on the same day until April 1, 2013 when the payment reduction increased to 50%. See "Business—Government Regulations."

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

        The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") required the United States Department of Health and Human Services to adopt standards to protect the privacy and security of individually identifiable health-related information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed. The security regulations require healthcare providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically. The Health Information Technology for Economic and Clinical Health Act ("HITECH"), which was signed into law in February of 2009, enhanced the privacy, security and enforcement provisions of HIPAA by, among other things establishing security breach notification requirements, allowing enforcement of HIPAA by state attorneys general, and increasing penalties for HIPAA violations. Violations of HIPAA or HITECH could result in civil or criminal penalties.

        In addition to HIPAA, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state. Lawsuits, including class actions and action by state attorneys general, directed at companies that have experienced a privacy or security breach also can occur.

        We have developed a comprehensive set of policies and procedures in our efforts to comply with HIPAA and other privacy laws. Our compliance officer, privacy officer and information security officer are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with HIPAA and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations or cash flows. However, there can be no assurance that a breach of privacy or security will not occur. If there is a breach, we may be subject to various penalties and damages and may be required to incur costs to mitigate the impact of the breach on affected individuals.

As a result of increased post-payment reviews of claims we submit to Medicare for our services, we may incur additional costs and may be required to repay amounts already paid to us.

        We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of new government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted to LTCHs, and audits of Medicare claims under the Recovery Audit Contractor program. These additional post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare that are determined to have been overpaid.

We may be adversely affected by negative publicity which can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes.

        Negative press coverage can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes. Adverse publicity and increased governmental scrutiny can have a negative impact on our reputation with referral sources and patients and on the morale and performance of our employees, both of which could adversely affect our businesses and results of operations.

Future acquisitions or joint ventures may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

        As part of our growth strategy, we may pursue acquisitions or joint ventures of specialty hospitals, outpatient rehabilitation clinics and other related healthcare facilities and services. These acquisitions or joint ventures may involve significant cash expenditures, debt incurrence, additional operating losses and expenses and compliance risks that could have a material adverse effect on our financial condition and results of operations.

        We may not be able to successfully integrate acquired businesses into ours, and therefore we may not be able to realize the intended benefits from an acquisition. If we fail to successfully integrate acquisitions, our financial condition and results of operations may be materially adversely affected. Acquisitions could result in difficulties integrating acquired operations, technologies and personnel into our business. Such difficulties may divert significant financial, operational and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We may fail to retain employees or patients acquired through acquisitions, which may negatively impact the integration efforts. Acquisitions could also have a negative impact on our results of operations if it is subsequently determined that goodwill or other acquired intangible assets are impaired, thus resulting in an impairment charge in a future period.

        In addition, acquisitions involve risks that the acquired businesses will not perform in accordance with expectations; that we may become liable for unforeseen financial or business liabilities of the acquired businesses, including liabilities for failure to comply with healthcare regulations; that the expected synergies associated with acquisitions will not be achieved; and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, which could have an material adverse effect on our financial condition and results of operations.

Future cost containment initiatives undertaken by private third-party payors may limit our future net operating revenues and profitability.

        Initiatives undertaken by major insurers and managed care companies to contain healthcare costs affect the profitability of our specialty hospitals and outpatient rehabilitation clinics. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

If we fail to maintain established relationships with the physicians in the areas we serve, our net operating revenues may decrease.

        Our success is partially dependent upon the admissions and referral practices of the physicians in the communities our hospitals and our outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the local areas that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals' admissions and clinics' businesses may decrease, and our net operating revenues may decline.

Changes in federal or state law limiting or prohibiting certain physician referrals may preclude physicians from investing in our hospitals or referring to hospitals in which they already own an interest.

        The federal self referral law ("Stark Law") prohibits a physician who has a financial relationship with an entity from referring his or her Medicare or Medicaid patients to that entity for certain designated health services, including inpatient and outpatient hospital services. Under the transparency and program integrity provisions of the PPACA, the exception to the Stark Law that previously permitted physicians to refer patients to hospitals in which they have an ownership or investment interest has been dramatically curtailed. Only hospitals, including LTCHs, with physician ownership and a provider agreement in place on December 31, 2010 are exempt from the general ban on self-referral. Existing physician-owned hospitals are prohibited from increasing the percentage of physician ownership or investment interests held in the hospital after March 23, 2010. In addition, physician-owned hospitals are prohibited from increasing the number of licensed beds after March 23, 2010, unless meeting specific exceptions related to the hospital's location and patient population. In order to retain their exemption from the general ban on self-referrals, our physician-owned hospitals are required to adopt specific measures relating to conflicts of interest, bona fide investments and patient safety. Furthermore, initiatives are underway in some states to restrict physician referrals to physician-owned hospitals. Currently, ten of our consolidating hospitals have physicians as minority owners. The aggregate net operating revenue of these ten hospitals was $200.3 million for the year ended December 31, 2012, or approximately 6.8% of our consolidated net operating revenues for the year ended December 31, 2012. The range of physician minority ownership of these ten hospitals was 2.1% to 49.0% as of the year ended December 31, 2012. There can be no assurance that new legislation or regulation prohibiting or limiting physician referrals to physician-owned hospitals will not be successfully enacted in the future. If such federal or state laws are adopted, among other outcomes, physicians who have invested in our hospitals could be precluded from referring to, investing in or continuing to be physician owners of a hospital. In addition, expansion of our physician-owned hospitals may be limited, and the revenues, profitability and overall financial performance of our hospitals may be negatively affected.

We could experience significant increases to our operating costs due to shortages of healthcare professionals or union activity.

        Our specialty hospitals are highly dependent on nurses, and our outpatient rehabilitation division is highly dependent on therapists, for patient care. The market for qualified healthcare professionals is highly competitive. We have sometimes experienced difficulties in attracting and retaining qualified healthcare personnel. We cannot assure you we will be able to attract and retain qualified healthcare professionals in the future. Additionally, the cost of attracting and retaining qualified healthcare personnel may be higher than we anticipate, and as a result, our profitability could decline.

        In addition, U.S. healthcare providers are continuing to see an increase in the amount of union activity. Though we cannot predict the degree to which we will be affected by future union activity, there are continuing legislative proposals that could result in increased union activity. We could experience an increase in labor and other costs from such union activity.

Competition may limit our ability to acquire hospitals and clinics and adversely affect our growth.

        We have historically faced limited competition in acquiring specialty hospitals and outpatient rehabilitation clinics, but we may face heightened competition in the future. Our competitors may acquire or seek to acquire many of the hospitals and clinics that would be suitable acquisition candidates for us. This increased competition could hamper our ability to acquire companies, or such increased competition may cause us to pay a higher price than we would otherwise pay in a less competitive environment. Increased competition from both strategic and financial buyers could limit our ability to grow by acquisitions or make our cost of acquisitions higher and therefore decrease our profitability.

If we fail to compete effectively with other hospitals, clinics and healthcare providers in the local areas we serve, our net operating revenues and profitability may decline.

        The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics and other healthcare providers for patients. If we are unable to compete effectively in the specialty hospital and outpatient rehabilitation businesses, our net operating revenues and profitability may decline. Many of our specialty hospitals operate in geographic areas where we compete with at least one other hospital that provides similar services. Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers. Other outpatient rehabilitation clinics in local areas we serve may have greater name recognition and longer operating histories than our clinics. The managers of these clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals.

Our business operations could be significantly disrupted if we lose key members of our management team.

        Our success depends to a significant degree upon the continued contributions of our senior officers and other key employees, and our ability to retain and motivate these individuals. We currently have employment agreements in place with four executive officers and change in control agreements and/or non-competition agreements with several other officers. Many of these individuals also have significant equity ownership in Holdings. We do not maintain any key life insurance policies for any of our employees. The loss of the services of any of these individuals could disrupt significant aspects of our business, could prevent us from successfully executing our business strategy and could have a material adverse affect on our results of operations.

Significant legal actions could subject us to substantial uninsured liabilities.

        Physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. We are also subject to lawsuits under federal and state whistleblower statutes designed to combat fraud and abuse in the healthcare industry. These whistleblower lawsuits are not covered by insurance and can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits. See "Legal Proceedings."

        We currently maintain professional malpractice liability insurance and general liability insurance coverages under a combination of policies with a total annual aggregate limit of $30.0 million. Our insurance for the professional liability coverage is written on a "claims-made" basis and our commercial general liability coverage is maintained on an "occurrence" basis. These coverages apply after a self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. We review our insurance program annually and may make adjustments to the amount of insurance coverage and self-insured retentions in future years. In addition, our insurance coverage does not generally cover punitive damages and may not cover all claims against us. See "Business—Government Regulations—Other Healthcare Regulations."

Concentration of ownership among our existing executives, directors and principal stockholders may conflict with your interests as a holder of the notes.

        Welsh Carson and Thoma Cressey beneficially own approximately 33.9% and 2.3%, respectively, of Holdings' outstanding common stock as of July 31, 2013. Holdings' executives, directors and principal stockholders, including Welsh Carson and Thoma Cressey, beneficially own, in the aggregate, approximately 54.4% of Holdings' outstanding common stock as of July 31, 2013. As a result, these stockholders have significant control over our management and policies and are able to exercise influence over all matters requiring stockholder approval, including the election of directors, amendment of Holdings' certificate of incorporation and approval of significant corporate transactions. The directors elected by these stockholders are able to make decisions affecting Holdings' capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This influence may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "target," "estimate," "project," "intend" and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement our strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

        Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding our services, the expansion of our services, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

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  changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium on the 25-percent payment adjustment threshold that would reduce our Medicare payments for those patients admitted to a long-term acute care hospital from a referring hospital in excess of the percentage threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

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  the impact of the Budget Control Act of 2011 which, as amended by the American Taxpayer Relief Act of 2012, has resulted in a 2% reduction to Medicare payments for services furnished on or after April 1, 2013 and will continue unless further legislation is enacted;

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  the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

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  the failure of our facilities operated as "hospitals within hospitals" to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

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  a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

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  acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

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  private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

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  the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

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  shortages in qualified nurses or therapists could increase our operating costs significantly;

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  competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

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  the loss of key members of our management team could significantly disrupt our operations;

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  the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

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  other factors discussed from time to time in our filings with the SEC, including factors discussed under the heading "Risk Factors" in this prospectus.

        Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

USE OF PROCEEDS

        We will not receive any proceeds from this exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreements.

        Net proceeds from the offering of the old notes were approximately $587.0 million and were used to prepay a portion of the term loans outstanding due 2018 under our senior secured credit facilities.

        See "Description of Other Indebtedness."

RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)
(UNAUDITED)

	Year Ended December 31,					Six Months Ended June 30,
	2008	2009	2010	2011	2012	2012	2013
Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees	$84,100	$152,037	$152,297	$209,424	$247,036	$142,910	$110,053

Fixed Charges:
Interest expense and amortization of debt discount and premium on all indebtedness	110,889	99,543	84,472	81,232	83,759	42,207	42,952
Capitalized interest	474	427	767	304	153	29	43
Rentals:
Buildings—33%(A)	36,380	38,644	39,033	39,070	40,973	20,349	20,230
Office and other equipment—33%(A)	9,580	9,309	12,038	15,010	14,577	7,698	7,105

Total fixed charges	$157,323	$147,922	$136,310	$135,616	$139,462	$70,283	$70,330

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries less capitalized interest	$240,949	$299,532	$287,840	$344,736	$386,345	$213,164	$180,340

Ratio of earnings to fixed charges	1.53	2.02	2.11	2.54	2.77	3.03	2.56

(A)
The Company uses 33% to estimate the interest on its rentals. This percentage is a reasonable approximation of the interest factor.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2013. You should read this table in conjunction with "Summary—Summary Historical Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included in this prospectus.

As of June 30, 2013
(in thousands)
Cash and cash equivalents	$8,768

Debt:
Senior secured term loans(1)	$811,060
Senior secured revolving loan(2)	105,000
Notes offered to be exchanged hereby(3)	600,000
Other(4)	14,898

Total debt	$1,530,958

Total stockholders' equity	$758,299

Total capitalization	$2,289,257

(1)
Reflects the balance sheet liability of the term loans under our senior secured credit facilities in accordance with GAAP. The balance sheet liability so reflected is less than the $818.3 million aggregate principal amount of such loans because such loans were issued with original issue discount. The remaining unamortized original issue discount is $7.2 million at June 30, 2013. Interest on the term loans under our senior secured credit facilities accrues on the full payment thereof, and we will be obligated to repay the full principal amount thereof at maturity or upon any mandatory or voluntary prepayment thereof.

(2)
The revolving loan under our senior secured credit facilities provides for borrowings of up to $300.0 million of which $153.1 million was available as of June 30, 2013 for working capital and general corporate purposes (after giving effect to $41.9 million of outstanding letters of credit at June 30, 2013).

(3)
Represents the aggregate principal amount of the new notes.

(4)
Other debt consists primarily of borrowings to finance insurance programs, indebtedness to sellers of acquired businesses and other miscellaneous borrowings.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated condensed financial data for the Issuer. The summary of operations data, balance sheet data and other financial data for each of the years in the five-year period ended December 31, 2012 have been derived from consolidated financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The summary of operations data, balance sheet data and other financial data for each of the six-month periods ended June 30, 2012 and 2013 have been derived from our unaudited interim consolidated financial statements. You should read the following financial information in conjunction with, and it is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements, the related notes and the other financial information included therein.

	For the Year Ended December 31,					Six Months Ended June 30,
Consolidated Statement of Operations Data (in thousands):	2008(1)	2009	2010	2011	2012	2012	2013
Net operating revenues	$2,153,362	$2,239,871	$2,390,290	$2,804,507	$2,948,969	$1,494,214	$1,506,628
Operating expenses(2)(3)	1,885,168	1,933,052	2,085,447	2,422,271	2,548,799	1,277,470	1,304,126
Depreciation and amortization	71,786	70,981	68,706	71,517	63,311	31,627	31,709

Income from operations	196,408	235,838	236,137	310,719	336,859	185,117	170,793
Other income and expense:
Gain (loss) on early retirement of debt(4)	912	12,446	—	(20,385)	(6,064)	—	(17,788)
Equity in earnings (losses) of unconsolidated subsidiaries	—	—	(440)	2,923	7,705	5,217	1,626
Other income (expense)	(2,802)	3,204	632	—	—	—	—
Interest expense, net(5)	(110,418)	(99,451)	(84,472)	(80,910)	(83,759)	(42,207)	(42,952)

Income before income taxes	84,100	152,037	151,857	212,347	254,741	148,127	111,679
Income tax expense	37,334	49,987	51,380	80,984	93,574	57,156	42,809

Net income	46,766	102,050	100,477	131,363	161,167	90,971	68,870
Less: Net income attributable to non-controlling interests(6)	3,393	3,606	4,720	4,916	5,663	2,674	4,482

Net income attributable to Select Medical Corporation	43,373	98,444	95,757	126,447	155,504	88,297	64,388
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swap, net of tax	(6,493)	2,522	8,914	—	—	—	—

Comprehensive income attributable to Select Medical Corporation	$36,880	$100,966	$104,671	$126,447	$155,504	$88,297	$64,388

Balance Sheet Data (at end of period):
Cash and cash equivalents	$64,260	$83,680	$4,365	$12,043	$40,144	$21,520	$8,768
Working capital (deficit)	100,127	153,231	(73,481)	97,348	63,217	105,300	135,428
Total assets	2,562,425	2,585,092	2,719,572	2,770,738	2,760,313	2,778,414	2,845,055
Total debt	1,469,322	1,100,987	1,124,292	1,229,498	1,302,943	1,186,619	1,530,958
Total Select Medical Corporation stockholders' equity	630,315	1,034,006	1,081,661	983,446	881,317	1,027,547	758,299

(1)
Adjusted for the adoption of an amendment issued by the FASB in December 2007 to ASC Topic 810, "Consolidation." See Note 1, Organization and Significant Accounting Policies—Non-controlling Interests, in our audited consolidated financial statements.

(2)
Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.

(3)
Includes stock compensation expense related to restricted stock, stock options and long term incentive compensation.

(4)
The gain (loss) on early retirement of debt relates to the following:

•
In the year ended December 31, 2008, we paid approximately $1.0 million to repurchase and retire a portion of our 7 5/8% senior subordinated notes. These notes had a carrying value of $2.0 million. The gain on early retirement of debt recognized was net of the write-off of unamortized deferred financing costs related to the debt.

  •
  During the year ended December 31, 2009, we paid approximately $30.1 million to repurchase and retire a portion of our 7 5/8% senior subordinated notes. These notes had a carrying value of $46.5 million. The gain on early retirement of debt recognized was net of the write-off of unamortized deferred financing costs related to the debt. These gains were offset by the write-off of deferred financing costs of $2.9 million that occurred due to our early prepayment on the term loan portion of its senior secured credit facility.

  •
  On June 1, 2011, we refinanced our senior secured credit facility which consisted of an $850.0 million term loan facility and a $300.0 million revolving loan facility. A portion of the proceeds from this transaction were used to repurchase and retire $266.5 million of our 7 5/8% senior subordinated notes. A loss on early retirement of debt of $20.4 million was recognized for the year ended December 31, 2011, which included the write-off of unamortized deferred financing costs, tender premiums and original issue discount.

  •
  On August 13, 2012, we entered into an additional credit extension amendment to our senior secured credit facility. Pursuant to the terms and conditions of the additional credit extension amendment, the lenders extended an aggregate principal amount of $275.0 million in additional term loans to us at the same interest rate and with the same term as applies to the existing term loan amounts borrowed by us under our senior secured credit facility. On September 12, 2012, we used the proceeds of the additional term loans (other than amounts used for fees and expenses) and cash on hand to redeem an aggregate of $275.0 million principal amount of our outstanding 7 5/8% senior subordinated notes due 2015 at a redemption price of 101.271% of the principal amount. We recognized a loss on early retirement of debt of $6.1 million for the year ended December 31, 2012 in connection with the redemption of the senior subordinated notes, which included the write-off of unamortized deferred financing costs and call premiums.

  •
  On March 22, 2013, we redeemed all of its outstanding 7 5/8% senior subordinated notes due 2015. We recognized a loss on early retirement of debt of $0.5 million during the first quarter 2013, for the unamortized debt issuance costs associated with the redeemed debt. On May 28, 2013, we repaid a portion of our original term loan and series A term loan of our senior secured credit facility and on June 3, 2013, we amended our existing senior secured credit facility. We recognized a loss on early retirement of debt of $17.3 million in the second quarter 2013, which included unamortized debt issuance costs, unamortized original issue discount, and certain debt issuance costs associated with refinancing activities.

(5)
Interest expense, net equals interest expense minus interest income.

(6)
Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following is a discussion and analysis of the financial positions of Select as of June 30, 2013 and December 31, 2012 and the results of operations for the six months ended June 30, 2013 and 2012 and years ended December 31, 2012, 2011, and 2010. This commentary should be read in conjunction with the condensed consolidated financial statements and accompanying notes for the six months ended June 30, 2013 and the year ended December 31, 2012 appearing in "Financial Statements and Supplementary Data."

        Select is a wholly owned subsidiary of Select Medical Holdings Corporation. Holdings' primary asset is its investment in Select. Holdings conducts all of its business through Select and its subsidiaries.

Overview

        We believe that we are one of the largest operators of both specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities. As of June 30, 2013, we operated 109 long term acute care hospitals and 14 acute medical rehabilitation hospitals in 28 states, and 988 outpatient rehabilitation clinics in 32 states and the District of Columbia. We also provide medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. We began operations in 1997 under the leadership of our current management team. As of June 30, 2013 we had operations in 44 states and the District of Columbia.

        We manage our Company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. We had net operating revenues of $2,949.0 million for the year ended December 31, 2012 and $1,506.6 million for the six months ended June 30, 2013. Of this total, we earned approximately 75% and 74% of our net operating revenues from our specialty hospitals and approximately 25% and 26% from our outpatient rehabilitation business for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

        Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute patients and hospitals designed to serve patients that require intensive medical rehabilitation care. Patients are typically admitted to our specialty hospitals from general acute care hospitals. These patients have specialized needs, and serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, traumatic brain and spinal cord injuries, strokes, non-healing wounds, cardiac disorders, renal disorders and cancer. Our outpatient rehabilitation segment consists of clinics and contract services that provide physical, occupational and speech rehabilitation services. Our outpatient rehabilitation patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living.

Significant 2013 Events

  Refinancing Activities

        On February 20, 2013, we entered into an additional credit extension amendment to our senior secured credit facilities providing for a $300.0 million additional term loan tranche, (the "series B term loan"). We used the borrowings under the series B term loan to redeem all of our outstanding 7 5/8% senior subordinated notes due 2015 on March 22, 2013, to finance Holdings' redemption of all of its senior floating rate notes due 2015 on March 22, 2013 and to repay a portion of the balance outstanding under our revolving credit facility. We recognized a loss on early retirement of debt of $0.5 million in the three months ended March 31, 2013 related to the redemption of our senior subordinated notes.

        On May 28, 2013, we issued and sold $600.0 million aggregate principal amount of 6.375% senior notes due 2021. The senior notes are senior unsecured obligations and are fully and unconditionally guaranteed by all of our wholly owned subsidiaries. On May 28, 2013, we used the proceeds of the senior notes to pay a portion of the amounts outstanding on the original term loan and the series A term loan and to pay related fees and expenses. We recognized a loss on early retirement of debt of $17.3 million in the three months ended June 30, 2013 in connection with the repayment of a portion of our term loans and amendment of the existing senior secured credit facility, which included the write-off of unamortized debt issuance costs.

        On June 3, 2013, we amended our existing senior secured credit facilities in order to:

  •
  extend the maturity date on $293.3 million of our $300.0 million revolving credit facility from June 1, 2016 to March 1, 2018;

  •
  convert the remaining original term loan and series A term loan to a series C term loan and lower the interest rate payable on the series C term loan from Adjusted LIBO plus 3.75%, or Alternate Base Rate plus 2.75%, to Adjusted LIBO plus 3.00%, or Alternate Base Rate plus 2.00%, and amend the provision of the series C term loan from providing that Adjusted LIBO will at no time be less than 1.75% to providing that Adjusted LIBO will at no time be less than 1.00%; and

  •
  amend the restrictive covenants governing the senior secured credit facilities in order to allow for unlimited restricted payments so long as there is no event of default under the senior secured credit facilities and the total pro forma ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities) is less than or equal to 2.75 to 1.00.

  Budget Control Act of 2011

        On April 1, 2013 a federally mandated 2% reduction to Medicare payments was implemented resulting in reductions to our net operating revenues and income from operations of approximately $9.5 million, of which approximately $9.1 million was related to our specialty hospitals and $0.4 million was related to outpatient rehabilitation, in the three months ended June 30, 2013. See the section titled "Regulatory Changes"—"Budget Control Act of 2011" for a discussion of this regulatory change.

  American Taxpayer Relief Act of 2012

        On April 1, 2013 the multiple procedure payment reduction ("MPPR Reduction") for therapy services was increased to 50% resulting in reductions to our net operating revenues and income from operations of approximately $1.7 million in the three months ended June 30, 2013. See the section titled "Regulatory Changes"—"Medicare Reimbursement of Outpatient Rehabilitation Services"—"Multiple Procedure Payment Reduction" for a discussion of this regulatory change.

Significant 2012 Events

  Refinancing Activities

        On August 13, 2012, we entered into an additional credit extension amendment to our senior secured credit facility. Pursuant to the terms and conditions of the additional credit extension amendment, the lenders extended an aggregate principal amount of $275.0 million in additional term loans to us at the same interest rate and with the same term as applies to the existing term loan amounts borrowed by us under our senior secured credit facility. On September 12, 2012, we used the proceeds of the additional term loans (other than amounts used for fees and expenses) and cash on hand to redeem an aggregate of $275.0 million principal amount of our outstanding 7 5/8% senior subordinated notes due 2015 at a redemption price of 101.271% of the principal amount. We recognized a loss on early retirement of debt of $6.1 million for the year ended December 31, 2012 in connection with the redemption of the senior subordinated notes, which included the write-off of unamortized deferred financing costs and call premiums.

  Special Cash Dividend

        On October 30, 2012, Holdings' board of directors declared a special cash dividend of $1.50 per share, or $210.9 million, paid on December 12, 2012 to all common stockholders of record (including holders of shares of restricted stock) on December 5, 2012. Cash for the dividend came from our cash on hand and borrowings under our senior secured revolving credit facility.

Stock Repurchase Program

        Holdings' board of directors had authorized a common stock repurchase program of up to $350.0 million through March 31, 2014, unless extended by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Holdings deems appropriate. The timing of purchases of stock will be based upon market conditions and other factors. Holdings is funding this program with our cash on hand or borrowings under our revolving credit facility. Holdings repurchased 5,725,782 shares at a cost of $46.8 million, an average cost per share of $8.17, which includes transaction costs, during the year ended December 31, 2012 and an additional 1,115,691 shares at a cost of approximately $10.0 million, an average cost per share of $8.95, which includes transaction costs, during the six months ended June 30, 2013. Since the inception of the program through June 30, 2013, Holdings has repurchased 23,606,080 shares at a cost of approximately $173.6 million, or $7.36 per share, which includes transaction costs.

Summary Financial Results

  Six Months Ended June 30, 2013

        For the six months ended June 30, 2013, our net operating revenues increased 0.8% to $1,506.6 million compared to $1,494.2 million for the six months ended June 30, 2012. We experienced increases in net operating revenues in both our specialty hospital and outpatient rehabilitation segments. We had income from operations for the six months ended June 30, 2013 of $170.8 million compared to $185.1 million for the six months ended June 30, 2012. Our Adjusted EBITDA for the six months ended June 30, 2013 was $206.0 million, compared to $219.3 million for the six months ended June 30, 2012 and our Adjusted EBITDA margin was 13.7% for the six months ended June 30, 2013 compared to 14.7% for the six months ended June 30, 2012. See the section entitled "Results of Operations" for a reconciliation of net income to Adjusted EBITDA. The decrease in our income from operations, Adjusted EBITDA and Adjusted EBITDA margin is principally due to the 2% reduction in Medicare payments implemented April 1, 2013 as part of the automatic reductions in federal spending mandated under the Budget Control Act of 2011 and the MPPR Reduction, and increases in our operating expenses.

        Net income attributable to Select was $64.4 million for the six months ended June 30, 2013 compared to $88.3 million for the six months ended June 30, 2012. The decrease in net income resulted from a decrease in our income from operations described above, a loss on early retirement of debt, and a decrease in our equity in earnings of unconsolidated subsidiaries, offset in part by a reduction in our effective income tax rate. Cash flow from operations provided $27.6 million of cash for the six months ended June 30, 2013.

  Year Ended December 31, 2012

        For the year ended December 31, 2012, our net operating revenues increased 5.2% to $2,949.0 million compared to $2,804.5 million for the year ended December 31, 2011. For the year ended December 31, 2012, our specialty hospital revenues increased $102.0 million or 4.9% from the prior year and our outpatient rehabilitation revenues increased $42.5 million or 6.0% from the prior year. We had income from operations for the year ended December 31, 2012 of $336.9 million compared to $310.7 million for the year ended December 31, 2011. We had net income attributable to

Select for the year ended December 31, 2012 of $155.5 million compared to $126.4 million for the year ended December 31, 2011. Our Adjusted EBITDA for the year ended December 31, 2012 was $405.8 million compared to $386.0 million for the year ended December 31, 2011. See the section entitled "Results of Operations" for a reconciliation of net income to Adjusted EBITDA. The increases in our income from operations and Adjusted EBITDA for the year ended December 31, 2012 are principally due to increases in the operating performance of our specialty hospital segment. We were able to increase our specialty hospital income from operations $22.8 million or 7.3% and our specialty hospital Adjusted EBITDA $19.0 million or 5.2% for the year ended December 31, 2012 as compared to the year ended December 31, 2011.

        Net income attributable to Select increased $29.1 million to $155.5 million for the year ended December 31, 2012 compared to $126.4 million for the year ended December 31, 2011. The increase resulted primarily from an increase in our income from operations described above, increases in our equity in earnings of unconsolidated subsidiaries principally related to our joint venture with the Baylor Health Care System, or the "Baylor JV," and a reduction of interest expense. We also incurred a smaller loss on early retirement of debt related to the refinancing transactions completed in 2012 compared to the refinancing transactions completed in 2011. Cash flow from operations provided $309.4 million of cash for the year ended December 31, 2012.

  Year Ended December 31, 2011

        For the year ended December 31, 2011, our net operating revenues increased 17.3% to $2,804.5 million compared to $2,390.3 million for the year ended December 31, 2010. This increase in net operating revenues resulted principally from a 23.1% increase in our specialty hospital net operating revenue. The increase in our specialty hospital revenue is primarily due to the Regency hospitals we acquired on September 1, 2010. We had income from operations for the year ended December 31, 2011 of $310.7 million compared to $236.1 million for the year ended December 31, 2010. We had net income attributable to Select for the year ended December 31, 2011 of $126.4 million compared to $104.7 million for the year ended December 31, 2010. Our Adjusted EBITDA for the year ended December 31, 2011 was $386.0 million compared to $307.1 million for the year ended December 31, 2010. See the section entitled "Results of Operations" for a reconciliation of net income to Adjusted EBITDA.

        The increase in income from operations, net income and Adjusted EBITDA for the year ended December 31, 2011 from the prior year resulted from the addition of the Regency hospitals acquired on September 1, 2010 and improved operating performance at our other specialty hospitals. Interest expense for the year ended December 31, 2011 was $81.2 million compared to $84.5 million for the year ended December 31, 2010. The decrease in interest expense is attributable to a reduction in our average interest rate that resulted from the expiration of interest rate swaps during 2010 that carried higher fixed interest rates and lower interest rates on portions of the debt we refinanced on June 1, 2011. Cash flow from operations provided $240.1 million of cash for the year ended December 31, 2011.

Regulatory Changes

        The Medicare program reimburses us for services furnished to Medicare beneficiaries, which are generally persons age 65 and older, those who are chronically disabled, and those suffering from end stage renal disease. Net operating revenues generated directly from the Medicare program represented approximately 47%, 48% and 47% of our consolidated net operating revenues for the years ended December 31, 2010, 2011 and 2012, respectively.

        The Medicare program reimburses our long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, using different payment methodologies. Those payment methodologies are complex and are described elsewhere in this report under "Business—Government

Regulations." The following is a summary of some of the more significant healthcare regulatory changes that have affected our financial performance in the periods covered by this report or are likely to affect our financial performance and financial condition in the future.

  Budget Control Act of 2011

        The Budget Control Act of 2011, enacted on August 2, 2011, increased the federal debt ceiling in connection with deficit reductions over the next ten years. The Budget Control Act of 2011 requires automatic reductions in federal spending by approximately $1.2 trillion split evenly between domestic and defense spending. Payments to Medicare providers are subject to these automatic spending reductions, subject to a 2% cap, which are expected to reduce Medicare payments by more than $9.5 billion in fiscal year 2013 and $123 billion over the period of fiscal years 2013 to 2021. On April 1, 2013, a 2% reduction to Medicare payments was implemented. For the three months ended June 30, 2013, this reduction has reduced our net operating revenues and income from operation by approximately $9.5 million. We have estimated that this reduction will reduce our net operating revenues and income from operations by approximately $16.0 million to $17.0 million for the remainder of 2013.

  Medicare Reimbursement of LTCH Services

        In the last few years, there have been significant regulatory changes affecting long term acute care hospitals that have affected our net operating revenues and, in some cases, caused us to change our operating models and strategies. We have been subject to regulatory changes that occur through the rulemaking procedures of the Centers for Medicare & Medicaid Services, or "CMS." All Medicare payments to our long term acute care hospitals are made in accordance with a prospective payment system specifically applicable to long term acute care hospitals, referred to as "LTCH-PPS." Proposed rules specifically related to LTCHs are generally published in May, finalized in August and effective on October 1st of each year, coinciding with the start of the federal fiscal year.

        The following is a summary of significant changes to the Medicare prospective payment system for long term acute care hospitals which have affected our results of operations, as well as the policies and payment rates for fiscal year 2014 that affect our patient discharges and cost reporting periods beginning on or after October 1, 2013.

        Fiscal Year 2011.    On August 16, 2010, CMS published the policies and payment rates for LTCH-PPS for fiscal year 2011 (affecting discharges and cost reporting periods beginning on or after October 1, 2010 through September 30, 2011). The standard federal rate for fiscal year 2011 was $39,600, which was a decrease from the fiscal year 2010 standard federal rate of $39,897 in effect from October 1, 2009 to March 31, 2010 and the fiscal year 2010 standard federal rate of $39,795 that went into effect on April 1, 2010. This update to the standard federal rate for fiscal year 2011 was based on a market basket increase of 2.5% less a reduction of 2.5% to account for what CMS attributed as an increase in case-mix in prior periods that resulted from changes in documentation and coding practices less an additional market basket reduction of 0.5% as mandated by the PPACA. The final rule established a fixed-loss amount for high cost outlier cases for fiscal year 2011 of $18,785, which was an increase from the fiscal year 2010 fixed-loss amount of $18,425 in effect from October 1, 2009 to March 31, 2010 and the $18,615 that went into effect on April 1, 2010.

        Fiscal Year 2012.    On August 18, 2011, CMS published the policies and payment rates for LTCH-PPS for fiscal year 2012 (affecting discharges and cost reporting periods beginning on or after October 1, 2011 through September 30, 2012). The standard federal rate for fiscal year 2012 was $40,222, which was an increase from the fiscal year 2011 standard federal rate of $39,600. The update to the standard federal rate for fiscal year 2012 included a market basket increase of 2.9%, less a productivity adjustment of 1.0%, and less an additional market basket reduction of 0.1% as mandated by the PPACA. The final rule established a fixed-loss amount for high cost outlier cases for fiscal year 2012 of $17,931, which was a decrease from the fixed loss amount in the 2011 fiscal year of $18,785.

        Fiscal Year 2013.    On August 1, 2012, CMS published the final rule updating the policies and payment rates for LTCH-PPS for fiscal year 2013 (affecting discharges and cost reporting periods beginning on or after October 1, 2012 through September 30, 2013). Two different standard federal rates apply during fiscal year 2013. The standard federal rate for discharges on or after October 1, 2012 and through December 28, 2012 was set at $40,916 and the standard federal rate for discharges on or after December 29, 2012 for the remainder of fiscal year 2013 is $40,398 both of which are an increase from the fiscal year 2012 standard federal rate of $40,222. The update to the standard federal rate for fiscal year 2013 through December 28, 2012 included a market basket increase of 2.6%, less a productivity adjustment of 0.7% and less an additional reduction of 0.1% mandated by the Patient Protection and Affordable Care Act ("PPACA"). The standard federal rate for the period of December 29, 2012 through the remainder of fiscal 2013 is further reduced by a portion of the one-time budget neutrality adjustment of 1.266%, as discussed below. The final rule established a fixed-loss amount for high cost outlier cases for fiscal year 2013 of $15,408, which is a decrease from the fixed-loss amount in the 2012 fiscal year of $17,931.

        Fiscal Year 2014.    On August 1, 2013, CMS released an advanced copy of the final rule updating the policies and payment rates for LTCH-PPS for fiscal year 2014 (affecting discharges and cost reporting periods beginning on or after October 1, 2013 through September 30, 2014). The standard federal rate was set at $40,607, an increase from the standard federal rate applicable during the period from December 29, 2012 through September 30, 2013 of $40,398. The update to the standard federal rate for fiscal year 2014 includes a market basket increase of 2.5%, less a productivity adjustment of 0.5%, less a reduction of 0.3% mandated by the PPACA, and less a budget neutrality adjustment of 1.266%, as discussed below. The fixed-loss amount for high cost outlier cases was set at $13,314, which is a decrease from the fixed-loss amount in the 2013 fiscal year of $15,408.

  Medicare Market Basket Adjustments

        The PPACA instituted a market basket payment adjustment to LTCHs. In fiscal year 2014, the market basket update will be reduced by 0.3%. Fiscal years 2015 and 2016 the market basket update will be reduced by 0.2%. Finally, in fiscal years 2017-2019, the market basket update will be reduced by 0.75%. The PPACA specifically allows these market basket reductions to result in less than a 0% payment update and payment rates that are less than the prior year.

  25 Percent Rule

        The 25 Percent Rule is a downward payment adjustment that applies to Medicare patients discharged from LTCHs who were admitted from a co-located hospital or a non-co-located hospital and caused the LTCH to exceed the applicable percentage thresholds for discharged Medicare patients. The SCHIP Extension Act of 2007 as amended by the American Recovery and Reinvestment Act and the PPACA has limited the application of the 25 Percent Rule. CMS adopted through regulations an additional one-year extension of relief from the full application of Medicare admission thresholds. As a result, full implementation of the Medicare admission thresholds will not go into effect until cost reporting periods beginning on or after October 1, 2013. After the expiration of the extension, our LTCHs will be subject to a downward payment adjustment for any Medicare patients who were admitted from a co-located or a non-co-located hospital and that exceed the applicable percentage threshold of all Medicare patients discharged from the LTCH during the cost reporting period.

        In the preamble to the proposed update to the Medicare policies and payment rates for fiscal year 2014, CMS seeks public comments on adoption of a payment adjustment based on whether a particular case qualifies as chronically critically ill/medically complex ("CCI/MC"). CMS is considering a change to the LTCH-PPS payment policies that would limit full LTCH-PPS payment to those patients meeting the definition of CCI/MC while they were in an IPPS hospital inpatient setting and subsequently directly admitted to an LTCH. Payment for non-CCI/MC patients would be made at an "IPPS comparable amount," that is, an amount comparable to what would have been paid under the IPPS calculated as a per diem rate with total payments capped at the full IPPS MS-DRG payment rate. We cannot predict whether CMS will adopt the CCI/MC patient-level criteria in the future or, if adopted, how such criteria would affect the application of the 25 Percent Rule to our LTCHs.

  One-Time Budget Neutrality Adjustment

        The regulations governing LTCH-PPS authorizes CMS to make a one-time adjustment to the standard federal rate to correct any "significant difference between actual payments and estimated payments for the first year" of LTCH-PPS. In the update to the Medicare policies and payment rates for fiscal year 2013, CMS adopted a one-time budget neutrality adjustment that results in a permanent negative adjustment of 3.75% to the LTCH base rate. CMS is implementing the adjustment over a three-year period by applying a factor of 0.98734 to the standard federal rate in fiscal years 2013, 2014 and 2015, except that the adjustment did not apply to payments for discharges occurring on or after October 1, 2012 through December 28, 2012.

  Short Stay Outlier Policy

        CMS established a different payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for that particular MS-LTC-DRG, referred to as a short stay outlier, or "SSO." The SSO rule was further revised adding a category referred to as a "very short stay outlier" for discharges occurring on or after December 29, 2012. For cases with a length of stay that is equal to or less than one standard deviation from the geometric average length of stay for the same MS-DRG under IPPS, referred to as the so-called "IPPS comparable threshold," the rule lowers the LTCH payment to a rate based on the general acute care hospital IPPS per diem. SSO cases with covered lengths of stay that exceed the IPPS comparable threshold continue to be paid under the SSO payment policy.

  Moratorium on New LTCHs and New LTCH Beds

        The SCHIP Extension Act imposed a moratorium on the establishment and classification of new LTCHs, LTCH satellite facilities and LTCH beds in existing LTCHs or satellite facilities subject to certain exceptions. PPACA extended this moratorium by two years. The moratorium expired on December 28, 2012. Unless Congress or CMS take further action, new LTCHs, LTCH satellite facilities and LTCH beds may be established and enrolled in the Medicare program.

  Medicare Reimbursement of Inpatient Rehabilitation Facility Services

        The following is a summary of significant changes to the Medicare prospective payment system for inpatient rehabilitation facilities which have affected our results of operations during the periods presented in this report, as well as the policies and payment rates for fiscal year 2013 that affect our patient discharges and cost reporting periods beginning on or after October 1, 2012.

        Fiscal Year 2011.    On July 22, 2010, CMS published an update to the payment rates for IRF-PPS for fiscal year 2011 (affecting discharges and cost reporting periods beginning on or after October 1, 2010 through September 30, 2011). The standard payment conversion factor for discharges during fiscal year 2011 was $13,860, which was an increase from the standard payment conversion factor from fiscal year 2010 of $13,627. The update to the standard payment conversion factor for fiscal year 2011 included the market basket reduction of 0.25% required by PPACA. CMS also increased the outlier threshold amount for fiscal year 2011 to $11,410 from $10,721.

        Fiscal Year 2012.    On August 5, 2011, CMS published the policies and payment rates for IRF-PPS for fiscal year 2012 (affecting discharges and cost reporting periods beginning on or after October 1, 2011 and through September 30, 2012). The standard payment conversion factor for discharges during fiscal year 2012 was $14,076 which was an increase from the fiscal year 2011 standard payment conversion factor of $13,860. The update to the standard payment conversion factor for fiscal year 2012 included a market basket increase of 2.9%, less a productivity adjustment of 1.0%, and less an additional market basket reduction of 0.1% as mandated by the PPACA. CMS decreased the outlier threshold amount for fiscal year 2012 to $10,660 from $11,410 established in the final rule for fiscal year 2011. In a notice published September 26, 2011, CMS corrected its calculation of the outlier threshold amount for fiscal year 2012 to $10,713.

        Fiscal Year 2013.    On July 30, 2012, CMS published the policies and payment rates for IRF-PPS for fiscal year 2013 (affecting discharges and cost reporting periods beginning on or after October 1, 2012 through September 30, 2013). The standard payment conversion factor for discharges for fiscal year 2013 is $14,343, which is an increase from the fiscal year 2012 standard payment conversion factor of $14,076. The update to the standard payment conversion factor for fiscal year 2013 includes a market basket increase of 2.7%, less a productivity adjustment of 0.7%, less an additional reduction of 0.1% as mandated by the PPACA. CMS decreased the outlier threshold amount for fiscal year 2013 to $10,466 from $10,713 established in the final rule for fiscal year 2012.

        Fiscal Year 2014.    On July 31, 2013, CMS released an advanced copy of the final rule updating policies and payment rates for IRF-PPS for fiscal year 2014 (affecting discharges and cost reporting periods beginning on or after October 1, 2013 through September 30, 2014). The standard payment conversion factor for discharges for fiscal year 2014 is $14,846, which is an increase from the fiscal year 2013 standard payment conversion factor of $14,343. The update to the standard payment conversion factor for fiscal year 2014 includes a market basket increase of 2.6%, less a productivity adjustment of 0.5%, less an additional reduction of 0.3% as mandated by the PPACA. CMS decreased the outlier threshold amount for fiscal year 2014 to $9,272 from $10,466 established in the final rule for fiscal year 2013.

  Classification Criteria for Inpatient Rehabilitation Facilities

        In order to be excluded from the hospital inpatient PPS and be paid at the higher IRF-PPS rates, an inpatient hospital must demonstrate that at least 60 percent of its patients meet the criteria specified in the regulations, including the need for intensive inpatient rehabilitation services for one or more of the 13 listed conditions, representing a presumptive need for intensive inpatient rehabilitation. Compliance is demonstrated through either medical review or the "presumptive" method, in which a patient's diagnosis codes are compared to a "presumptive compliance" list.

        CMS has announced that it will remove a number of diagnosis codes from the presumptive compliance list. According to CMS, these conditions do not demonstrate the need for intensive inpatient rehabilitation services in the absence of additional facts that would have to be pulled from a patient's medical record. As a result, beginning on or after October 1, 2014, a number of diagnosis codes previously on the presumptive compliance list will be removed, including diagnosis codes in the following categories: non specific diagnosis codes, arthritis diagnosis codes, unilateral upper extremity amputations diagnosis, some congenital anomalies diagnosis codes, other miscellaneous diagnosis codes.

  Medicare Market Basket Adjustments

        The PPACA instituted a market basket payment adjustment for IRFs. For fiscal year 2014, the reduction is 0.3%. For fiscal years 2015 and 2016, the reduction is 0.2%. For fiscal years 2017 - 2019, the reduction is 0.75%. The PPACA specifically allows these market basket reductions to result in less than a 0% payment update and payment rates that are less than the prior year.

  Medicare Reimbursement of Outpatient Rehabilitation Services

  Medicare Physician Fee Schedule and Sustainable Growth Rate Update

        The Medicare program reimburses outpatient rehabilitation providers based on the Medicare physician fee schedule. The Medicare physician fee schedule rates are automatically updated annually based on a formula, called the sustainable growth rate ("SGR") formula, contained in legislation. The SGR formula has resulted in automatic reductions in rates in every year since 2002; however, for each year through 2013 CMS or Congress has taken action to prevent the SGR formula reductions. The American Taxpayer Relief Act of 2012 froze Medicare physician fee schedule rates at 2012 levels through December 31, 2013, averting a scheduled 26.5% cut as a result of the SGR formula that would have taken effect on January 1, 2013. On March 5, 2013, CMS estimated a 24.4% reduction in the Medicare physician fee schedule payment rates for calendar year 2014, unless Congress again takes legislative action to prevent the SGR formula reductions from going into effect. If Congress takes such legislative action, the projected impact of the proposed 2014 Medicare physician fee schedule rule on outpatient physical therapy services would be a positive 1% in aggregate for calendar year 2014. However, the amount of payment for each service would vary depending on CPT codes billed and the geographic practice cost indices adjustments among localities.

  Therapy Caps

        Beginning on January 1, 1999, the Balanced Budget Act of 1997 subjected certain outpatient therapy providers reimbursed under the Medicare physician fee schedule to annual limits for therapy expenses. Effective January 1, 2013, the annual limit on outpatient therapy services is $1,900 for combined physical and speech language pathology services and $1,900 for occupational therapy services. The per beneficiary caps were $1,880 for calendar year 2012. It is anticipated that in calendar year 2014 the therapy cap will be the 2013 rate increased by the percentage increase in the Medicare Economic Index. The Middle Class Tax Relief and Job Creation Act of 2012 extended the annual limits on therapy expenses to hospital outpatient departments for dates of service on or after October 1, 2012. The application of annual limits to hospital outpatient department settings will sunset at the end of 2013 unless Congress takes further action to extend it.

        In the Deficit Reduction Act of 2005, Congress implemented an exceptions process to the annual limit for therapy expenses. Under this process, a Medicare enrollee (or person acting on behalf of the Medicare enrollee) is able to request an exception from the therapy caps if the provision of therapy services was deemed to be medically necessary. Therapy cap exceptions have been available automatically for certain conditions and on a case-by-case basis upon submission of documentation of medical necessity. The American Taxpayer Relief Act of 2012 extends the exceptions process for outpatient therapy caps through December 31, 2013. Unless Congress extends the exceptions process, the therapy caps will apply to all outpatient therapy services beginning January 1, 2014, except those services furnished and billed by outpatient hospital departments, as noted above.

        The Middle Class Tax Relief and Job Creation Act of 2012 made several changes to the exceptions process to the annual limit for therapy expenses. For any claim above the annual limit, the claim must contain a modifier indicating that the services are medically necessary and justified by appropriate documentation in the medical record. Effective October 1, 2012, all claims exceeding $3,700 are subject to a manual medical review process. The $3,700 threshold is applied separately to the combined physical therapy/speech therapy cap and the occupational therapy cap. The American Taxpayer Relief Act of 2012 extends through December 31, 2013 the requirement that Medicare perform manual medical review of therapy services when an exception is requested for cases in which the beneficiary has reached a specified dollar aggregate threshold, including therapy services furnished in hospital outpatient departments. Effective October 1, 2012, all therapy claims, whether above or below the annual limit, must include the national provider identifier (NPI) of the physician responsible for certifying and periodically reviewing the plan of care. As of January 1, 2013, CMS implemented a claims based data collection strategy that is designed to assist in reforming the Medicare payment system for outpatient therapy. Effective January 1, 2013, all therapy claims must include additional codes and modifiers providing information about the beneficiary's functional status at the outset of the therapy episode of care, specified points during treatment, and at the time of discharge. After July 1, 2013, claims submitted without the appropriate codes and modifiers will be returned unpaid.

  Multiple Procedure Payment Reduction

        CMS adopted a multiple procedure payment reduction for therapy services in the final update to the Medicare physician fee schedule for calendar year 2011. This multiple procedure payment reduction policy became effective January 1, 2011 and applies to all outpatient therapy services paid under Medicare Part B. Furthermore, the multiple procedure payment reduction policy applies across all therapy disciplines—occupational therapy, physical therapy and speech-language pathology. Under the policy, the Medicare program pays 100% of the practice expense component of the therapy procedure or unit of service with the highest Relative Value Unit, and then reduces the payment for the practice expense component for the second and subsequent therapy procedures or units of service furnished during the same day for the same patient, regardless of whether those therapy services are furnished in separate sessions. In 2011 and 2012, the second and subsequent therapy service furnished during the same day for the same patient was reduced by 20% in office and other non-institutional settings and by 25% in institutional settings. The American Taxpayer Relief Act of 2012 increases the payment reduction in either setting to 50% effective April 1, 2013 for all outpatient therapy services. Our outpatient rehabilitation therapy services are primarily offered in institutional settings and, as such, are subject to the applicable 25% payment reduction in the practice expense component for the second and subsequent therapy services furnished by us to the same patient on the same day until April 1, 2013 when the payment reduction was increased to 50%.

Critical Accounting Matters

  Merger Transactions

        On February 24, 2005, EGL Acquisition Corp. was merged with and into Select, with Select continuing as the surviving corporation and a wholly owned subsidiary of Holdings. The merger was completed pursuant to an agreement and plan of merger, dated as of October 17, 2004, among EGL Acquisition Corp., Holdings and Select. We refer to the merger and the related transactions collectively as the "Merger."

        As a result of the Merger transactions, the majority of Select's assets and liabilities were adjusted to their fair value as of February 25, 2005. The excess of the total purchase price over the fair value of Select's tangible and identifiable intangible assets was allocated to goodwill. Additionally, a portion of the equity related to our continuing stockholders was recorded at the stockholder's predecessor basis and a corresponding portion of the fair value of the acquired assets was reduced accordingly.

  Sources of Revenue

        Our net operating revenues are derived from a number of sources, including commercial, managed care, private and governmental payors. Our net operating revenues include amounts estimated by management to be reimbursable from each of the applicable payors and the federal Medicare program. Amounts we receive for treatment of patients are generally less than the standard billing rates. We account for the differences between the estimated reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues.

        Net operating revenues generated directly from the Medicare program from all segments represented approximately 47%, 48% and 47% of net operating revenues for the years ended

December 31, 2012, 2011 and 2010, respectively. Net operating revenues generated directly from the Medicare program from all segments represented approximately 46% and 47% of net operating revenues for the six months ended June 30, 2013 and 2012. Approximately 60%, 61% and 61% of our specialty hospital revenues for the years ended December 31, 2012, 2011 and 2010, respectively, were received for services provided to Medicare patients. Approximately 59% and 60% of our specialty hospital revenues for the six months ended June 30, 2013 and 2012 were received for services provided to Medicare patients.

        Most of our specialty hospitals receive bi-weekly periodic interim payments from Medicare instead of being paid on an individual claim basis. Under a periodic interim payment methodology, Medicare estimates a hospital's claim volume based on historical trends and makes bi-weekly interim payments to us based on these estimates. Twice a year per hospital, Medicare reconciles the differences between the actual claim data and the estimated payments. To the extent our actual hospital's experience is different from the historical trends used by Medicare to develop the estimate, the periodic interim payment will result in our being either temporarily over-paid or under-paid for our Medicare claims. At each balance sheet date, we record any aggregate under-payment as an account receivable or any aggregate over-payment as a payable to third-party payors on our balance sheet. The timing of when we receive our bi-weekly periodic interim payments, in relation to our balance sheet date, can have an impact on our accounts receivable balance and our days sales outstanding as of the end of any reporting period.

  Contractual Adjustments

        Net operating revenues include amounts estimated by us to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. Contractual allowances are calculated and recorded through our internally developed systems. In our specialty hospital segment our billing system automatically calculates estimated Medicare reimbursement and associated contractual allowances. For non-governmental payors in our specialty hospital segment, we either manually calculate the contractual allowance for each patient based upon the contractual provisions associated with the specific payor or where we have a relatively homogeneous patient population, we monitor individual payors' historical closed paid claims data and apply those payment rates to the existing patient population. The net payments are converted into per diem rates. The per diem rates are applied to unpaid patient days to determine the expected payment and a contractual adjustment is recorded to adjust the recorded amount to agree with the expected payment. Quarterly, we update our analysis of historical closed paid claims. In our outpatient segment, we perform provision testing, using internally developed systems, whereby we monitor a payors' historical paid claims data and compare it against the associated gross charges. This difference is determined as a percentage of gross charges and is applied against gross billing revenue to determine the contractual allowances for the period. Additionally, these contractual percentages are applied against the gross receivables on the balance sheet to determine that adequate contractual reserves are maintained for the gross accounts receivables reported on the balance sheet. We account for any difference as additional contractual adjustments to gross revenues to arrive at net operating revenues in the period that the difference is determined. We believe the processes described above and used in recording our contractual adjustments have resulted in reasonable estimates determined on a consistent basis.

  Allowance for Doubtful Accounts

        Substantially all of our accounts receivable are related to providing healthcare services to patients. Collection of these accounts receivable is our primary source of cash and is critical to our financial performance. Our primary collection risks relate to non-governmental payors who insure these patients, and deductibles, co-payments and self-insured amounts owed by the patient. Deductibles, co-payments and self-insured amounts are an immaterial portion of our net accounts receivable balance. At June 30, 2013, deductibles, co-payments and self-insured amounts owed by the patient accounted for approximately 0.3% of our net accounts receivable balance before doubtful accounts. Our general policy is to verify insurance coverage prior to the date of admission for a patient admitted to our hospitals, or in the case of our outpatient rehabilitation clinics, we verify insurance coverage prior to their first therapy visit. Our estimate for the allowance for doubtful accounts is calculated by providing a reserve allowance based upon the age of an account balance. Generally we reserve as uncollectible all governmental accounts over 365 days from discharge and non-governmental accounts over 180 days from discharge. This method is monitored based on our historical cash collections experience. Collections are impacted by the effectiveness of our collection efforts with non-governmental payors and regulatory or administrative disruptions with the fiscal intermediaries that pay our governmental receivables.

        We estimate bad debts for total accounts receivable within each of our operating units. We believe our policies have resulted in reasonable estimates determined on a consistent basis. We have historically collected substantially all of our third-party insured receivables (net of contractual allowances) which include receivables from governmental agencies. Historically, there has not been a material difference between our bad debt allowances and the ultimate historical collection rates on accounts receivable. We review our overall reserve adequacy by monitoring historical cash collections as a percentage of net revenue less the provision for bad debts. Uncollected accounts are charged against the reserve when they are turned over to an outside collection agency, or when management determines that the balance is uncollectible, whichever occurs first.

        The following table is an aging of our net (after allowances for contractual adjustments but before doubtful accounts) accounts receivable as of the dates indicated (in thousands):

	Balance as of December 31,				Balance as of June 30,
	2011		2012		2013
	0-180 Days	Over 180 Days	0-180 Days	Over 180 Days	0-180 Days	Over 180 Days
Commercial insurance and other	$237,171	$35,801	$230,878	$31,441	$247,571	$29,744
Medicare and Medicaid	176,616	11,624	133,318	6,146	186,203	6,739

Total net accounts receivable	$413,787	$47,425	$364,196	$37,587	$433,774	$36,483

        The approximate percentage of total net accounts receivable (after allowance for contractual adjustments but before doubtful accounts) summarized by aging categories as of the dates indicated is as follows:

	As of December 31,		As of June 30,
	2011	2012	2013
0 to 90 days	82.9%	83.0%	84.8%
91 to 180 days	6.9%	7.6%	7.5%
181 to 365 days	4.5%	4.8%	4.0%
Over 365 days	5.7%	4.6%	3.7%

Total	100.0%	100.0%	100.0%

        The approximate percentage of total net accounts receivable (after allowance for contractual adjustments but before doubtful accounts) summarized by insured status as of the dates indicated is as follows:

	As of December 31,		As of June 30,
	2011	2012	2013
Commercial insurance and other	59.0%	65.1%	58.6%
Medicare and Medicaid	40.8%	34.7%	41.1%
Self-pay receivables (including deductibles and co-payments)	0.2%	0.2%	0.3%

Total	100.0%	100.0%	100.0%

  Insurance

        Under a number of our insurance programs, which include our employee health insurance program and certain components under our property and casualty insurance program, we are liable for a portion of our losses. In these cases we accrue for our losses under an occurrence based principle whereby we estimate the losses that will be incurred by us in a given accounting period and accrue that estimated liability. Where we have substantial exposure, we utilize actuarial methods in estimating the losses. In cases where we have minimal exposure, we will estimate our losses by analyzing historical trends. We monitor these programs quarterly and revise our estimates as necessary to take into account additional information. At June, 30, 2013, December 31, 2012 and December 31, 2011, we have recorded a liability of $88.8 million, $92.5 million and $85.7 million, respectively, for our estimated losses under these insurance programs.

  Related Party Transactions

        We are party to various rental and other agreements with companies affiliated with us through common ownership. Our payments to these related parties amounted to $4.0 million for both the years ended December 31, 2012 and 2011. Our payments to these related parties amounted to $2.1 million for the six months ended June 30 2013 and $2.0 million for the six months ended June 30, 2012. Our future commitments are related to commercial office space we lease for our corporate headquarters in Mechanicsburg, Pennsylvania. These future commitments as of December 31, 2012 amount to $36.4 million through 2023. These transactions and commitments are described more fully in the notes to our consolidated financial statements included herein. The Company's practice is that any such transaction must receive the prior approval of both the audit and compliance committee of the board of directors and a majority of non-interested members of the board of directors. It is the Company's practice that an independent third-party appraisal supporting the amount of rent for such leased space is obtained prior to approving the related party lease of office space.

  Goodwill and Other Intangible Assets

        Goodwill and certain other indefinite-lived intangible assets are subject to periodic impairment evaluations. Our most recent impairment assessment was completed during the fourth quarter of 2012, which indicated that there was no impairment with respect to goodwill or other recorded intangible assets. The majority of our goodwill resides in our specialty hospital reporting unit. In performing periodic impairment tests, the fair value of the reporting unit is compared to the carrying value, including goodwill and other intangible assets. If the carrying value exceeds the fair value, an impairment condition exists, which results in an impairment loss equal to the excess carrying value. Impairment tests are required to be conducted at least annually, or when events or conditions occur that might suggest a possible impairment. These events or conditions include, but are not limited to, a significant adverse change in the business environment, regulatory environment or legal factors; a current period operating or cash flow loss combined with a history of such losses or a projection of continuing losses; or a sale or disposition of a significant portion of a reporting unit. The occurrence of one of these events or conditions could significantly impact an impairment assessment, necessitating an impairment charge and adversely affecting our results of operations. For purposes of goodwill impairment assessment, we have defined our reporting units as specialty hospitals, outpatient rehabilitation clinics and contract therapy, with goodwill having been allocated among reporting units based on the relative fair value of those divisions when the Merger occurred in 2005 and based on subsequent acquisitions.

        To determine the fair value of our reporting units, we use a discounted cash flow approach. Included in the discounted cash flow are assumptions regarding revenue growth rates, internal development of specialty hospitals and rehabilitation clinics, future Adjusted EBITDA margin estimates, future general and administrative expense rates and the weighted average cost of capital for our industry. We also must estimate residual values at the end of the forecast period and future capital expenditure requirements. Each of these assumptions requires us to use our knowledge of (1) our industry, (2) our recent transactions, and (3) reasonable performance expectations for our operations. If any one of the above assumptions changes or fails to materialize, the resulting decline in our estimated fair value could result in a material impairment charge to the goodwill associated with any one of the reporting units.

  Realization of Deferred Tax Assets

        Deferred tax assets and liabilities are required to be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets are also required to be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. As part of the process of preparing our consolidated financial statements, we estimate our income taxes based on our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. We also recognize as deferred tax assets the future tax benefits from net operating loss carry forwards. We evaluate the realizability of these deferred tax assets by assessing their valuation allowances and by adjusting the amount of such allowances, if necessary. Among the factors used to assess the likelihood of realization are our projections of future taxable income streams, the expected timing of the reversals of existing temporary differences, and the impact of tax planning strategies that could be implemented to avoid the potential loss of future tax benefits. However, changes in tax codes, statutory tax rates or future taxable income levels could materially impact our valuation of tax accruals and assets and could cause our provision for income taxes to vary significantly from period to period.

        At December 31, 2012 and June 30, 2013, we had deferred tax liabilities in excess of deferred tax assets of approximately $71.6 million and $74.8 million, respectively, principally due to depreciation deductions that have been accelerated for tax purposes. This amount includes approximately $13.3 million and $11.1 million of valuation reserves at December 31, 2012 and June 30, 2013, respectively, related primarily to state net operating losses.

  Uncertain Tax Positions

        We record and review quarterly our uncertain tax positions. Reserves for uncertain tax positions are established for exposure items related to various federal and state tax matters. Income tax reserves are recorded when an exposure is identified and when, in the opinion of management, it is more likely than not that a tax position will not be sustained and the amount of the liability can be estimated. While we believe that our reserves for uncertain tax positions are adequate, the settlement of any such exposures at amounts that differ from current reserves may require us to materially increase or decrease our reserves for uncertain tax positions.

  Stock Based Compensation

        We measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Our share-based compensation arrangements comprise both stock options and restricted share plans. We value employee stock options using the Black-Scholes option valuation method that uses assumptions that relate to the expected volatility of our common stock, the expected dividend yield of our stock, the expected life of the options and the risk free interest rate. Such compensation amounts, if any, are amortized over the respective vesting periods or period of service of the option grant. We value restricted stock grants by using the public market price of our stock on the date of grant.

Operating Statistics

        The following tables set forth operating statistics for our specialty hospitals and our outpatient rehabilitation clinics for each of the periods presented. The data in the tables reflect the changes in the number of specialty hospitals and outpatient rehabilitation clinics we operate that resulted from acquisitions, start-up activities, closures and sales. The operating statistics reflect data for the period of time these operations were managed by us.

	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
Specialty hospital data(1):
Number of hospitals owned—start of period	94	116	115
Number of hospital start-ups	1	—	1
Number of hospitals acquired	23	1	1
Number of hospitals closed/sold	(2)	(2)	(1)

Number of hospitals owned—end of period	116	115	116
Number of hospitals managed—end of period	2	4	6

Total number of hospitals (all)—end of period	118	119	122

Long term acute care hospitals	111	110	110
Rehabilitation hospitals	7	9	12
Available licensed beds(2)	5,163	5,135	5,138
Admissions(2)	45,990	54,734	55,147
Patient days(2)	1,119,566	1,330,890	1,345,430
Average length of stay (days)(2)	24	24	24
Net revenue per patient day(2)(3)	$1,474	$1,497	$1,534
Occupancy rate(2)	67%	71%	71%
Percent patient days—Medicare(2)	64%	65%	64%
Outpatient rehabilitation data:
Number of clinics owned—start of period	883	875	850
Number of clinics acquired	1	15	12
Number of clinic start-ups	23	26	30
Number of clinics closed/sold	(32)	(66)	(25)

Number of clinics owned—end of period	875	850	867
Number of clinics managed—end of period	69	104	112

Total number of clinics (all)—end of period	944	954	979

Number of visits(2)	4,567,153	4,470,061	4,568,821
Net revenue per visit(2)(4)	$101	$103	$103

	Six Months Ended June 30,
	2012	2013
Specialty hospital data(1):
Number of hospitals owned—start of period	115	116
Number of hospitals acquired	1	1
Number of hospital start-ups	1	—
Number of hospitals closed/sold	—	(1)

Number of hospitals owned—end of period	117	116
Number of hospitals managed—end of period	6	7

Total number of hospitals (all)—end of period	123	123

Long term acute care hospitals	111	109
Rehabilitation hospitals	12	14
Available licensed beds(2)	5,205	5,181
Admissions(2)	27,927	27,962
Patient days(2)	679,037	681,037
Average length of stay (days)(2)	24	25
Net revenue per patient day(2)(3)	$1,539	$1,538
Occupancy rate(2)	72%	73%
Percent patient days—Medicare(2)	65%	64%
Outpatient rehabilitation data:
Number of clinics owned—start of period	850	867
Number of clinic start-ups	18	11
Number of clinics closed/sold	(16)	(6)

Number of clinics owned—end of period	852	872
Number of clinics managed—end of period	104	116

Total number of clinics (all)—end of period	956	988

Number of visits(2)	2,318,759	2,380,221
Net revenue per visit(2)(4)	$103	$104

(1)
Specialty hospitals consist of long term acute care hospitals and inpatient rehabilitation facilities.

(2)
Data excludes specialty hospitals and outpatient clinics managed by the Company.

(3)
Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenues by the total number of patient days.

(4)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

Results of Operations

        The following table outlines, for the periods indicated, selected operating data as a percentage of net operating revenues:

	Year Ended December 31,
	2010	2011	2012
Net operating revenues	100.0%	100.0%	100.0%
Cost of services(1)	82.9	82.3	82.9
General and administrative	2.6	2.2	2.2
Bad debt expense	1.7	1.8	1.3
Depreciation and amortization	2.9	2.6	2.2

Income from operations	9.9	11.1	11.4
Loss on early retirement of debt	—	(0.7)	(0.2)
Equity in earnings (losses) of unconsolidated
subsidiaries	(0.0)	0.1	0.3
Other income	0.0	—	—
Interest expense, net	(3.5)	(2.9)	(2.9)

Income before income taxes	6.4	7.6	8.6
Income tax expense	2.2	2.9	3.1

Net income	4.2	4.7	5.5
Net income attributable to non-controlling interests	0.2	0.2	0.2

Net income attributable to Select	4.0%	4.5%	5.3%

	Six Months Ended June 30,
	2012	2013
Net operating revenues	100.0%	100.0%
Cost of services(1)	81.9	83.0
General and administrative	2.2	2.4
Bad debt expense	1.4	1.2
Depreciation and amortization	2.1	2.1

Income from operations	12.4	11.3
Loss on early retirement of debt	—	(1.2)
Equity in earnings of unconsolidated subsidiaries	0.3	0.1
Interest expense	(2.8)	(2.8)

Income before income taxes	9.9	7.4
Income tax expense	3.8	2.8

Net income	6.1	4.6
Net income attributable to non-controlling interests	0.2	0.3

Net income attributable to Select	5.9%	4.3%

        The following tables summarize selected financial data by business segment, for the periods indicated:

	Year Ended December 31,			% Change
	2010	2011	2012	2010-2011	2011-2012
	(in thousands)
Net Operating revenues:
Specialty hospitals	$1,702,165	$2,095,519	$2,197,529	23.1%	4.9%
Outpatient rehabilitation	688,017	708,867	751,317	3.0	6.0
Other(2)	108	121	123	12.0	1.7

Total Company	$2,390,290	$2,804,507	$2,948,969	17.3%	5.2%

Income (loss) from operations:
Specialty hospitals	$239,442	$311,705	$334,518	30.2%	7.3%
Outpatient rehabilitation	63,328	67,377	73,816	6.4	9.6
Other(2)	(66,633)	(68,363)	(71,475)	(2.6)	(4.6)

Total Company	$236,137	$310,719	$336,859	31.6%	8.4%

Adjusted EBTIDA:(3)
Specialty hospitals	$284,558	$362,334	$381,354	27.3%	5.2%
Outpatient rehabilitation	83,772	83,864	87,024	0.1	3.8
Other(2)	(61,251)	(60,237)	(62,531)	1.7	(3.8)

Total Company	$307,079	$385,961	$405,847	25.7%	5.2%

Adjusted EBTIDA margins:(3)
Specialty hospitals	16.7%	17.3%	17.4%
Outpatient rehabilitation	12.2	11.8	11.6
Other(2)	N/M	N/M	N/M

Total Company	12.8%	13.8%	13.8%

Total assets:
Specialty hospitals	$2,162,726	$2,187,767	$2,143,906
Outpatient rehabilitation	481,828	429,503	434,834
Other(2)	75,018	153,468	181,573

Total Company	$2,719,572	$2,770,738	$2,760,313

Purchases of property and equipment, net
Specialty hospitals	$39,237	$30,464	$50,005
Outpatient rehabilitation	9,449	12,135	13,209
Other(2)	3,075	3,417	4,971

Total Company	$51,761	$46,016	$68,185

	Six Months Ended June 30,
	2012	2013	% Change
	(in thousands)
Net operating revenues:
Specialty hospitals	$1,110,168	$1,117,137	0.6%
Outpatient rehabilitation	383,949	389,181	1.4
Other(2)	97	310	N/M

Total company	$1,494,214	$1,506,628	0.8%

Income (loss) from operations:
Specialty hospitals	$178,798	$165,946	(7.2)%
Outpatient rehabilitation	41,433	42,917	3.6
Other(2)	(35,114)	(38,070)	(8.4)

Total company	$185,117	$170,793	(7.7)%

Adjusted EBITDA:(3)
Specialty hospitals	$202,120	$189,740	(6.1)%
Outpatient rehabilitation	48,315	48,887	1.2
Other(2)	(31,092)	(32,588)	(4.8)

Total company	$219,343	$206,039	(6.1)%

Adjusted EBITDA margins:(3)
Specialty hospitals	18.2%	17.0%
Outpatient rehabilitation	12.6	12.6
Other(2)	N/M	N/M

Total company	14.7%	13.7%

Total assets:
Specialty hospitals	$2,184,743	$2,229,458
Outpatient rehabilitation	437,591	445,411
Other(2)	156,080	170,186

Total company	$2,778,414	$2,845,055

Purchases of property and equipment:
Specialty hospitals	$19,682	$21,100
Outpatient rehabilitation	6,713	5,844
Other(2)	1,539	1,018

Total company	$27,934	$27,962

N/M—Not Meaningful.

(1)
Cost of services includes salaries, wages and benefits, operating supplies, lease and rent expense and other operating costs.

(2)
Other includes our general and administrative services and non-healthcare services.

(3)
We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries, and other income (expense). We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Net income	$100,477	$131,363	$161,167
Income tax expense	51,380	80,984	93,574
Other income	(632)	—	—
Loss on early retirement of debt	—	20,385	6,064
Interest expense, net of interest income	84,472	80,910	83,759
Equity in (earnings) losses of unconsolidated subsidiaries	440	(2,923)	(7,705)
Stock compensation expense:
Included in general and administrative	763	1,996	3,538
Included in cost of services	1,473	1,729	2,139
Depreciation and amortization	68,706	71,517	63,311

Adjusted EBITDA	$307,079	$385,961	$405,847

	Six Months Ended June 30,
	2012	2013
	(in thousands)
Net income	$90,971	$68,870
Income tax expense	57,156	42,809
Interest expense	42,207	42,952
Loss on early retirement of debt	—	17,788
Equity in earnings of unconsolidated subsidiaries	(5,217)	(1,626)
Stock compensation expense:
Included in general and administrative	1,589	2,427
Included in cost of services	1,010	1,110
Depreciation and amortization	31,627	31,709

Adjusted EBITDA	$219,343	$206,039

  Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

  Net Operating Revenues

        Our net operating revenues increased by 0.8% to $1,506.6 million for the six months ended June 30, 2013 compared to $1,494.2 million for the six months ended June 30, 2012.

        Specialty Hospitals.    Our specialty hospital net operating revenues increased by 0.6% to $1,117.1 million for the six months ended June 30, 2013 compared to $1,110.2 million for the six months ended June 30, 2012. The growth in net operating revenue primarily resulted from increases in our patient volume, increases in our non-Medicare reimbursement rates and increases in revenues that are generated from contracted labor services provided to our joint venture with Baylor Health Care System (the "Baylor JV"). These increases were offset in part by a 2% reduction in our Medicare payments as part of the automatic reductions in federal spending under the Budget Control Act of 2011. The reductions in our Medicare net operating revenue due to the Budget Control Act of 2011 were $9.1 million for the six months ended June 30, 2013. Our patient days increased 0.3% to 681,037 days for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. Our occupancy percentage was 73% for the six months ended June 30, 2013 compared to 72% for the six months ended June 30, 2012. Our average net revenue per patient day decreased to $1,538 for the six months ended June 30, 2013 compared to $1,539 for the six months ended June 30, 2012 and this decrease principally resulted from decreases in our average Medicare net revenue per patient day as a result of the 2% reduction in our Medicare payments as part of the automatic reductions in federal spending mandated under the Budget Control Act of 2011, offset in part by increases in our non-Medicare reimbursement rates.

        Outpatient Rehabilitation.    Our outpatient rehabilitation segment net operating revenues increased 1.4% to $389.2 million for the six months ended June 30, 2013 compared to $383.9 million for the six months ended June 30, 2012, more than offsetting reductions in net operating revenues of $0.4 million due to the automatic reduction of our Medicare payments mandated by the Budget Control Act of 2011 and the $1.7 million impact of the MPPR Reduction. The net operating revenues generated by our outpatient rehabilitation clinics for the six months ended June 30, 2013 increased 4.3% compared to the six months ended June 30, 2012. The increase was related to growth in both our number of visits and net revenue per visit. The number of visits in our owned outpatient rehabilitation clinics increased 2.7% for the six months ended June 30, 2013 to 2,380,221 visits compared to 2,318,759 visits for the six months ended June 30, 2012. Net revenue per visit in our owned outpatient rehabilitation clinics increased 1.0% to $104 for the six months ended June 30, 2013 compared to $103 for the six months ended June 30, 2012. Our contract services business experienced a decrease in net operating revenues of approximately $6.9 million compared to the six months ended June 30, 2012, which principally resulted from the termination of contracts.

  Operating Expenses

        Our operating expenses include our cost of services, general and administrative expense and bad debt expense. Our operating expenses increased by $26.6 million to $1,304.1 million for the six months ended June 30, 2013 compared to $1,277.5 million for the six months ended June 30, 2012, principally due to increases in our specialty hospital segment. As a percentage of our net operating revenues, our operating expenses were 86.6% for the six months ended June 30, 2013 compared to 85.5% for the six months ended June 30, 2012. Our cost of services, a major component of which is labor expense, were $1,250.6 million or 83.0% of net operating revenue for the six months ended June 30, 2013 compared to $1,224.3 million or 81.9% of net operating revenue for the six months ended June 30, 2012. The principal cause of the increase in cost of services as a percentage of net operating revenues resulted from inflationary increases in labor costs in our specialty hospitals and the loss of net operating revenues associated with the 2% reduction in our Medicare payments as part of the automatic reductions in federal spending mandated under the Budget Control Act of 2011 and the MPPR Reduction discussed above under "Net Operating Revenues" with no offsetting reduction in costs. Facility rent expense, which is a component of cost of services, was $61.3 million for the six months ended June 30, 2013 compared to $61.7 million for the six months ended June 30, 2012. General and administrative expenses were 2.4% of net operating revenue or $35.3 million for the six months ended June 30, 2013 compared to 2.2% of net operating revenue or $32.8 million for the six months ended June 30, 2012. Our general and administrative expenses for the six months ended June 30, 2012 were favorably impacted by a gain on the sale of a building; excluding this gain, general and administrative expenses for the six months ended June 30, 2012 would have been 2.4% of net operating revenue. Our bad debt expense was $18.2 million or 1.2% of net operating revenues for the six months ended June 30, 2013 compared to $20.4 million or 1.4% of net operating revenues for the six months ended June 30, 2012.

  Adjusted EBITDA

        Specialty Hospitals.    Adjusted EBITDA for our specialty hospitals decreased 6.1% to $189.7 million for the six months ended June 30, 2013 compared to $202.1 million for the six months ended June 30, 2012. Our Adjusted EBITDA margins for the segment decreased to 17.0% for the six months ended June 30, 2013 from 18.2% for the six months ended June 30, 2012. The decrease in Adjusted EBITDA for our specialty hospitals was primarily the result of the 2% reduction in our Medicare payments as part of the automatic reductions in federal spending mandated under the Budget Control Act of 2011 as discussed above under "Net Operating Revenues," which reductions were accompanied by no offsetting reduction in costs, and increases in our operating expenses discussed above under "Operating Expenses."

        Outpatient Rehabilitation.    Our Adjusted EBITDA for our outpatient rehabilitation segment increased 1.2% to $48.9 million for the six months ended June 30, 2013 compared to $48.3 million for the six months ended June 30, 2012, more than offsetting reductions in net operating revenues of $0.4 million due to the automatic reduction of our Medicare payments mandated by the Budget Control Act of 2011 and the $1.7 million impact of the MPPR Reduction. Our Adjusted EBITDA margin for the outpatient rehabilitation segment was 12.6% for both the six months ended June 30, 2013 and 2012. The increase in the Adjusted EBITDA for our outpatient rehabilitation segment is principally due to growth in net operating revenues of our outpatient rehabilitation clinics discussed above under "Net Operating Revenues." The Adjusted EBITDA in our outpatient rehabilitation clinics increased by $1.8 million for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. Our Adjusted EBITDA margins for our outpatient rehabilitation clinics was 14.2% for both the six months ended June 30, 2013 and 2012. The Adjusted EBITDA in our contract services business decreased by $1.2 million for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. The Adjusted EBITDA margins for our contract services business declined to 7.3% for the six months ended June 30, 2013 from 8.0% for the six months ended June 30, 2012.

        Other.    The Adjusted EBITDA loss was $32.6 million for the six months ended June 30, 2013 compared to an Adjusted EBITDA loss of $31.1 million for the six months ended June 30, 2012. The lower Adjusted EBITDA loss for the six months ended June 30, 2012 is primarily attributable to the gain on the sale of a building during the same period last year, as described under "Operating Expenses."

  Income from Operations

        For the six months ended June 30, 2013 we had income from operations of $170.8 million compared to $185.1 million for the six months ended June 30, 2012. The decrease in our income from operations resulted principally from the 2% reduction in our Medicare payments as part of the automatic reductions in federal spending mandated under the Budget Control Act of 2011 and the MPPR Reduction, as discussed above under "Net Operating Revenues," and increases in labor costs in our specialty hospitals as discussed above under "Operating Expenses."

  Loss on Early Retirement of Debt

        On March 22, 2013 we redeemed all of our outstanding 7 5/8% senior subordinated notes due 2015. We recognized a loss on early retirement of debt of $0.5 million in the first quarter 2013 for the unamortized debt issuance costs associated with the redeemed debt.

        On May 28, 2013, we repaid a portion of our original term loan and series A term loan of our senior secured credit facility and on June 3, 2013 we amended our existing senior secured credit facility. We recognized a loss on early retirement of debt of $17.3 million in the second quarter 2013, which included unamortized debt issuance costs, unamortized original issue discount, and certain debt issuance costs associated with refinancing activities.

  Equity in Earnings of Unconsolidated Subsidiaries

        For the six months ended June 30, 2013, we had equity in earnings of unconsolidated subsidiaries of $1.6 million compared to equity in earnings of unconsolidated subsidiaries of $5.2 million for the six months ended June 30, 2012. The decrease in our equity in earnings of unconsolidated subsidiaries resulted from decreases in earnings contributed from the Baylor JV and losses incurred by start-up companies where we own a minority interest.

  Interest Expense

        Interest expense was $43.0 million for the six months ended June 30, 2013 compared to $42.2 million for the six months ended June 30, 2012. The increase in interest expense was principally due to increased borrowings that were used to refinance debt held by Holdings in both the third quarter of 2012 and the first quarter of 2013.

  Income Taxes

        We recorded income tax expense of $42.8 million for the six months ended June 30, 2013. The expense represented an effective tax rate of 38.3%. We recorded income tax expense of $57.2 million for the six months ended June 30, 2012. The expense represented an effective tax rate of 38.6%. Select Medical Corporation is part of the consolidated federal tax return for Select Medical Holdings Corporation. We allocate income taxes between Select and Holdings for purposes of financial statement presentation. Because Holdings is a passive investment company incorporated in Delaware, it does not incur any state income tax expense or benefit on its specific income or loss and, as such, receives a tax allocation equal to the federal statutory rate of 35% on its specific income or loss. Based upon the relative size of Holdings' income or loss, this can cause the effective tax rate for Select to differ from the effective tax rate for the consolidated company.

        The decline in our effective tax rate has resulted from an increase in earnings of our consolidated subsidiaries taxed as pass-through entities where we only record income taxes on our share of the income, offset in part by an increase in our state effective tax rates that has resulted from a higher proportion of our income being generated in states with higher tax rates.

  Non-Controlling Interests

        Non-controlling interests in consolidated earnings were $4.5 million for the six months ended June 30, 2013 and $2.7 million for the six months ended June 30, 2012.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

  Net Operating Revenues

        Our net operating revenues increased by 5.2% to $2,949.0 million for the year ended December 31, 2012 compared to $2,804.5 million for the year ended December 31, 2011.

        Specialty Hospitals.    Our specialty hospital net operating revenues increased by 4.9% to $2,197.5 million for the year ended December 31, 2012 compared to $2,095.5 million for the year December 31, 2011. The growth in net operating revenue for the year ended December 31, 2012 resulted from increases in patient volumes, increases in both Medicare and non-Medicare reimbursement rates and revenues generated from contracted labor services provided to the Baylor JV. Our patient days increased 1.1% compared to the year ended December 31, 2011 to 1,345,430 days for the year ended December 31, 2012. Our specialty hospital occupancy was 71% for both the years ended December 31, 2012 and 2011. Our average net revenue per patient day was $1,534 for the year ended December 31, 2012 compared to $1,497 for the year ended December 31, 2011. For the year ended December 31, 2012, we experienced increases in both our Medicare and non-Medicare net revenue per patient day from the prior year. The increase in our Medicare net revenue per patient day was due to increases in our Medicare base rate. The increases in our non-Medicare net revenue per patient day resulted from increases in our non-government payment rates that have occurred through contract renewal and from Medicaid bonus payments we received during the three months ended June 30, 2012.

        Outpatient Rehabilitation.    Our outpatient rehabilitation net operating revenues increased 6.0% to $751.3 million for the year ended December 31, 2012 compared to $708.9 million for the year ended December 31, 2011. The net operating revenues generated by our outpatient rehabilitation clinics for the year ended December 31, 2012 increased 3.0% to $561.4 million compared to $545.1 million for the year ended December 31, 2011. The increase was principally related to volume growth in our owned outpatient rehabilitation clinics and revenues we generated from contract labor services provided to the Baylor JV. The number of patient visits in our owned outpatient rehabilitation clinics increased 2.2% for the year ended December 31, 2012 to 4,568,821 visits compared to 4,470,061 visits for the year ended December 31, 2011. Net revenue per visit in our owned outpatient rehabilitation clinics was $103 for both the years ended December 31, 2012 and 2011. Our contract services business increased net operating revenues 16.0% to $189.9 million compared to $163.8 million for the year ended December 31, 2011, which primarily resulted from the addition of new contracts in the fourth quarter of 2011. During the fourth quarter of 2012, our outpatient rehabilitation operations in the mid-Atlantic and Northeastern states were adversely affected by hurricane Sandy. We currently estimate that the lost patient revenue from this event in the three months ended December 31, 2012 was approximately $3.9 million, of which $3.2 million occurred in our outpatient rehabilitation clinics and $0.7 million occurred in our contract services business.

  Operating Expenses

        Our operating expenses include our cost of services, general and administrative expense and bad debt expense. Our operating expenses increased by 5.2% to $2,548.8 million for the year ended December 31, 2012 compared to $2,422.3 million for the year ended December 31, 2011. As a percentage of our net operating revenues, our operating expenses were 86.4% for both the years ended December 31, 2012 and December 31, 2011. Our cost of services, a major component of which is labor expense, were $2,443.6 million or 82.9% of net operating revenues for the year ended December 31, 2012 compared to $2,308.6 million or 82.3% of net operating revenues for the year ended December 31, 2011. The increase in cost of services as a percentage of net operating revenues resulted primarily from increased relative labor costs in both our specialty hospital and our outpatient rehabilitation segments. Our specialty hospitals experienced an increase in relative labor costs due to the labor costs associated with the Baylor JV services agreement and increased staffing costs during the year ended December 31, 2012 compared to the year ended December 31, 2011. Our outpatient rehabilitation segment experienced an increase in relative labor costs associated with the Baylor JV services agreement and increased relative staffing costs of providing patient services in our outpatient rehabilitation clinics. Additionally, our outpatient rehabilitation segment experienced higher relative labor costs during the year ended December 31, 2012 as a result of hurricane Sandy, as we incurred continuing labor costs in our affected outpatient rehabilitation clinics without corresponding revenue. Facility rent expense, which is a component of cost of services, was $124.2 million for year ended December 31, 2012 compared to $118.4 million for the year ended December 31, 2011. General and administrative expenses were 2.2% of net operating revenue or $66.2 million for the year ended December 31, 2012 compared to 2.2% of net operating revenue or $62.4 million for the year ended December 31, 2011. This increase in general and administrative expense resulted principally from increases in executive compensation. Our bad debt expense was $39.1 million or 1.3% of net operating revenues for the year ended December 31, 2012 compared to $51.3 million or 1.8% for the year ended December 31. 2011. The decline in our bad debt expense was attributed to our favorable collections experience of accounts receivable in both our operating segments for the year ended December 31, 2012 as compared to the year ended December 31, 2011.

  Adjusted EBITDA

        Specialty Hospitals.    Our Adjusted EBITDA for our specialty hospitals increased by 5.2% to $381.4 million for the year ended December 31, 2012 compared to $362.3 million for the year ended December 31, 2011. Our Adjusted EBITDA margins for the segment increased to 17.4% for the year ended December 31, 2012 from 17.3% for the year ended December 31, 2011. The increase in the Adjusted EBITDA for our specialty hospitals was primarily the result of both rate improvements and patient volume increases discussed above under "Net Operating Revenues" and a reduction in bad debt expense discussed above under "Operating Expenses." The increase in the Adjusted EBITDA margin is principally due to the decline in bad debt expense, offset in part by increases in cost of services as discussed above under "Operating Expenses."

        Outpatient Rehabilitation.    Adjusted EBITDA for our outpatient rehabilitation segment increased 3.8% to $87.0 million for the year ended December 31, 2012 compared to $83.9 million for the year ended December 31, 2011. Our Adjusted EBITDA margins decreased to 11.6% for the year ended December 31, 2012 from 11.8% for the year ended December 31, 2011. Our Adjusted EBITDA in our outpatient rehabilitation segment was adversely affected by hurricane Sandy as discussed above under "Net Operating Revenues." The Adjusted EBITDA in our outpatient rehabilitation clinics increased by $1.3 million to $72.9 million for the year ended December 31, 2012 compared to $71.6 million for the year ended December 31, 2011. Our Adjusted EBITDA margins for our outpatient rehabilitation clinics decreased to 13.0% for the year ended December 31, 2012 from 13.1% for the year ended December 31, 2011. The decrease in our Adjusted EBITDA margin in our outpatient rehabilitation clinics was principally due to the incurrence of labor costs in the outpatient rehabilitation clinics affected by hurricane Sandy without any corresponding patient revenue as discussed above under "Net Operating Revenues." The Adjusted EBITDA in our contract services business increased by $1.8 million to $14.1 million for the year ended December 31, 2012 compared to $12.3 million for the year ended December 31, 2011. The Adjusted EBITDA margins for our contract services business declined to 7.4% for the year ended December 31, 2012 compared to 7.5% for the year ended December 31, 2011. The decline in Adjusted EBITDA margins for our contract services business was principally due to increased labor costs associated with new business and lower productivity resulting from regulatory changes that became effective on October 1, 2011.

        Other.    The Adjusted EBITDA loss was $62.5 million for the year ended December 31, 2012 compared to an Adjusted EBITDA loss of $60.2 million for the year ended December 31, 2011 and is principally related to increases in executive compensation that are a component of our general and administrative expense.

  Income from Operations

        For the year ended December 31, 2012 we had income from operations of $336.9 million compared to $310.7 million for the year ended December 31, 2011. The increase in our income from operations resulted principally from increases in our operating performance of our specialty hospital and outpatient rehabilitation segments described above and a decline in depreciation and amortization expense.

  Loss on Early Retirement of Debt

        On September 12, 2012 we redeemed an aggregate of $275.0 million principal amount of our 7 5/8% senior subordinated notes at a redemption price of 101.271% of the principal amount. We recognized a loss on early retirement of debt of $6.1 million for the year ended December 31, 2012 in connection with the redemption of the senior subordinated notes, which included the write-off of unamortized deferred financing costs and call premiums.

        On June 1, 2011, we refinanced our senior secured credit facility. A portion of the proceeds from this transaction were used to repurchase and retire $266.5 million of our 7 5/8% senior subordinated notes. We recognized a loss on early retirement of debt of $20.4 million for the year ended December 31, 2011, which included the write-off of unamortized deferred financing costs and tender premiums.

  Equity in Earnings of Unconsolidated Subsidiaries

        For the year ended December 31, 2012, we had equity in earnings of unconsolidated subsidiaries of $7.7 million compared to equity in earnings of unconsolidated subsidiaries of $2.9 million for the year ended December 31, 2011. The increase in our equity in earnings of unconsolidated subsidiaries resulted principally from an increase in the income contribution from the Baylor JV.

  Interest Expense

        Interest expense was $83.8 million for the year ended December 31, 2012 compared to $81.2 million for the year ended December 31, 2011. The increase in interest expense resulted primarily from the refinancing of $150.0 million of Holdings' debt, for which we were not previously obligated, through indebtedness incurred under our new senior secured credit facility on June 1, 2011.

  Income Taxes

        We recorded income tax expense of $93.6 million for the year ended December 31, 2012. The expense represented an effective tax rate of 36.7%. We recorded income tax expense of $81.0 million for the year ended December 31, 2011. The expense represented an effective tax rate of 38.1%. Select Medical Corporation is part of the consolidated federal tax return for Select Medical Holdings Corporation. We allocate income taxes between Select and Holdings for purposes of financial statement presentation. Because Holdings is a passive investment company incorporated in Delaware, it does not incur any state income tax expense or benefit on its specific income or loss and, as such, receives a tax allocation equal to the federal statutory rate of 35% on its specific income or loss. Based upon the relative size of Holdings' income or loss, this can cause the effective tax rate for Select to differ from the effective tax rate for the consolidated company.

        The decline in our effective tax rate is primarily a consequence of an Internal Revenue Service penalty abatement and a lower effective state tax rate.

  Non-Controlling Interests

        Non-controlling interests in consolidated earnings were $5.7 million for the year ended December 31, 2012 and $4.9 million for the year ended December 31, 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

  Net Operating Revenues

        Our net operating revenues increased by 17.3% to $2,804.5 million for the year ended December 31, 2011 compared to $2,390.3 million for the year ended December 31, 2010.

        Specialty Hospitals.    Our specialty hospital net operating revenues increased by 23.1% to $2,095.5 million for the year ended December 31, 2011 compared to $1,702.2 million for the year December 31, 2010. The Regency hospitals acquired on September 1, 2010 contributed $339.6 million of net operating revenues in 2011 and provided $245.7 million of the $393.4 million increase in net operating revenues for 2011. The remaining increase primarily resulted from an increase in patient volumes in our other specialty hospitals. Our patient days increased 18.9% to 1,330,890 days for 2011, which was principally related to the addition of the Regency hospitals. The Regency hospitals contributed a net increase in patient days of 146,065 days. Excluding the effect of the Regency hospitals, patient days would have increased 6.2% in 2011 over 2010 as a result of similar increases in both Medicare and non-Medicare volumes. The occupancy percentage increased to 71% for 2011 from 67% for 2010. Our average net revenue per patient day was $1,497 for 2011 compared to $1,474 for 2010. The increase in our net revenue per patient day was principally due to increases in our average Medicare net revenue per patient day.

        Outpatient Rehabilitation.    Our outpatient rehabilitation net operating revenues increased 3.0% to $708.9 million for the year ended December 31, 2011 compared to $688.0 million for the year ended December 31, 2010. The net operating revenues generated by our outpatient rehabilitation clinics in 2011 grew approximately 2.3% compared to 2010. The increase was principally related to revenues we are generating from services provided to the Baylor JV. The number of patient visits in our owned outpatient rehabilitation clinics decreased 2.1% for 2011 to 4,470,061 visits compared to 4,567,153 visits for 2010. The decrease in visits, which also slowed our revenue growth, resulted primarily from the 18 clinics in the Dallas-Fort Worth metroplex that were contributed to the Baylor JV, which is accounted for as an unconsolidated joint venture. Net revenue per visit in our clinics increased 2.0% to $103 for 2011, compared to $101 for 2010. Our contract services business experienced an increase in net operating revenues of approximately 5.4% compared to 2010 which resulted from the addition of new contracts.

  Operating Expenses

        Our operating expenses include our cost of services, general and administrative expense and bad debt expense. Our operating expenses increased by $336.9 million to $2,422.3 million for the year ended December 31, 2011 compared to $2,085.4 million for the year ended December 31, 2010. As a percentage of our net operating revenues, our operating expenses were 86.4% for the year ended December 31, 2011 compared to 87.2% for the year ended December 31, 2010. Our cost of services, a major component of which is labor expense, were $2,308.6 million for the year ended December 31, 2011 compared to $1,982.2 million for the year ended December 31, 2010. The principal cause of the increase in cost of services resulted from the addition of the Regency hospitals. Additionally facility rent expense, which is a component of cost of services, was $118.4 million for year ended December 31, 2011 compared to $118.3 million for the year ended December 31, 2010. General and administrative expenses were 2.2% of net operating revenue or $62.4 million for the year ended December 31, 2011 compared to 2.6% of net operating revenue or $62.1 million for the year ended December 31, 2010. In 2010, our general and administrative expenses included $9.0 million of non-recurring costs related to the transition and closing of the Regency corporate office and a $4.8 million charge due to an increase in employee healthcare costs. Additionally, in 2010 there was no incentive compensation paid to our executive officers. In 2011, our general and administrative expenses included increased legal expenses of approximately $7.8 million primarily related to the Columbus qui tam matter and increased compensation costs of approximately $8.1 million related to executive incentive compensation. These cost increases in 2011 were offset by gains of $5.4 million on the sale of assets. Our bad debt expense as a percentage of net operating revenues remained relatively stable at 1.8% for the year ended December 31, 2011 compared to 1.7% for the year ended December 31, 2010.

  Adjusted EBITDA

        Specialty Hospitals.    Adjusted EBITDA for our specialty hospitals increased by 27.3% to $362.3 million for the year ended December 31, 2011 compared to $284.6 million for the year ended December 31, 2010. Our Adjusted EBITDA margins increased to 17.3% for the year ended December 31, 2011 from 16.7% for the year ended December 31, 2010. For the year ended December 31, 2011, the Regency hospitals acquired on September 1, 2010 contributed $45.9 million of the $77.8 million increase in specialty hospital Adjusted EBITDA for 2011. Excluding the effect of the

Regency hospitals in both periods, the Adjusted EBITDA margin would have been 18.0% and 17.7% for 2011 and 2010, respectively. In addition to the contribution from the Regency hospitals, the increase in the Adjusted EBITDA for the remainder of our specialty hospitals was primarily the result of an increase in patient volumes and an increase in our Medicare net revenue per patient day described above under "Net Operating Revenues—Specialty Hospitals."

        Outpatient Rehabilitation.    Adjusted EBITDA for our outpatient rehabilitation segment was $83.9 million for the year ended December 31, 2011 compared to $83.8 million for the year ended December 31, 2010. Our Adjusted EBITDA margins decreased to 11.8% for the year ended December 31, 2011 from 12.2% for the year ended December 31, 2010. The principal reason for the decrease in the Adjusted EBITDA margin for the segment was related to our contract services business. We experienced a decline in the Adjusted EBITDA and Adjusted EBITDA margin of our contract services business that resulted from (1) the loss of significant contracts during the second quarter of 2010 that had generated higher Adjusted EBITDA margins and (2) higher labor costs for the treatment models required by RUGS IV/MDS 3.0 rules that became effective on October 1, 2010. The Adjusted EBITDA in our outpatient rehabilitation clinics increased by $6.4 million for the year ended December 31, 2011 compared to the year ended December 31, 2010. Additionally, our Adjusted EBITDA margins for our outpatient rehabilitation clinics grew to 13.0% for the year ended December 31, 2011 from 12.1% for the year ended December 31, 2010. The increase in our Adjusted EBITDA and Adjusted EBITDA margin in our rehabilitation clinics was principally due to an improvement in the performance in the clinics acquired in 2007 from HealthSouth Corporation and the increase in our net revenue per visit.

        Other.    The Adjusted EBITDA loss was $60.2 million for the year ended December 31, 2011 compared to an Adjusted EBITDA loss of $61.3 million for the year ended December 31, 2010 and is primarily related to our general and administrative expenses, as described under "Operating Expenses."

  Income from Operations

        For the year ended December 31, 2011 we had income from operations of $310.7 million compared to $236.1 million for the year ended December 31, 2010. The increase in income from operations resulted primarily from the Regency hospitals acquired on September 1, 2010 which contributed $41.3 million of the $74.6 million increase in income from operations for the year ended December 31, 2011, and improved operating performance at our other specialty hospitals.

  Loss on Early Retirement of Debt

        On June 1, 2011 we refinanced our senior secured credit facility. We recognized a loss on early retirement of debt of $20.4 million for the year ended December 31, 2011 which included the write-off of unamortized deferred financing costs and tender premiums.

  Interest Expense

        Interest expense was $81.2 million for the year ended December 31, 2011 compared to $84.5 million for the year ended December 31, 2010. The decrease in interest expense resulted primarily from the expiration of interest rate swaps in 2010 that carried higher fixed interest rates, which was offset in part by the refinancing of $150.0 million of Holdings' debt, for which we were not previously obligated, through indebtedness incurred under our new senior secured credit facility on June 1, 2011.

  Income Taxes

        We recorded income tax expense of $81.0 million for the year ended December 31, 2011. The expense represented an effective tax rate of 38.1%. We recorded income tax expense of $51.4 million for the year ended December 31, 2010. The expense represented an effective tax rate of 33.8%. Select Medical Corporation is part of the consolidated federal tax return for Select Medical Holdings Corporation. We allocate income taxes between Select and Holdings for purposes of financial statement presentation. Because Holdings is a passive investment company incorporated in Delaware, it does not incur any state income tax expense or benefit on its specific income or loss and, as such, receives a tax allocation equal to the federal statutory rate of 35% on its specific income or loss. Based upon the relative size of Holdings' income or loss, this can cause the effective tax rate for Select to differ from the effective tax rate for the consolidated company. The analysis in the following paragraph discusses the change in our consolidated tax rate.

        On a consolidated basis with Holdings, we recorded income tax expense of $71.0 million for the year ended December 31, 2011. The expense represented an effective tax rate of 38.6%. We recorded income tax expense of $41.6 million for the year ended December 31, 2010. The expense represented an effective tax rate of 33.6%. Although our effective tax rate for the year ended December 31, 2011 approximates our statutory tax rate, the rate was affected by two significant items that offset each other in the effective rate. We experienced an increase in our effective tax rate from a difference between the tax accounting basis and the financial accounting basis associated with a hospital exchange that occurred in early 2011 and an increase in our reserves for uncertain tax positions resulting from the settlement costs associated with the Columbus matter. These increases were offset by a release in reserves for uncertain tax positions associated with the tax basis of an acquisition we consummated in 1999. During 2011, additional information was discovered that further supported the tax basis of entities acquired through this acquisition and resulted in a change in the estimates related to this tax uncertainty. Our low effective tax rate for the year ended December 31, 2010 is below the statutory rate due to the reversal of certain valuation allowances that had been provided on losses in previous years. A substantial portion of this reversal in our valuation allowance relates to our ability to utilize a Federal capital loss generated in 2007 to offset a taxable capital gain on a recently completed transaction.

  Non-Controlling Interests

        Non-controlling interests in consolidated earnings were $4.9 million for the year ended December 31, 2011 and $4.7 million for the year ended December 31, 2010.

Liquidity and Capital Resources

  Cash Flows for the Six Months Ended June 30, 2013 and Six Months Ended June 30, 2012

	Six Months Ended June 30,
	2012	2013
	(in thousands)
Cash flows provided by operating activities	$124,049	$27,602
Cash flows used in investing activities	(21,643)	(56,849)
Cash flows used in financing activities	(92,929)	(2,129)

Net increase (decrease) in cash and cash equivalents	9,477	(31,376)
Cash and cash equivalents at beginning of period	12,043	40,144

Cash and cash equivalents at end of period	$21,520	$8,768

        Operating activities provided $27.6 million of cash flows for the six months ended June 30, 2013. Operating activities provided $124.0 million of cash flows for the six months ended June 30, 2012. The decline in operating cash flows in the six months ended June 30, 2013 compared to the six months ended June 30, 2012 is due to the timing of the periodic interim payments we receive from Medicare for the services provided at our specialty hospitals and an acceleration in the payment of accrued interest resulting from our debt refinancings.

        Our days sales outstanding were 51 days at June 30, 2013 compared to 51 days at June 30, 2012 and 45 days at December 31, 2012. The increase in days sales outstanding between December 31, 2012 and June 30, 2013 is primarily related to the timing of the periodic interim payments we receive from Medicare for the services provided at our specialty hospitals.

        Investing activities used $56.8 million of cash flow for the six months ended June 30, 2013. The principal use of cash included $28.0 million related to the purchase of property and equipment and $28.7 million related principally to investments in unconsolidated businesses. Investing activities used $21.6 million of cash flow for the six months ended June 30, 2012. The principal use of cash included $27.9 million related to the purchase of property and equipment and $10.0 million related primarily to an additional investment in the Baylor JV. This use of cash was offset by $16.5 million in proceeds related to the sale of a building.

        Financing activities used $2.1 million of cash flow for the six months ended June 30, 2013. The financing activities included cash inflows related to $600.0 million of proceeds from the 6.375% senior notes issued on May 28, 2013. The proceeds of the senior notes were used to repay $587.0 million of our senior secured credit facility term loans and fund certain transaction costs amounting to $14.4 million. In addition, cash of $298.5 million was provided through the issuance of senior secured credit facility term loans which was used to pay dividends to Holdings to fund the redemption of $167.3 million principal amount of Holdings senior floating rate notes, repurchase $70.0 million of our 7 5/8% senior subordinated notes and pay $4.2 million of transaction costs related to the financing transactions completed during the first quarter ended March 31, 2013. In addition, during the six months ended June 30, 2013 we paid dividends to Holdings to fund $14.0 million of dividends paid to Holdings' common stockholders, $10.0 million to fund Holding's repurchase of common stock and $5.6 million to fund interest payments on Holdings debt. We also made net repayments on the revolving portion of our credit facility of $25.0 million, paid $5.6 million for credit facility term loan principal maturities and received net proceeds from other debt of $2.2 million. We had proceeds of $1.6 million from bank overdrafts and used $1.5 million to make distributions to non-controlling interests. Financing activities used $92.9 million of cash flow for the six months ended June 30, 2012. The primary uses of cash related to net payments under our senior secured credit facility of $44.3 million, dividends paid to Holdings to fund interest payments and stock repurchases of $52.0 million and distributions to non-controlling interests of $1.7 million. These uses were offset by net borrowings of other debt of $0.8 million, proceeds of $0.5 million from the issuance of common stock and proceeds from bank overdrafts of $3.7 million.

  Years Ended December 31, 2010, 2011 and 2012

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Cash flows provided by operating activities	$170,064	$240,053	$309,371
Cash flows used in investing activities	(216,998)	(54,735)	(72,406)
Cash flows used in financing activities	(32,381)	(177,640)	(208,864)

Net increase (decrease) in cash and cash equivalents	(79,315)	7,678	28,101
Cash and cash equivalents at beginning of period	83,680	4,365	12,043

Cash and cash equivalents at end of period	$4,365	$12,043	$40,144

        Operating activities provided $309.4 million of cash flows for the year ended December 31, 2012. The increase in cash flow provided by operating activities is principally related to a reduction in our days sales outstanding. Our days sales outstanding were 45 days at December 31, 2012 compared to 53 days at December 31, 2011. The reduction in days sales outstanding is primarily due to timing of the periodic interim payments we receive from Medicare for the services provided at our specialty hospitals and a reduction in our non-Medicare receivables.

        Operating activities provided $240.1 million for the year ended December 31, 2011. The increase in cash flow provided by operating activities for the year ended December 31, 2011 is principally related to the increase in our income from operations. Additionally, we were able to offset the cash impact of an increase in our tax expense through an one-time deferral of income effectuated through a tax accounting change related to how we recognize our specialty hospital Medicare revenues for tax reporting purposes. This tax accounting change had the effect of deferring $16.5 million of tax liability in 2011. Our days sales outstanding were 53 days at December 31, 2011 compared to 51 days at December 31, 2010. The increase is principally related to the timing and settlement of our Medicare accounts receivable for services provided at our specialty hospitals.

        Operating activities provided $170.1 million for the year ended December 31, 2010. The decrease in cash flow provided by operating activities in comparison to our operating cash flow provided by operating activities for the year ended December 31, 2009 is principally related to the increase in our accounts receivable at December 31, 2010. Our days sales outstanding were 51 days at December 31, 2010 compared to 49 days at December 31, 2009 and falls within our historical range of days sales outstanding.

        Investing activities used $72.4 million, $54.7 million and $217.0 million of cash flow for the years ended December 31, 2012, 2011, and 2010, respectively. Of this amount, we incurred acquisition related payments of $6.0 million, $0.9 million and $165.8 million, respectively in 2012, 2011 and 2010. The acquisition payments for 2012 related principally to several small acquisitions of clinics in our outpatient rehabilitation segment. The acquisition payments for 2011 relate primarily to small acquisitions of outpatient businesses and specialty hospitals. The acquisition payments in 2010 related principally to the acquisition of Regency which was $165.6 million. Investing activities also used cash for the purchases of property and equipment of $68.2 million, $46.0 million and $51.8 million in 2012, 2011, and 2010, respectively. We sold business units and real property which generated $16.5 million, $7.9 million and $0.6 million in cash during the years ended December 31, 2012, 2011 and 2010, respectively. Investment in businesses relates to equity investments in unconsolidated businesses. The $14.7 million of investments for the year ended December 31, 2012 and $15.7 million of investments for the year ended December 31, 2011 related primarily to our investment in the Baylor JV partnership units. In addition, Select purchased minority investment interests in other healthcare related businesses that provide specialized technology, services to healthcare entities, and other healthcare services during the year ended December 31, 2012.

        Financing activities used $208.9 million of cash flow for the year ended December 31, 2012. The primary use of cash related to dividends paid to Holdings of $268.5 million principally to fund the payment of dividends to Holdings' stockholders on December 12, 2012, fund Holdings' interest payments, and the repurchase of Holdings' common stock. We also used $6.5 million for debt issuances costs and paid $3.3 million in distributions to non-controlling interests, offset in part by net borrowings of debt of $66.4 million, $1.2 million of proceeds from bank overdrafts and $1.8 million of equity investment made by Holdings.

        Financing activities used $177.6 million of cash flow for the year ended December 31, 2011. The primary use of cash related to dividends paid to Holdings of $245.7 million to fund interest payments, repurchase of common stock and the repurchase of all $150.0 million principal amount of Holdings' 10% senior subordinated notes. We also had $18.6 million of cash flow to fund debt issuance costs, repay bank overdrafts of $2.2 million and fund $4.6 million in distributions to non-controlling interests. These uses of cash were offset by net borrowings of debt of $93.2 million.

        Financing activities used $32.4 million of cash flow for the year ended December 31, 2010. The primary usage of cash was related to dividends paid to Holdings of $69.7 million to fund Holdings' interest payments and Holdings' stock repurchases and was offset by a net borrowing under our revolving senior secured credit facility.

  Capital Resources

        We had net working capital of $135.4 million at June 30, 2013 compared to net working capital of $63.2 million at December 31, 2012. The increase in net working capital is primarily due to increases in accounts receivable. We had net working capital of $63.2 million at December 31, 2012 compared to net working capital of $97.3 million at December 31, 2011.

        On June 1, 2011, we entered into a new senior secured credit agreement that originally provided for $1.15 billion in senior secured credit facilities comprised of an $850.0 million, seven-year term loan facility, which we refer to as the "original term loan" and a $300.0 million, five-year revolving credit facility, including a $75.0 million sublimit for the issuance of standby letters of credit and a $25.0 million sublimit for swingline loans. Borrowings under the senior secured credit facilities are guaranteed by Holdings and substantially all of our current domestic subsidiaries and will be guaranteed by our future domestic subsidiaries and secured by substantially all of our existing and future property and assets and by a pledge of our capital stock, the capital stock of our domestic subsidiaries and up to 65% of the capital stock of our foreign subsidiaries, if any. We used borrowings under the senior secured credit facilities to refinance all of our outstanding indebtedness under our then existing senior secured credit facilities, to repurchase $266.5 million aggregate principal amount of our 7 5/8% senior subordinated notes due 2015 and to repay all of Holdings' 10% senior subordinated notes due 2015.

        On August 13, 2012, we entered into an additional credit extension amendment to our senior secured credit facilities providing for a $275.0 million additional term loan tranche, which we refer to as the "series A term loan" to us at the same interest rate and with the same term as the original term loan. We used the net proceeds from the series A term loan and cash to repurchase $275.0 million aggregate principal amount of our 7 5/8% senior subordinated notes due 2015.

        Borrowings under the original term loan and the series A term loan incurred interest at a rate equal to Adjusted LIBO plus 3.75%, or Alternate Base Rate plus 2.75%. Adjusted LIBO at no time was less than 1.75%.

        Borrowings under the revolving credit facility incur interest at a rate equal to Adjusted LIBO plus a percentage ranging from 2.75% to 3.75%, or Alternate Base Rate plus a percentage ranging from 1.75% to 2.75%, in each case based on our leverage ratio (the ratio of indebtedness to Consolidated EBITDA, as defined in the senior secured credit facilities).

        On February 20, 2013, we entered into an additional credit extension amendment to our senior secured credit facilities providing for a $300.0 million additional term loan tranche, which we refer to as the "series B term loan". We used borrowings under the series B term loan to redeem all of our outstanding 7 5/8% senior subordinated notes due 2015, to finance Holdings redemption of all of Holdings' senior floating rate notes due 2015 and to reduce a portion of the balance outstanding under our revolving credit facility.

        Borrowings under the series B term loan bear interest at a rate equal to Adjusted LIBO plus 3.25%, or Alternate Base Rate plus 2.25%. The series B term loan amortizes in equal quarterly installments on the last day of each March, June, September and December in aggregate annual amounts equal to $3.0 million. The balance of the series B term loan will be payable on February 20, 2016.

        On June 3, 2013, we amended our existing senior secured credit facilities in order to:

  •
  extend the maturity date on $293.3 million of our $300.0 million revolving credit facility from June 1, 2016 to March 1, 2018;

  •
  convert the remaining original term loan and series A term loan to a series C term loan and lower the interest rate payable on the series C term loan from Adjusted LIBO plus 3.75%, or Alternate Base Rate plus 2.75%, to Adjusted LIBO plus 3.00%, or Alternate Base Rate plus 2.00%, and amend the provision of the series C term loan from providing that Adjusted LIBO will at no time be less than 1.75% to providing that Adjusted LIBO will at no time be less than 1.00%; and

  •
  amend the restrictive covenants governing the senior secured credit facilities in order to allow for unlimited restricted payments so long as there is no event of default under the senior secured credit facilities and the total pro forma ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities) is less than or equal to 2.75 to 1.00.

        At June 30, 2013, we had outstanding borrowings of $811.1 million (net of unamortized original issue discounts of $7.2 million) under the term loans and borrowings of $105.0 million (excluding letters of credit) under the revolving loan portion of our senior secured credit facilities. We had $153.1 million of availability under our revolving loan facility (after giving effect to $41.9 million of outstanding letters of credit) at June 30, 2013.

        The applicable margin percentage for borrowings under our revolving loan is subject to change based upon the ratio of our leverage ratio (as defined in our senior secured credit facilities). The applicable interest rate for revolving loans as of June 30, 2013 was (1) Alternate Base Rate plus 2.75% for alternate base rate loans and (2) Adjusted LIBO plus 3.75% for Adjusted LIBO rate loans.

        "Adjusted LIBO" is defined as, with respect to any interest period, the London interbank offered rate for such interest period, adjusted for any applicable statutory reserve requirements; provided that Adjusted LIBO, when used in reference to the series C term loan, will at no time be less than 1.00%.

        "Alternate Base Rate" is defined as the highest of (a) the administrative agent's Prime Rate, (b) the Federal Funds Effective Rate plus 1/2 of 1.00% and (c) the Adjusted LIBO from time to time for an interest period of one month, plus 1.00%.

        We will be required to prepay borrowings under the senior secured credit facilities with (1) 100% of the net cash proceeds received from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation, subject to reinvestment provisions and other customary carveouts and the payment of certain indebtedness secured by liens subject to a first lien intercreditor agreement, (2) 100% of the net cash proceeds received from the issuance of debt obligations other than certain permitted debt obligations, and (3) 50% of excess cash flow (as defined in the senior secured credit facilities) if our leverage ratio is greater than 3.75 to 1.00 and 25% of excess cash flow if our leverage ratio is less than or equal to 3.75 to 1.00 and greater than 3.25 to 1.00, in each case, reduced by the aggregate amount of term loans optionally prepaid during the applicable fiscal year. We will not be required to prepay borrowings with excess cash flow if our leverage ratio is less than or equal to 3.25 to 1.00.

        The senior secured credit facilities require us to maintain a leverage ratio (based upon the ratio of indebtedness to consolidated EBITDA, as defined in the senior secured credit facilities), which is tested quarterly, and prohibits us from making capital expenditures in excess of $125.0 million in any fiscal year (subject to a 50% carry-over provision). As of June 30, 2013, we were required to maintain our leverage ratio at less than 4.50 to 1.00, and our leverage ratio was 3.93 to 1.00. Failure to comply with these covenants would result in an event of default under the senior secured credit facilities and, absent a waiver or an amendment from the lenders, preclude us from making further borrowings under the revolving credit facility and permit the lenders to accelerate all outstanding borrowings under the senior secured credit facilities.

        The senior secured credit facilities also contain a number of affirmative and restrictive covenants, including limitations on mergers, consolidations and dissolutions; sales of assets; investments and acquisitions; indebtedness; liens; affiliate transactions; and dividends and restricted payments. The senior secured credit facilities contain events of default for non-payment of principal and interest when due, cross-default and cross-acceleration provisions and an event of default that would be triggered by a change of control.

        On June 1, 2012, we used a portion of the proceeds from our senior secured credit facilities to repurchase $266.5 million aggregate principal amount of our 7 5/8% senior subordinated notes. On September 12, 2012, we used the proceeds of the series A term loans and cash on hand to redeem an additional $275.0 million aggregate principal amount of our 7 5/8% senior subordinated notes and on March 22, 2013, we used the borrowings under the series B term loan to redeem the remaining outstanding 7 5/8% senior subordinated notes due.

        On May 28, 2013, we issued and sold $600.0 million aggregate principal amount of 6.375% senior notes due 2021. The senior notes are senior unsecured obligations and are fully and unconditionally guaranteed by all of our wholly owned subsidiaries. On May 28, 2013, we used the proceeds of the senior notes to pay a portion of the amounts outstanding on the original term loan and the series A term loan, and to pay related fees and expenses.

        Interest on the senior notes accrues at the rate of 6.375% per annum and is payable semi-annually in cash in arrears on June 1 and December 1 of each year, commencing on December 1, 2013. The senior notes are senior unsecured obligations and rank equally in right of payment with all of its other existing and future senior unsecured indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness. The senior notes are guaranteed, jointly and severally, by our direct or indirect existing and future domestic restricted subsidiaries other than certain non-guarantor subsidiaries.

        We may redeem some or all of the senior notes prior to June 1, 2016 by paying a "make-whole" premium. We may redeem some or all of the senior notes on or after June 1, 2016 at specified redemption prices. In addition, prior to June 1, 2016, we may redeem up to 35% of the senior notes with the net proceeds of certain equity offerings at a price of 106.375% plus accrued and unpaid interest, if any. We are obligated to offer to repurchase the senior notes at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events. These restrictions and prohibitions are subject to certain qualifications and exceptions.

        The Indenture relating to the senior notes contains covenants that, among other things, limit our ability and the ability of certain of its subsidiaries to (i) grant liens on its assets, (ii) make dividend payments, other distributions or other restricted payments, (iii) incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, (iv) enter into sale and leaseback transactions, (v) merge, consolidate, transfer or dispose of substantially all of their assets, (vi) incur additional indebtedness, (vii) make investments, (viii) sell assets, including capital stock of subsidiaries, (ix) use the proceeds from sales of assets, including capital stock of restricted subsidiaries, and (x) enter into transactions with affiliates. In addition, the Indenture requires, among other things, us to provide financial and current reports to holders of the senior notes or file such reports electronically with the U.S. Securities and Exchange Commission (the "SEC"). These covenants are subject to a number of exceptions, limitations and qualifications set forth in the Indenture.

        In connection with the issuance of the senior notes, we entered into a registration rights agreement on May 28, 2013 with certain guarantors of the notes named therein and J.P. Morgan Securities LLC, on behalf of itself and the other initial purchasers named therein (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, we have agreed to file an exchange offer registration statement to exchange the senior notes for substantially identical notes registered under the Securities Act unless the exchange offer is not permitted by applicable law or the policy of the SEC. We have also agreed to file a shelf registration statement to cover resales of notes under certain circumstances. We agreed to file the exchange offer registration statement with the SEC within 150 days of the issue date of the senior notes and use commercially reasonable efforts to have the exchange offer registration statement declared effective within 240 days of the issue date and to complete the exchange offer with respect to the senior notes within 30 days of effectiveness. In addition, we agreed to use commercially reasonable efforts to file the shelf registration statement on or prior to the later of (i) 120 days after a filing obligation arises and (ii) 270 days after the issue date, and to use commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC on or prior to 210 days after such filing. If we fails to satisfy its registration obligations under the Registration Rights Agreement, it will be required to pay additional interest to the holders of the senior notes under certain circumstances.

        We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, tender offers or otherwise. Such repurchases or exchanges, if any, may be funded from operating cash flows or other sources and will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

        Holdings' board of directors has authorized a common stock repurchase program to repurchase up to $350.0 million worth of shares of its common stock. The program will remain in effect until March 31, 2014, unless extended by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Holdings deems appropriate. Holdings is funding this program with our cash on hand and borrowings under our revolving credit facility. During the six months ended June 30, 2013, Holdings repurchased 1,115,691 shares at a cost of approximately $10.0 million, an average cost per share of $8.95, which includes transaction costs. Since the inception of the program through June 30, 2013, Holdings has repurchased 23,606,080 shares at a cost of approximately $173.6 million, or $7.36 per share, which includes transaction costs.

        We believe our internally generated cash flows and borrowing capacity under our senior secured credit facility will be sufficient to finance operations over the next twelve months.

        We routinely pursue opportunities to develop new joint venture relationships with significant health systems, and from time to time we may also develop new inpatient rehabilitation hospitals. With the expiration on December 28, 2012 of the moratorium on new LTCHs and new LTCH beds, we are evaluating the addition of new LTCH beds at certain of our hospitals. We also intend to open new outpatient rehabilitation clinics in local areas that we currently serve where we can benefit from existing referral relationships and brand awareness to produce incremental growth. In addition to our development activities, we may grow our network of specialty hospitals through opportunistic acquisitions.

  Dividend

        On August 7, 2013, Holdings' board of directors declared a quarterly cash dividend of $0.10 per share. The dividend will be payable on or about August 30, 2013 to stockholders of record as of the close of business on August 20, 2013. Holdings intends to fund this dividend through the use of our cash on hand and borrowings under our revolving credit facility.

  Commitments and Contingencies

        The following tables summarize contractual obligations at December 31, 2012, and the effect such obligations are expected to have on liquidity and cash flow in future periods. Reserves for uncertain tax positions of $15.4 million have been excluded from the tables below as we cannot reasonably estimate the amounts or periods in which these liabilities will be paid.

Contractual Obligations	Total	2013	2014-2016	2017-2018	After 2018
	(in thousands)
7 5/8% senior subordinated notes(1)(5)	$70,000	$—	$70,000	$—	$—
Senior secured credit facility(2)(3)(5)	1,226,641	8,584	155,860	1,062,197	—
Other debt obligations	6,302	3,062	1,794	46	1,400

Total debt	1,302,943	11,646	227,654	1,062,243	1,400
Interest(4)(5)	353,704	72,209	198,682	82,757	56
Letters of credit outstanding(5)	34,072	—	34,072	—	—
Purchase obligations	6,240	3,479	2,358	403	—
Construction contracts	7,246	7,246	—	—	—
Naming, promotional and sponsorship agreement	42,977	2,870	9,017	6,365	24,725
Operating leases	675,028	121,272	223,326	74,840	255,590
Related party operating leases	36,436	3,481	9,910	6,992	16,053

Total contractual cash obligations	$2,458,646	$222,203	$705,019	$1,233,600	$297,824

(1)
On March 22, 2013 we redeemed all the outstanding 7 5/8% senior subordinated notes due 2015 using a portion of the proceeds from the series B term loan.

(2)
Reflects the balance sheet liability of the senior secured credit facility calculated in accordance with GAAP. The balance sheet liability so reflected is less than the $1,125.1 million aggregate principal amount of term loans that were issued with original issue discount. The remaining unamortized original issue discount on the term loans was $14.2 million at December 31, 2012. Interest on the senior secured credit facility accrued on the full principal amount thereof and we will be obligated to repay the full principal thereof at maturity or upon any mandatory or voluntary prepayment thereof.

(3)
The balance of the term loans was to be payable on June 1, 2018 and the revolving credit facility was to be payable on June 1, 2016.

(4)
The interest obligation for the senior secured credit facility term loans was calculated using the average interest rate at December 31, 2012 of 5.5% and the revolving portion was calculated at the average interest rate at December 31, 2012 of 4.3%. The interest obligation was calculated using the stated interest rate for the 7 5/8% senior subordinated notes and 6.0% for the other debt obligations.

(5)
The following table reflects our debt obligations as of June 30, 2013 which differ from our debt obligations presented in the table above at December 31, 2012 due to the refinancing activities we completed in 2013.

Contractual Obligations (in thousands)	Total	July 1, 2013 through December 31, 2013	2014-2016	2017-2018	After 2018
6.375% senior notes	600,000	—	—	—	600,000
Senior secured credit facility	916,060	6,492	304,718	604,850	—
Interest(a)	454,927	38,087	214,248	110,154	92,438
Letters of Credit Outstanding	41,924	—	—	41,924	—

(a)
The interest obligation for the senior secured credit facility term loans was calculated using 4.0% and the revolving portions was calculated at 4.4%. The interest obligation was calculated using the stated interest rate for the 6.375% senior notes and 6.0% for the other debt obligations.

Inflation

        The healthcare industry is labor intensive and susceptible to wage increases during periods of inflation and when labor shortages occur in the marketplace. In addition, suppliers which include pharmaceutical costs, pass along rising costs to us in the form of higher prices. Our ability to pass on increased costs associated with providing healthcare to Medicare and Medicaid patients is limited due to federal and state laws that established fixed reimbursement rates. In recent years, inflation has not had a material impact on our results of operations. We cannot predict the impact that future economic conditions may have on our ability to contain or offset future cost increases.

Recent Accounting Pronouncements

        In July 2012, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2012-02, "Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment," ("Update 2012-02"). In accordance with Update 2012-02, an entity has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If the entity determines that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than the carrying value, the entity will be required to perform the quantitative impairment test. Update 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. However, early adoption is permitted. Update 2012-02 will not have an impact on our consolidated financial statements.

        In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220)—Presentation of Comprehensive Income" ("Update 2011-05") that improves the comparability, consistency and transparency of financial reporting and increases the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity. Update 2011-05 requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under either method, adjustments must be displayed for items that are reclassified from other comprehensive income ("OCI") to net income, in both net income and OCI. Update 2011-05 does not change the current option for presenting components of OCI gross or net of the effect of income taxes, provided that such tax effects are presented in the statement in which OCI is presented or disclosed in the notes to the financial statements. Additionally, Update 2011-05 does not affect the calculation or reporting of earnings per share. Update 2011-05 was effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and is to be applied retrospectively. With the adoption of Update 2011-05, the Company opted to change its presentation of its components of other comprehensive income to a single continuous statement of operations and other comprehensive income.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are subject to interest rate risk in connection with our long-term indebtedness. Our principal interest rate exposure relates to the loans outstanding under our senior secured credit facility. As of June 30, 2013, we had $818.3 million (excluding unamortized original issue discount) in term loans outstanding under our senior secured credit facility and $105.0 million in revolving loans outstanding under our senior secured credit facility, which bear interest at variable rates. Each eighth point change in interest rates on the variable rate portion of our long-term indebtedness would result in a $1.2 million annual change in interest expense. However, because the variable interest rate for an aggregate $519.8 million in series C term loan is subject to an Adjusted LIBO Rate floor of 1.00% until the Adjusted LIBO Rate exceeds 1.00%, our interest rate on this indebtedness is effectively fixed at 4.00%.

 OUR BUSINESS

Overview

        We believe that we are one of the largest operators of both specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities. As of June 30, 2013, we operated 109 long term acute care hospitals, or "LTCHs" and 14 inpatient rehabilitation facilities, or "IRFs" in 28 states, and 988 outpatient rehabilitation clinics in 32 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team.

        We manage our company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. We had net operating revenues of $2,949.0 million for the year ended December 31, 2012. Of this total, we earned approximately 75% of our net operating revenues from our specialty hospital segment and approximately 25% from our outpatient rehabilitation segment. Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute care patients and hospitals designed to serve patients who require intensive inpatient medical rehabilitation care. Our outpatient rehabilitation segment consists of clinics and contract therapy locations that provide physical, occupational and speech rehabilitation services.

Specialty Hospitals

        We are a leading operator of specialty hospitals in the United States. As of June 30, 2013, we operated 123 facilities throughout 28 states, including 109 LTCHs, all of which are currently certified by the federal Medicare program as LTCHs, and 14 acute medical rehabilitation hospitals, 13 of which are currently certified by the federal Medicare program as IRFs and one of which is going through the process to obtain Medicare certification. For the years ended December 31, 2010, December 31, 2011 and December 31, 2012, approximately 61%, 61% and 60%, respectively, of the net operating revenues of our specialty hospital segment came from Medicare reimbursement. As of June 30, 2013, we operated a total of 5,181 available licensed beds and employed approximately 20,600 people in our specialty hospital segment, consisting primarily of registered or licensed nurses, respiratory therapists, physical therapists, occupational therapists and speech therapists.

        Patients are typically admitted to our specialty hospitals from general acute care hospitals. These patients have specialized needs, and serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, traumatic brain and spinal cord injuries, strokes, non-healing wounds, cardiac disorders, renal disorders and cancer. Given their complex medical needs, these patients generally require a longer length of stay than patients in a general acute care hospital and benefit from being treated in a specialty hospital that is designed to meet their unique medical needs. The average length of stay for patients in our specialty hospitals was 27 days in our LTCHs and 15 days in our IRFs, for the year ended December 31, 2012.

        Below is a table that shows the distribution by medical condition (based on primary diagnosis) of patients in our hospitals for the year ended December 31, 2012:

Medical Condition	Distribution of Patients
Respiratory disorders	35%
Neuromuscular disorders	32%
Cardiac disorders	10%
Wound care	6%
Infectious diseases	6%
Other	11%

Total	100%

        We believe that we provide our services on a more cost-effective basis than a typical general acute care hospital because we provide a much narrower range of services. We believe that our services are therefore attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their enrollees. Additionally, we continually seek to increase our admissions by demonstrating our quality of care and by doing so expanding and improving our relationships with the physicians and general acute care hospitals in the markets where we operate. We maintain a strong focus on the provision of high-quality medical care within our facilities and believe that this operational focus is in part reflected by the accreditation of our specialty hospitals by The Joint Commission, the American Osteopathic Association ("AOA") and the Commission on Accreditation of Rehabilitation Facilities ("CARF"). As of June 30, 2013, all of the 123 specialty hospitals we operated were accredited by either The Joint Commission or the AOA. Additionally, some of our IRFs have also applied for and received accreditation from CARF. The Joint Commission and CARF are independent, not-for-profit organizations that establish standards related to the operation and management of healthcare facilities. Each of our accredited facilities must regularly demonstrate to a survey team conformance to the applicable standards.

        When a patient is referred to one of our hospitals by a physician, case manager, discharge planner, health maintenance organization or insurance company, we perform a clinical assessment of the patient to determine if the patient meets our criteria for admission. Based on the determinations reached in this clinical assessment, an admission decision is made by the attending physician.

        Upon admission, an interdisciplinary team reviews a new patient's condition. The interdisciplinary team is comprised of a number of clinicians and may include any or all of the following: an attending physician; a specialty nurse; a physical, occupational or speech therapist; a respiratory therapist; a dietician; a pharmacist; and a case manager. Upon completion of an initial evaluation by each member of the treatment team, an individualized treatment plan is established and implemented. The case manager coordinates all aspects of the patient's hospital stay and serves as a liaison with the insurance carrier's case management staff when appropriate. The case manager communicates progress, resource utilization, and treatment goals between the patient, the treatment team and the payor.

        Each of our specialty hospitals has an interdisciplinary medical staff that is comprised of physicians that have completed the privileging and credentialing process required by that specialty hospital, and have been approved by the governing board of that specialty hospital. Physicians on the medical staff of our specialty hospitals are generally not directly employed by our specialty hospitals but instead have staff privileges at one or more hospitals. At each of our specialty hospitals, attending physicians conduct rounds on their patients on a daily basis and consulting physicians provide consulting services based on the medical needs of our patients. Our specialty hospitals also have on-call arrangements with physicians to ensure that a physician is available to care for our patients at all times. We staff our specialty hospitals with the number of physicians and other medical practitioners that we believe is appropriate to address the varying needs of our patients. When determining the appropriate composition of the medical staff of a specialty hospital, we consider (1) the size of the specialty hospital, (2) services provided by the specialty hospital, (3) if applicable, the size and capabilities of the medical staff of the general acute care hospital that hosts our hospital within hospital, or "HIH" and (4) if applicable, the proximity of an acute care hospital to a free-standing hospital. The medical staff of each of our specialty hospitals meets the applicable requirements set forth by Medicare, The Joint Commission and the state in which that specialty hospital is located.

        Each of our specialty hospitals has an onsite management team consisting of a chief executive officer, a chief nursing officer and a director of business development. These teams manage local strategy and day-to-day operations, including oversight of clinical care and treatment. They also assume primary responsibility for developing relationships with the general acute care providers and clinicians in the local areas we serve that refer patients to our specialty hospitals. We provide our hospitals with centralized accounting, treasury, payroll, legal, operational support, human resources, compliance, management information systems and billing and collection services. The centralization of these services improves efficiency and permits hospital staff to focus their time on patient care.

        We operate the majority of our LTCHs as HIHs. An LTCH that operates as an HIH leases space from a general acute care hospital, or "host hospital," and operates as a separately licensed hospital within the host hospital, or on the same campus as the host hospital. In contrast, a free-standing LTCH does not operate on a host hospital campus. We operated 109 LTCHs at June 30, 2013, of which 108 are owned and one is managed. Of the 108 LTCHs we owned, 76 were operated as HIHs and 32 were operated as free-standing hospitals.

        For a description of government regulations and Medicare payments made to our LTCHs, IRFs and outpatient rehabilitation services see "—Government Regulations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Changes."

Specialty Hospital Strategy

        The key elements of our specialty hospital strategy are to:

        Focus on Specialized Inpatient Services.    We serve highly acute patients and patients with debilitating injuries and rehabilitation needs that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Generally, patients in our specialty hospitals require longer stays and can benefit from more specialized clinical care than patients treated in general acute care hospitals. Our patients' average length of stay in our specialty hospitals was 24 days for the year ended December 31, 2012.

        Provide High-Quality Care and Service.    We believe that our specialty hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with acute, complex and specialized medical needs who are typically referred to us by general acute care hospitals. Our specialized treatment programs focus on specific patient needs and medical conditions such as ventilator weaning programs, wound care protocols and rehabilitation programs for brain trauma and spinal cord injuries. Our responsive staffing models ensure that patients have the appropriate clinical resources over the course of their stay. We believe that we are recognized for providing quality care and service, as evidenced by accreditation by The Joint Commission and CARF. We also believe we develop brand loyalty in the local areas we serve by demonstrating our quality of care.

        Our treatment programs benefit patients because they give our clinicians access to the best practices and protocols that we have found to be most effective in treating various conditions such as respiratory failure, non-healing wounds, brain and spinal cord injuries, strokes and neuromuscular disorders. In addition, we combine or modify these programs to provide a treatment plan tailored to meet our patients' unique needs.

        The quality of the patient care we provide is continually monitored using several measures, including patient satisfaction surveys, as well as clinical outcomes analyses. Quality measures are collected continuously and reported monthly, quarterly and annually. In order to benchmark ourselves against other healthcare organizations, we have contracted with outside vendors to collect our clinical and patient satisfaction information and compare it to other healthcare organizations. The information collected is reported back to each hospital, to our corporate office, and directly to The Joint Commission. As of June 30, 2013, all of the 123 specialty hospitals we operated were accredited. Some of our IRFs have also received accreditation from CARF. See "—Government Regulations—Licensure—Accreditation."

        Reduce Operating Costs.    We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

  •
  centralizing administrative functions such as accounting, treasury, payroll, legal, operational support, human resources, compliance and billing and collection;

  •
  standardizing management information systems to aid in accounting, billing, collections and data capture and analysis; and

  •
  centralizing sourcing and contracting to receive discounted prices for pharmaceuticals, medical supplies and other commodities used in our operations.

        Increase Commercial Volume.    We have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our specialty hospitals. We believe that commercial payors seek to contract with our hospitals because we offer patients high-quality, cost-effective care at more attractive rates than general acute care hospitals. We also offer commercial enrollees customized treatment programs not typically offered in general acute care hospitals.

        Develop Inpatient Facilities.    Since our inception in 1997 we have internally developed 64 specialty hospitals. We will continue to evaluate opportunities to develop joint venture relationships with significant health systems, and from time to time we may also develop new inpatient rehabilitation hospitals.

        By leveraging the experience of our senior management and dedicated development team, we believe that we are well positioned to capitalize on development opportunities. When we identify joint venture opportunities, our development team conducts an extensive review of the area's referral patterns and commercial insurance to determine the general reimbursement trends and payor mix. Ultimately, we determine the needs of a joint venture, which could include working capital, the construction of new space or the leasing and renovation of existing space. During construction or renovation, the project is transitioned to our start-up team, which is experienced in preparing a specialty hospital for opening. The start-up team oversees construction or renovation, equipment purchases and any necessary licensure procedures. While the facility is being prepared for opening, our corporate operations group is responsible for the recruitment of a full-time management team, to which responsibility for the facility's management is transitioned once the facility is opened.

        Pursue Opportunistic Acquisitions and Joint Ventures.    In addition to our development initiatives, we may grow our network of specialty hospitals through opportunistic acquisitions or joint ventures. When we acquire a hospital or a group of hospitals or enter into a joint venture, a team of our professionals is responsible for formulating and executing an integration plan. We seek to improve financial performance at such facilities by adding clinical programs that attract commercial payors, centralizing administrative functions and implementing our standardized resource management programs.

Outpatient Rehabilitation

        We believe that we are the largest operator of outpatient rehabilitation clinics in the United States based on number of facilities, with 988 facilities throughout 32 states and the District of Columbia as of June 30, 2013. Typically, each of our clinics is located in a medical complex or retail location. We also provide medical rehabilitative services to residents and patients of nursing homes, hospitals, schools, assisted living and senior care centers and worksites. As of June 30, 2013, we provided rehabilitative services to approximately 522 contracted locations in 31 states and the District of Columbia. Our outpatient rehabilitation segment employed approximately 9,500 people as of June 30, 2013.

        In our clinics and through our contractual relationships, we provide physical, occupational and speech rehabilitation programs and services. We also provide certain specialized programs such as functional programs for work related injuries, hand therapy and athletic training services. The typical patient in one of our clinics suffers from musculoskeletal impairments that restrict his or her ability to perform normal activities of daily living. These impairments are often associated with accidents, sports injuries, work related injuries or post-operative orthopedic and other medical conditions. Our rehabilitation programs and services are designed to help these patients minimize physical and cognitive impairments and maximize functional ability. We also provide services designed to prevent short term disabilities from becoming chronic conditions. Our rehabilitation services are provided by our professionals including licensed physical therapists, occupational therapists, speech-language pathologists and athletic trainers.

        Outpatient rehabilitation patients are generally referred or directed to our clinics by a physician, employer or health insurer who believes that a patient, employee or member can benefit from the level of therapy we provide in an outpatient setting. We believe that our services are attractive to healthcare payors who are seeking to provide a high-quality and cost-effective level of care to their enrollees.

        In our outpatient rehabilitation segment, approximately 90% of our net operating revenues come from commercial payors, including healthcare insurers, managed care organizations and workers' compensation programs, contract management services and private pay sources. The balance of our reimbursement is derived from Medicare and other government sponsored programs.

Outpatient Rehabilitation Strategy

        The key elements of our outpatient rehabilitation strategy are to:

        Provide High-Quality Care and Service.    We are focused on providing a high level of service to our patients throughout their entire course of treatment. To measure satisfaction with our service we have developed surveys for both patients and physicians. Our clinics utilize the feedback from these surveys to continuously refine and improve service levels. We believe that by focusing on quality care and offering a high level of customer service we develop brand loyalty in the local areas we serve. This high quality of care and service allows us to strengthen our relationships with referring physicians, employers and health insurers and drive additional patient volume.

        Increase Market Share.    We strive to establish a leading presence within the local areas we serve. To increase our presence, we seek to expand our services and programs and to open new clinics in our existing markets. This allows us to realize economies of scale, heightened brand loyalty and workforce continuity. We are focused on increasing our workers' compensation and commercial/managed care payor mix.

        Expand Rehabilitation Programs and Services.    Through our local clinical directors of operations and clinic managers within their service areas, we assess the healthcare needs of the areas we serve. Based on these assessments, we implement additional programs and services specifically targeted to meet demand in the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes and patient satisfaction.

        Optimize the Profitability of our Payor Contracts.    We review payor contracts up for renewal and potential new payor contracts to optimize our profitability. Before we enter into a new contract with a commercial payor, we evaluate it with the aid of our contract management system. We assess potential profitability by evaluating past and projected patient volume, clinic capacity, and expense trends. We create a retention strategy for the top performing contracts and a renegotiation strategy for contracts that do not meet our defined criteria. We believe that our size and our strong reputation enable us to negotiate favorable outpatient contracts with commercial insurers.

        Maintain Strong Employee Relations.    We believe that the relationships between our employees and the referral sources in their communities are critical to our success. Our referral sources, such as physicians and healthcare case managers, send their patients to our clinics based on three factors: the quality of our care, the service we provide and their familiarity with our therapists. We seek to retain and motivate our therapists by implementing a performance-based bonus program, a defined career path with the ability to be promoted from within, timely communication on company developments and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local area strategy. We seek to identify therapists who are potential business leaders. This management approach reflects the unique nature of each local area in which we operate and the importance of encouraging our employees to assume responsibility for their clinic's performance.

        Pursue Opportunistic Acquisitions.    We may grow our network of outpatient rehabilitation facilities through opportunistic acquisitions. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and increase margins at acquired facilities.

Other

        Other activities include our corporate services and certain other non-consolidating joint ventures and minority investments in other healthcare related businesses. These include investments in companies that provide specialized technology, services to healthcare entities and providers of complementary services.

Our Competitive Strengths

        We believe that the success of our business model is based on a number of competitive strengths, including our position as a leading operator in each of our business segments, proven financial performance and strong cash flow, significant scale, experience in completing and integrating acquisitions, ability to capitalize on consolidation opportunities and an experienced management team.

        Leading Operator in Distinct but Complementary Lines of Business.    We believe that we are a leading operator in each of our principal business segments, based on number of facilities in the United States. Our leadership position and reputation as a high-quality, cost-effective healthcare provider in each of our business segments allows us to attract patients and employees, aids us in our marketing efforts to payors and referral sources and helps us negotiate payor contracts. In our specialty hospital segment, we operated 109 LTCHs in 28 states and 14 IRFs in six states at June 30, 2013. We derived approximately 75% of net operating revenues from these operations for the year ended December 31, 2012. In our outpatient rehabilitation segment, we operated 988 outpatient rehabilitation clinics in 32 states and the District of Columbia at June 30, 2013. We derived approximately 25% of net operating revenues from these operations for the year ended December 31, 2012. With these leading positions in the areas we serve, we believe that we are well-positioned to benefit from the rising demand for medical services due to an aging population in the United States, which will drive growth across our business lines.

        Proven Financial Performance and Strong Cash Flow.    We have established a track record of improving the financial performance of our facilities due to our disciplined approach to revenue growth, expense management and an intense focus on free cash flow generation. This includes regular review of specific financial metrics of our business to determine trends in our revenue generation, expenses, billing and cash collection. Based on the ongoing analysis of such trends, we make adjustments to our operations to optimize our financial performance and cash flow.

        Significant Scale.    By building significant scale in each of our business segments, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. As a result, we have been able to minimize our general and administrative expense as a percentage of revenues.

        Experience in Successfully Completing and Integrating Acquisitions.    From our inception in 1997 through 2012, we completed seven significant acquisitions for approximately $1,104.8 million in aggregate consideration. We believe that we have improved the operating performance of these facilities over time by applying our standard operating practices and by realizing efficiencies from our centralized operations and management.

        Well-Positioned to Capitalize on Consolidation Opportunities.    We believe that we are well-positioned to capitalize on consolidation opportunities within each of our business segments and selectively augment our internal growth. We believe that each of our business segments is fragmented, with many of the nation's LTCHs, IRFs and outpatient rehabilitation facilities being operated by independent operators lacking national or broad regional scope. With our geographically diversified portfolio of facilities in the United States, we believe that our footprint provides us with a wide-ranging perspective on multiple potential acquisition opportunities.

        Experienced and Proven Management Team.    Prior to co-founding our company with our current Chief Executive Officer, our Executive Chairman founded and operated three other healthcare companies focused on inpatient and outpatient rehabilitation services. In addition, our senior management team has extensive experience in the healthcare industry. In recent years, we have reorganized our operations to expand executive talent and ensure management continuity.

Sources of Net Operating Revenues

        The following table presents the approximate percentages by source of net operating revenue received for healthcare services we provided for the periods indicated:

	Year Ended December 31,
	2010	2011	2012
Net Operating Revenues by Payor Source
Medicare	46.7%	48.2%	46.9%
Commercial insurance(1)	44.7%	41.5%	41.9%
Private and other(2)	5.6%	7.0%	7.7%
Medicaid	3.0%	3.3%	3.5%

Total	100.0%	100.0%	100.0%

(1)
Includes commercial healthcare insurance carriers, health maintenance organizations, preferred provider organizations, workers' compensation and managed care programs.

(2)
Includes self-payors, contract management services and non-patient related payments. Self-pay revenues represent less than 1% of total net operating revenues for all periods.

  Government Sources

        Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. As of June 30, 2013, we operated 123 specialty hospitals, 122 of which are currently certified as Medicare providers and one of which is going through the process to obtain Medicare certification. Our outpatient rehabilitation clinics regularly receive Medicare payments for their services. Additionally, many of our specialty hospitals participate in state Medicaid programs. Amounts received under the Medicare and Medicaid programs are generally less than the customary charges for the services provided. In recent years there have been significant changes made to the Medicare and Medicaid programs. Since a significant portion of our revenues come from patients under the Medicare program, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in the Medicare program. See "—Government Regulations—Overview of U.S. and State Government Reimbursements."

  Non-Government Sources

        Our non-government sources of net operating revenue include insurance companies, workers' compensation programs, health maintenance organizations, preferred provider organizations, other managed care companies and employers, as well as by patients directly. Patients are generally not responsible for any difference between customary charges for our services and amounts paid by Medicare and Medicaid programs, insurance companies, workers' compensation companies, health maintenance organizations, preferred provider organizations and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or commercial payors.

Employees

        As of June 30, 2013, we employed approximately 31,000 people throughout the United States. Approximately 20,900 of our employees are full time and the remaining approximately 10,100 are part-time employees. Specialty hospital employees totaled approximately 20,600 and outpatient, contract therapy and physical rehabilitation and occupational health employees totaled approximately 9,500. The remaining approximately 900 employees were in corporate management, administration and other support services primarily residing at our Mechanicsburg, Pennsylvania headquarters.

Competition

        We compete on the basis of the quality of the patient services we provide, the results that we achieve for our patients and the prices we charge for our services. The primary competitive factors in the long term acute care and inpatient rehabilitation businesses include quality of services, charges for services and responsiveness to the needs of patients, families, payors and physicians. Other companies operate LTCHs and IRFs that compete with our hospitals, including large operators of similar facilities, such as Kindred Healthcare Inc. and HealthSouth Corporation and rehabilitation units and stepdown units operated by acute care hospitals in the markets we serve. The competitive position of any hospital is also affected by the ability of its management to negotiate contracts with purchasers of group healthcare services, including private employers, managed care companies, preferred provider organizations and health maintenance organizations. Such organizations attempt to obtain discounts from established hospital charges. The importance of obtaining contracts with preferred provider organizations, health maintenance organizations and other organizations which finance healthcare, and its effect on a hospital's competitive position, vary from area to area, depending on the number and strength of such organizations.

        Our outpatient rehabilitation clinics face competition principally from locally owned and managed outpatient rehabilitation clinics in the communities they serve and from selected national providers such as Physiotherapy Associates and U.S. Physical Therapy in selected local areas. Many of these clinics have longer operating histories and greater name recognition in these communities than our clinics, and they may have stronger relations with physicians in these communities on whom we rely for patient referrals.

Government Regulations

  General

        The healthcare industry is required to comply with many complex laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals and outpatient rehabilitation clinics meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, safeguarding protected health information, compliance with building codes and environmental protection and healthcare fraud and abuse. These laws and regulations are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

  Facility Licensure

        Our healthcare facilities are subject to state and local licensing regulations ranging from the adequacy of medical care to compliance with building codes and environmental protection laws. In order to assure continued compliance with these various regulations, governmental and other authorities periodically inspect our facilities, not only at scheduled intervals but also in response to complaints from patients and others. While our facilities intend to comply with existing licensing and Medicare certification requirements and accreditation standards, there can be no assurance that regulatory authorities will determine that all applicable requirements are fully met at any given time. A determination by an applicable regulatory authority that a facility is not in compliance with these requirements could lead to the imposition of corrective action, assessment of fines and penalties, or loss of licensure, Medicare certification or accreditation. These consequences could have an adverse effect on our company.

        Some states still require us to get approval under certificate of need regulations when we create, acquire or expand our facilities or services, or alter the ownership of such facilities, whether directly or indirectly. The certificate of need regulations vary from state to state, and are subject to change and new interpretation. If we fail to show public need and obtain approval in these states for our new facilities or changes to the ownership structure of existing facilities, we may be subject to civil or even criminal penalties, lose our facility license or become ineligible for reimbursement.

  Professional Licensure and Corporate Practice

        Healthcare professionals at our hospitals and outpatient rehabilitation clinics are required to be individually licensed or certified under applicable state law. We take steps to ensure that our employees and agents possess all necessary licenses and certifications. Some states prohibit the "corporate practice of therapy" so that business corporations such as ours are restricted from practicing therapy through the direct employment of therapists. The laws relating to corporate practice vary from state to state and are not fully developed in each state in which we have outpatient clinics. We believe that each of our outpatient therapy clinics complies with any current corporate practice prohibition of the state in which it is located. For example, in those states that apply the corporate practice prohibition, we either contract to obtain therapy services from an entity permitted to employ therapists or we manage the physical therapy practice owned by licensed therapists through which the therapy services are provided. However, future interpretations of the corporate practice prohibition, enactment of new legislation or adoption of new regulations could cause us to have to restructure our business operations or close our clinics in a particular state. If new legislation, regulations or interpretations establish that our clinics do not comply with state corporate practice prohibition, we could be subject to civil, and perhaps criminal, penalties. Any such restructuring or penalties could have a material adverse effect on our business.

  Certification

        In order to participate in the Medicare program and receive Medicare reimbursement, each facility must comply with the applicable regulations of the United States Department of Health and Human Services relating to, among other things, the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with all applicable state and local laws and regulations. As of June 30, 2013, 122 of the 123 specialty hospitals we operated were certified as Medicare providers and one was going through the process to obtain certification. In addition, we provide the majority of our outpatient rehabilitation services through clinics certified by Medicare as rehabilitation agencies or "rehab agencies."

  Accreditation

        Our specialty hospitals receive accreditation from The Joint Commission, AOA, CARF and/or other healthcare accrediting organizations. As of June 30, 2013, all of the 123 specialty hospitals we operated were accredited by either The Joint Commission or the AOA. In addition, some of our IRFs have also applied for and received accreditation from CARF.

  Overview of U.S. and State Government Reimbursements

  Medicare Program in General

        The Medicare program reimburses healthcare providers for services furnished to Medicare beneficiaries, which are generally persons age 65 and older, those who are chronically disabled, and those suffering from end stage renal disease. The program is governed by the Social Security Act of 1965 and is administered primarily by the Department of Health and Human Services and the Centers for Medicare & Medicaid Services, or "CMS." Net operating revenues generated directly from the Medicare program represented approximately 47% of our consolidated net operating revenues for the year ended December 31, 2010, 48% for the year ended December 31, 2011 and 47% for the year ended December 31, 2012.

        The Medicare program reimburses various types of providers, including LTCHs, IRFs and outpatient rehabilitation providers, using different payment methodologies. The Medicare reimbursement systems specific to LTCHs, IRFs and outpatient rehabilitation providers, as described below, are different than the system applicable to general acute care hospitals. If our hospitals fail to comply with the requirements for payment under the Medicare reimbursement system for LTCHs or IRFs, our hospitals will be paid under the system applicable to general acute care hospitals. For general acute care hospitals, Medicare payments are made under IPPS under which a hospital receives a fixed payment amount per discharge (adjusted for area wage differences) using Medicare severity diagnosis-related groups, or "MS-DRGs." The general acute care hospital MS-DRG payment rate is based upon the national average cost of treating a Medicare patient's condition, based on severity levels of illness, in that type of facility. Although the average length of stay varies for each MS-DRG, the average stay of all Medicare patients in a general acute care hospital is substantially less than the average length of stay in LTCHs and IRFs. Thus, the prospective payment system for general acute care hospitals creates an economic incentive for those hospitals to discharge medically complex Medicare patients to a post-acute care setting as soon as clinically possible. Effective October 1, 2005, CMS expanded its post-acute care transfer policy under which general acute care hospitals are paid on a per diem basis rather than the full MS-DRG rate if a patient is discharged early to certain post-acute care settings, including LTCHs and IRFs. When a patient is discharged from selected MS-DRGs to, among other providers, an LTCH, the general acute care hospital is reimbursed below the full MS-DRG payment if the patient's length of stay is less than the geometric mean length of stay for the MS-DRG.

  Long Term Acute Care Hospital Medicare Reimbursement

        The Medicare payment system for LTCHs is based on a prospective payment system specifically applicable to LTCHs. LTCH-PPS was established by CMS final regulations published on August 30, 2002, and applies to LTCHs for cost reporting periods beginning on or after October 1, 2002. Under LTCH-PPS, each patient discharged from an LTCH was assigned to a distinct LTC-DRG and an LTCH is generally paid a pre-determined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences), subject to exceptions for short stay and high cost outlier patients (described below). Beginning with discharges on or after October 1, 2007, CMS implemented a new patient classification system with categories referred to as "MS-LTC-DRGs." The new classification categories take into account the severity of the patient's condition. CMS assigned relative weights to each MS-LTC-DRG to reflect their relative use of medical care resources. The payment amount for each MS-LTC-DRG is intended to reflect the average cost of treating a Medicare patient assigned to that MS-LTC-DRG in an LTCH.

  Standard Federal Rate

        Payment under the LTCH-PPS is dependent on determining the patient classification, that is, the assignment of the case to a particular MS-LTC-DRG, the weight of the MS-LTC-DRG and the standard federal payment rate. There is a single standard federal rate that encompasses both the inpatient operating costs, which includes a labor and non-labor component, and capital-related costs that CMS updates on an annual basis. LTCH-PPS also includes special payment policies that adjust the payments for some patients based on the patient's length of stay, the facility's costs, whether the patient was discharged and readmitted and other factors.

  Short Stay Outlier Policy

        CMS established a different payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for that particular MS-LTC-DRG, referred to as a SSO. SSO cases are paid based on the lesser of (1) 100% of the average cost of the case; (2) 120% of the MS-LTC-DRG specific per diem amount multiplied by the patient's length of stay; (3) the full MS-LTC-DRG payment; or (4) a per diem rate derived from blending 120% of the MS-LTC-DRG specific per diem amount with a per diem rate based on the general acute care hospital IPPS.

  Modification of Short Stay Outlier Policy

        The SSO rule was revised adding a category referred to as a "very short stay outlier" for discharges occurring after July 1, 2007. For cases with a length of stay that is less than the average length of stay plus one standard deviation for the same MS-DRG under IPPS, referred to as the so-called "IPPS comparable threshold," the rule lowers the LTCH payment to a rate based on the general acute care hospital IPPS per diem. SSO cases with covered lengths of stay that exceed the IPPS comparable threshold would continue to be paid under the SSO payment policy. The SCHIP Extension Act, as amended by the ARRA and the PPACA prevented CMS from applying the very short-stay outlier policy during the period from December 29, 2007 through December 28, 2012. The very short-stay outlier policy is again applicable to discharges occurring on or after December 29, 2012 and will continue to be applied unless Congress or CMS takes further action.

  High Cost Outliers

        Some cases are extraordinarily costly, producing losses that may be too large for hospitals to offset. Cases with unusually high costs, referred to as "high cost outliers," receive a payment adjustment to reflect the additional resources utilized. CMS provides an additional payment if the estimated costs for the patient exceed the adjusted MS-LTC-DRG payment plus a fixed-loss amount that is established in the annual payment rate update.

  Interrupted stays

        An interrupted stay is defined as a case in which an LTCH patient is admitted upon discharge to a general acute care hospital, IRF or skilled nursing facility/swing-bed and returns to the same LTCH within a specified period of time. If the length of stay at the receiving provider is equal to or less than the applicable fixed period of time, it is considered to be an interrupted stay case and is treated as a single discharge for the purposes of payment to the LTCH.

  Freestanding, HIH and Satellite LTCHs

        LTCHs may be organized and operated as freestanding facilities or as HIHs. As its name suggests, a freestanding LTCH is not located on the campus of another hospital. For such purpose, "campus" means the physical area immediately adjacent to a hospital's main buildings, other areas and structures that are not strictly contiguous to a hospital's main buildings but are located within 250 yards of its main buildings, and any other areas determined, on an individual case basis by the applicable CMS regional office, to be part of a hospital's campus. Conversely, an HIH is an LTCH that is located on the campus of another hospital. An LTCH, whether freestanding or an HIH, that uses the same Medicare provider number of an affiliated "primary site" LTCH is known as a "satellite." Under Medicare policy, a satellite LTCH must be located within 35 miles of its primary site LTCH and be administered by such primary site LTCH. A primary site LTCH may have more than one satellite LTCH. CMS sometimes refers to a satellite LTCH that is freestanding as a "remote location."

  Facility Certification Criteria

        The LTCH-PPS regulations define the criteria that must be met in order for a hospital to be certified as an LTCH. To be eligible for payment under the LTCH-PPS, a hospital must be primarily engaged in providing inpatient services to Medicare beneficiaries with medically complex conditions that require a long hospital stay. In addition, by definition, LTCHs must meet certain facility criteria, including (1) instituting a review process that screens patients for appropriateness of an admission and validates the patient criteria within 48 hours of each patient's admission, evaluates regularly their patients for continuation of care and assesses the available discharge options; (2) having active physician involvement with patient care that includes a physician available on-site daily and additional consulting physicians on call; and (3) having an interdisciplinary team of healthcare professionals to prepare and carry out an individualized treatment plan for each patient.

        An LTCH must have an average inpatient length of stay for Medicare patients (including both Medicare covered and non-covered days) of greater than 25 days. LTCHs that fail to exceed an average length of stay of 25 days during any cost reporting period may be paid under the general acute care hospital IPPS if not corrected within established timeframes. CMS, through its contractors, determines whether an LTCH has maintained an average length of stay of greater than 25 days during each annual cost reporting period. In the preamble to the final rule for fiscal year 2012, CMS clarified its policy on the calculation of the average length of stay by specifying that all data on all Medicare inpatient days, including Medicare Advantage days, must be included in the average length of stay calculation effective for cost reporting periods beginning on or after January 1, 2012.

        Prior to qualifying under the payment system applicable to LTCHs, a new LTCH initially receives payments under the general acute care hospital IPPS. The LTCH must continue to be paid under this system for a minimum of six months while meeting certain Medicare LTCH requirements, the most significant requirement being an average length of stay for Medicare patients (including both Medicare covered and non-covered days) greater than 25 days.

  25 Percent Rule

        The "25 Percent Rule" is a downward payment adjustment that applies to Medicare patients discharged from LTCHs who were admitted from an individual hospital (regardless of whether the referring hospital is co-located with the LTCH or LTCH satellite) exceed the applicable percentage threshold during a particular cost reporting period, the payment rate for those discharges would be subject to a downward payment adjustment. Cases admitted in excess of the applicable threshold are reimbursed at a rate comparable to that under general acute care IPPS, which is generally lower than LTCH-PPS rates. Cases that reach outlier status in the referring hospital do not count toward the limit and are paid under LTCH-PPS.

        For HIHs that meet specified criteria and were in existence as of October 1, 2004, the Medicare percentage thresholds were phased in over a four year period starting with hospital cost reporting periods that began on or after October 1, 2004. For HIHs opened after October 1, 2004, the Medicare percentage threshold has been established at 25% except for HIHs located in rural areas or co-located with an MSA dominant hospital or single urban hospital (as defined by current regulations) where the percentage is no more than 50%, nor less than 25%.

        The SCHIP Extension Act as amended by ARRA and the PPACA has limited the application of the Medicare percentage threshold to HIHs in existence on October 1, 2004 and subject to the four year phase in described above. For these HIHs, the percentage threshold is no lower than 50% for a five year period to commence on an LTCH's first cost reporting period to begin on or after October 1, 2007, except for HIHs located in rural areas and those which receive referrals from MSA dominant hospitals or single urban hospitals, in which cases the percentage threshold is no more than 75% during the same five cost reporting years.

        For cost reporting periods beginning on or after July 1, 2007, CMS expanded the 25 Percent Rule to apply a payment adjustment to Medicare patients admitted from any individual hospital in excess of the specified percentage threshold. Previously, the percentage threshold payment adjustment was applicable only to Medicare admissions from hospitals co-located with an LTCH or satellite of an LTCH. The expanded 25 Percent Rule subjects free-standing LTCHs, grandfathered HIHs and grandfathered satellites to the Medicare percentage threshold payment adjustment, as well as HIHs that admit Medicare patients from non-co-located hospitals. Grandfathered HIHs refer to certain HIHs that were in existence on or before September 30, 1995, and grandfathered satellite facilities refer to satellites of grandfathered HIHs that were in existence on or before September 30, 1999.

        The SCHIP Extension Act, as amended by the ARRA, postponed the application of the percentage threshold to all free-standing and grandfathered HIHs for a three year period commencing on an LTCH's first cost reporting period on or after July 1, 2007. However, the SCHIP Extension Act did not postpone the application of the percentage threshold, or the transition period, to those Medicare patients discharged from an LTCH HIH or satellite that were admitted from a non-co-located hospital. The ARRA limits application of the percentage threshold to no more than 50% of Medicare admissions to grandfathered satellites from a co-located hospital for a three year period commencing on the first cost reporting period beginning on or after July 1, 2007. The PPACA included a two-year extension of the limits placed on the 25 Percent Rule by the SCHIP Extension Act, as amended by the ARRA.

        CMS adopted through regulations an additional one-year extension of relief from the full application of Medicare admission thresholds. As a result, full implementation of the Medicare admission thresholds will not go into effect until cost reporting periods beginning on or after October 1, 2013, except for certain LTCHs with cost reporting periods that begin between July 1, 2012 and through September 30, 2012. Specifically, those freestanding facilities, grandfathered HIHs and grandfathered satellites with cost reporting periods beginning on or after July 1, 2012 and through September 30, 2012 were subject to a modified 25 Percent Rule for discharges occurring in a three month period between July 1, 2012 and September 30, 2012. The following table describes the types of LTCHs and the statutory and regulatory relief they have received from the payment adjustment for these discharges:

Type of LTCH	Non Co-located Admissions	Co-located Admissions
Non-grandfathered HIHs opened before October 1, 2004 (58 owned hospitals)	Not subject to any extensions of the admissions thresholds under the 25 Percent Rule. LTCHs in this category are subject to a payment adjustment for discharged Medicare patients exceeding 25% of the LTCH's total Medicare population.	Percentage admissions threshold was raised from 25% to 50%. This relief is now effective for six years starting with cost reporting periods beginning on or after October 1, 2007. In the special case of rural LTCHs, LTCHs co-located with an urban single hospital, or LTCHs co-located with an MSA-dominant hospital the referral percentage was raised to 75%.
Non-grandfathered satellite facilities opened before October 1, 2004 (nine owned hospitals)
Not subject to any extensions of the admissions thresholds under the 25 Percent Rule. LTCHs in this category are subject to a payment adjustment for discharged Medicare patients exceeding 25% of the LTCH's total Medicare population.
Percentage admissions threshold was raised from 25% to 50%. This relief is now effective for five years starting with cost reporting periods beginning on or after October 1, 2007. In the special case of rural LTCHs, LTCHs co-located with an urban single hospital, or LTCHs co-located with an MSA-dominant hospital the referral percentage was raised to 75%.
Grandfathered HIHs (two owned hospitals)
Percentage admissions threshold is suspended for five years starting with cost reporting periods beginning on or after July 1, 2007, plus one additional year starting with cost reporting periods beginning on or after October 1, 2012.
Percentage admission threshold is suspended for five years starting with cost reporting periods beginning on or after July 1, 2007, plus one additional year starting with cost reporting periods beginning on or after October 1, 2012.

Type of LTCH	Non Co-located Admissions	Co-located Admissions
Grandfathered satellites (no owned hospitals)	Not subject to any extensions of the admissions thresholds under the 25 Percent Rule. LTCHs in this category are subject to a payment adjustment for discharged Medicare patients exceeding 25% of the LTCH's total Medicare population.	Percentage admissions threshold was raised from 25% to 50%. This relief is now effective for five years starting with cost reporting periods beginning on or after July 1, 2007, plus one additional year starting with cost reporting periods beginning on or after October 1, 2012. In the special case of rural LTCHs, LTCHs co-located with an urban single hospital, or LTCHs co-located with an MSA-dominant hospital the referral percentage was raised to 75%.
Freestanding facilities (32 owned hospitals)
	Percentage admissions threshold is suspended for five years starting with cost reporting periods beginning on or after July 1, 2007, plus one additional year starting with cost reporting periods beginning on or after October 1, 2012.	25 Percent Rule not applicable.
Facilities co-located with a provider-based, off-campus, non-inpatient location of an inpatient prospective payment system hospital (no owned hospitals)
Percentage admissions threshold is suspended for five years starting with cost reporting periods beginning on or after July 1, 2007, plus one additional year starting with cost reporting periods beginning on or after October 1, 2012.
Percentage admission threshold is suspended for five years starting with cost reporting periods beginning on or after July 1, 2007, plus one additional year starting with cost reporting periods beginning on or after October 1, 2012.
HIHs and satellite facilities opened on or after October 1, 2004 (seven owned hospitals)	LTCHs in this category are subject to a payment adjustment for discharged Medicare patients exceeding 25% of the LTCH's total Medicare population.
LTCHs in this category are subject to a payment adjustment for discharged Medicare patients exceeding 25% of the LTCH's total Medicare population. In the special case where an LTCH is co-located with an MSA-dominant hospital, the referral percentage is no more than 50%, nor less than 25%.

        After the expiration of the regulatory relief, as described above, our LTCHs (whether freestanding, HIH or satellite) will be subject to a downward payment adjustment for any Medicare patients who were admitted from a co-located or a non-co-located hospital and that exceed the applicable percentage threshold of all Medicare patients discharged from the LTCH during the cost reporting period. These regulatory changes will have an adverse financial impact on the net operating revenues and profitability of many of these hospitals for cost reporting periods on or after October 1, 2013.

        In the preamble to the proposed update to the Medicare policies and payment rates for fiscal year 2014, CMS seeks public comments on adoption of a payment adjustment based on whether a particular case qualifies as chronically critically ill/medically complex ("CCI/MC"). CMS is considering a change to the LTCH-PPS payment policies that would limit full LTCH PPS payment to those patients meeting the definition of CCI/MC while they were in an IPPS hospital inpatient setting and subsequently directly admitted to an LTCH. Payment for non-CCI/MC patients would be made at an "IPPS comparable amount," that is, an amount comparable to what would have been paid under the IPPS calculated as a per diem rate with total payments capped at the full IPPS MS-DRG payment rate. We cannot predict whether CMS will adopt additional patient-level criteria in the future or, if adopted, how such criteria would affect the application of the 25 Percent Rule to our LTCHs.

  Moratorium on New LTCHs, LTCH Satellite Facilities and LTCH beds

        The SCHIP Extension Act imposed a moratorium on the establishment and classification of new LTCHs, LTCH satellite facilities and LTCH beds in existing LTCHs or satellite facilities. The PPACA extended this moratorium by two years. The moratorium expired on December 28, 2012. Unless Congress or CMS take further action, new LTCHs, LTCH satellite facilities and LTCH beds may be established and enrolled in the Medicare program.

  One-Time Budget Neutrality Adjustment

        Congress required that the LTC-DRG payment rates maintain budget neutrality during the first years of the prospective payment system with total expenditures that would have been made under the previous reasonable cost-based payment system. The LTCH-PPS regulations give CMS the ability to make a one-time adjustment to the standard federal rate to correct any "significant difference between actual payments and estimated payments for the first year" of LTCH-PPS. The SCHIP Extension Act precluded CMS from implementing the one-time prospective adjustment to the LTCH standard federal rate for a period of three years. The PPACA extended the stay on CMS's ability to adopt a one-time budget neutrality adjustment to LTCH-PPS through December 28, 2012. In the update to the Medicare policies and payment rates for fiscal year 2013, CMS adopted a one-time budget neutrality adjustment that results in a permanent negative adjustment of 3.75% to the LTCH base rate. CMS is implementing the adjustment over a three-year period by applying a factor of 0.98734 to the standard federal rate in fiscal years 2013, 2014 and 2015, except that the adjustment would not apply to payments for discharges occurring on or after October 1, 2012 through December 28, 2012.

  Proposed Legislation

        On August 2, 2011, the "Long-Term Care Hospital Improvement Act of 2011," was introduced in the United States Senate and referred to the Senate Finance Committee. The proposed legislation would have implemented new patient-level and facility-level criteria for LTCHs, including a standardized preadmission screening process, specific criteria for admission and continued stay in an LTCH, and a list of core services that an LTCH must offer. In addition, the legislation would have required LTCHs to meet additional classification criteria to continue to be paid under LTCH-PPS. After a phase-in period, a threshold percentage of an LTCH's Medicare fee-for-service discharges would have been required to meet specified criteria. The proposed legislation would have repealed, and prohibited CMS from applying, the 25 Percent Rule that applies to Medicare patients discharged from LTCHs who were admitted from a co-located hospital or a non-co-located hospital and caused the LTCH to exceed the applicable percentage thresholds for discharged Medicare patients.

        Though no action was taken by Congress with respect to the proposed legislation, hospital industry groups continue to press for similar legislation. We cannot predict whether legislation similar to the legislation previously proposed will be enacted in the future or, if enacted, to what degree such legislation will resemble the provisions described here.

  Annual Payment Rate Update

        Fiscal Year 2011.    On August 16, 2010, CMS published the policies and payment rates for LTCH-PPS for fiscal year 2011 (affecting discharges and cost reporting periods beginning on or after October 1, 2010 through September 30, 2011). The standard federal rate for fiscal year 2011 was $39,600, which was a decrease from the fiscal year 2010 standard federal rate of $39,897 in effect from October 1, 2009 to March 31, 2010 and the fiscal year 2010 standard federal rate of $39,795 that went into effect on April 1, 2010. The update to the standard federal rate for fiscal year 2011 included a market basket increase of 2.5%, less a reduction of 2.5% to account for what CMS attributed as an increase in case-mix in prior periods that resulted from changes in documentation and coding practices, less an additional market basket reduction of 0.5% as mandated by the PPACA. The final rule established a fixed-loss amount for high cost outlier cases for fiscal year 2011 of $18,785, which was an increase from the fiscal year 2010 fixed-loss amount of $18,425 in effect from October 1, 2009 to March 31, 2010 and the $18,615 fixed-loss amount that went into effect on April 1, 2010.

        Fiscal Year 2012.    On August 18, 2011, CMS published the policies and payment rates for LTCH-PPS for fiscal year 2012 (affecting discharges and cost reporting periods beginning on or after October 1, 2011 through September 30, 2012). The standard federal rate for fiscal year 2012 was $40,222, which was an increase from the fiscal year 2011 standard federal rate of $39,600. The update to the standard federal rate for fiscal year 2012 included a market basket increase of 2.9%, less a productivity adjustment of 1.0%, and less an additional market basket reduction of 0.1% as mandated by the PPACA. The final rule established a fixed-loss amount for high cost outlier cases for fiscal year 2012 of $17,931, which was a decrease from the fixed-loss amount in the 2011 fiscal year of $18,785.

        Fiscal Year 2013.    On August 1, 2012, CMS published the final rule updating the policies and payment rates for LTCH-PPS for fiscal year 2013 (affecting discharges and cost reporting periods beginning on or after October 1, 2012 through September 30, 2013). Two different standard federal rates apply during fiscal year 2013. The standard federal rate for discharges on or after October 1, 2012 and before December 29, 2012 is $40,916 and the standard federal rate for discharges on or after December 29, 2012 for the remainder of fiscal year 2013 is $40,398, both of which are an increase from the fiscal year 2012 standard federal rate of $40,222. The update to the standard federal rate for fiscal year 2013 through December 28, 2012 included a market basket increase of 2.6%, less a productivity adjustment of 0.7%, and less an additional market basket reduction of 0.1% as mandated by the PPACA. The standard federal rate for the period of December 29, 2012 through the remainder of fiscal 2013 is further reduced by a portion of the one-time budget neutrality adjustment of 1.266%, as discussed above. The final rule establishes a fixed-loss amount for high cost outlier cases for fiscal year 2013 of $15,408, which is a decrease from the fixed-loss amount in the 2012 fiscal year of $17,931.

        Fiscal Year 2014.    On August 1, 2013, CMS released an advanced copy of the final rule updating policies and payment rates for LTCH-PPS for fiscal year 2014 (affecting discharges and cost reporting periods beginning on or after October 1, 2013 through September 30, 2014). The standard federal rate was set at $40,607, an increase from the standard federal rate applicable during the period from December 29, 2012 through September 30, 2013 of $40,398. The update to the standard federal rate for fiscal year 2014, includes a market basket increase of 2.5%, less a productivity adjustment of 0.5%, less a reduction of 0.3% mandated by the PPACA, and less a budget neutrality adjustment of 1.266%, as discussed above. The fixed-loss amount for high cost outlier cases was set at $13,314, which is a decrease from the fixed-loss amount in the 2013 fiscal year of $15,408.

  Medicare Market Basket Adjustments

        The PPACA instituted a market basket payment adjustment to LTCHs. In fiscal year 2014 the market basket update will be reduced by 0.3%. In fiscal years 2015 and 2016 the market basket update will be reduced by 0.2%. Finally, in fiscal years 2017 through 2019, the market basket update will be reduced by 0.75%. The PPACA specifically allows these market basket reductions to result in less than a 0% payment update and payment rates that are less than the prior year.

  Medicare Reimbursement of Inpatient Rehabilitation Facility Services

        IRFs are paid under a prospective payment system specifically applicable to this provider type, which is referred to as "IRF-PPS." Under the IRF-PPS, each patient discharged from an IRF is assigned to a case mix group, or "IRF-CMG," containing patients with similar clinical conditions that are expected to require similar amounts of resources. An IRF is generally paid a pre-determined fixed amount applicable to the assigned IRF-CMG (subject to applicable case adjustments related to length of stay and facility level adjustments for location and low income patients). The payment amount for each IRF-CMG is intended to reflect the average cost of treating a Medicare patient's condition in an IRF relative to patients with conditions described by other IRF-CMGs. The IRF-PPS also includes special payment policies that adjust the payments for some patients based on the patient's length of stay, the facility's costs, whether the patient was discharged and readmitted and other factors.

  Facility Certification Criteria

        Our rehabilitation hospitals must meet certain facility criteria to be classified as an IRF by the Medicare program, including: (1) a provider agreement to participate as a hospital in Medicare; (2) a preadmission screening procedure; (3) ensuring that patients receive close medical supervision and furnish, through the use of qualified personnel, rehabilitation nursing, physical therapy, and occupational therapy, plus, as needed, speech therapy, social or psychological services, and orthotic and prosthetic services; (4) a full-time, qualified director of rehabilitation; (5) a plan of treatment for each inpatient that is established, reviewed, and revised as needed by a physician in consultation with other professional personnel who provide services to the patient; (6) a coordinated multidisciplinary team approach in the rehabilitation of each inpatient, as documented by periodic clinical entries made in the patient's medical record to note the patient's status in relationship to goal attainment, and that team conferences are held at least every two weeks to determine the appropriateness of treatment. Failure to comply with any of the classification criteria may result in the denial of claims for payment or cause a hospital to lose its status as an IRF and be paid under the prospective payment system that applies to general acute care hospitals.

  Patient Classification Criteria

        Under the IRF certification criteria that has been in effect since 1983, in order to qualify as an IRF, a hospital was required to satisfy certain operational criteria as well as demonstrate that, during its most recent 12-month cost reporting period, it served an inpatient population of whom at least 75% required intensive rehabilitation services for one or more of 10 conditions specified in the regulation. We refer to such 75% requirement as the "75 Percent Rule."

        New IRF certification criteria became effective for cost reporting periods beginning on or after July 1, 2004 as a result of the major changes that CMS adopted on May 7, 2004 to the 75 Percent Rule that: (1) temporarily lowered the 75% compliance threshold (starting at 50% and phasing to 75% over four years), (2) modified and expanded from 10 to 13 the medical conditions used to determine whether a hospital qualifies as an IRF, (3) identified the conditions under which comorbidities can be used to verify compliance with the 75 Percent Rule, and (4) changed the timeframe used to determine compliance with the 75 Percent Rule from "the most recent 12-month cost reporting period" to "the most recent, consecutive, and appropriate 12-month period," with the result that a determination of non-compliance with the applicable compliance threshold will affect the facility's certification as an IRF for its cost reporting period that begins immediately after the 12-month review period.

        Under the Deficit Reduction Act of 2005, enacted on February 8, 2006, Congress extended the phase-in period for the 75 Percent Rule by maintaining the compliance threshold at 60% (rather than increasing it to the scheduled 65%) during the 12-month period beginning on July 1, 2006. The compliance threshold was then to increase to 65% for cost reporting periods beginning on or after July 1, 2007 and again to 75% for cost reporting periods beginning on or after July 1, 2008. However, the SCHIP Extension Act included a permanent freeze in the 75 Percent Rule patient classification criteria compliance threshold at 60% (with comorbidities counting toward this threshold) and a payment freeze from April 1, 2008 through September 30, 2009.

        Compliance with the patient classification criteria is demonstrated through either medical review or the "presumptive" method, in which a patient's diagnosis codes are compared to a "presumptive compliance" list. CMS has announced that it will remove a number of diagnosis codes from the presumptive compliance list. According to CMS, these conditions do not demonstrate the need for intensive inpatient rehabilitation services in the absence of additional facts that would have to be pulled from a patient's medical record. As a result, beginning on or after October 1, 2014, a number of diagnosis codes previously on the presumptive compliance list will be removed, including diagnosis codes in the following categories: non specific diagnosis codes, arthritis diagnosis codes, unilateral upper extremity amputations diagnosis, some congenital anomalies diagnosis codes, other miscellaneous diagnosis codes.

  Annual Payment Rate Update

        Fiscal Year 2011.    On July 22, 2010, CMS published an update to the payment rates for IRF-PPS for fiscal year 2011 (affecting discharges and cost reporting periods beginning on or after October 1, 2010 through September 30, 2011). The standard payment conversion factor for discharges during fiscal year 2011 was $13,860, which was an increase from the standard payment conversion factor for fiscal year 2010 of $13,627. The update to the standard payment conversion factor for fiscal year 2011 included a market basket increase of 2.5%, less a market basket reduction of 0.25% as mandated by the PPACA. CMS increased the outlier threshold amount for fiscal year 2011 to $11,410 from $10,721 established in the revised final rule for fiscal year 2010.

        Fiscal Year 2012.    On August 5, 2011, CMS published the policies and payment rates for IRF-PPS for fiscal year 2012 (affecting discharges and cost reporting periods beginning on or after October 1, 2011 through September 30, 2012). The standard payment conversion factor for discharges during fiscal year 2012 was $14,076, which was an increase from the fiscal year 2011 standard payment conversion factor of $13,860. The update to the standard payment conversion factor for fiscal year 2012 included a market basket increase of 2.9%, less a productivity adjustment of 1.0%, and less an additional market basket reduction of 0.1% as mandated by the PPACA CMS decreased the outlier threshold amount for fiscal year 2012 to $10,660 from $11,410 established in the final rule for fiscal year 2011. In a notice published September 26, 2011, CMS corrected its calculation of the outlier threshold amount for fiscal year 2012 to $10,713.

        Fiscal Year 2013.    On July 30, 2012, CMS published the policies and payment rates for IRF-PPS for fiscal year 2013 (affecting discharges and cost reporting periods beginning on or after October 1, 2012 through September 30, 2013). The standard payment conversion factor for discharges during fiscal year 2013 is $14,343, which is an increase from the fiscal year 2012 standard payment conversion factor of $14,076. The update to the standard payment conversion factor for fiscal year 2013 includes a market basket increase of 2.7%, less a productivity adjustment of 0.7%, less an additional reduction of 0.1% as mandated by the PPACA. CMS decreased the outlier threshold amount for fiscal year 2013 to $10,466 from $10,713 established in the final rule for fiscal year 2012.

        Fiscal Year 2014.    On July 31, 2013, CMS released an advanced copy of the final rule updating policies and payment rates for IRF-PPS for fiscal year 2014 (affecting discharges and cost reporting periods beginning on or after October 1, 2013 through September 30, 2014). The standard payment conversion factor for discharges for fiscal year 2014 is $14,846, which is an increase from the fiscal year

2013 standard payment conversion factor of $14,343. The update to the standard payment conversion factor for fiscal year 2014 includes a market basket increase of 2.6%, less a productivity adjustment of 0.5%, less an additional reduction of 0.3% as mandated by the PPACA. CMS decreased the outlier threshold amount for fiscal year 2014 to $9,272 from $10,466 established in the final rule for fiscal year 2013.

  Medicare Market Basket Adjustments

        The PPACA instituted a market basket payment adjustment for IRFs. For fiscal year 2014, the reduction is 0.3%. For fiscal years 2015 and 2016, the reduction is 0.2%. For fiscal years 2017 through 2019, the reduction is 0.75%.

  Medicare Reimbursement of Outpatient Rehabilitation Services

        The Medicare program reimburses outpatient rehabilitation providers based on the Medicare physician fee schedule. The Medicare physician fee schedule rates are automatically updated annually based on a formula, called the sustainable growth rate, or "SGR," formula, contained in legislation. The SGR formula has resulted in automatic reductions in rates every year since 2002; however, for each year through 2013 CMS or Congress has taken action to prevent the SGR formula reductions. The American Taxpayer Relief Act of 2012 froze the Medicare physician fee schedule rates at 2012 levels through December 31, 2013, averting a scheduled 26.5% cut as a result of the SGR formula that would have taken effect on January 1, 2013. On March 5, 2013, CMS estimated a 24.4% reduction in the Medicare physician fee schedule payment rates for calendar year 2014, unless Congress again takes legislative action to prevent the SGR formula reductions from going into effect. If Congress takes such legislative action, the projected impact of the proposed 2014 Medicare physician fee schedule rule on outpatient physical therapy services would be a positive 1% in aggregate for calendar year 2014. However, the amount of payment for each service would vary depending on the CPT codes billed and the geographic practice cost indices adjustments among localities. For the year ended December 31, 2012, we received approximately 10% of our outpatient rehabilitation net operating revenues from Medicare.

        In addition, MedPAC recommended that Congress direct CMS to collect data on provider service volume and work time to establish more accurate relative value unit payment rates and to identify and reduce overpriced fee schedule services. Similarly, the PPACA requires CMS to identify and review potentially misvalued codes and make appropriate adjustments to the relative values of those services identified as being misvalued. In the final update to the Medicare physician fee schedule for calendar year 2012 CMS identified several CPT codes used by physical therapists as codes they will review.

  Therapy Caps

        Beginning on January 1, 1999, the Balanced Budget Act of 1997 subjected certain outpatient therapy providers reimbursed under the Medicare physician fee schedule to annual limits for therapy expenses. Effective January 1, 2013, the annual limit on outpatient therapy services is $1,900 for combined physical and speech language pathology services and $1,900 for occupational therapy services. The per beneficiary caps were $1,880 for calendar year 2012. It is anticipated that in calendar year 2014 the therapy cap will be the 2013 rate increased by the percentage increase in the Medicare Economic Index. The annual limits for therapy expenses historically did not apply to services furnished and billed by outpatient hospital departments. Although, the American Taxpayer Relief Act of 2012 extended the annual limits on therapy expenses and manual medical review thresholds to services furnished in hospital outpatient department settings from October 1, 2012 through December 31, 2013. The application of annual limits to hospital outpatient department settings will sunset at the end of 2013 unless Congress extends it into 2014. We operated 979 outpatient rehabilitation clinics at December 31, 2012, of which 145 were provider-based outpatient rehabilitation clinics operated as departments of the inpatient rehabilitation hospitals we operated.

        In the Deficit Reduction Act of 2005, Congress implemented an exceptions process to the annual limit for therapy expenses. Under this process, a Medicare enrollee (or person acting on behalf of the Medicare enrollee) is able to request an exception from the therapy caps if the provision of therapy services was deemed to be medically necessary. Therapy cap exceptions have been available automatically for certain conditions and on a case-by-case basis upon submission of documentation of medical necessity. The American Taxpayer Relief Act of 2012 extends the exceptions process for outpatient therapy caps through December 31, 2013. Unless Congress extends the exceptions process, the therapy caps will apply to all outpatient therapy services beginning January 1, 2014, except those services furnished and billed by outpatient hospital departments.

        The Middle Class Tax Relief and Job Creation Act of 2012 made several changes to the exceptions process to the annual limit for therapy expenses. For any claim above the annual limit, the claim must contain a modifier indicating that the services are medically necessary and justified by appropriate documentation in the medical record. Effective October 1, 2012, all claims exceeding $3,700 are subject to a manual medical review process. The $3,700 threshold is applied separately to the combined physical therapy/speech therapy cap and the occupational therapy cap. The American Taxpayer Relief Act of 2012 extends through December 31, 2013 the requirement that Medicare perform manual medical review of therapy services when an exception is requested for cases in which the beneficiary has reached a specified dollar aggregate threshold. Effective October 1, 2012, all therapy claims, whether above or below the annual limit, must include the national provider identifier (NPI) of the physician responsible for certifying and periodically reviewing the plan of care.

        Several government agencies are expected to release reports on aspects of the Medicare payment system for therapy services. In the final 2011 Medicare physician fee schedule rule, CMS indicated the agency is evaluating alternative payment methodologies that would provide appropriate payment for medically necessary and effective therapy services furnished to Medicare beneficiaries based on patient needs rather than the current therapy caps. The Middle Class Tax Relief and Job Creation Act of 2012 directed MedPAC to submit a report to Congress by June 15, 2013 making recommendations on how to reform the payment system to better reflect acuity, condition, and the therapy needs of the patient. The MedPAC report is to include an examination of private sector initiatives related to therapy benefits. In addition, the Government Accountability Office, or "GAO," was directed to issue a report no later than May 1, 2013 regarding implementation of the manual medical review process instituted by the Middle Class Tax Relief and Job Creation Act of 2012. The report must detail the number of beneficiaries subject to the process, the number of reviews conducted, and the outcome of the reviews. Finally, The Middle Class Tax Relief and Job Creation Act of 2012 directed CMS to implement a claims-based data collection effort. Specifically, beginning on January 1, 2013, CMS is required to collect additional data on therapy claims related to patient function during the course of therapy in order to better understand patient conditions and outcomes. While reporting of data will begin on January 1, 2013, the first 6 months of the year will be a testing period for providers. Beginning on July 1, 2013, CMS will reject claims that do not include the required data codes and modifiers. The stated purpose of the claims based data collection effort is to assist in reforming the Medicare payment system for outpatient therapy services.

  Multiple Procedure Payment Reduction

        CMS adopted a multiple procedure payment reduction for therapy services in the final update to the Medicare physician fee schedule for calendar year 2011. This multiple procedure payment reduction policy became effective January 1, 2011 and applies to all outpatient therapy services paid under Medicare Part B. Furthermore, the multiple procedure payment reduction policy applies across all therapy disciplines—occupational therapy, physical therapy and speech-language pathology. Under the policy, the Medicare program pays 100% of the practice expense component of the therapy procedure or unit of service with the highest Relative Value Unit, and then reduces the payment for the practice expense component for the second and subsequent therapy procedures or units of service furnished during the same day for the same patient, regardless of whether those therapy services are furnished in separate sessions. In 2011 and 2012, the second and subsequent therapy service furnished during the same day for the same patient were reduced by 20% in office and other non-institutional settings and by 25% in institutional settings. The American Taxpayer Relief Act of 2012 increases the payment reduction to 50%, in either setting, effective April 1, 2013. Our outpatient rehabilitation therapy services are primarily offered in institutional settings and, as such, are subject to the applicable 25% payment reduction in the practice expense component for the second and subsequent therapy services furnished by us to the same patient on the same day until April 1, 2013 when the payment reduction increased to 50%. In 2013, this reduction will be partially offset due to the phase in of the final year of the transition to the new practice expense relative value units that resulted from CMS's use of new survey data.

  Other Requirements for Payment

        Historically, outpatient rehabilitation services have been subject to scrutiny by the Medicare program for, among other things, medical necessity for services, appropriate documentation for services, supervision of therapy aides and students and billing for single rather than group therapy when services are furnished to more than one patient. CMS has issued guidance to clarify that services performed by a student are not reimbursed even if provided under "line of sight" supervision of the therapist. Likewise, CMS has reiterated that Medicare does not pay for services provided by aides regardless of the level of supervision. CMS also has issued instructions that outpatient physical and occupational therapy services provided simultaneously to two or more individuals by a practitioner should be billed as group therapy services.

  Budget Control Act of 2011

        The Budget Control Act of 2011, enacted on August 2, 2011, increased the federal debt ceiling in connection with deficit reductions over the next ten years. The Budget Control Act of 2011 requires automatic reductions in federal spending by approximately $1.2 trillion split evenly between domestic and defense spending. Payments to Medicare providers are subject to these automatic spending reductions, subject to a 2% cap. The American Taxpayer Relief Act of 2012 temporarily delays the automatic, across-the-board "sequestration" cuts in federal spending imposed by the Budget Control Act of 2011, which are expected to reduce Medicare payments by more than $9.5 billion in fiscal year 2013 and $123 billion over the period of fiscal years 2013 to 2021. On April 1, 2013, a 2% reduction to Medicare payments was implemented. For the three months ended June 30, 2013, this reduction has reduced our net operating revenues and income from operations by approximately $9.5 million. We have estimated that this reduction will reduce our net operating revenues and income from operations by approximately $16.0 million to $17.0 million for the remainder of 2013.

  Specialty Hospital Medicaid Reimbursement

        The Medicaid program is designed to provide medical assistance to individuals unable to afford care. The program is governed by the Social Security Act of 1965, funded jointly by each individual state and the federal government, and administered by state agencies. Medicaid payments are made under a number of different systems, which include cost based reimbursement, prospective payment systems or programs that negotiate payment levels with individual hospitals. In addition, Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may increase or decrease the level of program payments to our hospitals. Net operating revenues generated directly from the Medicaid program represented approximately 5% of our specialty hospital net operating revenues for the year ended December 31, 2012.

  Workers' Compensation

        Workers' compensation is a state mandated, comprehensive insurance program that requires employers to fund or insure medical expenses, lost wages and other costs resulting from work related injuries and illnesses. Workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. In some states, payment for services covered by workers' compensation programs are subject to cost containment features, such as requirements that all workers' compensation injuries be treated through a managed care program, or the imposition of payment caps. In addition, these workers' compensation programs may impose requirements that affect the operations of our outpatient rehabilitation services. Net operating revenues generated directly from workers' compensation programs represented approximately 18% of our net operating revenue from outpatient rehabilitation services and 1% of our net operating revenue from our specialty hospitals for the year ended December 31, 2012.

  Other Medicare Regulations

  Medicare Quality Reporting

        The PPACA established quality reporting requirements for LTCHs and IRFs. These programs are mandatory. For fiscal year 2014 and each subsequent year, LTCHs and IRFs that do not submit the required quality data will be subject to a 2 percentage point reduction in their annual payment update. The reduction can result in payment rates less than the prior year. However, the reduction will not carry over into the subsequent fiscal years.

  Medicare Productivity Adjustment

        The PPACA implemented a separate annual productivity adjustment for the first time for hospital inpatient services beginning in fiscal year 2012 for LTCHs and IRFs. This provision applied a negative productivity adjustment to the market basket that is used to update the standard federal rate on an annual basis. The market basket does not currently account for increases in provider productivity that could reduce the actual cost of providing services (e.g., through new technology or fewer inputs). The productivity adjustment will equal the 10-year moving average of changes in the annual economy-wide private non-farm business multi-factor productivity. This is a statistic reported by the Bureau of Labor Statistics and updated in the spring of each year. While this adjustment will change each year, it is currently estimated that this adjustment to the market basket will be approximately minus 1.0% on average.

  Hospital Wage Index

        As part of the methodology for determining prospective payments to LTCHs and IRFs, CMS adjusts the standard payment amounts for area differences in hospital wage levels by a factor reflecting the relative hospital wage level in the geographic area of the hospital compared to the national average hospital wage level. This adjustment factor is the hospital wage index. CMS currently defines hospital geographic areas (labor market areas) based on the definitions of Core-Based Statistical Areas established by the Office of Management and Budget. The PPACA calls for CMS to develop and present to Congress a comprehensive reform plan using Bureau of Labor Statistics data, or other data or methodologies, to calculate relative wages for each geographic area involved. In the preamble to the proposed rule for LTCH-PPS for fiscal year 2012, CMS solicited public comments on ways to redefine the geographic reclassification requirements to more accurately define labor markets. To date CMS has not presented a comprehensive reform plan to Congress.

  Independent Payment Advisory Board

        The PPACA established an independent board called the Independent Payment Advisory Board that will develop and submit proposals to the President and Congress beginning in 2014. The

Independent Payment Advisory Board's proposals must be designed to reduce Medicare spending by targeted amounts compared to the trajectory of Medicare spending under current law. The Independent Payment Advisory Board's first proposal with savings recommendations could be submitted by January 14, 2014, for implementation in 2015, if the Medicare per capita target growth rate is exceeded, as described in the PPACA. However, the Independent Payment Advisory Board is precluded from submitting proposals that reduce Medicare payments prior to December 31, 2019 for providers scheduled to receive a reduction in their payment updates as a result of the Medicare productivity adjustment (discussed above).

  Physician-Owned Hospital Limitations

        CMS regulations include a number of hospital ownership and physician referral provisions, including certain obligations requiring physician-owned hospitals to disclose ownership or investment interests held by the referring physician or his or her immediate family members. In particular, physician-owned hospitals must furnish to patients, on request, a list of physicians or immediate family members who own or invest in the hospital. Moreover, a physician-owned hospital must require all physician owners or investors who are also active members of the hospital's medical staff to disclose in writing their ownership or investment interests in the hospital to all patients they refer to the hospital. CMS can terminate the Medicare provider agreement of a physician-owned hospital if it fails to comply with these disclosure provisions or with the requirement that a hospital disclose in writing to all patients whether there is a physician on-site at the hospital 24 hours per day, seven days per week.

        Under the transparency and program integrity provisions of the PPACA, the exception to the federal self-referral law, or "Stark law," that permits physicians to refer patients to hospitals in which they have an ownership or investment interest has been dramatically curtailed. Only hospitals, including LTCHs, with physician ownership and a provider agreement in place on December 31, 2010 are exempt from the general ban on self-referral. Existing physician-owned hospitals are prohibited from increasing the percentage of physician ownership or investment interests held in the hospital after March 23, 2010. In addition, physician-owned hospitals are prohibited from increasing the number of licensed beds after March 23, 2010, unless meeting specific exceptions related to the hospital's location and patient population. In order to retain their exemption from the general ban on self-referrals, our physician-owned hospitals are required to adopt specific measures relating to conflicts of interest, bona fide investments and patient safety. As of December 31, 2012, we operated ten hospitals that are owned in-part by physicians.

  Provider and Employee Screening

        The PPACA imposed new screening requirements on all Medicare providers, including LTCHs, IRFs and outpatient rehabilitation providers. The screening must include a licensure check and may include other procedures such as a criminal background check, fingerprinting, unscheduled and unannounced site visits, database checks, and other screening techniques CMS deems appropriate to prevent fraud, waste and abuse. Effective March 23, 2011, Medicare providers and suppliers submitting new enrollment applications or revalidating their existing enrollment status are required to pay a $500 application fee that is adjusted annually by the percentage change in the consumer price index. The PPACA also imposed new disclosure requirements and authorizes surety bonds for the enrollment of new providers and suppliers.

        In addition, the PPACA requires LTCHs to conduct national and state criminal background checks, including fingerprint checks of their employees and contractors who have (or may have) one-on-one contact with patients. Our LTCHs are prohibited from hiring or retaining workers with a history of patient or resident abuse.

  Medicare Compliance Requirements and Penalties

        The PPACA included new compliance requirements and increases existing penalties for non-compliance with federal law and the Medicare conditions of participation. In addition, Medicare claims will be paid only if submitted within 12 months. Penalties for submitting false claims and for submitting false statements material to a false claim will be increased. The Secretary will be granted the authority to suspend payments to a provider pending an investigation of credible allegations of fraud. Further, the Recovery Audit Contractor program has been extended to Medicare Parts C and D and Medicaid.

  Other Healthcare Regulations

        Medicare Recovery Audit Contractors.    The Tax Relief and Health Care Act of 2006 instructed CMS to contract with third-party organizations, known as Recovery Audit Contractors, or "RACs," to identify Medicare underpayments and overpayments, and to authorize RACs to recoup any overpayments. The compensation paid to each RAC is based on a percentage of overpayment recoveries identified by the RAC. CMS has selected and entered into contracts with four RACs, each of which has begun their audit activities in specific jurisdictions. RAC audits of our Medicare reimbursement may lead to assertions that we have been overpaid, require us to incur additional costs to respond to requests for records and pursue the reversal of payment denials, and ultimately require us to refund any amounts determined to have been overpaid. We cannot predict the impact of future RAC reviews on our results of operations or cash flows.

        Fraud and Abuse Enforcement.    Various federal and state laws prohibit the submission of false or fraudulent claims, including claims to obtain payment under Medicare, Medicaid and other government healthcare programs. Penalties for violation of these laws include civil and criminal fines, imprisonment and exclusion from participation in federal and state healthcare programs. In recent years, federal and state government agencies have increased the level of enforcement resources and activities targeted at the healthcare industry. In addition, the federal False Claims Act and similar state statutes allow individuals to bring lawsuits on behalf of the government, in what are known as qui tam or "whistleblower" actions, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. The use of these private enforcement actions against healthcare providers has increased dramatically in recent years, in part because the individual filing the initial complaint is entitled to share in a portion of any settlement or judgment. Revisions to the False Claims Act enacted in 2009 expanded significantly the scope of liability, provided for new investigative tools, and made it easier for whistleblowers to bring and maintain False Claims Act suits on behalf of the government. See "—Legal Proceedings."

        From time to time, various federal and state agencies, such as the Office of Inspector General of the Department of Health and Human Services, or "OIG," issue a variety of pronouncements, including fraud alerts, the OIG's Annual Work Plan and other reports, identifying practices that may be subject to heightened scrutiny. These pronouncements can identify issues relating to LTCHs, IRFs or outpatient rehabilitation services or providers. For example, the OIG's 2010 and 2011 Work Plans identified as an area of concern whether the patient assessment instruments prepared by IRFs were submitted in accordance with Medicare regulations. Among other things, the 2011 Work Plan indicated that CMS would review the appropriateness of provider-based designations for outpatient clinics, outlier payments made to hospitals for beneficiaries who incur unusually high costs, and the effectiveness of a claims processing edit designed to capture hospital readmissions that are subject to a single payment for both inpatient stays. The 2012 Work Plan identified the appropriateness of admissions to IRFs as an area subject to review. The OIG indicated that it would examine the level of therapy being provided in IRFs and how much concurrent and group therapy IRFs are providing. Under the 2012 work plan, the OIG also will review the quality of care and safety of Medicare beneficiaries transferred from general acute care hospitals to IRFs and LTCHs. We monitor government publications applicable to us to supplement and enhance our compliance efforts.

        We endeavor to conduct our operations in compliance with applicable laws, including healthcare fraud and abuse laws. If we identify any practices as being potentially contrary to applicable law, we will take appropriate action to address the matter, including, where appropriate, disclosure to the proper authorities, which may result in a voluntary refund of monies to Medicare, Medicaid or other governmental healthcare programs.

        Remuneration and Fraud Measures.    The federal anti-kickback statute prohibits some business practices and relationships under Medicare, Medicaid and other federal healthcare programs. These practices include the payment, receipt, offer or solicitation of remuneration in connection with, to induce, or to arrange for, the referral of patients covered by a federal or state healthcare program. Violations of the anti-kickback law may be punished by a criminal fine of up to $50,000 or imprisonment for each violation, or both, civil monetary penalties of $50,000 and damages of up to three times the total amount of remuneration, and exclusion from participation in federal or state healthcare programs.

        The Stark Law prohibits referrals for designated health services by physicians under the Medicare and Medicaid programs to other healthcare providers in which the physicians have an ownership or compensation arrangement unless an exception applies. Sanctions for violating the Stark Law include civil monetary penalties of up to $15,000 per prohibited service provided, assessments equal to three times the dollar value of each such service provided and exclusion from the Medicare and Medicaid programs and other federal and state healthcare programs. The statute also provides a penalty of up to $100,000 for a circumvention scheme. In addition, many states have adopted or may adopt similar anti-kickback or anti-self-referral statutes. Some of these statutes prohibit the payment or receipt of remuneration for the referral of patients, regardless of the source of the payment for the care. While we do not believe our arrangements are in violation of these prohibitions, we cannot assure you that governmental officials charged with the responsibility for enforcing the provisions of these prohibitions will not assert that one or more of our arrangements are in violation of the provisions of such laws and regulations.

        Provider-Based Status.    The designation "provider-based" refers to circumstances in which a subordinate facility (e.g., a separately certified Medicare provider, a department of a provider or a satellite facility) is treated as part of a provider for Medicare payment purposes. In these cases, the services of the subordinate facility are included on the "main" provider's cost report and overhead costs of the main provider can be allocated to the subordinate facility, to the extent that they are shared. As of December 31, 2012, we operated 18 specialty hospitals that were treated as provider-based satellites of certain of our other facilities, 145 of the outpatient rehabilitation clinics we operated were provider-based and are operated as departments of the IRFs we operated, and we provide rehabilitation management and staffing services to hospital rehabilitation departments that may be treated as provider-based. These facilities are required to satisfy certain operational standards in order to retain their provider-based status.

        Health Information Practices.    HIPAA mandates the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry, while maintaining the privacy and security of health information. Among the standards that the Department of Health and Human Services has adopted or will adopt pursuant to HIPAA are standards for electronic transactions and code sets, unique identifiers for providers (referred to as National Provider Identifier), employers, health plans and individuals, security and electronic signatures, privacy and enforcement. If we fail to comply with the HIPAA requirements, we could be subject to criminal penalties and civil sanctions. The privacy, security and enforcement provisions of HIPAA were enhanced by the HITECH Act which was included in the ARRA. Among other things, HITECH establishes security breach notification requirements, allows enforcement of HIPAA by state attorneys general, and increases penalties for HIPAA violations.

        The Department of Health and Human Services has adopted standards in three areas in which we are required to comply that affect our operations.

        Standards relating to the privacy of individually identifiable health information govern our use and disclosure of protected health information and require us to impose those rules, by contract, on any business associate to whom such information is disclosed.

        Standards relating to electronic transactions and code sets require the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits.

        Standards for the security of electronic health information require us to implement various administrative, physical and technical safeguards to ensure the integrity and confidentiality of electronic protected health information.

        We maintain a HIPAA committee that is charged with evaluating and monitoring our compliance with HIPAA. The HIPAA committee monitors regulations promulgated under HIPAA as they have been adopted to date and as additional standards and modifications are adopted. Although health information standards have had a significant effect on the manner in which we handle health data and communicate with payors, the cost of our compliance has not had a material adverse effect on our business, financial condition or results of operations. We cannot estimate the cost of compliance with standards that have not been issued or finalized by the Department of Health and Human Services.

        In addition to HIPAA, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state. Lawsuits, including class actions and action by state attorneys general, directed at companies that have experienced a privacy or security breach also can occur. Although our policies and procedures are aimed at complying with privacy and security requirements and minimizing the risks of any breach of privacy or security, there can be no assurance that a breach of privacy or security will not occur. If there is a breach, we may be subject to various penalties and damages and may be required to incur costs to mitigate the impact of the breach on affected individuals.

Compliance Program

  Our Compliance Program

        In late 1998, we voluntarily adopted our code of conduct. The code is reviewed and amended as necessary and is the basis for our company-wide compliance program. Our written code of conduct provides guidelines for principles and regulatory rules that are applicable to our patient care and business activities. These guidelines are implemented by a compliance officer, a compliance and internal audit committee, and employee education and training. We also have established a reporting system, auditing and monitoring programs, and a disciplinary system as a means for enforcing the code's policies.

  Compliance and Internal Audit Committee

        Our compliance and internal audit committee is made up of members of our senior management and in-house counsel. The compliance and internal audit committee meets on a quarterly basis and reviews the activities, reports and operation of our compliance program. In addition, the HIPAA committee provides reports to the compliance and internal audit committee. The vice president of compliance and audit services meets with the compliance and internal audit committee on a quarterly basis to provide an overview of the activities and operation of our compliance program.

  Operating Our Compliance Program

        We focus on integrating compliance responsibilities with operational functions. We recognize that our compliance with applicable laws and regulations depends upon individual employee actions as well as company operations. As a result, we have adopted an operations team approach to compliance. Our corporate executives, with the assistance of corporate experts, designed the programs of the compliance and internal audit committee. We utilize facility leaders for employee-level implementation of our code of conduct. This approach is intended to reinforce our company-wide commitment to operate in accordance with the laws and regulations that govern our business.

  Compliance Issue Reporting

        In order to facilitate our employees' ability to report known, suspected or potential violations of our code of conduct, we have developed a system of reporting. This reporting, anonymous or attributable, may be accomplished through our toll-free compliance hotline, compliance e-mail address or our compliance post office box. The compliance officer and the compliance and internal audit committee are responsible for reviewing and investigating each compliance incident in accordance with the compliance and audit services department's investigation policy.

  Compliance Monitoring and Auditing/Comprehensive Training and Education

        Monitoring reports and the results of compliance for each of our business segments are reported to the compliance and internal audit committee on a quarterly basis. We train and educate our employees regarding the code of conduct, as well as the legal and regulatory requirements relevant to each employee's work environment. New and current employees are required to acknowledge and certify that the employee has read, understood and has agreed to abide by the code of conduct. Additionally, all employees are required to re-certify compliance with the code on an annual basis.

  Policies and Procedures Reflecting Compliance Focus Areas

        We review our policies and procedures for our compliance program from time to time in order to improve operations and to ensure compliance with requirements of standards, laws and regulations and to reflect the ongoing compliance focus areas which have been identified by the compliance and internal audit committee.

  Internal Audit

        In addition to and in support of the efforts of our compliance and audit department, during 2001 we established an internal audit function. The vice president of compliance and audit services manages the combined compliance and audit department and meets with the audit and compliance committee of the board of directors on a quarterly basis to discuss audit results and provide an overview of the activities and operation of our compliance program.

Properties

        We currently lease most of our facilities, including clinics, offices, specialty hospitals and our corporate headquarters. We own 25 of our specialty hospitals.

        We lease all but two of our outpatient rehabilitation clinics and related offices, which, as of June 30, 2013 included 870 leased outpatient rehabilitation clinics throughout the United States. We also lease the majority of our LTCH facilities except for the facilities described above. As of June 30, 2013, in our specialty hospitals we had 74 HIH leases and 17 free-standing building leases.

        We lease our corporate headquarters from companies owned by a related party affiliated with us through common ownership or management. Our corporate headquarters is approximately 145,000 square feet and is located in Mechanicsburg, Pennsylvania. We lease several other administrative spaces related to administrative and operational support functions. As of June 30, 2013, this was comprised of 11 locations throughout the United States with approximately 50,000 square feet in total.

        The following is a list by state of the number of our consolidated hospitals and related beds we operated as of June 30, 2013.

	Specialty Hospitals
	Long Term Acute Care	Inpatient Rehabilitation	Outpatient Clinics	Total Facilities
Alabama	1			1
Alaska			5	5
Arizona	3	1	13	17
Arkansas	4		1	5
California			8	8
Colorado	3		17	20
Connecticut			39	39
District of Columbia			2	2
Delaware	1		1	2
Florida	9	1	102	112
Georgia	5		24	29
Illinois			41	41
Indiana	5		20	25
Iowa	1			1
Kansas	3		15	18
Kentucky	2		42	44
Louisiana	1		3	4
Maine			12	12
Maryland			23	23
Massachusetts			9	9
Michigan	11		13	24
Minnesota	1		25	26
Mississippi	5			5
Missouri	3	2	62	67
Nebraska	1			1
Nevada			6	6
New Hampshire			4	4
New Jersey	1	3	141	145
New Mexico			2	2
North Carolina	3		34	37
Ohio	14		58	72
Oklahoma	2		20	22
Pennsylvania	9	1	112	122
South Carolina	2		14	16
South Dakota	1			1
Tennessee	5		10	15
Texas	9	6	89	104
Virginia			21	21
West Virginia	1			1
Wisconsin	3			3

Total Company	109	14	988	1,111

Legal Proceedings

        To cover claims arising out of the operations of our specialty hospitals and outpatient rehabilitation facilities, we maintain professional malpractice liability insurance and general liability insurance. We also maintain umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by our other insurance policies. These insurance policies also do not generally cover punitive damages and are subject to various deductibles and policy limits. Significant legal actions as well as the cost and possible lack of available insurance could subject us to substantial uninsured liabilities.

        We are subject to legal proceedings and claims that arise in the ordinary course of business, which include malpractice claims covered under insurance policies, subject to self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. In our opinion, the outcome of these actions, individually or in the aggregate, will not have a material adverse effect on its financial position, results of operations, or flows.

        Healthcare providers are subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. We have been a defendant in these cases in the past, and may be named as a defendant in similar cases from time to time in the future.

        On January 8, 2013, a federal magistrate judge unsealed an Amended Complaint in United States of America and the State of Indiana, ex rel. Doe I, Doe II and Doe III v. Select Medical Corporation, Select Specialty Hospital-Evansville, Evansville Physician Investment Corporation, Dr. Richard Sloan and Dr. Jeffrey Selby. The Amended Complaint, which was served on the Company on February 15, 2013, is a civil action filed under seal on September 28, 2012 in the United States District Court for the Southern District of Indiana by private plaintiff-relators on behalf of the United States and the state of Indiana under the federal False Claims Act and Indiana False Claims and Whistleblower Protection Act. Although the Amended Complaint identifies the relators by fictitious pseudonyms, on March 28, 2013, the relators filed a Notice identifying themselves as the former CEO at the Company's long term acute care hospital in Evansville, Indiana ("SSH-Evansville") and two former case managers at SSH-Evansville. The named defendants include the Company, SSH-Evansville, and two physicians who have practiced at SSH-Evansville. On March 26, 2013, the defendants, relators and the United States filed a joint motion seeking a stay of the proceedings, in which the United States notified the court that its investigation has not been completed and therefore it is not yet able to decide whether or not to intervene, and on March 29, 2013, the magistrate judge granted the motion and stayed all deadlines in the case for 90 days. On June 26, 2013, the United States filed a motion seeking to extend such stay of the proceedings for an additional 90 days, and on June 27, 2013, the defendants each filed a notice of consent to the requested stay. On August 12, 2013, the court granted the motion and stayed all deadlines in the case until October 1, 2013.

        The Amended Complaint alleges that the defendants manipulated the length of stay of patients at SSH-Evansville in order to maximize reimbursement under the Medicare prospective payment system applicable to long term acute care hospitals. It also alleges that the defendants manipulated the discharge of patients to other facilities and the timing of readmissions from those facilities in order to enable SSH-Evansville to receive two separate Medicare payments and causing the other facility to submit claims for unnecessary services. The Amended Complaint discusses the federal Stark Law and Anti-Kickback Statute and implies that the behavior of physicians referring to or providing services at SSH-Evansville was based on their financial interests. The Amended Complaint further alleges that Dr. Selby, a pulmonologist formerly on the medical staff of SSH-Evansville, performed unnecessary bronchoscopies at the hospital with the knowledge of the Company, and that Dr. Sloan, the Chief Medical Officer and an attending physician at SSH-Evansville, falsely coded the diagnoses of Medicare patients in order to increase SSH-Evansville's reimbursement. Moreover, the Amended Complaint alleges that the practices at SSH-Evansville involved corporate policies of the Company used to maximize profit at all Select long term acute care hospitals. The Amended Complaint alleges that, through these acts, the defendants have violated the federal False Claims Act and Indiana False Claims and Whistleblower Protection Act and are liable for unspecified treble damages and penalties.

        As previously disclosed, beginning in April 2012, the Company and SSH-Evansville have received various subpoenas and demands for documents relating to SSH-Evansville, including a request for information and subpoenas from the Office of Inspector General of the U.S. Department of Health and Human Services and subpoenas from the Office of Attorney General for the State of Indiana, and the Evansville (Indiana) Police Department has executed a search warrant at SSH-Evansville. The Company has produced and will continue to produce documents in response to, and intends to fully cooperate with, these governmental investigations. At this time, the Company is unable to predict the timing and outcome of this matter.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

General

        Our board of directors and executive officers are identical to those of Holdings, our sole stockholder. Information regarding the directors, executive officers and corporate governance of Holdings is set forth below.

Directors

        The current members of the Board of Directors, together with certain information about them, are set forth below.

Name	Age	Director Since	Term Expires
Russell L. Carson	70	2005	2013
James S. Ely III	55	2008	2013
William H. Frist	61	2010	2013
Bryan C. Cressey	63	2005	2014
Robert A. Ortenzio	56	2005	2014
Leopold Swergold	73	2005	2014
James E. Dalton, Jr.	70	2005	2015
Rocco A. Ortenzio	80	2005	2015
Thomas A. Scully	55	2005	2015

        Russell L. Carson has served as a director since February 1997. He co-founded Welsh, Carson, Anderson & Stowe in 1978 and has focused on healthcare investments. Mr. Carson has been a general partner of Welsh, Carson, Anderson & Stowe since 1979. Welsh, Carson, Anderson & Stowe has created 15 institutionally funded limited partnerships with total capital of more than $20 billion and has invested in more than 200 companies. Before co-founding Welsh, Carson, Anderson & Stowe, Mr. Carson was employed by Citicorp Venture Capital Ltd., a subsidiary of Citigroup, Inc., and served as its Chairman and Chief Executive Officer from 1974 to 1978. He currently serves on the board of directors of Ardent Health Services, Inc.

        James S. Ely III has served as a director since November 2008. Mr. Ely founded Priority Capital Management LLC in 2009 and serves as its Chief Executive Officer. From 2001 to 2008, Mr. Ely served as a Managing Director in the Syndicated and Leveraged Finance group at J.P. Morgan Securities Inc. From 1995 to 2000, Mr. Ely served as a Managing Director in the Global Syndicated Finance group of Chase Securities Inc. and its predecessor Chemical Securities Inc. Mr. Ely also serves as a director of Community Health Systems, Inc.

        William H. Frist, M.D. has served as a director since May 2010. Dr. Frist is a heart and lung transplant surgeon, former United States Senator from Tennessee from 1995 to 2007 and former United States Senate Majority Leader from 2002 to 2007. Dr. Frist has been a partner at Cressey & Company, L.P., a private investment firm focused on healthcare, since 2007. Dr. Frist is currently an Adjunct Professor of Surgery at Vanderbilt University and a Clinical Professor of Surgery at Meharry Medical College. Dr. First serves as Chairman of the Nashville-based global health organization, Hope Through Healing Hands. Dr. Frist is a Senior Fellow and Co-Chair of the Health Project at the Bipartisan Policy Center. He also serves on the boards of URS Corporation, the Robert Wood Johnson Foundation, the Henry J. Kaiser Family Foundation and the Center for Strategic and International Studies.

        Bryan C. Cressey has served as a director since February 1997. He is a partner of Cressey & Company, which he founded in 2007. He is a managing partner of Thoma Cressey Bravo, which he co-founded in June 1998. Prior to that time he was a principal, partner and co-founder of Golder,

Thoma, Cressey and Rauner, the predecessor of GTCR Golder Rauner, LLC, since 1980. Mr. Cressey also serves as a director and chairman of Belden Inc. and several private companies and served as a director of Jazz Pharmaceuticals, Inc. from 2006 to 2012.

        Robert A. Ortenzio co-founded us and has served as a director since February 1997. Mr. Ortenzio has served as the Chief Executive Officer of Holdings since January 1, 2005 and as our President and Chief Executive Officer from September 2001 to January 1, 2005. Mr. Ortenzio also served as our President and Chief Operating Officer from February 1997 to September 2001. He was an Executive Vice President and a director of Horizon/CMS Healthcare Corporation from July 1995 until July 1996. In 1986, Mr. Ortenzio co-founded Continental Medical Systems, Inc., and served in a number of different capacities, including as a Senior Vice President from February 1986 until April 1988, as Chief Operating Officer from April 1988 until July 1995, as President from May 1989 until August 1996 and as Chief Executive Officer from July 1995 until August 1996. Before co-founding Continental Medical Systems, Inc., he was a Vice President of Rehab Hospital Services Corporation. Until August 17, 2010, Mr. Ortenzio served on the board of directors of Odyssey Healthcare, Inc., a hospice healthcare company. Mr. Ortenzio also served on the board of directors of US Oncology, Inc. until December 30, 2010. Mr. Ortenzio is the son of Rocco A. Ortenzio, the Company's Executive Chairman.

        Leopold Swergold served as a director of Select from May 2001 until February 24, 2005, and became a director of Holdings in August 2005. In 1983, Mr. Swergold formed Swergold, Chefitz & Company, a healthcare investment banking firm. In 1989, Swergold, Chefitz & Company merged into Furman Selz, an investment banking firm, where Mr. Swergold served as Head of Healthcare Investment Banking and as a member of the board of directors. In 1997, Furman Selz was acquired by ING Groep N.V. of the Netherlands. From 1997 until 2004, Mr. Swergold was a Managing Director of ING Furman Selz Asset Management LLC, where he managed several healthcare investment funds. Mr. Swergold was a trustee of the Freer and Sackler Galleries at the Smithsonian Institution, and previously served as a director of Financial Federal Corp., an NYSE listed company.

        James E. Dalton, Jr. served as a director of Select from December 2000 until February 24, 2005, and became a director of Holdings in August 2005. From January 2006 until December 2012, Mr. Dalton was non-executive Chairman of Signature Hospital Corporation. From 2001 to 2007, Mr. Dalton served as President of Edinburgh Associates, Inc. Mr. Dalton served as President, Chief Executive Officer and as a director of Quorum Health Group, Inc. from May 1, 1990 until it was acquired by Triad Hospitals, Inc. in April 2001. Mr. Dalton served on the board of directors of US Oncology, Inc. until December 30, 2010. He serves as a Trustee for the Universal Health Services Realty Income Trust. Mr. Dalton is a Life Fellow of the American College of Healthcare Executives.

        Rocco A. Ortenzio co-founded us and served as our Chairman and Chief Executive Officer from February 1997 until September 2001. Mr. Ortenzio has served as our Executive Chairman since September 2001, and became Executive Chairman of Holdings in February 2005. In 1986, he co-founded Continental Medical Systems, Inc., and served as its Chairman and Chief Executive Officer until July 1995. In 1979, Mr. Ortenzio founded Rehab Hospital Services Corporation, and served as its Chairman and Chief Executive Officer until June 1986. In 1969, Mr. Ortenzio founded Rehab Corporation and served as its Chairman and Chief Executive Officer until 1974. Mr. Ortenzio is the father of Robert A. Ortenzio, Holdings Chief Executive Officer.

        Thomas A. Scully has served as a director since February 2004. Since January 1, 2004, he has served as Senior Counsel to the law firm of Alston & Bird and as a General Partner with Welsh, Carson Anderson & Stowe. From May 2001 to January 2004, Mr. Scully served as Administrator of the Centers for Medicare & Medicaid Services, or CMS. CMS is responsible for the management of Medicare, Medicaid, SCHIP and other national healthcare initiatives. Before joining CMS, Mr. Scully served as President and Chief Executive Officer of the Federation of American Hospitals from January 1995 to May 2001. Mr. Scully also serves as a director of Universal American Corp.

Director Qualifications

        The Board of Directors believes that each of the directors and nominees for director listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board of Directors. In addition, each of the directors and nominees for director has exhibited during his prior service as a director the ability to operate cohesively with the other members of the Board of Directors and to challenge and question management in a constructive way. Moreover, the Board of Directors believes that each director and nominee for director brings a strong and unique background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and healthcare industry experience. Set forth below are certain specific experiences, qualifications and skills that led to the Board of Directors' conclusion that each of the directors and nominees for director listed above should continue to serve as a director.

        Mr. Carson has extensive experience in managing investments in healthcare companies as a co-founder of Welsh, Carson, Anderson & Stowe, a private equity firm specializing in healthcare industry companies. He brings to the Board of Directors an in-depth knowledge of the regulatory and competitive environment of the healthcare industry. Also, Mr. Carson has over a decade of experience with us and Holdings, providing him with comprehensive knowledge of each company's structure, policies and management team. In addition, Mr. Carson's experience in overseeing the management of healthcare industry companies gives him the insight to advise the Board of Directors on corporate governance and compensation matters.

        Mr. Cressey has extensive experience in managing investments in healthcare companies as a private equity investor with a focus on investments in the healthcare industry. He brings to the Board of Directors an in-depth knowledge of the regulatory and competitive environment of the healthcare industry. Also, Mr. Cressey has over a decade of experience with us and Holdings, providing him with comprehensive knowledge of each company's and its structure, policies and management team. In addition, Mr. Cressey's experience in overseeing the management of healthcare industry companies gives him insight on corporate governance and compensation matters, which he utilizes in his role as a member of the Compensation Committee.

        Mr. Dalton has over a decade of experience with us and Holdings, providing him with comprehensive knowledge of each company's structure, policies and management team. Mr. Dalton has also served as Chief Executive Officer and a director of Quorum Health Group, Inc. and served on the boards of directors of various other healthcare companies, including Signature Hospital Corporation and US Oncology, Inc. Mr. Dalton draws on this experience while advising the Board of Directors on corporate governance matters within the healthcare industry. Additionally, Mr. Dalton utilizes his experience overseeing the finance and accounting systems of the companies he has managed in his service on the Audit and Compliance Committee.

        Mr. Ely brings to the Board of Directors a wealth of experience structuring and arranging syndicated loans and high yield issues in the healthcare sector during his service at financial services companies, including J.P. Morgan Securities Inc. He provides the Board of Directors with a thorough understanding of the capital markets, in particular with regard to companies in the healthcare industry. Mr. Ely's experience in financial services also provides him with extensive finance and accounting knowledge, and he applies this expertise in his service on the Audit and Compliance Committee.

        Dr. Frist brings to the Board of Directors over ten years of experience as a United States Senator. He provides the Board of Directors with insight into the federal healthcare regulations that affect us. In addition, Dr. Frist has extensive experience as a board certified heart and lung transplant surgeon, which allows him to bring to the Board of Directors the perspective of an experienced healthcare professional. Dr. Frist's service on the boards of directors of other healthcare organizations provides him with a wide range of experience in corporate governance matters, including those particular to companies in the healthcare industry, which he draws on in his service on the Board of Directors.

        Robert A. Ortenzio, as co-founder and our President and Chief Executive Officer and then Chief Executive Officer of Holdings, provides the Board of Directors with a comprehensive knowledge of each company and its history and businesses. In addition, Mr. Ortenzio brings to the Board of Directors his insight into the healthcare industry from over 25 years of leadership experience in executive positions in healthcare companies, including Horizon/CMS Healthcare Corporation, Continental Medical Systems, Inc. and Rehab Hospital Services Corporation. Mr. Ortenzio also advises the Board of Directors on the evolving healthcare regulatory environment through his in-depth and current knowledge and insight into such matters. Additionally, Mr. Ortenzio provides the Board of Directors with a wealth of experience in corporate governance matters, including through his previous service on the boards of directors of other public healthcare companies.

        Rocco A. Ortenzio, as co-founder and our Chief Executive Officer and then Executive Chairman of Holdings, provides the Board of Directors with a comprehensive knowledge of each company's history and businesses. In addition, Mr. Ortenzio brings to the Board of Directors his insight into the healthcare industry from over four decades of leadership experience in executive positions in healthcare companies, including Continental Medical Systems, Inc. and Rehab Hospital Services Corporation. Mr. Ortenzio uses this experience to advise the Board of Directors on corporate governance matters. This experience also gives him significant leadership experience specific to healthcare companies, which he utilizes in his leadership of the Board of Directors.

        Mr. Scully brings to the Board of Directors his experience as a past Administrator of CMS, which allows him to provide the Board of Directors with valuable insight into the regulatory regime and requirements of the healthcare industry. In addition, Mr. Scully has experience in analyzing healthcare company investments as a general partner at Welsh, Carson, Anderson and Stowe and advising clients on healthcare related issues at the law firm of Alston & Bird. Mr. Scully utilizes this experience to advise the Board of Directors on healthcare related issues.

        Mr. Swergold brings to the Board of Directors over twenty-five years of experience at investment banking firms, during which he gained valuable insight into effective management of investments in the healthcare industry. Mr. Swergold utilizes this insight to advise the Board of Directors on financial and investment matters. Also, Mr. Swergold has significant experience with us and Holdings dating back to 2001, providing him with comprehensive knowledge of each company's structure, policies and management team. Mr. Swergold also has significant experience in finance and accounting, which he uses in his service on the Audit and Compliance Committee.

Executive Officers

        The following table sets forth the names, ages and titles, as well as a brief account of the business experience, of each person who was an executive officer of ours as of June 30, 2013:

Name	Age	Position
Rocco A. Ortenzio	80	Executive Chairman
Robert A. Ortenzio	56	Chief Executive Officer
Patricia A. Rice	66	Executive Advisor to the Chief Executive Officer
David S. Chernow	56	President and Chief Administrative Officer
Martin F. Jackson	59	Executive Vice President and Chief Financial Officer
John A. Saich	45	Executive Vice President and Chief Human Resources Officer
James J. Talalai	52	Executive Vice President and Chief Operating Officer
Michael E. Tarvin	53	Executive Vice President, General Counsel and Secretary
Scott A. Romberger	53	Senior Vice President, Controller and Chief Accounting Officer
Robert G. Breighner, Jr.	44	Vice President, Compliance and Audit Services and Corporate Compliance Officer

        Rocco A. Ortenzio co-founded us and served as our Chairman and Chief Executive Officer from February 1997 until September 2001. Mr. Ortenzio has served as our Executive Chairman since September 2001. In 1986, he co-founded Continental Medical Systems, Inc., and served as its Chairman and Chief Executive Officer until July 1995. In 1979, Mr. Ortenzio founded Rehab Hospital Services Corporation, and served as its Chairman and Chief Executive Officer until June 1986. In 1969, Mr. Ortenzio founded Rehab Corporation and served as its Chairman and Chief Executive Officer until 1974. Mr. Ortenzio is the father of Robert A. Ortenzio, our Chief Executive Officer.

        Robert A. Ortenzio co-founded us and has served as a director since February 1997. Mr. Ortenzio has served as our Chief Executive Officer since January 1, 2005 and as our President and Chief Executive Officer from September 2001 to January 1, 2005. Mr. Ortenzio also served as our President and Chief Operating Officer from February 1997 to September 2001. He was an Executive Vice President and a director of Horizon/CMS Healthcare Corporation from July 1995 until July 1996. In 1986, Mr. Ortenzio co-founded Continental Medical Systems, Inc., and served in a number of different capacities, including as a Senior Vice President from February 1986 until April 1988, as Chief Operating Officer from April 1988 until July 1995, as President from May 1989 until August 1996 and as Chief Executive Officer from July 1995 until August 1996. Before co-founding Continental Medical Systems, Inc., he was a Vice President of Rehab Hospital Services Corporation. Until August 17, 2010, Mr. Ortenzio served on the board of directors of Odyssey Healthcare, Inc., a hospice healthcare company. Mr. Ortenzio also served on the board of directors of US Oncology, Inc. until December 30, 2010. Mr. Ortenzio is the son of Rocco A. Ortenzio, our Executive Chairman.

        Patricia A. Rice has served as our Executive Advisor to the Chief Executive Officer since July 1, 2013. She served as our President from January 2005 through June 2013. She also served as our Chief Operating Officer from January 2002 through December 2011. Prior to this, she served as our Executive Vice President of Operations from November 1999 to January 2002. She served as Senior Vice President of Hospital Operations from December 1997 to November 1999. She was Executive Vice President of the Hospital Operations Division for Continental Medical Systems, Inc. from August 1996 until December 1997. Prior to that time, she served in various management positions at Continental Medical Systems, Inc. from 1987 to 1996.

        David S. Chernow has served as our President and Chief Administrative Officer since March 2012. Prior to such time, Mr. Chernow served as our President and Chief Development and Strategy Officer from September 13, 2010. Mr. Chernow served as a director of ours from January 2002 until February 2005 and from August 2005 until September 2010. From May 2007 to February 2010, Mr. Chernow

served as the President and Chief Executive Officer of Oncure Medical Corp., one of the largest providers of free-standing radiation oncology care in the United States. From July 2001 to June 2007, Mr. Chernow served as the President and Chief Executive Officer of JA Worldwide, a nonprofit organization dedicated to the education of young people about business (formerly, Junior Achievement, Inc.). From 1999 to 2001, he was the President of the Physician Services Group at US Oncology, Inc. Mr. Chernow co-founded American Oncology Resources in 1992 and served as its Chief Development Officer until the time of the merger with Physician Reliance Network, Inc., which created US Oncology, Inc. in 1999.

        Martin F. Jackson has served as our Executive Vice President and Chief Financial Officer since February 2007. He served as our Senior Vice President and Chief Financial Officer from May 1999 to February 2007. Mr. Jackson previously served as a Managing Director in the Health Care Investment Banking Group for CIBC Oppenheimer from January 1997 to May 1999. Prior to that time, he served as Senior Vice President, Health Care Finance with McDonald & Company Securities, Inc. from January 1994 to January 1997. Prior to 1994, Mr. Jackson held senior financial positions with Van Kampen Merritt, Touche Ross, Honeywell and L'Nard Associates. Mr. Jackson also serves as a director of several private companies.

        John A. Saich has served as our Executive Vice President and Chief Human Resources Officer since December 15, 2010. He served as our Senior Vice President, Human Resources from February 2007 to December 2010. He served as our Vice President, Human Resources from November 1999 to January 2007. He joined the Company as Director, Human Resources and HRIS in February 1998. Previously, Mr. Saich served as Director of Benefits and Human Resources for Integrated Health Services in 1997 and as Director of Human Resources for Continental Medical Systems, Inc. from August 1993 to January 1997.

        James J. Talalai has served as our Executive Vice President and Chief Operating Officer since January 2012. Prior to this, he served as our Executive Vice President and Chief Information Officer from February 2007 to December 2011. He served as our Senior Vice President and Chief Information Officer from August 2001 to February 2007. He joined the Company in May 1997 and served in various leadership capacities within Information Services. Before joining us, Mr. Talalai was Director of Information Technology for Horizon/ CMS Healthcare Corporation from 1995 to 1997. He also served as Data Center Manager at Continental Medical Systems, Inc. in the mid-1990s.

        Michael E. Tarvin has served as our Executive Vice President, General Counsel and Secretary since February 2007. He served as our Senior Vice President, General Counsel and Secretary from November 1999 to February 2007. He served as our Vice President, General Counsel and Secretary from February 1997 to November 1999. He was Vice President—Senior Counsel of Continental Medical Systems from February 1993 until February 1997. Prior to that time, he was Associate Counsel of Continental Medical Systems from March 1992. Mr. Tarvin was an associate at the Philadelphia law firm of Drinker Biddle & Reath, LLP from September 1985 until March 1992.

        Scott A. Romberger has served as our Senior Vice President and Controller since February 2007. He served as our Vice President and Controller from February 1997 to February 2007. In addition, he has served as our Chief Accounting Officer since December 2000. Prior to February 1997, he was Vice President—Controller of Continental Medical Systems from January 1991 until January 1997. Prior to that time, he served as Acting Corporate Controller and Assistant Controller of Continental Medical Systems from June 1990 and December 1988, respectively. Mr. Romberger is a certified public accountant and was employed by a national accounting firm from April 1985 until December 1988.

        Robert G. Breighner, Jr. has served as our Vice President, Compliance and Audit Services since August 2003. He served as our Director of Internal Audit from November 2001 to August 2003. Previously, Mr. Breighner was Director of Internal Audit for Susquehanna Pfaltzgraff Co. from

June 1997 until November 2001. Mr. Breighner held other positions with Susquehanna Pfaltzgraff Co. from May 1991 until June 1997.

Corporate Governance

        In accordance with the Delaware General Corporation Law and Holdings' Restated Certificate of Incorporation and Amended and Restated Bylaws, its business, property and affairs are managed under the direction of the Board of Directors. Although Holdings' non-management directors are not involved in the day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers at meetings of the Board of Directors and committees of the Board of Directors.

  Independence

        In 2013, the Board of Directors undertook a review of the independence of Holdings' directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. The Board of Directors has determined that five of Holdings' nine current directors are "independent" as defined in the applicable listing standards of the New York Stock Exchange, or the "NYSE". The following directors were determined to be independent: Bryan C. Cressey, James E. Dalton, Jr., James S. Ely III, William H. Frist, M.D. and Leopold Swergold.

  Meetings of the Board of Directors and Stockholders

        It is the policy of the Board of Directors to meet at least quarterly. The Board of Directors held five meetings in fiscal year 2012. During fiscal year 2012, each of the current directors attended all of the meetings of the Board of Directors and the meetings of any committee of which they are a member, except Dr. Frist did not attend the October 18, 2012 meeting of the Board of Directors. It is also the policy of the Board of Directors that the independent members of the Board of Directors meet at regularly scheduled executive sessions of the Board of Directors without management. An independent director serves as the presiding director over such executive sessions, or the "Presiding Director". The independent director serving as the Presiding Director rotates quarterly, based on alphabetical order by last name. In addition, Holdings' directors are expected to attend annual meetings of stockholders, and all of Holdings' directors who were serving as directors at the time of the 2012 annual meeting, except for Mr. Scully, attended the 2012 annual meeting of stockholders.

  Corporate Governance Matters

        The Board of Directors adopted corporate governance guidelines in September 2009, which can be found on our website at www.selectmedicalholdings.com. Under these guidelines, directors are expected to advise the Chairman of the Board of Directors and the Chairman of the Nominating and Corporate Governance Committee prior to accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member. Directors are also expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board of Directors and the Chairman of the Nominating and Corporate Governance Committee. A director is expected to offer to resign if the Nominating and Corporate Governance Committee concludes that the director no longer meets our requirements for service on the Board of Directors. There are no pre-determined limitations on the number of other boards of directors on which our directors may serve; however, the Board of Directors expects individual directors to use their judgment in accepting other directorships and to allow sufficient time and attention to company matters. There are no set term limits for directors. As an alternative to term limits, the Nominating and Corporate Governance Committee will review each director's continuation on the Board of Directors every three years.

  Communications with the Board of Directors

        If you would like to communicate with all of the directors, please send a letter to the following address: Select Medical Corporation, Attention: Board of Directors c/o Michael E. Tarvin, Executive Vice President, General Counsel and Secretary, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania, 17055. The Secretary will forward such communication to each of the members of the Board of Directors.

        If you would like to communicate with the independent members of the Board of Directors, including the Presiding Director, please send a letter to the following address: Select Medical Corporation, Attention: Chairperson of the Nominating and Corporate Governance Committee c/o Michael E. Tarvin, Executive Vice President, General Counsel and Secretary, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania, 17055. The Secretary will forward such communication to the independent members of the Board of Directors.

  Code of Conduct and Code of Ethics

        We are committed to ethical business practices. In 1998, we voluntarily adopted a Code of Conduct. The Code of Conduct is reviewed and amended as necessary and is the basis for our compliance program. The Code of Conduct provides guidelines for principles and regulatory rules that are applicable to our patient care and business activities. These guidelines are implemented by a compliance officer, a compliance committee, and employee education and training. We have also established a reporting system, auditing and monitoring programs, and a disciplinary system as a means for enforcing the Code of Conduct's policies. This Code of Conduct applies to all of our employees and directors. In September 2009, Holdings adopted a Code of Ethics for Senior Financial Officers, which includes the code of ethics for our principal executive officer, principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Code of Conduct and Code of Ethics for Senior Financial Officers can be found on our website at www.selectmedicalholdings.com. Any amendments to the Code of Conduct or Code of Ethics for Senior Financial Officers or waivers from the provisions of the Code of Conduct or the Code of Ethics for Senior Financial Officers for Holdings' principal executive officer, principal financial officer and principal accounting officer will be disclosed on our website promptly following the date of such amendment or waiver. Please note that none of the information on Holdings' website is incorporated by reference in this Registration Statement.

  Board Leadership

        The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate. However, since its inception, Holdings had separate individuals serve in those positions. Since 2005, its Board of Directors has been led by Rocco A. Ortenzio as Executive Chairman, and Robert A. Ortenzio has served as its Chief Executive Officer. The Board of Directors has carefully considered its leadership structure and believes at this time that Holdings and its stockholders are best served by having the positions of Executive Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on our day-to-day business, while allowing the Executive Chairman to lead the Board of Directors in its fundamental role of providing advice and oversight of management. Further, the Board of Directors believes that having the Executive Chairman serve dual roles as chairman of the Board of Directors and as an executive officer of Holdings promotes information flow between management and the Board of Directors, effective decision making and an alignment of corporate strategy. Moreover, the Board of Directors believes that its other structural features, including five independent directors and seven non-management directors on a board consisting of nine directors, regular meetings of independent directors in executive session and key committees consisting wholly of independent directors, provide for substantial independent oversight of our and Holdings' management. However, the Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

  Risk Oversight

        We face a number of risks, including regulatory risk, credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in interest rates. Management is responsible for the day-to-day management of risks faced by us, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors periodically consults with management regarding our risks.

        While the Board of Directors is ultimately responsible for risk oversight, Holdings' four board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit and Compliance Committee assists the Board of Directors in overseeing risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and periodically reviews with management, internal auditors and independent auditors the adequacy and effectiveness of our policies for assessing and managing risk. The Compensation Committee assists the Board of Directors in oversight and management of risks related to our and Holdings' compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in oversight and management of risk associated with board organization, membership and structure, succession planning for Holdings' directors and officers and corporate governance. The Quality of Care and Patient Safety Committee assists the Board of Directors in the oversight and management of risk associated with our policies and procedures relating to the delivery of quality medical care to patients.

  Committees of the Board of Directors

        The Board of Directors currently has four standing committees. Charters for each of these committees can be found on Holdings' website at www.selectmedicalholdings.com.

        Audit and Compliance Committee—The Audit and Compliance Committee is governed by a written charter adopted in February 2010. The primary responsibility of the Audit and Compliance Committee is to oversee Holdings' financial reporting process and compliance program on behalf of the Board of Directors and to regularly report the results of its activities to the Board of Directors. The Audit and Compliance Committee assists the Board of Directors in the oversight of the integrity of Holdings' financial statements and financial reporting process, the systems of internal accounting and financial controls, the performance of Holdings' internal audit function and independent auditors, the independent auditor's qualifications and independence, the annual independent audit of Holdings' financial statements, the selection and performance of Holdings' compliance officer, the effectiveness of the structure and operations of Holdings' compliance program, our compliance with each of Holdings' Code of Conduct and the Code of Ethics for Senior Financial Officers and other legal compliance and ethics programs established by management and the Board of Directors and Holdings' compliance with applicable legal and regulatory requirements. In so doing, the Audit and Compliance Committee is responsible for maintaining free and open communication among its members, the independent registered public accounting firm, the internal auditors and our management. A detailed list of the Audit and Compliance Committee's functions is included in its charter. The Audit and Compliance

Committee charter is annually reviewed and ratified by the Audit and Compliance Committee and the Board of Directors.

        The current members of the Audit and Compliance Committee are Messrs. Dalton, Ely and Swergold. The composition of the Audit and Compliance Committee satisfies the independence and financial literacy requirements of the NYSE and the SEC. The financial literacy standards require that each member of the Audit and Compliance Committee be able to read and understand fundamental financial statements. In addition, at least one member of the Audit and Compliance Committee must qualify as an "audit committee financial expert," as defined by the rules and regulations of the SEC, and have financial sophistication in accordance with the rules of the NYSE. The Board of Directors has determined that each of the Audit and Compliance Committee members qualifies as an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Also, each member of the Audit and Compliance Committee is independent, as independence for audit committee members is defined in the applicable NYSE listing standards. The Audit and Compliance Committee held six meetings during fiscal year 2012.

        Compensation Committee—The Compensation Committee is governed by a written charter adopted in September 2009, which became effective as of the time our common stock was first listed on the NYSE. The Compensation Committee has overall responsibility for evaluating and approving Holdings' executive officer and director compensation plans, policies and programs, as well as all equity-based compensation plans and policies. The Compensation Committee is also responsible for preparing the Compensation Discussion and Analysis report for inclusion in our annual proxy statement filed with the SEC. The Compensation Committee charter is annually reviewed and ratified by the Compensation Committee and the Board of Directors.

        The current members of the Compensation Committee are Messrs. Cressey and Swergold, both of whom the Board of Directors has determined in its business judgment are independent as defined in the applicable NYSE listing standards. The Compensation Committee held five meetings during fiscal year 2012.

        Nominating and Corporate Governance Committee—The Nominating and Corporate Governance Committee is governed by a written charter adopted in September 2009, which became effective as of the time our common stock was first listed on the NYSE. The Nominating and Corporate Governance Committee is appointed to (i) identify individuals qualified to serve on the Board of Directors and board committees; (ii) recommend to the Board of Directors nominees for election to the Board of Directors at annual meetings of stockholders; (iii) recommend to the Board of Directors nominees to serve on each of the board committees; (iv) lead the Board of Directors in its annual review of the performance of the Board of Directors and management; (v) monitor Holdings' corporate governance structure; and (vi) develop and recommend to the Board of Directors any proposed changes to Holdings' corporate governance guidelines. The Nominating and Corporate Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board of Directors membership. The Nominating and Corporate Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. In addition to any other qualifications the Nominating and Corporate Governance Committee may in its discretion deem appropriate, all director candidates, at a minimum, should possess the highest personal and professional ethics, integrity and values and be committed to representing the best interests of the stockholders. In identifying candidates, the Nominating and Corporate Governance Committee will also take into account other factors it considers appropriate, which include ensuring a majority of directors satisfy the independence requirements of the NYSE, the SEC or other appropriate governing body and that the Board of Directors as a whole is comprised of directors who have the appropriate experience, expertise and perspective that will enhance the quality of the Board of Directors' deliberations and decisions. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and

Corporate Governance Committee and the Board of Directors believe it is essential that the Board of Directors is able to draw on a wide variety of backgrounds and professional experiences among its members. The Nominating and Corporate Governance Committee desires to maintain the Board of Directors' diversity through the consideration of factors such as education, skills and relevant professional experience. The Nominating and Corporate Governance Committee does not intend to nominate representational directors, but instead considers the entirety of each candidate's credentials in the context of these standards and the characteristics of the Board of Directors in its entirety. The Nominating and Corporate Governance Committee will conduct appropriate inquiries with respect to the backgrounds and qualifications of all director candidates. Once the Nominating and Corporate Governance Committee has completed its review of a candidate's qualifications and conducted the appropriate inquiries, the Nominating and Corporate Governance Committee will make a determination whether to recommend the candidate for approval by the Board of Directors. If the Nominating and Corporate Governance Committee decides to recommend the director candidate for nomination by the Board of Directors and such recommendation is accepted by the Board of Directors, the form of proxy solicited by the Company will include the name of the director candidate. The Nominating and Corporate Governance Committee charter is annually reviewed and ratified by the Nominating and Corporate Governance Committee and the Board of Directors.

        The Nominating and Corporate Governance Committee considers stockholder nominees for directors in the same manner as nominees for director from other sources. Stockholder suggestions for nominees for director should be submitted to the Secretary or Assistant Secretary no later than the date by which stockholder proposals for action must be submitted and should include the following information: (i) the name and address of the stockholder making the recommendations, (ii) a representation that the stockholder is a holder of record, which should include the number of shares presently held and how long the shares have been held, (iii) a description of any and all arrangements or understandings between the stockholder making the recommendation and the director candidate, and (iv) all information regarding the director candidate that is required to be included in a proxy solicitation for the election of directors.

        The current members of the Nominating and Corporate Governance Committee are Messrs. Dalton and Swergold, both of whom the Board of Directors has determined in its business judgment are independent as defined in the applicable NYSE listing standards. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2012.

        Quality of Care and Patient Safety Committee—The Quality of Care and Patient Safety Committee is governed by a written charter adopted in May 2012. The Quality of Care and Patient Safety Committee is appointed to assist the Board of Directors in fulfilling its oversight responsibilities relating to the review of our and Holdings' policies and procedures relating to the delivery of quality medical care to patients. The Quality of Care and Patient Safety Committee maintains communication between the Board of Directors and the senior officers with management responsibility for medical care and reviews matters concerning or relating to the quality of medical care delivered to patients, efforts to advance the quality of medical care provided and patient safety. The Quality of Care and Patient Safety Committee charter is annually reviewed and ratified by the Quality of Care and Patient Safety Committee and the Board of Directors.

        The current members of the Quality of Care and Patient Safety Committee are Messrs. Frist and Scully. The Quality of Care and Patient Safety Committee held three meetings during fiscal year 2012.

EXECUTIVE COMPENSATION

General

        Set forth below is a discussion of the executive compensation of Holdings, our sole stockholder.

Compensation Consultant

        The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. The Compensation Committee did not engage a compensation consultant during the 2012 fiscal year. In fiscal year 2011, the Compensation Committee engaged McDaniel & Associates, Inc. to provide an analysis of Holdings' executive officer and non-employee director compensation programs, as well as an analysis of its equity compensation programs. This engagement is described in detail below in the section titled "Committee Process; Compensation Consultant" in the Compensation Discussion and Analysis section of this prospectus.

Role of Executive Officers

        At the request of the Compensation Committee, Holdings' Chief Executive Officer participates in Compensation Committee meetings and recommends levels of compensation for the other "named executive officers" or "NEOs". However, the Compensation Committee makes the final determination regarding the compensation of the NEOs. No other executive officer participates in determining or recommending the amount or form of executive compensation.

Compensation Committee Interlocks and Insider Participation

        No current member of the Compensation Committee is or has been at any time one of our or Holdings' officers or employees. None of our or Holdings' executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Holdings' Board of Directors or Compensation Committee. Bryan C. Cressey and Leopold Swergold serve on Holdings' Compensation Committee.

Compensation Discussion and Analysis

General

        Since our executive officers are identical to those of Holdings, set forth below is the compensation discussion and analysis of Holdings.

Objectives of the Company's Executive Compensation Policy

        Introduction.    This Compensation Discussion and Analysis, or "CD&A", provides an overview of Holdings' executive compensation program, together with a description of the material factors underlying the decisions which resulted in the compensation provided for 2012 to Holdings' Executive Chairman, Chief Executive Officer, President, President and Chief Administrative Officer and Executive Vice President and Chief Financial Officer, as presented in the tables which follow this CD&A. This CD&A contains statements regarding certain performance targets and goals Holdings has used or may use to determine appropriate compensation. These targets and goals are disclosed in the limited context of Holdings' compensation program and should not be understood to be statements of management's expectations or estimates of financial results or other guidance. Holdings specifically cautions investors not to apply these statements to other contexts.

        Compensation Philosophy.    Holdings' compensation philosophy for NEOs is designed with the primary goals of rewarding the contributions of NEOs to the Company's financial performance and providing overall compensation sufficient to attract and retain highly skilled NEOs who are properly motivated to contribute to Holdings' financial performance. Holdings generally seeks to achieve its goals with respect to the NEOs' compensation by implementing and maintaining incentive plans for such executive officers that tie a substantial portion of each NEO's overall compensation to pre-determined financial goals relating to Holdings' return on equity and earnings per share. The Compensation Committee also grants the NEOs restricted stock awards from time to time which, subject to limited exceptions, require the NEO's continued employment for a minimum of three years prior to vesting.

        Committee Process; Compensation Consultant.    The Compensation Committee meets as often as necessary to perform its duties and responsibilities. During 2012, the Compensation Committee met five times. The Compensation Committee's meeting agenda is normally established by Holdings' Chief Executive Officer in consultation with the chairman and members of the Compensation Committee. Members of the Compensation Committee receive the agenda and related materials in advance of each meeting. Depending on the meeting's agenda, such materials may include financial reports regarding Holdings' performance, reports on achievement of individual and company objectives and information regarding Holdings' compensation programs.

        The Compensation Committee periodically reviews overall compensation levels to ensure that performance-based compensation represents a sufficient portion of total compensation to promote and reward executive officers' contributions to Holdings' performance. Both members of the Compensation Committee have extensive experience in the healthcare industry, including a focus on structuring appropriate executive compensation for healthcare companies. In setting the compensation for the NEOs, the Compensation Committee members draw on their collective experience in the healthcare industry and knowledge of investors' goals and do not engage in benchmarking.

        The Compensation Committee did not engage a compensation consultant during the 2012 fiscal year. The Compensation Committee did engage a compensation consultant, McDaniel & Associates, Inc., or "McDaniel", during fiscal year 2011 to provide information about executive officer and non-employee director compensation for comparable companies within Holdings' industry. In preparing this information, McDaniel reviewed compensation information from the Towers/Watson Healthcare Management Compensation Survey (for those organizations in the healthcare sector with annual revenue ranging between $1 billion and $5 billion—median annual revenue for the surveyed companies was $2.8 billion) and the Integrated Healthcare Strategies Executive Compensation Report (for healthcare companies with revenues ranging between $1 billion and $3 billion—median revenues for the surveyed companies was $1.9 billion). McDaniel also reviewed publicly available compensation information from 17 companies in the healthcare facilities and services business with revenues ranging between $900 million and $5 billion (median revenue was $1.9 billion) and market capitalization ranging between $615 million and $3.6 billion (median market capitalization was $1.8 billion). These 17 companies include:

Amedisys, Inc.	Emeritus Corp.	Mednax, Inc.
Brookdale Senior Living, Inc.	Gentiva Health Services, Inc.	Rehabcare Group
Catalyst Health Solutions, Inc.	Health Management Associates, Inc.	Res-Care, Inc.
Chemed Corp.	Healthsouth Corp.	Sunrise Senior Living, Inc.
Community Health Systems, Inc.	Lifepoint Hospitals, Inc.	Team Health Holdings, Inc.
Emergency Medical Services Corp.	Lincare Holdings, Inc.

        The information prepared by McDaniel revealed that Holdings' executive officers (including executives who are not NEOs) received base salary and target bonus opportunities in the aggregate at or near the median of the companies reviewed. In addition, Holdings' executive officers were eligible for maximum bonus opportunities in the aggregate that were above the median of the companies reviewed and received equity compensation in the aggregate below the median of the companies reviewed.

        At its December 15, 2011 meeting, the Compensation Committee considered the information prepared by McDaniel in making the following changes to NEO compensation for fiscal year 2012:

  •
  Base Salary: Mr. Rocco A. Ortenzio's base salary was increased to $950,000; Mr. Robert A. Ortenzio's base salary was increased to $995,000; Ms. Rice's base salary was increased to $900,000; Mr. Chernow's base salary was increased to $740,000; and Mr. Jackson's base salary was increased to $600,000.

  •
  Annual Bonus Opportunity: Messrs. Chernow's and Jackson's target and maximum bonus opportunities for the 2012 fiscal year were increased to 80% of base salary and 200% of base salary, respectively; and Mr. Robert A. Ortenzio's target and maximum bonus opportunities for the 2012 fiscal year were increased to 100% of base salary and 250% of base salary, respectively.

        The Compensation Committee believes that these base salary increases were appropriate because Messrs. Rocco A. Ortenzio and Robert A. Ortenzio and Ms. Rice had not received any base salary increases since April 1, 2009, Mr. Jackson had not received a base salary increase since August 28, 2010 and Mr. Chernow's base salary was still set at his initial hire rate. In addition, the Compensation Committee determined that it was appropriate to bring the bonus opportunities for Messrs. Chernow and Jackson in line with the bonus opportunities for the other NEOs (other than Holdings' chief executive officer), as well as to accurately reflect their roles and level of responsibility in the Company. The Compensation Committee decided to increase the bonus opportunities for Mr. Robert A. Ortenzio to better reflect his role as Holdings' chief executive officer and the level of his responsibilities compared to the other NEOs. The Compensation Committee believes that, after considering the compensation information prepared by McDaniel, the base salary and bonus opportunity increases for the NEOs make their total compensation package competitive within our industry.

        The Compensation Committee did not engage in any benchmarking or otherwise attempt to set compensation levels within a specific range of any of the companies identified by McDaniel. Instead, the base salary and bonus opportunity adjustments were determined by the Compensation Committee using its collective experience in the healthcare industry.

        Role of Chief Executive Officer in Compensation Decisions.    At the request of the Compensation Committee, Holdings' Chief Executive Officer participates in Compensation Committee meetings and recommends levels of compensation for the other NEOs. However, the Compensation Committee makes the final determination regarding the compensation of the NEOs.

  Risk Assessment.

        The Compensation Committee meets periodically each fiscal year to review Holdings' executive compensation policies and programs to ensure that they are appropriate. The Compensation Committee also determines each year whether incentive compensation will be awarded to our and Holdings' non-executive employees. After considering the various forms of compensation paid to our and Holdings' employees, the Compensation Committee has concluded that our and Holdings' compensation policies and programs are not reasonably likely to have a material adverse effect on us or Holdings. This conclusion is based on the following factors:

  •
  A majority of our employees do not receive any performance-based compensation;

  •
  A significant portion of the compensation paid to our and Holdings' employees who are eligible to receive performance-based compensation consists of base salary, which is not dependent upon our or Holdings' performance;

  •
  Holdings' bonus program for executive officers includes safeguards that reduce the incentive to engage in risky behavior. For example, Holdings' Executive Bonus Plan limits the amount of bonus compensation that participants may receive (regardless of how well the Company performs) and provides the Compensation Committee with the discretion to reduce the bonus awards otherwise payable to participants thereunder; and

  •
  Holdings' executive officers currently own, and historically have owned, a significant percentage of its outstanding common stock. Such ownership interest reduces the incentive for Holdings' executive officers to engage in actions designed to achieve only short-term results.

Elements of Compensation

        Executive compensation for any fiscal year generally consists of a combination of the following elements, each of which is discussed in further detail in the sections that follow:

  •
  Base Salary;

  •
  Annual Performance-Based Bonuses;

  •
  Equity Compensation;

  •
  Perquisites and Personal Benefits; and

  •
  General Benefits.

        In addition to the compensation components listed above, each of the NEOs is party to either an employment agreement or a change in control agreement with us that provides for post-employment severance payments and benefits in the event of employment termination under certain circumstances.

        In determining the different elements of compensation to provide to the NEOs in any given year, the Compensation Committee does not adhere to a specific allocation between short-term and long-term compensation, or between cash and non-cash compensation. Instead, the Compensation Committee determines the elements of NEO compensation for any given year in a manner designed to further its goals of rewarding strong financial performance, providing overall compensation opportunities that are sufficient to attract and retain highly skilled NEOs and ensuring that the NEOs' interests are aligned with those of Holdings' stockholders. This may result in the NEOs receiving all cash compensation in some years (through base salary and annual performance-based bonuses) and a combination of cash and equity compensation in other years (through base salary, annual performance-based bonuses and long-term equity awards).

Base Salary

        Base salaries are provided to the NEOs to compensate them for services rendered during the year. Consistent with Holdings' philosophy of placing increasing emphasis on performance-based compensation, the Compensation Committee sets the base salaries for the NEOs at levels which it believes are competitive for the healthcare industry when combined with Holdings' incentive programs. The Compensation Committee periodically reviews base salaries for the NEOs. As described above in the section titled "Committee Process; Compensation Consultant," in December 2011, the Compensation Committee approved increases to the annual base salary for each NEO effective January 1, 2012.

2012 Named Executive Officer Annual Performance-Based Bonuses

        Annual cash bonuses are included as part of the executive compensation program because the Compensation Committee believes that a significant portion of each NEO's compensation should be contingent on Holdings' financial performance. Accordingly, Holdings has historically maintained a bonus plan under which NEOs are eligible to receive annual cash bonuses based upon the achievement of specific performance measures.

        For the 2012 fiscal year, each of the NEOs participated in Holdings' Executive Bonus Plan, or the "Executive Bonus Plan". The Executive Bonus Plan was implemented to provide the Compensation Committee with the discretion to grant bonus compensation to the NEOs that can qualify as "performance-based compensation" under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, or the "Code". Compensation that qualifies as "performance-based compensation" is not subject to the $1 million cap on deductibility imposed by Section 162(m). The Compensation Committee also retains discretion to grant bonus compensation to the NEOs and other employees outside of the Executive Bonus Plan.

        Under the terms of the Executive Bonus Plan, eligible employees, including the NEOs, may earn bonus compensation based on the achievement of pre-determined performance goals, such as earnings per share, return on equity, return on assets, sales, stock price and operating income. In connection with establishing the performance goals for each performance period, the Compensation Committee will determine the amount of bonus compensation that may be paid to participants upon the achievement of the relevant performance goals. The amount of any compensation paid under the terms of the Executive Bonus Plan is limited to $2.5 million. In addition, the Compensation Committee may decrease each participant's bonus award under the Executive Bonus Plan in its sole discretion. In the event that a participant earns a bonus under the Executive Bonus Plan, such bonus will be paid either in cash or in shares of restricted stock under Holdings' equity compensation plans.

        Consistent with prior years, NEO bonuses for the 2012 fiscal year were based on Holdings' achievement of specified levels of earnings per share and return on equity. The Compensation Committee selected earnings per share and return on equity as the performance measures for 2012 bonuses because the Compensation Committee believes that each of these metrics is directly related to the creation of stockholder value. For 2012, the Compensation Committee established target and maximum earnings per share levels of $0.899 and $0.989, respectively, and established target and maximum return on equity levels of 13.7% and 14.39%, respectively.

        The Compensation Committee approved the following performance matrix to calculate NEO bonuses for the 2012 fiscal year:

	Return on Equity
Earnings Per Share	13.43%	13.56%	13.7%	13.84%	13.97%	14.11%	14.25%	14.39%
$.872	50%	60%	70%	80%	90%	100%	110%	120%
$.881	60%	70%	80%	90%	100%	110%	120%	130%
$.890	70%	80%	90%	100%	110%	120%	130%	140%
$.899	80%	90%	100%	110%	120%	130%	140%	150%
$.908	90%	100%	110%	120%	130%	140%	150%	160%
$.917	100%	110%	120%	130%	140%	150%	160%	170%
$.926	110%	120%	130%	140%	150%	160%	170%	180%
$.935	120%	130%	140%	150%	160%	170%	180%	190%
$.944	130%	140%	150%	160%	170%	180%	190%	200%
$.953	140%	150%	160%	170%	180%	190%	200%	210%
$.962	150%	160%	170%	180%	190%	200%	210%	220%
$.971	160%	170%	180%	190%	200%	210%	220%	230%
$.980	170%	180%	190%	200%	210%	220%	230%	240%
$.989	180%	190%	200%	210%	220%	230%	240%	250%

        Pursuant to this performance matrix, if both threshold earnings per share ($0.872) and threshold return on equity (13.43%) were not achieved, then no NEO would receive a bonus for the 2012 fiscal year. If, however, the threshold level of performance was achieved for both earnings per share and return on equity, then the NEOs would receive a bonus equal to the percentage of their target bonus that corresponds with Holdings' actual earnings per share and return on equity, as set forth on the performance matrix. For example, if earnings per share was $0.908 and return on equity was 13.84%, then each NEO would receive a bonus equal to 120% of his or her target bonus.

        As described above in the section titled "Committee Process; Compensation Consultant," after reviewing the compensation information prepared by McDaniel and examining Mr. Robert A. Ortenzio's overall compensation opportunities, the Compensation Committee determined that it was appropriate to increase his target and maximum bonus opportunities to better reflect his role as Holdings' chief executive officer and the level of his responsibilities.

        For 2012, the target and maximum bonus opportunities for each of the NEOs is set forth in the table below (expressed as a percentage of the NEOs' rate of base salary in effect on January 1, 2012).

Named Executive Officer	Target Bonus	Maximum Bonus
Rocco A. Ortenzio	80%	200.0%
Robert A. Ortenzio	100%	250.0%
Patricia A. Rice	80%	200.0%
David S. Chernow	80%	200.0%
Martin F. Jackson	80%	200.0%

        In determining the level of Holdings' performance for purposes of awarding 2012 bonuses to the NEOs, the Compensation Committee, as required by the terms of the Executive Bonus Plan, calculated Holdings' return on equity and earnings per share. Accordingly, for 2012, Holdings achieved earnings per share of $1.05 and its return on equity was 20.58%. Based on such performance, Messrs. Rocco A. Ortenzio and Robert A. Ortenzio, Ms. Rice and Messrs. Chernow and Jackson received bonuses of $1,900,000, $2,487,500, $1,800,000, $1,480,000 and $1,200,000, respectively, as set forth in the "non-equity incentive plan compensation" column of the Summary Compensation Table.

        At the 2013 Annual Meeting, stockholders approved an amendment and restatement of the Executive Bonus Plan, renamed the "Amended and Restated Executive Bonus Plan". The Amended and Restated Executive Bonus Plan is very similar to the Executive Bonus Plan, but the maximum award payable thereunder has been increased to $4,000,000 (without any separate limit based on a percentage of the participant's base salary). Each of the NEOs is eligible to participate in the Amended and Executive Restated Bonus Plan for 2013.

Equity Compensation

        2012 Annual Awards.    At the 2011 Annual Meeting, stockholders approved the Select Medical Holdings Corporation 2011 Equity Incentive Plan, or the "2011 Equity Plan", which Holdings currently maintains. The 2011 Equity Plan was established to provide certain employees of Holdings and its subsidiaries (including the NEOs) with incentives to help align those employees' interests with the interests of Holdings' stockholders. Awards under the 2011 Equity Plan may be in the form of restricted stock, non-qualified stock options and incentive stock options.

        Holdings previously maintained the Select Medical Holdings Corporation 2005 Equity Inventive Plan, as amended, or the "2005 Equity Plan". Other than the initial hire grant of restricted stock awarded to Mr. Chernow (as described below), all awards granted under the 2005 Equity Plan to the NEOs became fully vested on or before February 24, 2010. In addition, as described below on the Outstanding Equity Awards at Fiscal Year End table, as of the date of this prospectus, Mr. Chernow holds certain unvested stock option awards granted under the Select Medical Holdings Corporation

2005 Equity Incentive Plan for Non-Employee Directors, or the "2005 Director Plan", in respect of his service as a member of the Board of Directors. Following the approval of the 2011 Equity Plan, Holdings terminated the 2005 Equity Plan with respect to the grant of new awards.

        On October 30, 2012, the Compensation Committee awarded four of the NEOs restricted shares of common stock under the 2011 Equity Plan. The number of restricted shares awarded to such NEOs is set forth in the table below. Such shares will vest in full on October 30, 2015, subject to the NEO's continued employment on such date. Pro-rata vesting is provided in the event that a NEO's employment is terminated prior to October 30, 2015 due to death, disability or following a change in control.

Name of Executive	Shares of Restricted Stock Granted
Rocco A. Ortenzio	50,000
Robert A. Ortenzio	100,000
Patricia A. Rice	45,000
Martin F. Jackson	35,000

        In making such restricted stock grants, the Compensation Committee considered that the annual long-term equity award opportunities for Messrs. Rocco A. Ortenzio, Robert A. Ortenzio and Jackson and Ms. Rice were well below the annual long-term equity award opportunities for their counterparts at comparable companies. Based on the foregoing, the Compensation Committee concluded that restricted stock awards for such NEOs were necessary to ensure that they are adequately incentivized and that their long-term interests are properly aligned with those of Holdings' stockholders. The Compensation Committee determined that Mr. Chernow's 2010 restricted stock grant made at the time of his initial hire provided a sufficient level of incentive and adequately aligned his long-term interests with those of Holdings' stockholders. Accordingly, Mr. Chernow did not receive a 2012 restricted stock grant.

        2012 Dividend.    On December 12, 2012, Holdings paid a dividend of $1.50 on each outstanding share of Common Stock. Pursuant to the terms of the 2005 Equity Plan, such dividend was paid to each holder of unvested shares of restricted stock with respect to such shares. In addition, the 2011 Equity Plan was interpreted by the Compensation Committee to treat the payment of dividends on unvested shares of restricted stock in the same manner as under the 2005 Equity Plan. Accordingly, the NEOs received the following cash dividends on their unvested shares of restricted stock (in addition to any dividends received on other shares of common stock):

Name of Executive	Dividends Paid on Unvested Shares of Restricted Stock ($)
Robert A. Ortenzio	300,000
Rocco A. Ortenzio	150,000
Patricia A. Rice	135,000
David S. Chernow	1,500,000
Martin F. Jackson	105,000

        In accordance with the terms of the 2005 Equity Plan and the 2011 Equity Plan, the cash dividends so received are not subject to any vesting or forfeiture requirements.

Perquisites and Other Personal Benefits

        Holdings provides NEOs with perquisites and other personal benefits that it and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable Holdings to attract and retain highly skilled NEOs. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.

        Use of Company Aircraft.    The primary perquisite and personal benefit the NEOs are currently provided is the personal use of Holdings' aircraft at its expense. In recognition of their contributions to the Company, Messrs. Rocco A. Ortenzio and Robert A. Ortenzio and Ms. Rice are entitled to use Holdings' aircraft for personal reasons and may be accompanied by friends and family members. Messrs. Rocco A. Ortenzio and Robert A. Ortenzio and Ms. Rice must recognize taxable compensation for the value of the personal use of Holdings' aircraft by themselves and their friends and family members. Mr. Chernow and Mr. Jackson may use Holdings' aircraft in connection with a personal emergency or bereavement matter with the prior approval of Holdings' Executive Chairman or Chief Executive Officer.

        Physical Examination.    The Company offers full reimbursement for the costs associated with an annual comprehensive physical exam for the NEOs, including travel and accommodations, so that a NEO who makes use of Holdings' physical exam benefit can be evaluated and receive diagnostic and preventive medical care.

        Taxes.    As described below under the heading "Potential Payments Upon Termination or Change in Control," each NEO is entitled to a tax gross up payment in the event that any change in control payments which they are entitled to receive constitute "excess parachute payments" within the meaning of Section 280G of the Code. Holdings believes that this benefit is appropriate to ensure that, in the event of a change in control, the NEOs are focused on maximizing stockholder value.

        Attributed costs of the perquisites and personal benefits described above for the NEOs for the fiscal year ended December 31, 2012, are included in the "Summary Compensation Table," below.

General Benefits

        The NEOs are also eligible to participate in our group health and dental plans, including short term and long term disability, life insurance (at an amount equal to 100% of base salary), and our 401(k) plan on the same terms and conditions as those plans are available to our and Holdings' employees generally.

Employment Agreements

        It is our general philosophy that all of our employees should be "at will" employees, thereby allowing both us and the employee to terminate the employment relationship at any time and without restriction or financial obligation. However, in certain cases, we and Holdings have determined that, as a retention device and a means to obtain non-compete arrangements, employment agreements and change in control agreements are appropriate.

        Messrs. Rocco A. Ortenzio and Robert A. Ortenzio and Ms. Rice each entered into an employment agreement with us on March 1, 2000. Each of these employment agreements provides for a three-year term which is automatically extended for an additional year on each anniversary of the effective date of the employment agreement, thereby causing the agreements to have a three-year term as of each anniversary of the effective date. Either we or the executive may elect to not extend the term of the employment agreement by providing advance written notice of non-renewal to the other party. These employment agreements also prohibit the executives from (i) participating in any business that competes with us or any of its affiliates within a 25 mile radius of any of our or its affiliates' hospitals or outpatient rehabilitation clinics during employment and for two years thereafter, and (ii) soliciting any of our employees for one year after the termination of his or her employment.

        Mr. Chernow entered into an employment agreement with us on September 13, 2010. Mr. Chernow's employment agreement provides for a three-year term which is automatically extended for successive one-year periods beginning on the third anniversary of the effective date of the employment agreement. Either we or Mr. Chernow may elect to not extend the term of the employment agreement by providing advance written notice of non-renewal to the other party. Mr. Chernow's employment agreement also prohibits him from, during employment and for the two-year period thereafter, (i) participating in any business that competes with us or any of its affiliates within a 50 mile radius of any of our or our affiliates' facilities or the facilities of any customer in which or to whom Mr. Chernow provided services during the twelve-month period prior to his termination, and (ii) soliciting any of our or our affiliates' employees, clients or customers.

        The employment agreements for Messrs. Rocco A. Ortenzio, Robert A. Ortenzio and Chernow and Ms. Rice also provide for certain severance benefits in the event of a termination of employment, as described below under the section titled "Potential Payments upon Termination or Change in Control."

        Mr. Jackson is an employee-at-will, and accordingly, elements of his annual compensation are subject to review and adjustment by the Compensation Committee. However, Mr. Jackson is a party to a change in control agreement with us that provides for severance upon his termination of employment in connection with a change in control, as described below in the section titled "Potential Payments upon Termination or Change in Control."

        The terms of each of these agreements, including the severance benefits that may be payable under these agreements, are described below more fully in the section titled "Potential Payments upon Termination or Change in Control."

Rocco A. Ortenzio

        We and Mr. Rocco A. Ortenzio, our co-founder, are parties to an employment agreement, dated as of March 1, 2000, as subsequently amended. Pursuant to the terms of his employment agreement, Mr. Rocco A. Ortenzio's annual base salary was initially set at $800,000, subject to adjustment by the Company. Mr. Rocco A. Ortenzio's annual base salary was subsequently adjusted upward by the Company on multiple occasions and was last adjusted to $950,000 effective January 1, 2012. Mr. Rocco A. Ortenzio is also eligible for bonus compensation under his employment agreement. However, the Executive Bonus Plan, described in the CD&A section above, is the primary mechanism for determining bonus compensation from the Company for Mr. Rocco A. Ortenzio.

Robert A. Ortenzio

        We and Mr. Robert A. Ortenzio, our co-founder, are parties to an employment agreement, dated as of March 1, 2000, as subsequently amended. Pursuant to the terms of his employment agreement, Mr. Robert A. Ortenzio's annual base salary was initially set at $800,000, subject to adjustment by the Company. Mr. Robert A. Ortenzio's annual base salary was subsequently adjusted upward by the Company on multiple occasions and was last adjusted to $995,000 effective January 1, 2012. Mr. Robert A. Ortenzio is also eligible for bonus compensation under his employment agreement. However, the Executive Bonus Plan, described in the CD&A section above, is the primary mechanism for determining bonus compensation from the Company for Mr. Robert A. Ortenzio.

Patricia A. Rice

        We and Ms. Rice are parties to an employment agreement, effective as of March 1, 2000, as subsequently amended. Pursuant to the terms of her employment agreement, Ms. Rice served as our President and Chief Operating Officer until December 31, 2011, at which time she relinquished her title as Chief Operating Officer of the Company. Ms. Rice served as Holdings' President through

June 30, 2013. Effective July 1, 2013, Ms. Rice agreed to serve as the Executive Advisor to the Chief Executive Officer. Ms. Rice was initially entitled to an annual base salary of $500,000 under the terms of her employment agreement, subject to adjustment by the Company. Ms. Rice's annual base salary was subsequently adjusted upward by the Company on multiple occasions and was last adjusted upward to $900,000 effective January 1, 2012. To reflect Ms. Rice's new position, her annual base salary was decreased to $500,000 effective July 1, 2013. Ms. Rice is also eligible for bonus compensation under her employment agreement. However, the Executive Bonus Plan, described in the CD&A section above, is the primary mechanism for determining bonus compensation from the Company for Ms. Rice. Pursuant to an amendment to her employment agreement, Ms. Rice may use her office in Mechanicsburg, Pennsylvania and/or her home offices in Nicholasville or Lexington, Kentucky and St. Petersburg, Florida in carrying out her duties to the Company.

David S. Chernow

        We and Mr. Chernow entered into an employment agreement on September 13, 2010 in connection with his acceptance of our offer of employment. Pursuant to the terms of his employment agreement, Mr. Chernow's annual base salary was initially set at $640,000, subject to adjustment by the Company. Mr. Chernow's base salary was last adjusted by the Company to $740,000 effective January 1, 2012. Mr. Chernow is also eligible to receive bonus compensation, annual or otherwise, in an amount to be determined by the Board of Directors in its sole discretion. However, the Executive Bonus Plan, described in the CD&A section above, is the primary mechanism for determining bonus compensation from the Company for Mr. Chernow.

Tax and Accounting Considerations

        Holdings considers tax and accounting implications in determining all elements of its compensation programs. Section 162(m) generally denies a deduction to any publicly held corporation for compensation (other than qualified performance-based compensation) exceeding $1,000,000 paid in a taxable year to the chief executive officer or any one of the next three most highly compensated officers (other than the chief financial officer) reported in the "Summary Compensation Table" below. The Compensation Committee considers the impact of this deductibility limit on the compensation that it intends to award, and attempts to structure compensation such that it is deductible if it determines that doing so is appropriate and consistent with Holdings' executive compensation program. However, while the Compensation Committee is cognizant of the applicable requirements for qualified performance-based compensation, it may exercise its discretion to award compensation that does not meet such requirements when it considers it appropriate to do so.

        When establishing executive compensation, the Compensation Committee considers the effect of various forms of compensation on Holdings' financial results. In particular, the Compensation Committee considers the potential impact, on current and future financial results, of all equity compensation that it approves.

Summary Compensation Table

        This Summary Compensation Table summarizes the total compensation earned by each NEO for each of the 2012, 2011 and 2010 fiscal years.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Rocco A. Ortenzio	2012	950,000	537,500	1,900,000	244,876	3,632,376
Executive Chairman	2011	848,720	428,500	1,697,440	78,895	3,053,555
	2010	848,720	—	—	101,666	950,386
Robert A. Ortenzio	2012	995,000	1,075,000	2,487,500	338,837	4,896,337
Chief Executive Officer	2011	848,720	857,000	1,697,440	38,089	3,441,249
	2010	848,720	—	—	39,087	887,807
Patricia A. Rice	2012	900,000	483,750	1,800,000	385,490	3,569,240
President(4)	2011	800,000	385,650	1,600,000	288,906	3,074,556
	2010	800,000	—	—	233,983	1,033,983
David S. Chernow	2012	740,000	—	1,480,000	1,503,750	3,723,750
President and Chief	2011	640,000	—	1,040,000	24,407	1,704,407
Administrative Officer	2010	172,308	7,480,000	—	241,330	7,893,638
Martin F. Jackson	2012	600,000	376,250	1,200,000	108,750	2,285,000
Executive Vice President	2011	480,000	299,950	600,000	3,675	1,383,625
and Chief Financial Officer	2010	432,400	—	—	3,675	436,075

(1)
The dollar amounts reported in this column represent the grant date fair value calculated according to Financial Accounting Standards Board Accounting Standards Codification Topic 718, or "ASC 718", of restricted stock awards granted in the applicable fiscal year. See Note 9 to the Consolidated Financial Statements included in this prospectus for a discussion of the relevant assumptions used in calculating value pursuant to ASC 718.

(2)
The amounts reported in this column for 2012 represent the bonuses earned by each NEO in respect of the 2012 fiscal year, as described above in the section titled "2012 Named Executive Officer Annual Performance-Based Bonuses." The amounts reported in this column for 2011 represent the bonuses earned by each NEO in respect of the 2011 fiscal year.

(3)
The items reported in this column for 2012 are described in the "All Other Compensation" table below.

(4)
Effective July 1, 2013, Patricia A. Rice's principal position is Executive Advisor to the Chief Executive Officer. In connection with the change in Ms. Rice's principal position, the salary paid to Ms. Rice has decreased to $500,000 effective as of July 1, 2013.

All Other Compensation

Named Executive Officer	Year	401(k) Matching Contributions ($)	Personal Use of Aircraft ($)	Executive Physical ($)	Dividends Paid on Unvested Shares of Restricted Stock ($)	Total ($)
Rocco A. Ortenzio	2012	—	94,876	—	150,000	244,876
Robert A. Ortenzio	2012	3,750	31,903	3,184	300,000	338,837
Patricia A. Rice	2012	3,750	242,582	4,158	135,000	385,490
David S. Chernow	2012	3,750	—	—	1,500,000	1,503,750
Martin F. Jackson	2012	3,750	—	—	105,000	108,750

Grants of Plan-Based Awards

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Rocco A. Ortenzio	—	—	760,000	1,900,000	—	—
	10/30/2012	—	—	—	50,000	537,500
Robert A. Ortenzio	—	—	995,000	2,487,500	—	—
	10/30/2012	—	—	—	100,000	1,075,000
Patricia A. Rice	—	—	720,000	1,800,000	—	—
	10/30/2012	—	—	—	45,000	483,750
David S. Chernow	—		592,000	1,480,000	—	—
Martin F. Jackson	—	—	480,000	1,200,000	—	—
	10/30/2012	—	—	—	35,000	376,250

(1)
Amounts reported in these columns represent the target and maximum bonus opportunities for the NEOs with respect to the 2012 fiscal year. The actual bonuses earned by the NEOs in respect of the 2012 fiscal year are described above in the Section titled "2012 Named Executive Officer Performance-Based Bonuses."

(2)
The amounts reported in this column represent the restricted stock awards granted to the NEOs under the 2011 Equity Plan on October 30, 2012, as described above in the Section titled "Equity Compensation."

(3)
The amounts reported in this column represent the grant date value of the restricted stock awards granted to the NEOs under the 2011 Equity Plan on October 30, 2012, which equals the number of shares granted to the NEO, multiplied by the closing price of Holdings' common stock on the last trading day prior to such grant ($10.75).

Outstanding Equity Awards at Fiscal Year End

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Rocco A. Ortenzio	10/30/2012	—	—		—	—	50,000	(3)	471,500
	12/15/2011	—	—		—	—	50,000	(4)	471,500
Robert A. Ortenzio	10/30/2012	—	—		—	—	100,000	(3)	943,000
	12/15/2011	—	—		—	—	100,000	(4)	943,000
Patricia A. Rice	10/30/2012	—	—		—	—	45,000	(3)	424,350
	12/15/2011	—	—		—	—	45,000	(4)	424,350
Martin F. Jackson	10/30/2012	—	—		—	—	35,000	(3)	330,050
	12/15/2011	—	—		—	—	35,000	(4)	330,050
David S. Chernow	9/13/2010	—	—		—	—	1,000,000	(5)	9,430,000
	8/12/2009	1,800	1,200	(7)	10.00	8/11/2019	—		—
	8/20/2008	2,400	600	(8)	10.00	8/19/2018	—		—

(1)
All option awards were granted to Mr. Chernow under the 2005 Directors Plan.

(2)
All stock awards were granted to Mr. Chernow under the 2005 Equity Plan. All other stock awards were granted under the 2011 Equity Plan.

(3)
Subject to the respective executive officer's continued employment on the vesting date, these shares of restricted stock will vest on October 30, 2015. In addition, these shares of restricted stock are subject to accelerated vesting in certain events, as described below in the section titled "Potential Payments upon Termination or Change in Control."

(4)
Subject to the respective executive officer's continued employment on the vesting date, these shares of restricted stock will vest on December 15, 2014. In addition, these shares of restricted stock are subject to accelerated vesting in certain events, as described below in the section titled "Potential Payments upon Termination or Change in Control."

(5)
Subject to Mr. Chernow's employment on the applicable vesting date, 250,000 of these shares of restricted stock will vest on each of September 13, 2013, September 13, 2014, September 13, 2015 and September 13, 2016. In addition, these shares of restricted stock are subject to accelerated vesting in certain events, as described below in the section titled "Potential Payments upon Termination or Change in Control."

(6)
Represents the value of unvested shares of restricted stock as of December 31, 2012, based on the closing market price of Holdings' common stock on that date ($9.43 per share).

(7)
Subject to Mr. Chernow's continued service on the applicable vesting date, 600 of these options will vest and become exercisable on each of August 12, 2013 and August 12, 2014. In addition, these options are subject to accelerated vesting in certain events, as described below in the section titled "Potential Payments upon Termination or Change in Control."

(8)
Subject to Mr. Chernow's continued service on the applicable vesting date, these options will vest and become exercisable on August 20, 2013. In addition, these options are subject to accelerated vesting in certain events, as described below in the section titled "Potential Payments upon Termination or Change in Control."

Option Exercises and Stock Vested

	Option Awards
Name	Date of Exercise	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
David S. Chernow	9/7/2012	3,000	6,660
	9/7/2012	3,000	6,660
	9/7/2012	6,000	43,320

(1)
This column represents the product of (x) the number of shares received on exercise, multiplied by (y) the fair market value of one share at the time of exercise, less the per share exercise price of the option.

Potential Payments upon Termination or Change in Control

        Each of the NEOs may be entitled to certain payments upon termination of employment or a change in control, as described below.

Termination of Employment Not in Connection with a Change in Control

        Pursuant to the employment agreements between us and Messrs. Robert A. Ortenzio and Rocco A. Ortenzio and Ms. Rice, upon a termination of employment by us without cause (other than due to death or disability) or by the executive officer for good reason, and except with respect to certain terminations in connection with a change in control (as described below), each such NEO is entitled to receive (i) immediate vesting of any unvested stock options outstanding prior to such termination of employment, (ii) a pro-rated bonus for the year of termination (based on actual performance if performance goals have been established for such year) and (iii) an amount equal to the base salary he or she would have received over the remainder of the employment term had no such termination occurred, with such amount to be paid in installments for the remainder of the term of the executive's employment agreement, beginning on the six-month anniversary of such termination of employment. As a condition to receiving such payments, each such executive must execute a release of claims.

        Pursuant to the employment agreement between us and Mr. Chernow, upon his termination by us without cause (other than by reason of death or disability or in connection with a change in control), Mr. Chernow is entitled to receive twelve months of continued base salary, with such payments to begin on our first payroll date of the seventh month following the date of such termination (provided that such first payment will include an amount equal to Mr. Chernow's base salary for the period from the date of such termination to the first regular payroll date of the seventh month following such termination). As a condition to receiving such payments, Mr. Chernow must execute a release of claims.

        The employment agreements, other than the employment agreement between us and Mr. Chernow, also entitle the executive officers to receive salary continuation through insurance in the event of a termination of employment by reason of disability. Such salary continuation is at the rate of 100% of base salary for Mr. Rocco A. Ortenzio and 50% of base salary for each of Mr. Robert A. Ortenzio and Ms. Rice. In addition, such salary continuation is payable for a period of up to ten years, subject to earlier termination if the executive becomes physically able to resume employment in an occupation consistent with his or her education, training and experience.

        Pursuant to the restricted stock agreement entered into with Mr. Chernow on September 13, 2010, in the event that Mr. Chernow's employment terminates due to death or disability, a pro-rata portion of the next tranche of such restricted stock that is scheduled to vest will become vested and the remaining restricted stock will be forfeited. Pursuant to the restricted stock awards granted to

Messrs. Rocco Ortenzio, Robert Ortenzio and Jackson and Ms. Rice on each of October 30, 2012 and December 15, 2011, a pro-rata portion of the awards will vest in the event of a termination of employment prior to the vesting date of the award as a result of death or disability. All other unvested restricted stock held by the NEOs will be forfeited upon their termination of employment with the Company for any reason (except as otherwise provided below in the Section titled "Change in Control").

        For purposes of the employment agreements, "cause" is generally defined as (i) the willful and continued failure of the executive to substantially perform his or her duties, (ii) the engaging by the executive in willful or reckless misconduct which is demonstrably and materially injurious to us, or (iii) the conviction of the executive of a felony involving moral turpitude. In addition, "good reason" is generally defined as (i) the assignment to the executive of any duties inconsistent in any material respect with his or her position, authority, duties or responsibilities, or any other action by us which results in a material diminution or material adverse change in such position, status, authority, duties or responsibilities, (ii) any failure by us to comply with our duties to provide the executive with compensation and benefits, (iii) a requirement that the executive be based at any office or location other than Mechanicsburg, Pennsylvania or within 25 miles of such location or (iv) any failure by us to cause our successor to assume its obligations under the employment agreement.

        Set forth in the table below are the amounts that would be payable to each of the NEOs upon termination of employment without cause, for good reason or due to death or disability, and not in connection with a change in control, assuming that such termination occurred on December 31, 2012.

	Without Cause			For Good Reason			Disability		Death
Name	Base Salary ($)	Pro-Rata Bonus ($)(1)	Equity Vesting Value ($)	Base Salary ($)	Pro-Rata Bonus ($)(1)	Equity Vesting Value ($)	Base Salary ($)(2)	Equity Vesting Value ($)(3)	Equity Vesting Value ($)(3)
Rocco A. Ortenzio	3,008,334	1,900,000	—	3,008,334	1,900,000	—	9,500,000	191,033	191,033
Robert A. Ortenzio	3,150,833	2,487,500	—	3,150,833	2,487,500	—	4,975,000	382,066	382,066
Patricia A. Rice	2,850,000	1,800,000	—	2,850,000	1,800,000	—	4,500,000	171,928	171,928
David S. Chernow	740,000	—	—	—	—	—	—	1,806,845	1,806,845
Martin F. Jackson	—	—	—	—	—	—	—	133,727	133,727

(1)
Because the amounts set forth in the table above assume a termination of employment on December 31, 2012, the amounts reported in this column reflect each such NEO's full bonus for the 2012 fiscal year.

(2)
The amount reported in this column represents the applicable amount of salary continuation payable over the ten-year period following the date of termination of employment for disability, subject to termination if the NEO becomes physically able to resume employment.

(3)
With respect to Mr. Chernow, represents the value of 191,606 shares of restricted stock vesting on December 31, 2012, based on the closing price of the common stock on December 31, 2012 ($9.43). The number of shares of restricted stock vesting on such date for Mr. Chernow is determined by multiplying the number of shares of restricted stock scheduled to vest at the next vesting date (250,000), by the ratio of (x) the number of days that elapsed from the date of grant through December 31, 2012 (840) to (y) the number of days in such vesting period (1,096). With respect to Messrs. Rocco A. Ortenzio, Robert A. Ortenzio and Jackson and Ms. Rice, represents the value of 20,258, 40,516, 14,181 and 18,232 shares of restricted stock, respectively, vesting on December 31, 2012, based on the closing price of the common stock on December 31, 2012 ($9.43). The number of shares of restricted stock vesting on such date is determined, with respect to the 2012 stock awards, by multiplying the number of shares of restricted stock granted to each such NEO by the ratio of (x) the number of days that elapsed from the grant date through December 31, 2012 (62) and (y) the total number of days in the vesting period (1,095). The number of shares of restricted stock vesting on such date is determined, with respect to the 2011 stock awards, by multiplying the number of shares of restricted stock granted to each such NEO by the ratio of (x) the number of days that elapsed from the grant date through December 31, 2012 (382) and (y) the total number of days in the vesting period (1,096).

Change in Control

        Messrs. Rocco A. Ortenzio's and Robert A. Ortenzio's and Ms. Rice's employment agreements provide for change in control severance benefits if (i) within the one-year period immediately following a change in control, such executive's employment is terminated by us without cause or such executive terminates his or her employment for any reason, or (ii) within the six-month period immediately preceding a change in control, such executive's employment is terminated without cause and the terminated executive reasonably demonstrates that his or her termination was at the request of a third party who took steps to effect the change in control. In the event of such a termination of employment, such executives are entitled to receive (i) a pro-rated bonus for the year of termination (based on actual performance if performance goals have been established for such year), (ii) an amount equal to his or her base salary and bonus for the previous three completed calendar years, with such amount to be paid in installments for the remainder of the term of such executive's employment agreement (provided that the first payment shall be made on the first regular payroll date of the seventh month following such termination and shall include the installments that would have otherwise been made during such period), and (iii) immediate vesting of all unvested stock options that were outstanding prior to such termination (with such vesting to occur immediately prior to such change in control).

        Mr. Chernow's employment agreement provides for change in control severance benefits if (i) within the one-year period immediately following a change in control, (1) Mr. Chernow's employment is terminated by us without cause and other than for death or disability, (2) Mr. Chernow terminates his employment with us for good reason, (3) we reduce Mr. Chernow's compensation from that in effect immediately prior to the change in control, or (4) we require Mr. Chernow to relocate his principal place of employment to a location anywhere other than our principal executive offices in (or within 25 miles of) Mechanicsburg, Pennsylvania, or (ii) within the six-month period immediately preceding a change in control, Mr. Chernow's employment is terminated by us other than for cause, death or disability and he reasonably demonstrates that his termination was at the request of a third party who took steps to effect the change in control. In the event of a termination of employment described in clause (i), Mr. Chernow is entitled to receive (1) a lump-sum cash payment equal to his base salary plus bonus for the previous three completed calendar years (or equal to three times his average total annual cash compensation for base salary and bonus for his years of service to us if less than three years) and (2) immediate vesting of all unvested stock options that were outstanding prior to such termination. In the event of a termination described in clause (ii), Mr. Chernow is entitled to receive an amount equal to his base salary plus bonus for the previous three completed calendar years (or equal to three times his average total annual cash compensation for base salary and bonus for his years of service to us if less than three years), with such amount to be paid in equal installments on each of our regular payroll dates over the twelve (12) month period following such termination; provided that the commencement of such payments shall be delayed until the first payroll date of the seventh month following such termination; provided further that the first payment made shall include the payments that otherwise would be made had the delay described in the preceding clause not been imposed. In addition, all of the restricted stock granted to Mr. Chernow on September 13, 2010, and all of the options granted to Mr. Chernow under the 2005 Directors Plan, will become fully vested (and exercisable, if applicable) upon the occurrence of a change in control (as defined above in the section titled "Equity Compensation").

        We have entered into a change in control agreement with Mr. Jackson. This agreement provides that if (i) within a five-year period immediately following a change in control, we terminate Mr. Jackson without cause, Mr. Jackson terminates his employment because we reduced his compensation from that in effect prior to the change in control or we relocate Mr. Jackson's principal place of employment to a location more than 25 miles from Mechanicsburg, Pennsylvania, (ii) within the six-month period immediately following the change in control, Mr. Jackson terminates his employment for good reason or (iii) within the six-month period immediately preceding the change in control, we terminate Mr. Jackson's employment without cause and he reasonably demonstrates that his termination by us was at the request of a third party who took steps to effect the change in control, we are obligated to pay Mr. Jackson, on the first day of the seventh month following such termination, a lump-sum cash payment equal to his base salary plus bonus for the previous three completed calendar years. In addition, in the event of such a termination, all of Mr. Jackson's stock options will become fully vested upon the later of such termination or change in control.

        Each of the restricted stock awards granted to Messrs. Rocco A. Ortenzio, Robert A. Ortenzio and Jackson and Ms. Rice on October 30, 2012 and December 15, 2011 provide that a pro-rata portion of the restricted stock will vest in the event that any such NEO's employment is terminated following a change in control (as defined in the 2011 Equity Plan).

        In addition to the benefits described above, each NEO is entitled to receive a tax gross-up payment in the event that any change in control payments which he or she is entitled to receive constitute "excess parachute payments" within the meaning of Section 280G of the Code. The tax gross-up payment will equal the amount necessary to place the NEO in the same position as if no penalty under Section 4999 of the Code had been imposed on any of the change in control payments, including on the tax gross-up payment.

        For purposes of the agreements with Messrs. Rocco Ortenzio, Robert Ortenzio and Jackson and Ms. Rice, as described above, a "change in control" is generally defined to include: (i) the acquisition by a person or group, other than certain controlling stockholders, of more than 50% of the voting shares of us or Holdings; (ii) during any twelve-month period, the acquisition of at least 33% of the voting shares of us or Holdings; (iii) during any twelve-month period, there is a change in the majority of the Board of Directors of us or Holdings; (iv) a business combination of us or Holdings in which the stockholders of the corporation involved in the business combination cease to own shares representing more than 50% of the voting power of the surviving corporation; or (v) during any twelve-month period, a sale of all or substantially all the assets of us or Holdings, other than to an entity controlled by the stockholders of the selling corporation prior to the sale.

        For purposes of Mr. Chernow's employment agreement, a "change in control" is generally defined to include: (i) the acquisition by a person or group, other than certain controlling stockholders, of more than 50% of the voting shares of us or Holdings; (ii) during any twelve-month period, there is a change in the majority of the Board of Directors of Holdings; (iii) a business combination of us or Holdings in which the stockholders of the corporation involved in the business combination cease to own shares representing more than 50% of the voting power of the surviving corporation; or (iv) during any twelve-month period, a sale of all or substantially all the assets of us or Holdings, other than to an entity controlled by the stockholders of the selling corporation prior to the sale.

        For purposes of Mr. Jackson's change in control agreement, "cause" has the same meaning as set forth in the employment agreements for Messrs. Rocco Ortenzio, Robert Ortenzio and Chernow and Ms. Rice, as described above in this section. In addition, generally, Mr. Jackson will have "good reason" to terminate his employment if (i) he makes a good faith determination that, as a result of a change in control, he is unable to perform his services effectively or there is any significant adverse change in his authority or responsibilities, as performed immediately prior to such change in control or (ii) our obligations under the change in control agreement are not assumed by the acquiring entity or any of its affiliates.

        Set forth in the table below are the amounts that would be payable to each of the NEOs upon the occurrence of a termination of employment in connection with a change in control, as described above in this section. In addition, the table below sets forth the amounts that would be payable to each of the

NEOs upon the occurrence of a change in control. The amounts reported in the table below were calculated assuming that the relevant events occurred on December 31, 2012.

	Termination of Employment					Change in Control
Name	Cash Severance Payment ($)	Pro-Rata Bonus Payment ($)(1)	Equity Vesting Value ($)		Tax Gross-Up Payment ($)	Equity Vesting Value ($)		Tax Gross-Up Payment ($)
Rocco A. Ortenzio	6,244,880	1,900,000	191,033	(2)	—	—		—
Robert A. Ortenzio	6,877,380	2,487,500	382,066	(2)	—	—		—
Patricia A. Rice	5,900,000	1,800,000	171,928	(2)	2,325,098	—		—
David S. Chernow	6,810,000	—	9,430,000	(3)	4,410,565	9,430,000	(3)	1,133,797
Martin F. Jackson	3,360,000	—	133,727	(2)	1,220,107	—		—

(1)
Because the amounts set forth in the table above assume a termination of employment on December 31, 2012, the amounts reported in this column reflect each such NEO's full bonus for the 2012 fiscal year.

(2)
With respect to Messrs. Rocco A. Ortenzio, Robert A. Ortenzio, Ms. Rice and Mr. Jackson, represents the value of 20,258, 40,516, 18,232 and 14,181 shares of restricted stock, respectively, vesting on December 31, 2012, based on the closing price of the common stock on December 31, 2012 ($9.43). The number of shares of restricted stock vesting on such date is determined, with respect to the 2012 stock awards, by multiplying the number of shares of restricted stock granted to each such NEO by the ratio of (x) the number of days that elapsed from the grant date through December 31, 2012 (62) and (y) the total number of days in the vesting period (1,095). The number of shares of restricted stock vesting on such date is determined, with respect to the 2011 stock awards, by multiplying the number of shares of restricted stock granted to each such NEO by the ratio of (x) the number of days that elapsed from the grant date through December 31, 2012 (382) and (y) the total number of days in the vesting period (1,096).

(3)
Represents the value of 1,000,000 shares of restricted stock vesting on December 31, 2012, based on the closing price of Holdings' common stock on December 31, 2012 ($9.43). Mr. Chernow's unvested stock options are not assigned any value on the table because the value of Holdings' stock on December 31, 2012 was less than the exercise price of each such option.

Director Compensation Table

        The following table shows information concerning the compensation that Holdings' non-employee directors earned during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Russell L. Carson(2)	—	—	—
Bryan C. Cressey	65,600	88,800	154,400
James E. Dalton, Jr.	92,600	88,800	181,400
James S. Ely III	80,600	88,800	169,400
William H. Frist, MD	72,000	88,800	160,800
Thomas A. Scully(2)	5,000	—	5,000
Leopold Swergold	87,600	88,800	176,400

(1)
The dollar amounts reported in this column represent the grant date fair market value (calculated in accordance with ASC 718) of stock awards granted during the 2012 fiscal year. See Note 9 to the Consolidated Financial Statements included in this prospectus for a discussion of the relevant assumptions used in calculating value pursuant ASC 718. As of December 31, 2012, the total number of outstanding stock and option awards for each director listed in the table above is set forth below:

(2)
Except for the fees received by Mr. Scully for his service on the Quality of Care and Patient Safety Committee, Messrs. Carson and Scully did not receive any compensation for their services as members of the Board during 2012 because they are affiliated with Welsh, Carson, Anderson & Stowe, and are therefore not independent directors.

Name	Shares Outstanding Subject to Stock Awards (#)	Shares Outstanding Subject to Option Awards (#)
Russell L. Carson	—	—
Bryan C. Cressey	14,500	—
James E. Dalton, Jr.	14,500	18,000
James S. Ely III	14,500	9,000
William H. Frist, MD	17,500	—
Thomas A. Scully	—	—
Leopold Swergold	14,500	9,000

        Holdings pays director fees to its independent directors. All directors are reimbursed for the expenses they incur in attending meetings of the Board of Directors or Board committees. In fiscal year 2012, independent directors received cash compensation in the amount of $12,000 per quarter, plus $3,000 per Board meeting attended in person and $600 per Board meeting attended telephonically. In addition, independent directors and Mr. Scully received the following fees for their participation on committees of the Board:

Committee	Compensation for Meetings Attended in Person	Compensation for Meetings Attended Telephonically	Additional Compensation for Committee Chairman
Audit and Compliance Committee	$4,000 ($5,000 if held independent of a Board meeting)	$2,000	$2,000 per meeting attended in person; $1,000 per meeting attended telephonically
Quality of Care and Patient Safety Committee	$2,000 ($3,000 if held independent of a Board meeting)	$1,000	$2,000 per meeting attended in person; $1,000 per meeting attended telephonically
All Other Committees	$1,000 ($2,000 if held independent of a Board meeting)	$500	N/A

        Additional fees may be paid for service on other committees established by the Board of Directors from time to time.

Equity Awards

        Holdings currently maintains the Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors, as amended, or the "2005 Director Plan". 75,000 shares of its common stock are reserved for option awards under the 2005 Director Plan and 450,000 shares of its common stock are reserved for restricted stock awards under the 2005 Director Plan.

        On May 2, 2012, the Compensation Committee approved an increase in the annual director restricted stock grants from 5,000 shares to 7,500 shares. The Compensation Committee made this increase in order to make Holdings' non-employee director compensation program more competitive within the industry. Accordingly, on August 7, 2012, the Compensation Committee granted 7,500 shares of restricted stock under the 2005 Director Plan to each of Holdings' independent directors. Each grant of restricted stock vests at the rate of 20% on each of the first five anniversaries of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        We are a wholly-owned subsidiary of Holdings. The following table sets forth information regarding the beneficial ownership of the common stock of Holdings as of July 31, 2013 by:

  •
  each person known to Holdings to beneficially own more than 5% of the outstanding shares of common stock;

  •
  each of the NEOs of Holdings;

  •
  each of directors of Holdings; and

  •
  all of the directors and executive officers if Holdings as a group.

        Holdings has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Holdings believes, based on the information furnished to Holdings, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. The calculation of the percentage of beneficial ownership is based on 139,625,565 shares of common stock outstanding on July 31, 2013.

        In computing the number of shares of common stock beneficially owned by a person or group and the percentage ownership of that person or group, Holdings deemed to be outstanding any shares of common stock subject to options held by that person or group that are currently exercisable or exercisable within 60 days after July 31, 2013. Holdings did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Welsh Carson, Anderson & Stowe(2)	47,350,360	33.9
Thoma Cressey(3)	3,271,062	2.3
Rocco A. Ortenzio(4)	10,271,816	7.4
Robert A. Ortenzio(5)	10,975,267	7.9
Russell L. Carson	2,314,497	1.7
Bryan C. Cressey(6)	3,768,985	2.7
James E. Dalton, Jr.(7)	70,277	*
James S. Ely III(8)	24,100	*
William H. Frist, M.D.	22,500	*
Thomas A. Scully	43,239	*
Leopold Swergold(9)	175,858	*
Patricia A. Rice(10)	90,000	*
Martin F. Jackson(11)	1,342,196	*
David S. Chernow(12)	1,004,200	*
All directors and executive officers as a group (17 persons)	31,042,718	22.2

*
Represents beneficial ownership of less than one percent.

(1)
Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Select Medical Holdings Corporation, 4714 Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055.

(2)
Represents (i) 40,007,942 common shares held by Welsh, Carson, Anderson & Stowe IX, L.P., or WCAS IX, over which WCAS IX has sole voting and investment power, (ii) 12,583 common shares held by WCAS Management Corporation, over which WCAS Management Corporation has sole voting and investment power, (iii) 1,792,802 common shares held by WCAS Capital Partners IV, L.P., over which WCAS Capital Partners IV, L.P. has sole voting and investment power, and (iv) an aggregate of 5,537,033 common shares held by individuals who are general partners of WCAS IX Associates LLC, the sole general partner of WCAS IX and/or otherwise employed by an affiliate of Welsh, Carson, Anderson & Stowe. Each of the following individuals are managing members of WCAS IX Associates, LLC, the sole general partner of WCAS IX, and WCAS CP IV Associates, LLC, the sole general partner of WCAS Capital Partners IV, L.P.: Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Eric Lee, Anthony J. de Nicola, Paul B. Queally, D. Scott Mackesy, Sanjay Swani, John D. Clark, Sean M. Traynor, and Jonathan M. Rather. In addition, Thomas A. Scully is also a managing member of WCAS CP IV Associates, LLC. Each of the following individuals are stockholders of WCAS Management Corporation: Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson and Jonathan M. Rather. The principal executive offices of Welsh, Carson, Anderson & Stowe are located at 320 Park Avenue, Suite 2500, New York, New York 10022.

(3)
Represents (i) 1,393,795 common shares held by Thoma Cressey Fund VI, L.P. over which Thoma Cressey Fund VI, L.P. has shared voting and investment power, (ii) 13,961 common shares held by Thoma Cressey Friends Fund VI, L.P., over which Thoma Cressey Friends Fund VI, L.P. has shared voting and investment power, (iii) 1,834,662 common shares held by Thoma Cressey Fund VII, L.P., over which Thoma Cressey Fund VII, L.P. has shared voting and investment power, and (iv) 28,644 common shares held by Thoma Cressey Friends Fund VII, L.P., over which Thoma Cressey Friends Fund VII, L.P. has shared voting and investment power. The sole general partner of each of Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P. , or collectively, "Thoma Cressey Fund VII," is TC Partners VII, L.P., or the "Fund VII GP." The sole general partner of Fund VII GP is Thoma Cressey Equity Partners Inc., or the "Ultimate GP." The sole general partner of each of Thoma Cressey Fund VI, L.P. and Thoma Cressey Friends Fund VI, L.P., or collectively, "Thoma Cressey Fund VI," is TC Partners VI, L.P., or the "Fund VI GP." The sole general partner of Fund VI GP is the Ultimate GP. The sole stockholder of the Ultimate GP is Carl D. Thoma. The officers of the Ultimate GP are Carl D. Thoma, Bryan C. Cressey and Lee M. Mitchell. The principal executive offices of the Ultimate GP are located at 300 N. LaSalle Street, Suite 4350, Chicago, IL 60654.

(4)
Includes 6,285,266 common shares owned by the Rocco A. Ortenzio Revocable Trust for which Mr. Rocco Ortenzio acts as sole trustee, 3,750,000 common shares held by the Rocco A. Ortenzio Descendants Trust for which Mr. Rocco Ortenzio is the investment advisor, 21,928 common shares held by Select Investments III, L.P. for which Mr. Rocco Ortenzio acts as sole general partner, 9,393 common shares owned by Select AP Investors, L.P. for which Mr. Rocco Ortenzio acts as sole general partner and 10,000 common shares held by Mr. Rocco Ortenzio's spouse. Mr. Rocco Ortenzio disclaims beneficial ownership of shares held by his spouse and shares held by the Rocco A. Ortenzio Descendants Trust except in his capacity as a fiduciary of such trust.

(5)
Includes 2,300,000 common shares owned by the Robert A. Ortenzio Descendants Trust for which Mr. Robert Ortenzio is the investment trustee and 200,000 common shares owned by the Robert and Angela Ortenzio Family Foundation for which Mr. Robert Ortenzio is a trustee. Mr. Robert Ortenzio disclaims beneficial ownership of shares held by the Robert A. Ortenzio Descendant's Trust except in his capacity as a fiduciary of such trust and of shares held by the Robert and Angela Ortenzio Family Foundation except in his capacity as a fiduciary of such foundation.

(6)
In addition to shares owned by Bryan C. Cressey in his individual capacity, includes (i) 1,393,795 common shares held by Thoma Cressey Fund VI, L.P., (ii) 13,961 common shares held by Thoma Cressey Friends Fund VI, L.P., (iii) 1,834,662 common shares held by Thoma Cressey Fund VII, L.P., and (iv) 28,644 common shares held by Thoma Cressey Friends Fund VII, L.P.

  Mr. Cressey is a principal of Thoma Cressey Equity Partners Inc. Mr. Cressey may be deemed to beneficially own the shares beneficially owned by Thoma Cressey Fund VI, L.P., Thoma Cressey Friends Fund VI, L.P., Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P. Mr. Cressey disclaims beneficial ownership of such shares. The principal address of Mr. Cressey is 155 N. Wacker Drive, Chicago, IL 60606.

(7)
Includes 16,200 common shares which Mr. Dalton has the right to acquire pursuant to vested Incentive Stock Options.

(8)
Includes 6,600 common shares which Mr. Ely has the right to acquire pursuant to vested Incentive Stock Options.

(9)
Includes 7,200 common shares which Mr. Swergold has the right to acquire pursuant to vested Incentive Stock Options.

(10)
Includes 45,000 common shares owned by The Patricia Ann Rice Living Trust for which Ms. Rice acts as a trustee.

(11)
Includes an aggregate 10,536 common shares owned by Mr. Jackson's children who live in his household and over which Mr. Jackson acts as custodian.

(12)
Includes 4,200 common shares which Mr. Chernow has the right to acquire pursuant to vested Incentive Stock Options.

 CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Other Arrangements with Directors and Executive Officers

Lease of Office Space

        Holdings leases its corporate office space located at 4714, 4716, 4718 and 4720 Gettysburg Road in Mechanicsburg, Pennsylvania, or the "Corporate Office", from, respectively, Old Gettysburg Associates IV, LP, Old Gettysburg Associates III, LP, Old Gettysburg Associates and Old Gettysburg Associates II, LP. Old Gettysburg Associates is a general partnership that is owned by Rocco A. Ortenzio, Executive Chairman of Holdings, Robert A. Ortenzio, Chief Executive Officer of the Holdings, and John M. Ortenzio, the son of Rocco A. Ortenzio and brother of Robert A. Ortenzio, who we collectively refer to as the "Ortenzios". Old Gettysburg Associates II, LP, Old Gettysburg Associates III, LP and Old Gettysburg Associates IV, LP, which we collectively refer to as the "Ortenzio Partnerships", are limited partnerships owned by the Ortenzios, as limited partners, and Select Realty Investments I, LLC, as the general partner. Each of the Ortenzios own one-third of Select Realty Investments I, LLC.

        The Corporate Office consists of approximately 145,336 square feet of office space under four separate leases. Holdings has committed to lease an additional 4,720 square feet of office space when vacated by the current tenant. Leases for approximately 58,273 square feet in the 4718 and 4720 buildings will expire on December 31, 2022. Leases for approximately 91,783 square feet in the 4714 and 4716 buildings will expire on January 31, 2023.

        Holdings currently pays to the Ortenzio Partnerships approximately $3.53 million per year in base rent. Holdings obtained independent appraisals at the time it executed such leases that supported the amount of rent it pays for the Corporate Office. Base rental rates currently range from $21.00 to $28.58 per square foot under such leases. Base rent under the 4714 Gettysburg Road lease will remain fixed at $28.08 per square foot through February 28, 2018. Beginning on March 1, 2018, and on each March 1 thereafter, such base rent will increase by 2%. Base rent under the 4716 Gettysburg Road lease will remain fixed at $28.58 per square foot through December 31, 2017. Beginning on January 1, 2018, and on each January 1 thereafter, such base rent will increase by 2%. Base rent under the 4718 and 4720 Gettysburg Road leases will remain fixed at $21.00 per square foot through December 31, 2013. Beginning on January 1, 2014, and on each January 1 thereafter, such base rent will increase by 3%.

        The leases for 4714 and 4716 Gettysburg Road generally include an operating expense allowance with Holdings responsible for its pro-rata share of operating expenses in excess of such allowance. The leases for 4718 and 4720 Gettysburg Road are "full service" leases, except that Holdings pays for electricity for 4,831 square feet of space known as the data center. In fiscal year 2012, Holdings paid to the Ortenzio Partnerships an aggregate amount of $4.0 million for office rent, various improvements to the Corporate Office and miscellaneous expenses.

Common Stock Repurchase

        Pursuant to the approval of the Board of Directors of Holdings, on February 27, 2012, Holdings repurchased an aggregate of 500,000 shares of common stock held by two trusts controlled by Patricia A. Rice, the former President of Holdings, under the stock repurchase program authorized by the Board of Directors of Holdings in November 2010. The shares were repurchased at the closing price of the common stock of Holdings on such date of $8.40 per share for an aggregate of $4,200,000.

Approval of Related Party Transactions

        Holdings does not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, its practice is that any such transaction must receive the prior approval of both the Audit and Compliance Committee and a majority of the non-interested members of the Board of Directors. In addition, it is the practice of Holdings that, prior to any related party transaction of the type described under "—Other Arrangements with Directors and Executive Officers—Lease of Office Space," an independent third-party appraisal is obtained that supports the amount of rent that Holdings is obligated to pay for such leased space. All related party lease transactions have been unanimously approved by all of the non-interested members of the Board of Directors.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following summary of certain provisions of the documents governing our senior secured credit facilities does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Secured Credit Facilities

        Set forth below is a summary of the terms of the senior secured credit facilities. On June 1, 2011, we entered into a senior secured credit agreement that provides for $1.15 billion in senior secured credit facilities, consisting of an $850.0 million, seven-year term loan facility, or the Original Term Loan, and a $300.0 million, five- year revolving credit facility. On August 13, 2012, we entered into an additional credit extension amendment to our senior secured credit facilities providing for a $275.0 million additional term loan tranche to us at the same interest rate and with the same term as the Original Term Loan. On February 20, 2013, we entered into an additional credit extension amendment to our senior secured credit facilities providing for a $300.0 million additional term loan, or the Series B Term Loan. On June 3, 2013, we entered into an additional amendment to our senior secured credit facility upon repayment of certain amounts outstanding on the Original Term Loan and $275.0 million additional term loan tranche.

General

        Our senior secured credit facilities provides for senior secured financing consisting of:

  •
  a $300.0 million, revolving credit facility $293.3 million maturing in March 2018 and $6.7 million maturing in June 2016, including a $75.0 million sublimit for the issuance of standby letters of credit and a $25.0 million sublimit for swingline loans, and

  •
  the $519.8 million Series C Tranche B Term Loan and the $300.0 million Series B Term Loan, maturing on June 1, 2018 and February 20, 2016, respectively.

        Borrowings under the Series C Tranche B Term Loan bear interest at a rate equal to Adjusted LIBOR plus 3.00%, or Alternate Base Rate plus 2.00%; provided, that at no time will Adjusted LIBO be less than 1.00%. Borrowings under the Series B Term Loan bear interest at a rate equal to Adjusted LIBO plus 3.25%, or Alternate Base Rate plus 2.25%

        All borrowings under our senior secured credit facilities are subject to the satisfaction of required conditions, including the absence of a default at the time of and after giving effect to such borrowing and the accuracy of the representations and warranties of the borrowers.

        At June 30, 2013, we had outstanding borrowings of $811.1 million (net of unamortized original issue discounts of $7.2 million) under the term loans and borrowings of $105.0 million (excluding letters of credit) under the revolving loan portion of our senior secured credit facilities. We had $153.1 million of availability under our revolving loan facility (after giving effect to $41.9 million of outstanding letters of credit) at June 30, 2013.

Interest and Fees

        The interest rates per annum applicable to borrowings under our senior secured credit facilities are, at our option, equal to either an Alternate Base Rate or an Adjusted LIBO rate for a one, two, three or six month interest period, or a nine or twelve month period if available, in each case, plus an applicable margin percentage. The Alternate Base Rate is the greatest of (1) JPMorgan Chase Bank, N.A.'s prime rate, (2) one-half of 1% over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York and (3) the Adjusted LIBO rate from time to time for an interest period of one month, plus 1.00%. The Adjusted LIBO rate is, with respect to any interest period, the London interbank offered rate for such interest period, adjusted for any applicable statutory reserve requirements, which in any event shall not be lower than 1.00%.

        Borrowings under the revolving credit facility bear interest at a rate equal to Adjusted LIBO plus a percentage ranging from 2.75% to 3.25%, or Alternate Base Rate plus a percentage ranging from 1.75% to 2.25%, in each case based on our ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities).

        On the last day of each calendar quarter we are required to pay each lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.50% per annum subject to adjustment based upon the ratio of our total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities).

Prepayments

        Subject to exceptions, our senior secured credit facilities require mandatory prepayments of term loans in amounts equal to:

  •
  50% (as may be reduced based on our ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities)) of our annual excess cash flow;

  •
  100% of the net cash proceeds from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation event, subject to reinvestment rights and certain other exceptions; and

  •
  100% of the net cash proceeds from certain incurrences of debt.

Amortization of Principal

        The Series C Tranche B Term Loan has quarterly repayment requirements of $1.3 million until maturity, at which time the remaining balance of $495.0 million is due on June 1, 2018.

        The Series B Term Loan has quarterly repayment requirements of $0.8 million until maturity, at which time the remaining balance of $291.0 million is due on February 20, 2016

Collateral and Guarantors

        Our senior secured credit facilities are guaranteed by Holdings, us and substantially all of our current subsidiaries, and will be guaranteed by substantially all of our future subsidiaries and secured by substantially all of our existing and future property and assets and by a pledge of our capital stock and the capital stock of our subsidiaries.

Restrictive Covenants and Other Matters

        Our senior secured credit facilities require that we comply on a quarterly basis with certain financial covenants, including a maximum leverage ratio test.

        In addition, our senior secured credit facilities include negative covenants, subject to significant exceptions, restricting or limiting our ability and the ability of Holdings and our restricted subsidiaries, to, among other things:

  •
  incur, assume, permit to exist or guarantee additional debt and issue or sell or permit any subsidiary to issue or sell preferred stock;

  •
  amend, modify or waiver any rights under the certificate of indebtedness, credit agreements, certificate of incorporation, bylaws or other organizational documents which would be materially adverse to the creditors;

  •
  pay dividends or other distributions on, redeem, repurchase, retire or cancel capital stock;

  •
  purchase or acquire any debt or equity securities of, make any loans or advances to, guarantee any obligation of, or make any other investment in, any other company;

  •
  incur or permit to exist certain liens on property or assets owned or accrued or assign or sell any income or revenues with respect to such property or assets;

  •
  sell or otherwise transfer property or assets to, purchase or otherwise receive property or assets from, or otherwise enter into transactions with affiliates;

  •
  merge, consolidate or amalgamate with another company or permit any subsidiary to merge, consolidate or amalgamate with another company;

  •
  sell, transfer, lease or otherwise dispose of assets, including any equity interests;

  •
  repay, redeem, repurchase, retire or cancel any subordinated debt;

  •
  incur capital expenditures;

  •
  engage to any material extent in any business other than business of the type currently conducted by us or reasonably related businesses; and

  •
  incur obligations that restrict the ability of its subsidiaries to incur or permit to exist any liens on our property or assets or to make dividends or other payments to us.

        Our senior secured credit facilities also contain certain representations and warranties, affirmative covenants and events of default. The events of default include payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our senior secured credit facilities to be in full force and effect and any change of control. If such an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Outstanding Senior Notes due 2021

        On May 28, 2013, we issued senior unsecured notes pursuant to an indenture with the guarantors named therein and U.S. Bank National Association, as trustee. Set forth below is a summary of the terms of the outstanding senior notes due 2021. You should refer to the indenture for all of the terms thereof, which is filed as Exhibit 4.1 to this prospectus and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Principal, Maturity and Interest

        We issued $600.0 million in aggregate principal amount of notes on May 28, 2013. The notes issued are treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The old notes were issued in denominations of $2,000 and integral multiples of $1,000. The notes mature on June 1, 2021.

        Interest on the notes accrues at the rate of 6.375% per annum and is payable semiannually in arrears on June 1and December 1, commencing on December 1, 2013. Interest on overdue principal, interest and Additional Interest, if any, accrues at the then applicable interest rate on the notes. The Issuer will make each interest payment to the holders of record on the immediately preceding May 15 or November 15.

        Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        Principal of, premium, if any, and interest and Additional Interest on the notes is payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially is an office of an affiliate of the trustee in New York, New York); at the option of the Issuer, however, payment of interest and Additional Interest may be made by check mailed to the address of the holders as such address appears in the register of holders, and in addition, if a holder of at least $1.0 million in aggregate principal amount of notes has given wire transfer instructions to us prior to the record date for a payment, the Issuer will make such payment of principal of, premium, if any, and interest and Additional Interest on such holder's notes in accordance with those instructions. Payment of principal of, premium, if any, and interest and Additional Interest on, notes in global form registered in the name of or held by DTC or any successor depositary or its nominee is made by wire transfer of immediately available funds to such depositary or its nominee, as the case may be, as the registered holder of such global note.

Paying Agent and Registrar for the Notes

        The trustee acts as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge is made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

        The notes are guaranteed by each of the Issuer's current Domestic Subsidiaries, other than those that are Non-Guarantor Subsidiaries, as long as they remain Restricted Subsidiaries. Future Restricted Subsidiaries (other than Non-Guarantor Subsidiaries) that are guarantors under the Credit Agreement will also become guarantors of the notes. The Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk factors—Risks related to the notes." Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the notes and require note holders to return payments received from subsidiary guarantors. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Person (if other than the Issuer or a Guarantor) acquiring the property in any such sale or disposition or the Person (if other than the Issuer or a Guarantor) formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

            (b)   such transaction does not violate the "Asset Sale" provisions of the indenture.

        The Subsidiary Guarantee of a Guarantor is released:

          (1)   in connection with any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer (other than a Non-Guarantor Subsidiary), if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

          (2)   in connection with any sale of Capital Stock of that Guarantor following which such Guarantor is no longer a Restricted Subsidiary, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

          (3)   if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or a Non-Guarantor Subsidiary in accordance with the applicable provisions of the indenture;

          (4)   if that Guarantor is released from its guarantee under the Credit Agreement; or

          (5)   upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal defeasance and covenant defeasance" and "—Satisfaction and discharge."

        If any Guarantor is released from its Subsidiary Guarantee, any of its Subsidiaries that are Guarantors is released from their Subsidiary Guarantees, if any.

        See "—Repurchase at the option of holders—Asset sales."

Optional Redemption

        At any time prior to June 1, 2016, the Issuer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including Additional Notes) at a redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Issuer or a contribution to the equity capital of the Issuer (other than Disqualified Stock) from the net proceeds of one or more Equity Offerings by Holdings or any other direct or indirect parent of the Issuer (in each case, other than Excluded Contributions); provided that:

          (1)   at least 65% of the aggregate principal amount of notes originally issued under the indenture (including Additional Notes but excluding notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering or equity contribution.

        Except pursuant to the preceding paragraph and the second succeeding paragraph, the notes will not be redeemable at the Issuer's option prior to June 1, 2016.

        On or after June 1, 2016, the Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of aggregate principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2016	104.781%
2017	103.188%
2018	101.594%
2019 and thereafter	100.000%

        Before June 1, 2016, the Issuer may also redeem all or any portion of the notes upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, the date of redemption (a "Make-Whole Redemption Date").

        "Applicable Premium" means, with respect to any note on any Make-Whole Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such Make-Whole Redemption Date of (1) the redemption price of such note at June 1, 2016 (exclusive of accrued interest), plus (2) all scheduled interest payments due on such note from the Make-Whole Redemption Date through June 1, 2016, computed using a discount rate equal to the Treasury Rate at such Make-Whole Redemption Date, plus 50 basis points over (B) the principal amount of such note.

        "Treasury Rate" means, with respect to any Make-Whole Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Make-Whole Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Redemption Date to June 1, 2016; provided, however, that if the period from such Make-Whole Redemption Date to June 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Redemption Date to June 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Unless the Issuer defaults in the payment of the redemption price, interest and Additional Interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        On May 28, 2013, we issued and sold the old notes to the initial purchasers without registration under the Securities Act pursuant to the exception set forth in Section 4(a)(2) of the Securities Act. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. Because the old notes are subject to transfer restrictions, we entered into registration rights agreements under which we agreed to use our reasonable best efforts to:

  •
  prepare and file with the SEC the registration statement of which this prospectus is a part;

  •
  cause the registration statement to become effective;

  •
  complete the exchange offer within 270 days after date of issuance of the old notes (or if such 270th day is not a Business Day, the next succeeding Business Day); and

  •
  file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the time period listed above and in certain other circumstances.

        The registration statement is intended to satisfy our exchange offer obligations under the registration rights agreements.

        Under existing interpretations of the SEC, we believe that the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

  •
  it is acquiring the new notes in the ordinary course of its business;

  •
  it has no arrangement or understanding with any person to participate in the distribution of the new notes and is not participating in, and does not intend to participate in, the distribution of such new notes;

  •
  it is not an affiliate of us, as that term is interpreted by the SEC; and

  •
  it is not engaged in, and does not intend to engage in, a distribution of the new notes.

        However, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities (a "participating broker dealer") will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. See "Plan of Distribution."

        The form and terms of the new notes are substantially the same as the form and terms of the old notes, except that the new notes will be registered under the Securities Act; will not bear restrictive legends restricting their transfer under the Securities Act; will not be entitled to the registration rights that apply to the old notes; and will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

        The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. For a description of the indenture, see "Description of the Notes."

        If we and the guarantors fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay an increased interest rate on the old notes.

        A copy of the registration rights agreement has been filed with as Exhibit 4.3 this prospectus and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

        We are offering to exchange an aggregate principal amount of up to $600.0 million of our new notes for a like amount of our old notes. The old notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. The exchange offer is not conditioned upon holders tendering a minimum principal amount of old notes. As of the date of this prospectus, all of the old notes are outstanding.

        Old notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

        Holders of the old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. If you do not tender your old notes or if you tender old notes that we do not accept, your old notes will remain outstanding and continue to accrue interest and you will be entitled to the rights and benefits holders have under the indenture relating to the old notes and the new notes. Existing transfer restrictions would continue to apply to such old notes. See "Risk Factors—If you fail to exchange your old notes for new notes your old notes will continue to be subject to restrictions on transfer and may become less liquid" for more information regarding old notes outstanding after the exchange offer.

        None of us or the guarantors, or our respective boards of directors or management, recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

        The expiration date is 5:00 p.m., New York City time, on October 3, 2013, or such later date and time to which the exchange offer is extended.

        We have the right, in accordance with applicable law, at any time:

  •
  to delay the acceptance of the old notes;

  •
  to terminate the exchange offer and not accept any old notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

  •
  to extend the expiration date of the exchange offer and retain all old notes tendered in the exchange offer other than those notes properly withdrawn; and

  •
  to waive any condition or amend the terms of the exchange offer in any manner.

        If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the old notes disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

        If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

        We will accept all old notes validly tendered and not withdrawn. Promptly after the expiration date, we will issue new notes registered under the Securities Act to the exchange agent.

        The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

        We will be deemed to have exchanged old notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of old notes, letters of transmittal and related documents.

        In tendering old notes, you must warrant in the letter of transmittal or in an agent's message (described below) that:

  •
  you have full power and authority to tender, exchange, sell, assign and transfer old notes;

  •
  we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

  •
  the old notes tendered for exchange are not subject to any adverse claims or proxies.

        You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.

        Additionally, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Procedures for Tendering Old Notes

  Valid Tender

        We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. The letter of transmittal is to be completed by a holder of old notes either if (1) a tender of old notes is to be made by delivering physical certificates for such old notes to the exchange agent or (2) a tender of old notes is to be made by book-entry transfer to the account of the exchange agent at DTC.

        Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

    deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date or such other internal deadline set by DTC as the case may be.

        In addition, either:

  •
  the exchange agent must receive old notes along with the letter of transmittal; or

  •
  the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, according to the procedure for book-entry transfer described below, or you must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under the caption "—Exchange Agent" before expiration of the exchange offer, or the tendering holder must comply with the guaranteed delivery procedures set forth in "—Guaranteed Delivery Procedures" below. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption "—Exchange Agent."

        A tender by a holder that is accepted by us and not withdrawn before expiration of the exchange offer will constitute a binding agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If you tender fewer than all of your old notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of the certificates for the old notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

        If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

        If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian,

attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

        Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the old notes from the exchange agent at its offices listed under the caption "—Exchange Agent."

  Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

  •
  a bank;

  •
  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

  •
  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings association.

        If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

  DTC Book-Entry Transfers

        For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account in accordance with its ATOP procedures for transfer.

        Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, or an agent's message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under "—Exchange Agent." In this context, the term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

  Guaranteed Delivery Procedures

        If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder's outstanding notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  such tender is made through an eligible institution,

  •
  prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent has received from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us (by facsimile transmission, mail or hand delivery) or an agent's message with respect to guaranteed delivery, setting forth the name and address of the holder of original notes and the amount of original notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, which we refer to as NYSE in this letter, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile of this letter) or a book-entry confirmation for original notes held in book-entry form together with an agent's message instead of this letter, as the case may be, with any required signature guarantees and any other documents required by this letter will be deposited by the eligible institution with the exchange agent, and

  •
  the certificates for all physically tendered original notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile of this letter) or a book-entry confirmation for original notes held in book-entry form together with an agent's message instead of this letter, as the case may be, with any required signature guarantees and all other documents required by this letter, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

        We will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange and withdrawal of any tendered old notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will we or they be liable for failing to give any such notice.

        We reserve the absolute right, in our sole and absolute discretion:

  •
  to reject any tenders determined to be in improper form or unlawful;

  •
  to waive any of the conditions of the exchange offer; and

  •
  to waive any condition or irregularity in the tender of old notes by any holder.

Any waiver to the exchange offer will apply to all old notes tendered.

Resales of New Notes

        Based on existing SEC interpretations issued to third parties in unrelated transactions, we believe that the new notes will be freely transferable by holders other than affiliates of us after the registered exchange offer without further registration under the Securities Act if the holder of the exchange notes is acquiring the new notes in the ordinary course of its business, has no arrangement or understanding with any person to participate in the distribution of the new notes and is not an affiliate of us, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment of the notes) with the prospectus contained in the exchange offer registration statement. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

        By tendering old notes, the holder, other than participating broker-dealers, as defined below, of those old notes will represent to us that, among other things:

  •
  the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder;

  •
  neither the holder nor any other person receiving the new notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a "distribution" (as defined under the Securities Act) of the new notes; and

  •
  neither the holder nor any other person receiving the new notes is an "affiliate" (as defined under the Securities Act) of us.

        If any holder or any such other person is an "affiliate" of us or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a "distribution" of the new notes, such holder or other person:

  •
  may not rely on the applicable interpretations of the staff of the SEC referred to above; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the new notes. Any such broker-dealer is referred to as a "participating broker-dealer." However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" (as defined under the Securities Act). If a broker-dealer acquired old notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of new notes received in exchange for the old notes pursuant to the exchange offer. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

        You can withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

  •
  specify the name of the person tendering the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the total principal amount of old notes to be withdrawn; and

  •
  where certificates for old notes are transmitted, the name of the registered holder of the old notes if different from the person withdrawing the old notes.

        If you delivered or otherwise identified old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. If you tendered old notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent and otherwise comply with the procedures of the facility. You may not rescind withdrawals of tender; however, properly withdrawn old notes may again be tendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time prior to 5:00 p.m., New York City time, on the expiration date.

        We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will we be liable for failing to give any such notice.

        Withdrawn old notes will be returned to the holder after withdrawal. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn or not exchanged will be credited to an account maintained with DTC. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that:

  •
  the new notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act;

  •
  we have not received all applicable governmental approvals;

  •
  the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation or policy of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

        The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. However, any such condition, other than any involving government approval, must be satisfied or waived before the expiration of the offer. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "—Terms of the Exchange Offer."

        In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

        If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreements require that we, as soon as practicable after such determination, use all commercially reasonable efforts to cause a shelf registration statement covering the resale of the old notes to be filed and declared effective by the SEC. See "—Registration Rights and Additional Interest on the Old Notes."

Exchange Agent

        We appointed U.S. Bank National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance and for additional copies of this prospectus or of the letter of transmittal to the exchange agent at the following address:

        By Mail, Overnight Courier or Hand:
U.S. Bank National Association
60 Livingston Ave.
St. Paul, MN 55107
Attn: Specialized Finance
Select Medical Corporation
6.375% Senior Notes due 2021
Telephone: 651-466-7150
Facsimile: 651-466-7372

        If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

        The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for such clients.

        We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes for the exchange transaction. We intend to amortize the debt issuance costs of the exchange offer and issuance of the old notes over the term of the new notes.

Registration Rights and Additional Interest on the Old Notes

        If:

  •
  applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer contemplated by this prospectus; or

  •
  for any other reason this exchange offer is not completed before the later of (i) 60 days after the effectiveness of this registration statement and (ii) 270 days after date of issuance of the old notes; or

  •
  prior to the 30th day following consummation of this exchange offer:

  •
  any initial purchaser so requests with respect to old notes not eligible to be exchanged for new notes in this exchange offer and that are held by it following consummation of this exchange offer;

  •
  any holder of old notes notifies us that it is not eligible to participate in this exchange offer a broker-dealer notifies us that it holds securities acquired directly from us or our affiliates; or

  •
  an initial purchaser notifies us that it will not or did not receive freely tradable new notes in exchange for old notes constituting any portion of an unsold allotment,

        we will, subject to certain conditions, at our cost:

  •
  as promptly as practicable but no later than the deadline provided for in the registration rights agreement, file a shelf registration statement covering resales of the old notes or the new notes, as the case may be;

  •
  use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than the deadline provided for in the registration rights agreement; and

  •
  keep the shelf registration statement effective until the earliest of (1) two years from the date of issuance of the old notes and (2) the date on which all notes registered thereunder have been sold in accordance therewith.

        If:

  •
  within 300 days from the respective issue dates of the old notes this exchange offer has not been completed;

  •
  if required, the shelf registration statement has not been filed by the deadline provided for in the registration rights agreements or has not been declared effective by the deadline provided for in the registration rights agreements; or

  •
  after the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective at any time prior to the two year anniversary of the date of issuance of the old notes before all notes covered by the shelf registration statement have been sold (each such event is referred to as a registration default)

then additional interest will accrue on the old notes (in addition to the stated interest on the old notes) from and including the date on which any such registration default has occurred to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will such rate exceed 1.00% per annum in the aggregate regardless of the number of registration defaults.

DESCRIPTION OF THE NOTES

General

        The Issuer will issue the new notes (collectively, the "Notes") under an indenture (the "Indenture") dated as of May 28, 2013 among the Issuer, the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the "Trustee").

        The definitions of the terms used in the following summary are set forth below under "—Certain Definitions."

        The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

        The terms of the new notes are the same as the terms of the old notes, except that:

  •
  the new notes will be registered under the Securities Act of 1933, as amended;

  •
  the new notes will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  holders of the new notes are not entitled to certain rights under the registration rights agreements; and

  •
  the new notes will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to timing of the exchange offer.

        The following is a summary of certain material provisions of the Indenture. This summary is not necessarily complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. You should read the Indenture because it, and not this summary, will define your rights as a Holder of the Notes. A copy of the Indenture has been filed with the SEC as Exhibit 4.1 to the Issuer's Current Report on Form 8-K filed on May 28, 2013 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Principal, Maturity and Interest

        In the exchange offer contemplated by this prospectus (the "Offering"), the Issuer will issue up to $600.0 million aggregate principal amount of Notes under the Indenture. The Issuer may issue additional Notes (the "Additional Notes") from time to time under the Indenture. However, no offering of any Additional Notes is being or shall in any manner be deemed to be made by this prospectus. The Notes and any Additional Notes of the same series issued under the same Indenture will be treated as a single class for all purposes under the Indenture.

        The Notes will mature on June 1, 2021. Interest on the Notes will accrue at the rate of 6.375% per annum. Interest on the Notes will be payable in cash semi-annually in arrears on June 1 and December 1, commencing on December 1 2013, to Holders of record on the immediately preceding May 15 and December 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 9, 2013. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months, and in the case of an incomplete month, the number of days elapsed.

Methods of Receiving Payments on the Notes

        Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially will be an office of an affiliate of the trustee in New York, New York); at the option of the Issuer, however, payment of interest and Additional Interest may be made by check mailed to the address of the holders as such address appears in the register of holders, and in addition, if a holder of at least $1.0 million in aggregate principal amount of notes has given wire transfer instructions to us prior to the record date for a payment, the Issuer will make such payment of principal of, premium, if any, and interest and Additional Interest on such holder's notes in accordance with those instructions. Payment of principal of, premium, if any, and interest and Additional Interest on, notes in global form registered in the name of or held by DTC or any successor depositary or its nominee will be made by wire transfer of immediately available funds to such depositary or its nominee, as the case may be, as the registered holder of such global note.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Issuer will not be required to transfer or exchange any note selected for redemption. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

        The notes are guaranteed by each of the Issuer's current Domestic Subsidiaries, other than those that are Non-Guarantor Subsidiaries, as long as they remain Restricted Subsidiaries. Future Restricted Subsidiaries (other than Non-Guarantor Subsidiaries) that are guarantors under the Credit Agreement will also become guarantors of the Notes. The Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related to the Notes." Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the Notes and require note holders to return payments received from subsidiary guarantors. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Person (if other than the Issuer or a Guarantor) acquiring the property in any such sale or disposition or the Person (if other than the Issuer or a Guarantor) formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

            (b)   such transaction does not violate the "Asset Sale" provisions of the indenture.

        The Subsidiary Guarantee of a Guarantor is released:

          (1)   in connection with any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer (other than a Non-Guarantor Subsidiary), if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

          (2)   in connection with any sale of Capital Stock of that Guarantor following which such Guarantor is no longer a Restricted Subsidiary, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

          (3)   if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or a Non-Guarantor Subsidiary in accordance with the applicable provisions of the indenture;

          (4)   if that Guarantor is released from its guarantee under the Credit Agreement; or

          (5)   upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

        If any Guarantor is released from its Subsidiary Guarantee, any of its Subsidiaries that are Guarantors is released from their Subsidiary Guarantees, if any.

        See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        At any time prior to June 1, 2016, the Issuer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including Additional Notes) at a redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Issuer or a contribution to the equity capital of the Issuer (other than Disqualified Stock) from the net proceeds of one or more Equity Offerings by Holdings or any other direct or indirect parent of the Issuer (in each case, other than Excluded Contributions); provided that:

          (1)   at least 65% of the aggregate principal amount of notes originally issued under the indenture (including Additional Notes but excluding notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering or equity contribution.

        Except pursuant to the preceding paragraph and the second succeeding paragraph, the Notes will not be redeemable at the Issuer's option prior to June 1, 2016.

        On or after June 1, 2016, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2016	104.781%
2017	103.188%
2018	101.594%
2019 and thereafter	100.000%

        Before June 1, 2016, the Issuer may also redeem all or any portion of the Notes upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, the date of redemption (a "Make-Whole Redemption Date").

        "Applicable Premium" means, with respect to any note on any Make-Whole Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such Make-Whole Redemption Date of (1) the redemption price of such note at June 1, 2016 (exclusive of accrued interest), plus (2) all scheduled interest payments due on such note from the Make-Whole Redemption Date through June 1, 2016, computed using a discount rate equal to the Treasury Rate at such Make-Whole Redemption Date, plus 50 basis points over (B) the principal amount of such note.

        "Treasury Rate" means, with respect to any Make-Whole Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Make-Whole Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Redemption Date to June 1, 2016; provided, however, that if the period from such Make-Whole Redemption Date to June 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Redemption Date to June 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Unless the Issuer defaults in the payment of the redemption price, interest and Additional Interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable DTC or stock exchange requirements.

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest will cease to accrue on notes or portions of notes called for redemption. Any redemption and notice thereof pursuant to the Indenture may, in the Issuer's discretion, be subject to the satisfaction of one or more conditions precedent.

Mandatory Redemption

        The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Issuer will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        A Change of Control Offer may be made in advance of and conditioned on the occurrence of a Change of Control if there is a definitive agreement in place to consummate a transaction that would constitute a Change of Control if consummated at the time such Change of Control Offer is made.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash. For purposes of this paragraph (2), each of the following will be deemed to be cash:

            (a)   Cash Equivalents;

            (b)   any liabilities, as shown on the Issuer's most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability;

            (c)   any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion;

            (d)   any Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (d) (and not subsequently converted into Cash Equivalents that are treated as Net Proceeds of an Asset Sale), does not exceed $50.0 million since the Issue Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

            (e)   any stock or assets of the kind referred to in clauses (2) or (4) of the second succeeding paragraph.

        Notwithstanding the foregoing, the 75% limitation referred to in clause (2) above shall not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

          (1)   to repay Indebtedness outstanding pursuant to clause (1) of the second paragraph of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2)   to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

          (3)   to make a capital expenditure with respect to a Permitted Business; or

          (4)   to acquire Additional Assets;

provided that the requirements of clauses (2) through (4) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to in any of clauses (2) through (4) above is entered into by the Issuer or its Restricted Subsidiary within 365 days after the receipt of such Net Proceeds and such Net Proceeds are applied in accordance with such agreement.

        Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten business days thereof, the Issuer will make an Asset Sale Offer to all holders of notes and if the Issuer elects (or is required by the terms of such other pari passu Indebtedness), any holders of other Indebtedness that is pari passu with the Notes. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Certain Covenants

Restricted Payments

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (A)  declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer); provided that the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Restricted Subsidiary of the Issuer shall not constitute a Restricted Payment;

          (B)  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer, Holdings or any other direct or indirect parent of the Issuer;

          (C)  make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

          (D)  make any Restricted Investment;

(all such payments and other actions set forth in these clauses (A) through (D) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of indebtedness and issuance of disqualified stock and preferred stock"; and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14), (15) and (16) of the next succeeding paragraph), is less than $75.0 million plus the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the first day of the Issuer's fiscal quarter during which the Issue Date occured to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

            (b)   100% of the aggregate Qualified Proceeds received by the Issuer since the Issue Date as a contribution to its equity capital (other than Disqualified Stock) or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock and Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

            (c)   an amount equal to the net reduction in Investments by the Issuer and its Restricted Subsidiaries resulting from (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of any Restricted Investment that was made after the Issue Date and (B) repurchases, redemptions and repayments of such Restricted Investments and the receipt of any dividends or distributions from such Restricted Investments; plus

            (d)   to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, an amount equal to the lesser of (A) the Fair Market Value of the Issuer's interest in such Subsidiary immediately prior to such redesignation and (B) the aggregate amount of the Issuer's Investments in such Subsidiary that was previously treated as a Restricted Payment; plus

            (e)   in the event the Issuer and/or any Restricted Subsidiary of the Issuer makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Issuer, an amount equal to the existing Investment of the Issuer and/or any of its Restricted Subsidiaries in such Person that was previously treated as a Restricted Payment.

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

          (2)   the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

          (3)   the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or from the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

          (4)   the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer which Disqualified Stock was issued after the Issue Date in accordance with the provisions of the covenant described below under the caption "—Incurrence of indebtedness and issuance of disqualified stock and preferred stock";

          (5)   the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of Replacement Preferred Stock that is permitted to be incurred pursuant to the covenant described below under "—Incurrence of indebtedness and issuance of disqualified stock and preferred stock";

          (6)   the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

          (7)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries, and any dividend payment or other distribution by the Issuer or a Restricted Subsidiary to Holdings or any other direct or indirect parent holding company of the Issuer utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or such other direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries or Holdings or such other parent holding company, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15.0 million in any fiscal year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years subject to a maximum of $40.0 million in any fiscal year); provided further that such amount in any fiscal year may be increased by an amount not to exceed:

            (a)   the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer as equity capital (other than Disqualified Stock), Equity Interests of Holdings or any other direct or indirect parent company of the Issuer, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries, Holdings or any other direct or indirect parent company of the Issuer that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph, and excluding Excluded Contributions, plus

            (b)   the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date, less

            (c)   the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (7);

          (8)   the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants;

          (9)   the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee with any Excess Proceeds that remain after consummation of an Asset Sale Offer;

          (10) so long as no Default has occurred and is continuing or would be caused thereby, after the occurrence of a Change of Control and the completion of the offer to repurchase the Notes pursuant to the covenant described above under "—Repurchase at the option of holders—Change of control" (including the purchase of the Notes tendered), any purchase or redemption of Indebtedness that is contractually subordinated to the Notes or to any Subsidiary Guarantee required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest;

          (11) cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of the Issuer or any of its Restricted Subsidiaries;

          (12) Permitted Payments to Parent;

          (13) Investments that are made with Excluded Contributions;

          (14) distributions or payments of Receivables Fees;

          (15) payment of fees and reimbursement of other expenses to the Permitted Holders and/or their Affiliates in connection with the Transactions as described above under the caption "Related party transactions";

          (16) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $50.0 million since the Issue Date;

          (17) additional Restricted Payments; provided that (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) on a pro forma basis, after giving effect to any such Restricted Payment pursuant to this clause (17), the Total Leverage Ratio does not exceed 2.75 to 1.00.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will, if the fair market value thereof exceeds $20.0 million, be determined by the Board of Directors of the Issuer whose resolution with respect thereto will be delivered to the trustee.

        For purposes of determining compliance with the provisions set forth above, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Issuer, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, "Permitted Debt"):

          (1)   the incurrence by the Issuer and/or any Guarantor (and the Guarantee thereof by the Guarantors and the Non-Guarantor Subsidiaries) of Indebtedness under the Credit Agreement and other Credit Facilities entered into after the date of the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed $1,600.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Issuer or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

          (2)   the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes to be issued on the Issue Date, replacement notes in respect thereof, if any, and the related Subsidiary Guarantees and the Exchange Notes and related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

          (4)   the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations), Disqualified Stock or preferred stock, in each case, incurred or issued for the purpose of financing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of property, plant or equipment used or useful in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness and Replacement Preferred Stock incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $60.0 million and 2.0% of Total Assets and at any time outstanding;

          (5)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness or Replacement Preferred Stock in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (15), (17) or (18) of this paragraph;

          (6)   the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

            (a)   if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer or the Subsidiary Guarantee, in the case of a Guarantor, except to the extent such subordination would violate any applicable law, rule or regulation; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute a new incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, which new incurrence is not permitted by this clause (6);

          (7)   the issuance by any of the Issuer's Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

            (a)   any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer, and

            (b)   any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

  will be deemed, in each case, to constitute a new issuance of such preferred stock by such Restricted Subsidiary which new issuance is not permitted by this clause (7);

          (8)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

          (9)   the guarantee:

            (a)   by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed; and

            (b)   by any Non-Guarantor Subsidiary of Indebtedness of a Non-Guarantor Subsidiary;

          (10) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, letters of credit, performance bonds, surety bonds, appeal bonds or other similar bonds in the ordinary course of business; provided, however, that upon the drawing of letters of credit for reimbursement obligations, including with respect to workers' compensation claims, or the incurrence of other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (11) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five business days;

          (12) the incurrence of Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of the Issuer or any Restricted Subsidiary;

          (13) the incurrence of Indebtedness or the issuance of any Disqualified Stock or preferred stock by any Non-Guarantor Subsidiary and any Foreign Subsidiary of the Issuer, collectively, in an amount not to exceed $50.0 million at any time outstanding;

          (14) the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;

          (15) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary (including by way of merger or consolidation) in accordance with the terms of the indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, either

            (a)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio; or

            (b)   the Issuer's Fixed Charge Coverage Ratio after giving pro forma effect to such acquisition or merger would be greater than the Issuer's actual Fixed Charge Coverage Ratio immediately prior to such acquisition or merger;

          (16) Indebtedness of the Issuer or a Restricted Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness remains outstanding for ten business days or less;

          (17) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction;

          (18) the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness and all Replacement Preferred Stock incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock and preferred stock incurred or issued pursuant to this clause (18), not to exceed $200.0 million; and

          (19) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in the form of loans from a Captive Insurance Subsidiary.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant except that Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued (other than the reclassification of preferred stock as Indebtedness due to a change in accounting principles).

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2)   the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

            (a)   the Fair Market Value of such assets at the date of determination; and

            (b)   the amount of the Indebtedness of the other Person.

Liens

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted

Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (3)   sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Issue Date;

          (2)   the indenture, the Notes and the Subsidiary Guarantees;

          (3)   applicable law, rule, regulation or order;

          (4)   any instrument or agreement governing Indebtedness or Capital Stock of a Restricted Subsidiary acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or any of its Subsidiaries, or the property or assets of the Person or any of its Subsidiaries, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5)   customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into in the ordinary course of business;

          (6)   customary restrictions in leases (including capital leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

          (7)   any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

          (8)   any instrument or agreement governing Permitted Refinancing Indebtedness; provided that the restrictions contained therein are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) customary provisions imposed on the transfer of copyrighted or patented materials;

          (13) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

          (14) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

          (15) contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary of the Issuer in any manner material to the Issuer or any Restricted Subsidiary of the Issuer;

          (16) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary of the Issuer or any of their businesses;

          (17) any instrument or agreement governing Indebtedness or preferred stock (i) of any Foreign Subsidiary, (ii) of the Issuer or any Restricted Subsidiary that is incurred or issued subsequent to the Issue Date and not in violation of the covenant described under "—Incurrence of indebtedness and issuance of disqualified stock and preferred stock"; provided that (x) in the case of preferred stock and Indebtedness that is not secured by any Permitted Liens, such encumbrances and restrictions are not materially more restrictive in the aggregate than the restrictions contained in the Indenture and (y) in the case of Indebtedness secured by Permitted Liens, are not materially more restrictive in the aggregate than the restrictions contained in the Credit Agreement and (iii) of any Restricted Subsidiary; provided that in the case of this clause (iii), (x) the total amount of Indebtedness outstanding under any agreement entered into in reliance on this clause (iii) does not, at the time any such agreement is entered into, exceed 1% of Total Assets and (y) after giving effect to the incurrence of such Indebtedness or preferred stock, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the "Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant;

          (18) any encumbrance or restriction imposed on any Subsidiary of the Issuer that is of the type referred to in clause (3) of the definition of "Subsidiary" by (and for the benefit of) the Issuer or a Restricted Subsidiary; and

          (19) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (15), (17) and (18) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are in the good faith judgment of the Issuer's Board of Directors, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those restrictions contained in the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (15), (17) and (18) above, as applicable prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, consolidation or sale of assets

        The Issuer will not, directly or indirectly:    (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

          (1)   either: (a) the Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; provided, however, that at all times, a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia must be a co-issuer or the issuer of the Notes if such surviving Person is not a corporation;

          (3)   immediately after such transaction, no Default or Event of Default exists; and

          (4)   the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period:

            (a)   be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of indebtedness and issuance of disqualified stock and preferred stock"; or

            (b)   have a Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction.

        In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        Clauses (3) and (4) above will not apply to:

          (1)   a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction;

          (2)   any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries; and

          (3)   transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

Transactions with affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $5.0 million (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

          (2)   the Issuer delivers to the trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Issuer, together with a certified copy of the resolutions of the Board of Directors of the Issuer approving such Affiliate Transaction or Affiliate Transactions; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

          (2)   transactions between or among the Issuer and/or its Restricted Subsidiaries;

          (3)   transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (4)   payment of reasonable directors' fees;

          (5)   any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

          (6)   Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption "—Restricted Payments";

          (7)   payment of fees and the reimbursement of other expenses to the Permitted Holders and/or their Affiliates in connection with the Transactions as described above under the caption "Related Party Transactions";

          (8)   payments by the Issuer or any of its Restricted Subsidiaries to Welsh Carson, Anderson & Stowe IX, L.P., Thoma Cressey Equity Partners and/or any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the disinterested members of the Board of Directors of the Issuer in good faith in an aggregate amount for all such fees not to exceed 2.00% of the aggregate transaction value in respect of which such services are rendered;

          (9)   loans (or cancellation of loans) or advances to employees in the ordinary course of business;

          (10) transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture, and which are fair to the Issuer or its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors, chief executive officer or chief financial officer of the Issuer or its Restricted Subsidiaries, as applicable, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (11) any Qualified Receivables Transaction;

          (12) Permitted Payments to Parent;

          (13) any management, consulting, monitoring, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services involving the Issuer and any of its Restricted Subsidiaries (including without limitation any payments in cash, Equity Interests or other consideration made by the Issuer or any of its Restricted Subsidiaries in connection therewith) on the one hand and the Permitted Holders on the other hand, which services (and payments and other transactions in connection therewith) are approved as fair to the Issuer or such Restricted Subsidiary by a majority of the members of the Board of Directors of the Issuer in good faith;

          (14) the issuance of Equity Interests (other than Disqualified Stock) in the Issuer or any Restricted Subsidiary for compensation purposes;

          (15) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee and any Affiliate of the Issuer, as lessor, which is approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith;

          (16) intellectual property licenses in the ordinary course of business;

          (17) Existing Indebtedness and any other obligations pursuant to an agreement existing on the Issue Date and described in the prospectus, including any amendment thereto (so long as such amendment is not disadvantageous to the holders of the Notes in any material respect);

          (18) payments by the Issuer or any of its Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary; and

          (19) transactions in which the Issuer or any Restricted Subsidiary delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith.

Business Activities

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Additional Subsidiary Guarantees

        If the Issuer or any of its Restricted Subsidiaries, acquires or creates another Subsidiary, other than a Non-Guarantor Subsidiary, after the Issue Date that guarantees Indebtedness under the Credit Agreement, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the trustee within 30 business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of indebtedness and issuance of disqualified stock and preferred stock," the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of indebtedness and issuance of disqualified stock and preferred stock," and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Issuer will furnish to the trustee and to Cede & Co., the nominee of DTC and the holders of notes:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the Issuer's consolidated financial condition and results of operation and, with respect to the annual information only, a report thereon by the Issuer's independent registered public accountants, and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

        The Issuer may satisfy its obligation to furnish such information to the trustee and Cede & Co. at any time by filing such information with the SEC. In addition, the Issuer will agree that, for so long as any notes remain outstanding, the Issuer will furnish to any beneficial owner of notes or to any prospective purchaser of notes in connection with any sale thereof, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If at any time Holdings (or any other direct or indirect parent company of the Issuer) becomes a guarantor of the Notes (there being no obligation of Holdings or any other direct or indirect parent company of the Issuer to do so), and Holdings (or such other parent company) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be furnished to the trustee and Cede & Co. or filed with the SEC pursuant to this covenant may, at the option of the Issuer, be those of Holdings (or such other parent company) rather than the Issuer.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes, whether or not prohibited by the subordination provisions of the indenture;

          (2)   default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, whether or not prohibited by the subordination provisions of the indenture;

          (3)   failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described above under the caption "—Certain covenants—Merger, consolidation or sale of assets";

          (4)   failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default;

            (a)   is caused by a failure to pay principal at the final Stated Maturity of such Indebtedness (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity;

  and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

          (6)   with respect to any judgment or decree for the payment of money (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to an underlying claim) in excess of $50.0 million or its foreign currency equivalent against the Issuer or any Significant Subsidiary, the failure by the Issuer or such Significant Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days after such judgment or decree became final and nonappealable without being paid, discharged, waived or stayed;

          (7)   except as permitted by the indenture, any Subsidiary Guarantee of any Significant Subsidiary is declared to be unenforceable or invalid by any final and nonappealable judgment or decree or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any Person acting on behalf of any Guarantor that is a Significant Subsidiary denies or disaffirms its obligations in writing under its Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture; and

          (8)   certain events of bankruptcy or insolvency described in the indenture with respect to the Issuer or any Subsidiary that is a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the Notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the Notes unless:

          (1)   such holder has previously given the trustee notice that an Event of Default is continuing;

          (2)   holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

          (3)   such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the Notes.

        The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the trustee within 30 days a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member, partner or other holder of Equity Interests of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuer may at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

          (2)   the Issuer's obligations with respect to the Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and the Issuer's and the Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released ("Covenant Defeasance") with respect to the covenants described under "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales" and "Certain Covenants" and with respect to certain Events of Default (including bankruptcy default with respect to Significant Subsidiaries, cross-default and judgment default) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment and bankruptcy, receivership, rehabilitation and insolvency events with respect to the Issuer) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement (including, without limitation, the Credit Agreement) or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

          (5)   the Issuer must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

          (6)   the Issuer must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture or the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the Notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

          (1)   reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the optional redemption of the Notes as described under the caption "—Optional Redemption" (other than provisions relating to the notice period for consummating an optional redemption of the Notes);

          (3)   reduce the rate of or change the time for payment of interest, including default interest, on any note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the Notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes; or

          (7)   make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture or the Notes or the Subsidiary Guarantees:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of the Issuer's or a Guarantor's obligations to holders of notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable;

          (4)   to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

          (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (6)   to conform the text of the indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the Notes;

          (7)   to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;

          (8)   to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes; or

          (9)   to issue the Notes.

Satisfaction and discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (3)   the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4)   the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

        In addition, the Issuer must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Select Medical Corporation, 4714 Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055, Attention: Chief Financial Officer.

Certain definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Assets" means any property or assets (other than Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary in a Permitted Business.

        "Additional Interest" means all Additional Interest then owing pursuant to the registration rights agreement.

        "Affiliate of" any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. No Person in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

        "Asset Sale" means:

          (1)   the sale, lease (other than operating leases), conveyance or other disposition of any assets or rights outside of the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2)   the issuance of Equity Interests in any of the Issuer's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors' qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary).

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

          (2)   a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

          (3)   an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

          (4)   the sale or lease of products, services or accounts receivable (including at a discount) in the ordinary course of business and any sale or other disposition of damaged, wornout, negligible, surplus or obsolete assets in the ordinary course of business;

          (5)   the sale or other disposition of Cash Equivalents;

          (6)   a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

          (7)   a sale and leaseback transaction with respect to any assets within 180 days of the acquisition of such assets;

          (8)   any exchange of like-kind property of the type described in Section 1031 of the Code for use in a Permitted Business;

          (9)   the sale or disposition of any assets or property received as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

          (10) the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

          (11) the sale, lease, conveyance, disposition or other transfer of (a) the Capital Stock of, or any Investment in, any Unrestricted Subsidiary or (b) Permitted Investments made pursuant to clause (15) of the definition thereof;

          (12) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (13) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Issuer or any of its Restricted Subsidiaries;

          (14) sales of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the Fair Market Value thereof, less amounts required to be established as reserves and customary discounts pursuant to contractual agreements with entities that are not Affiliates of the Issuer entered into as part of a Qualified Receivables Transaction; and

          (15) transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the Notes.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership;

          (3)   with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

          (4)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Captive Insurance Subsidiary" means a Subsidiary established by the Issuer or any of its Subsidiaries for the sole purpose of insuring the business, facilities and/or employees of the Issuer and its Subsidiaries.

        "Cash Equivalents" means:

          (1)   United States dollars or, in the case of any Restricted Subsidiary which is not a Domestic Subsidiary, any other currencies held from time to time in the ordinary course of business;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

          (3)   direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;

          (4)   certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank that has capital and surplus of not less than $500.0 million;

          (5)   repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

          (6)   commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within 12 months after the date of acquisition;

          (7)   Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from Standard & Poor's Rating Services or "A2" or higher from Moody's Investors Service, Inc. with maturities of 12 months or less from the date of acquisition; and

          (8)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act);

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Issuer;

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; provided, however, for purposes of this clause (3), each Person will be deemed to beneficially own any Voting Stock of another Person held by one or more of its Subsidiaries; or

          (4)   the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the Notes.

        "Consolidated Adjusted EBITDA" means, with respect to any specified Person for any period (the "Measurement Period"), the Consolidated Net Income of such Person for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the amounts for such period of:

          (1)   the Fixed Charges of such Person and its Restricted Subsidiaries for the Measurement Period; plus

          (2)   the consolidated income tax expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

          (3)   the consolidated depreciation expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

          (4)   the consolidated amortization expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

          (5)   fees, costs and expenses paid or payable in cash by the Issuer or any of its Subsidiaries during the Measurement Period in connection with the Transactions (including, without limitation, retention payments paid as an incentive to retained employees in connection with the Transactions); plus

          (6)   other non-cash expenses and charges for the Measurement Period reducing Consolidated Net Income (excluding any such non-cash item to the extent representing an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); plus

          (7)   any non-recurring out-of-pocket expenses or charges for the Measurement Period relating to any offering of Equity Interests by the Issuer, Holdings or any other direct or indirect parent of the Issuer or merger, recapitalization or acquisition transactions made by the Issuer or any of its Restricted Subsidiaries, or any Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries (in each case, whether or not successful); plus

          (8)   all fees paid by the Company pursuant to clauses (8) and (13) of the covenant described under "Certain covenants—Transactions with affiliates"; plus

          (9)   Consolidated Net Income attributable to minority interests of a Restricted Subsidiary (less the amount of any mandatory cash distribution with respect to any minority interest other than in connection with a proportionate discretionary cash distribution with respect to the interest held by the Issuer or any Restricted Subsidiary); plus

          (10) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees); minus

          (11) without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the Measurement Period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income attributable to such specified Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income (but not loss) of any other Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

          (2)   solely for purposes of clause (3)(a) of the first paragraph of the covenant described under "—Certain covenants—Restricted payments," the Net Income of any Restricted Subsidiary of such specified Person will be excluded to the extent that the declaration or payment of dividends or other distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to (or to the extent converted into cash by) such Person or a Restricted Subsidiary thereof (subject to provisions of this clause (2)) during such period, to the extent not previously included therein;

          (3)   the cumulative effect of a change in accounting principles will be excluded;

          (4)   any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

          (5)   any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss will be excluded;

          (6)   income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;

          (7)   any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of Accounting Standards Codification ("ASC") Topic 350 or ASC Topic 360, and (iii) relating to the amortization of intangibles resulting from the application of ASC Topic 805, will be excluded;

          (8)   all non-cash charges relating to employee benefit or other management or stock compensation plans of the Issuer or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, further, that if the Issuer or any Restricted Subsidiary of the Issuer makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Issuer for such period; and

          (9)   all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC Topic 830 shall be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who:

          (1)   was a member of such Board of Directors on the Issue Date; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, dated as of June 1, 2011 and as amended on August 13, 2012 and February 20, 2013, by and among the Issuer, as borrower, Holdings, certain subsidiaries of the Issuer, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced by any other Indebtedness (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means any non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute

Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase such Capital Stock unless the Issuer would be permitted to do so in compliance with the covenant described under "—Certain covenants—Restricted payments", (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with the covenant described above under "—Certain covenants—Restricted payments" will not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees any Indebtedness of the Issuer under the Credit Agreement.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means a public or private offering of Qualified Capital Stock of the Issuer, Holdings or any other direct or indirect parent of the Issuer.

        "Exchange Offer" has the meaning set forth for such term in the registration rights agreement.

        "Exchange Notes" means the Notes issued in the Exchange Offer pursuant to the registration rights agreement.

        "Excluded Contributions" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from (i) contributions to its equity capital (other than Disqualified Stock) or (ii) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an officers' certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from the calculation set forth in clause (3) of the first paragraph under "—Certain Covenants—Restricted Payments."

        "Existing Indebtedness" means Indebtedness, other than the Notes and Indebtedness under the Credit Agreement, existing on the Issue Date.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Issuer (unless otherwise provided in the indenture).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the four-quarter reference period;

          (2)   the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (4)   any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

          (5)   any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

          (6)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

        For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. For purposes of determining whether any Indebtedness constituting a Guarantee may be incurred, the interest on the Indebtedness to be guaranteed shall be included in calculating the Fixed Charge Coverage Ratio on a pro forma basis. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all cash payments made or received pursuant to Hedging Obligations in respect of interest rates, and excluding amortization of deferred financing costs; plus

          (2)   any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such Guarantee or Lien is called upon; plus

          (3)   the product of (A) all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to the Issuer or a Restricted Subsidiary of the Issuer), in each case, determined on a consolidated basis in accordance with GAAP multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and its Restricted Subsidiaries expressed as a decimal; plus

          (4)   the amount of dividends paid by the Issuer and its Restricted Subsidiaries pursuant to clause (18) of the covenant described under "—Certain Covenants—Restricted Payments."

        "Foreign Subsidiary" means any Restricted Subsidiary of the Issuer that is not incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each Restricted Subsidiary of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

          (3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Holdings" means Select Medical Holdings Corporation, a Delaware corporation.

        "Indebtedness" means, with respect to any specified Person, the principal and premium (if any) of any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed (except any such balance that constitutes a trade payable or similar obligation to a trade creditor); or

          (6)   representing the net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Investment Affiliate" means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The outstanding amount of any Investment shall be the original cost thereof, reduced by all returns on such Investment (including dividends, interest, distributions, returns of principal and profits on sale).

        "Issue Date" means May 28, 2013.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, including taxes resulting from the transfer of the proceeds of such Asset Sale to the Issuer, in each case, after taking into account:

          (1)   any available tax credits or deductions and any tax sharing arrangements;

          (2)   amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

          (3)   any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;

          (4)   any reserve for adjustment in respect of any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such sale or other disposition thereof;

          (5)   any distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

          (6)   in the event that a Restricted Subsidiary consummates an Asset Sale and makes a pro rata payment of dividends to all of its stockholders from any cash proceeds of such Asset Sale, the amount of dividends paid to any stockholder other than the Issuer or any other Restricted Subsidiary, provided that any net proceeds of an Asset Sale by a Non-Guarantor Subsidiary that are subject to restrictions on repatriation to the Issuer will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions.

        "Non-Guarantor Subsidiaries" means (w) any Unrestricted Subsidiary, (x) any Receivables Subsidiary, (y) any Subsidiary of the Issuer that does not guarantee the Issuer's Obligations under the Credit Agreement and (z) in addition to the foregoing, any other non-Wholly Owned Subsidiary of the Issuer, (1) the Equity Interests of which are owned by (i) the Issuer and/or its Restricted Subsidiaries and/or (ii) any other Persons that were or are interested (other than solely in the capacity as an equity holder of such non-Wholly Owned Subsidiary) in any facility owned or operated by such non-Wholly Owned Subsidiary, such as physicians, physician groups or other medical professionals and/or other Persons (such as acute care hospitals, hospital systems or foundations) in the community in which any such facility is located and (2) that has assets that, at the time of designation, together with the assets of all other Non Guarantor Subsidiaries designated pursuant to this clause (z), represent no more than 20% of the Total Assets. The Board of Directors of the Issuer may designate any Restricted Subsidiary as a Non-Guarantor Subsidiary by filing with the trustee a certified copy of a resolution of such Board of Directors giving effect to such designation and an officers' certificate certifying as to the applicable clause of the definition of Non-Guarantor Subsidiaries that warrants such designation.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise; and

          (2)   as to which the lenders have been notified in writing or have agreed in writing (in the agreement relating thereto or otherwise) that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries except as permitted by the definition of "Unrestricted Subsidiary."

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means (i) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and (ii) any healthcare business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

        "Permitted Holder" means (A) Welsh Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., Thoma Cressey Fund VI, L.P., Thoma Cressey Fund VII, L.P., and their respective Investment Affiliates, (B) (i) any officer, director, employee, member, partner or stockholder of the manager or general partner (or the general partner of the general partner) of any of the Persons referred to in clause (A), (ii) Rocco A. Ortenzio, Robert A. Ortenzio and each of the other directors and executive officers as of the Issue Date; (iii) the spouses, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of the siblings of the Persons referred to in clause (i) or (ii); (iv) in the event of the incompetence or death of any of the Persons described in any of clauses (i) through (iii), such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall be the Beneficial Owner or have the right to acquire, directly or indirectly, Capital Stock of the Issuer or Holdings (or any other direct or indirect parent company of the Issuer); (v) any trust created for the benefit of the Persons described in any of clauses (i) through (iv) or any trust for the benefit of any such trust; or (vi) any Person controlled by any of the Persons described in any of the clauses (i) through (v) and (C) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Persons described in clauses (A) and (B) above are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, the Persons described in clauses (A) and (B) Beneficially Own at least 50.0% of the total voting power of the Voting Stock of the Issuer or Holdings (or any other direct or indirect parent company of the Issuer) held by such group. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

        "Permitted Investments" means:

          (1)   any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of the Issuer; or

            (b)   such Person, in one transaction or a series of transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

          (5)   any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings (or any other direct or indirect parent company of the Issuer);

          (6)   any Investments received in compromise, settlement or resolution of (A) obligations of trade debtors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade debtor or customer, (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (C) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (7)   Investments represented by Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;

          (8)   any Investment in payroll, travel and similar advances to cover business-related travel expenses, moving expenses or other similar expenses, in each case incurred in the ordinary course of business;

          (9)   Investments in receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

          (10) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

          (11) obligations of one or more officers or other employees of the Issuer or any of its Restricted Subsidiaries in connection with such officer's or employee's acquisition of shares of Capital Stock of the Issuer or Capital Stock of Holdings (or any other direct or indirect parent company of the Issuer) so long as no cash or other assets are paid by the Issuer or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

          (12) loans or advances to and guarantees provided for the benefit of employees made in the ordinary course of business of the Issuer or the Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

          (13) Investments existing as on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Issue Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Issue Date, of the original Investment so extended, modified or renewed);

          (14) repurchases of the Notes;

          (15) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed $50.0 million; provided, however, that if any Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary (it being understood that if such Person thereafter ceases to be a Restricted Subsidiary of the Issuer, such Investment will again be deemed to have been made pursuant to this clause (15));

          (16) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Issuer or a Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction customary for such transactions;

          (17) payments to any Captive Insurance Subsidiary in an amount equal to (i) the capital required under the applicable laws or regulations of the jurisdiction in which such Captive Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Captive Insurance Subsidiary plus (ii) any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary;

          (18) Investments in joint ventures in an amount not to exceed 10% of Total Assets outstanding at any time; provided that (i) substantially all of the business activities of any such joint venture consists of owning or operating facilities of the Issuer or a Restricted Subsidiary of the Issuer and (ii) a majority of the Voting Stock of such Person is owned by the Issuer, its Restricted Subsidiaries and/or other Persons that are not Affiliates of the Issuer; and

          (19) Guarantees of Indebtedness of the Issuer or a Restricted Subsidiary permitted under the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and performance guarantees in the ordinary course of business.

        "Permitted Liens" means:

          (1)   Liens on assets of the Issuer or any of its Restricted Subsidiaries securing Indebtedness in an amount not to exceed the greater of (i) the maximum amount of Indebtedness permitted by clause (1) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and (ii) any greater amount, so long as at the time such Indebtedness is incurred and secured, the Secured Leverage Ratio would not exceed 3.5 to 1.0;

          (2)   Liens in favor of the Issuer or the Guarantors;

          (3)   Liens on property or assets of a Person existing at the time such Person is merged with or into, consolidated with or acquired by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by the Issuer or such Subsidiary;

          (4)   Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

          (5)   Liens (including deposits and pledges) to secure the performance of public or statutory obligations, progress payments, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covering only the assets acquired, constructed or improved with or financed by such Indebtedness;

          (7)   Liens existing on the Issue Date (other than Liens described in clause (1) above), plus renewals and extensions of such Liens;

          (8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9)   Liens imposed by law, such as carriers', warehousemen's, landlord's, materialmen's, laborers', employees', suppliers' and mechanics' Liens, in each case, incurred in the ordinary course of business;

          (10) survey exceptions, title defects, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

          (11) Liens created for the benefit of (or to secure) the Notes (or the Subsidiary Guarantees);

          (12) Liens to secure any Permitted Refinancing Indebtedness in respect of Indebtedness secured by Liens permitted by clause (3), (4), (6), (7) or (12) of this definition; provided, however, that:

            (a)   the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

            (b)   the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

          (13) other Liens with respect to obligations that do not exceed $25.0 million at any one time outstanding;

          (14) Liens incurred in connection with a Qualified Receivables Transaction (which, in the case of the Issuer and its Restricted Subsidiaries (other than Receivables Subsidiaries) shall be limited to receivables and related assets referred to in the definition of Qualified Receivables Transaction);

          (15) security for the payment of workers' compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) entered into in the ordinary course of business;

          (16) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

          (17) zoning restrictions, easements, licenses, reservations, provisions, encroachments, encumbrances, protrusion permits, servitudes, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), in each case, not materially interfering with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

          (18) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;

          (19) Liens securing Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;

          (20) Liens arising out of judgments, decrees, orders or awards in respect of which the Issuer shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

          (21) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligation of such Unrestricted Subsidiary;

          (22) Liens on the assets of Non-Guarantor Subsidiaries and Foreign Subsidiaries securing Indebtedness of the Non-Guarantor Subsidiaries and Foreign Subsidiaries that was permitted by the terms of the indenture to be incurred;

          (23) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

          (25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

        "Permitted Payments to Parent" means:

          (1)   payments to Holdings in an amount necessary to allow Holdings to pay (or make payments to allow a direct or indirect parent company of Holdings to pay) the taxes directly attributable to (or arising out of) the operations of the Borrower, the Subsidiaries, Holdings, and such direct or indirect parent company of Holdings; provided that (A) the amount of any such payments pursuant to this clause (1) shall not exceed the amount of such taxes that the Issuer and/or its Subsidiaries, as applicable, would have paid had the Issuer and/or its Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group) and (B) all payments made to Holdings or a direct or indirect parent of Holdings pursuant to this clause (1) are used by Holdings or a direct or indirect parent company of Holdings for the purposes specified herein within 90 days of the receipt thereof.

          (2)   payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Issuer if the proceeds thereof are used to pay franchise taxes and other fees required to maintain the corporate existence of Holdings or such direct or indirect parent company of the Issuer, general corporate and overhead expenses (including salaries and other compensation of employees) incurred in the ordinary course of its business or of the business of Holdings or such other parent company of the Issuer as a direct or indirect holding company for the Issuer or used to pay fees and expenses (other than to Affiliates) relating to any unsuccessful debt or equity financing.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);

          (2)   either (a) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the final scheduled maturity of the Notes;

          (3)   if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

          (4)   such Indebtedness is incurred

            (a)   by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

            (b)   by any Guarantor if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Guarantor; or

            (c)   by any Non-Guarantor Subsidiary if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Non-Guarantor Subsidiary.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date, (ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that the Issuer reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officers' certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by an officers' certificate delivered to the trustee from the Issuer's chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

        "Qualified Proceeds" means any of the following or any combination of the following:

          (1)   Cash Equivalents;

          (2)   the Fair Market Value of assets that are used or useful in the Permitted Business; and

          (3)   the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Issuer or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Issuer or any Restricted Subsidiary;

provided that (i) for purposes of clause (3) of the first paragraph under "—Certain Covenants—Restricted Payments," Qualified Proceeds shall not include Excluded Contributions and (ii) the amount of Qualified Proceeds shall be reduced by the amount of payments made in respect of the applicable transaction which are permitted under clause (8) of the covenant described under "—Certain Covenants—Transactions with Affiliates."

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries sells, conveys or otherwise transfers, or grants a security interest, to:

          (1)   a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries, which transfer may be effected through the Issuer or one or more of its Subsidiaries); and

          (2)   if applicable, any other Person (in the case of a transfer by a Receivables Subsidiary),

in each case, in any accounts receivable (including health care insurance receivables), instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, the "Receivables") of the Issuer or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets, which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables financings and asset securitization transactions of such type, together with any related transactions customarily entered into in a receivables financings and asset securitizations, including servicing arrangements.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

        "Receivables Subsidiary" means a Subsidiary of the Issuer which engages in no activities other than in connection with the financing of accounts receivable and in businesses related or ancillary thereto and that is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary

          (A)  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

            (1)   is guaranteed by the Issuer or any Subsidiary of the Issuer (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

            (2)   is recourse to or obligates the Issuer or any Subsidiary of the Issuer in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; or

            (3)   subjects any property or asset of the Issuer or any Subsidiary of the Issuer (other than accounts receivable and related assets as provided in the definition of Qualified Receivables Transaction), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; and

          (B)  with which neither the Issuer nor any Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (C)  with which neither the Issuer nor any Subsidiary of the Issuer has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

        "Replacement Preferred Stock" means any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries (other than intercompany Disqualified Stock); provided that such Replacement Preferred Stock (i) is issued by the Issuer or by the Restricted Subsidiary who is the Issuer of the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged, and (ii) does not have an initial liquidation preference in excess of the liquidation preference plus accrued and unpaid dividends on the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Secured Indebtedness" at any date shall mean the aggregate principal amount of Indebtedness outstanding at such date that consists of Indebtedness that in each case is then secured by Liens on any property or assets of the Issuer or any Restricted Subsidiary; provided that the Issuer may elect to treat Indebtedness under revolving credit commitments as having been incurred at the time the related revolving credit commitment is established, in which case, Secured Indebtedness shall have been deemed to have been incurred at the time such commitment is provided (and shall thereafter be deemed to be outstanding in the amount of such commitment until such commitment is terminated) but not at the time of any drawing thereunder (or replacement thereof to the extent such replacement or refinancing does not increase the amount of such commitment).

        "Secured Leverage Ratio" shall mean, on any date, the ratio of (a) Secured Indebtedness (minus up to $175,000,000 of unrestricted cash and Cash Equivalents held, on such date, by the Issuer and the Restricted Subsidiaries on such date) on such date to (b) Consolidated Adjusted EBITDA for the most recent period of four consecutive fiscal quarters of the Issuer ended prior to such date for which internal financial statements are available, in the case of this clause (b), with such adjustments to Consolidated Adjusted EBITDA for such period as are consistent with those set forth in the definition of Fixed Charge Coverage Ratio.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date. For purposes of determining whether an Event of Default has occurred, if any group of Restricted Subsidiaries as to which a particular event has occurred and is continuing at any time would be, taken as a whole, a "Significant Subsidiary" then such event shall be deemed to have occurred with respect to a Significant Subsidiary.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and

          (3)   any third party professional corporation or similar business entity with which the Issuer or any Subsidiary of the Issuer has an exclusive management arrangement under which it manages the business of such entity and whose financial statements are consolidated with the Issuer's financial statements for financial reporting purposes (it being understood that the limitations set forth in clause (2) of the definition of Consolidated Net Income shall not apply to any such entity).

        "Subsidiary Guarantee" means the Guarantee by each Guarantor of the Issuer's obligations under the indenture and the Notes, executed pursuant to the provisions of the indenture.

        "Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

        "Total Leverage Ratio" shall mean, on any date, the ratio of (a) Indebtedness (minus up to $175,000,000 of unrestricted cash and Cash Equivalents held, on such date, by the Issuer and the Restricted Subsidiaries on such date) on such date to (b) Consolidated Adjusted EBITDA for the most recent period of four consecutive fiscal quarters of the Issuer ended prior to such date for which internal financial statements are available, in the case of this clause (b), with such adjustments to Consolidated Adjusted EBITDA for such period as are consistent with those set forth in the definition of Fixed Charge Coverage Ratio.

        "Transactions" means the offering of the Notes on the Issue Date and the application of the proceeds therefrom as described under "Use of Proceeds" in this prospectus.

        "Treasury Management Obligations" means obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services. Treasury Management Obligations shall not constitute Indebtedness.

        "Unrestricted Subsidiary" means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt; provided that this clause (1) shall be deemed to be satisfied for so long as the total amount of Indebtedness of all Unrestricted Subsidiaries that is not Non-Recourse Debt does not exceed, measured as of the date of incurrence thereof, 1% of Total Assets;

          (2)   except with respect to any Indebtedness permitted by clause (1), is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those permitted under the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates";

          (3)   is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors' qualifying shares) will at that time be owned by such Person or by one or more Wholly Owned Subsidiaries of such person.

Certain Bankruptcy and Fraudulent Transfer Limitations

        Fraudulent transfer, insolvency and administrative laws may void, subordinate or limit the Notes and Note Guarantees and may otherwise limit your ability to enforce your rights under the Notes and the Note Guarantees.

        Under U.S. Federal bankruptcy laws or comparable provisions of state fraudulent transfer laws, the issuance of the Guarantees by Parent and the Guarantors could be voided, or claims in respect of such obligations could be subordinated to all of their other debts and other liabilities, if, among other things, at the time Parent and/or the Guarantors issued the related Guarantees, or potentially the Guarantees of the old notes, Parent or the applicable Guarantor intended to hinder, delay or defraud any present or future creditor; or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which Parent's or such Guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, Parent or a Guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less that the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        By its terms, the Guarantee of each Guarantor will limit the liability of each such Guarantor to the maximum amount it can pay without the Guarantee being deemed a fraudulent transfer. Parent believes that immediately after the issuance of the Notes by the Issuer and the issuance of the Guarantees by the Guarantors, Parent and each of the Guarantors will be solvent, will have sufficient capital to carry on its respective business and will be able to pay its respective debts as they mature. However, a court may not apply these standards in making its determinations and a court may not reach the same conclusions with regard to these issues. In an evidentiary ruling in In re W.R. Grace & Co., the federal bankruptcy court for the District of Delaware held that under the Uniform Fraudulent Transfer Act, whether a transferor is insolvent or is rendered insolvent depends on the actual liabilities of the transferor, and not what the transferor knows about such liabilities at the time of the transfer. Therefore, under that court's analysis, liabilities that are unknown, or that are known to exist but whose magnitude is not fully appreciated at the time of the transfer, may be taken into account in the context of a future determination of insolvency. If the principle articulated by that court is upheld, it would make it very difficult to know whether a transferor is solvent at the time of transfer, and would increase the risk that a transfer may in the future be found to be a fraudulent conveyance.

        If a bankruptcy proceeding were to be commenced under the federal bankruptcy laws by or against Parent or any other Guarantor, it is likely that delays will occur in any payment upon acceleration of the Notes and in enforcing remedies under the applicable Indenture, because of specific provisions of such laws or by a court applying general principles of equity. Provisions under federal bankruptcy laws or general principles of equity that could result in the impairment of your rights include, but are not limited to:

  •
  the automatic stay;

  •
  avoidance of preferential transfers by a trustee or debtor-in-possession;

  •
  substantive consolidation;

  •
  limitations on collectability of unmatured interest or attorney fees;

  •
  fraudulent conveyance; and

  •
  forced restructuring of the Notes, including reduction of principal amounts and interest rates and extension of maturity dates, over the holders' objections.

Book-Entry; Delivery and Form

        The certificates representing the old notes have been, and in the case of the new notes will be, issued in fully registered form without interest coupons and represented by one or more global notes in fully registered form without interest coupons (each a "Global Note") deposited with the Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

  The Global Notes

        Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the new notes.

        Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        The Issuer expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there shall have occurred and be continuing an Event of Default with respect to the Global Notes, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section describes certain material U.S. Federal income tax consequences of exchanging the old notes for the new notes pursuant to this exchange offer and of owning and disposing of the new notes. It applies to you only if you acquire the new notes in this exchange offer and you hold the new notes as capital assets (generally, held for investment) for U.S. Federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a non-U.S. or U.S. partnership or other entity treated as a partnership for U.S. Federal income tax purposes;

  •
  a person liable for alternative minimum tax;

  •
  an expatriate;

  •
  a person owning new notes that are a hedge or that are hedged against interest rate risks;

  •
  a person owning new notes as part of a straddle or conversion transaction for U.S. Federal income tax purposes; or

  •
  a U.S. Holder (as defined below) whose functional currency for U.S. Federal income tax purposes is not the U.S. dollar.

        This section (i) does not address all aspects of U.S. Federal income taxation, such as estate and gift tax consequences and alternative minimum tax consequences, (ii) does not deal with all tax considerations that may be relevant to a holder in light of such holder's individual circumstances, and (iii) does not address any state, local or foreign tax consequences.

        This section is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), its legislative history, existing and proposed regulations under the Internal Revenue Code (the "Treasury Regulations"), published rulings and court decisions, all as in effect on the date hereof. These laws are subject to change, possibly on a retroactive basis. We are not seeking a ruling from the Internal Revenue Service (the "IRS") regarding the tax consequences of the ownership or exchange of the new notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein.

Exchange Offer

        Whether you are a U.S. Holder or a Non-U.S. Holder (each as defined below), exchanging an old note for a new note should not be treated as a taxable exchange for U.S. Federal income tax purposes. Consequently, you should not recognize gain or loss upon receipt of a new note. Your holding period for a new note should include the holding period for the old note and your initial basis in the new note should be the same as your adjusted basis in the old note.

Possible Application of Rules Governing Contingent Payment Debt Instruments to the New Notes

        In certain circumstances, we may be obligated to pay holders amounts in excess of the stated interest and principal payable on the new notes. For example, in the event of a Change of Control, we would generally be required to repurchase the new notes at 101% of their principal amount plus accrued and unpaid stated interest to the date of repurchase. The obligation to make such payments may implicate the provisions of the Treasury Regulations governing "contingent payment debt instruments." If the new notes were treated as contingent payment debt instruments, holders would, among other things, be required to treat any gain recognized on the sale or other disposition of a new note as ordinary income rather than as capital gain, and to accrue interest income at a rate higher than the stated interest rate. We intend to take the position that the likelihood that such payments will be made is remote and/or that such payments in the aggregate would be incidental, and therefore that the new notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a holder unless such holder explicitly discloses in a statement attached to such holder's timely filed U.S. Federal income tax return for the taxable year that includes the acquisition date of the new note that such holder's determination is different. It is possible, however, that the IRS may take a contrary position from that described above, in which case the tax consequences to a holder could differ materially and adversely from those described below. The remainder of this discussion assumes that the new notes will not be treated as contingent payment debt instruments.

U.S. Holders

        This subsection describes the U.S. Federal income tax consequences to a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of a new note and you are:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (including an entity treated as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. Federal income taxation regardless of its source; or

  •
  a trust, if a court in the United States is able to exercise primary supervision over the trust's administration and one or more United States persons (as such term is defined under the Internal Revenue Code) have authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and a valid election is in place under applicable Treasury regulation to treat the trust as a United States person.

        If a U.S. Holder is a partnership, or any entity treated as a partnership for U.S. Federal income tax purposes, the tax treatment of each partner of the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partners and owners in a partnership, or any other entity treated as partnership for U.S. Federal income tax purposes, should consult their own tax advisors concerning the specific tax considerations relevant to their particular circumstances.

        If you are not a U.S. Holder, this subsection does not apply to you and you should refer to "Non-U.S. Holders" below.

Taxation of Stated Interest

        You generally will be taxed on stated interest on a new note as ordinary income at the time you receive such interest income or when it accrues, depending on your method of accounting for U.S. Federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the New Notes

        Your adjusted tax basis in your new note generally will be its cost. Upon the sale, exchange, redemption, retirement or other taxable disposition of a new note, you will generally recognize taxable gain or loss equal to the difference between the amount you realize on the sale, redemption, retirement or other taxable disposition and your adjusted tax basis in the new note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid stated interest not previously included in gross income, which amounts are treated in the same way as stated interest as described under "U.S. Holders—Taxation of Stated Interest," above. Gain or loss on the sale, exchange, redemption, retirement or other taxable disposition by a U.S. Holder will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption, retirement or other taxable disposition, the U.S. Holder has held the new note for more than one year. Long-term capital gain of a noncorporate U.S. Holder is generally eligible for reduced tax rates. The deductibility of capital losses is subject to limitations under the Internal Revenue Code.

Unearned Income Medicare Contribution

        Certain noncorporate U.S. Holders are subject to a 3.8% tax, in addition to regular tax on income and gains, on some or all of their "net investment income," which generally includes interest on a new note and any gain recognized upon a disposition of a new note. U.S. Holders should consult their tax advisor regarding the applicability of this tax in respect of their new notes.

Non-U.S. Holders

        This subsection describes certain material U.S. Federal income tax consequences to a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of a new note that is an individual, corporation, trust or estate for U.S. Federal income tax purposes and you are not a U.S. Holder.

        If you are a U.S. Holder, this subsection does not apply to you.

Taxation of Stated Interest

        Except to the extent that an applicable income tax treaty otherwise provides, you generally will be taxed in the same manner as a U.S. Holder with respect to stated interest if such interest income is effectively connected with your conduct of a trade or business in the United States. Effectively connected stated interest of a corporate Non-U.S. Holder may also, in some circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower income tax treaty rate). Even though such effectively connected stated interest may be subject to U.S. Federal income tax, and may be subject to the branch profits tax, it is not subject to U.S. Federal withholding tax (described below) if you deliver to us or our agent a properly executed IRS Form W-8ECI.

        Under U.S. Federal income tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder of a new note and the stated interest on the new note is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. Federal withholding tax at a 30% rate (or, if applicable, a lower income tax treaty rate) if:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of the Issuer's stock entitled to vote;

  •
  you are not a controlled foreign corporation that is related to the Issuer through stock ownership; and

  •
  we or our agent does not have actual knowledge or reason to know that you are a United States person and you have furnished to us or our agent an IRS Form W-8BEN upon which you certify, under penalties of perjury, that you are a not a United States person.

        If you cannot satisfy the requirements described above, payments of stated interest made to you will be subject to the 30% U.S. Federal withholding tax, unless you provide us with a properly executed:

  •
  IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI stating that interest paid on the new notes is not subject to U.S. Federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the New Notes

        If you are a Non-U.S. Holder of a new note, you generally will not be subject to U.S. Federal income tax or withholding tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a new note (other than any amount representing accrued but unpaid stated interested not previously included in gross income, which will be treated as discussed under "Non-U.S. Holders—Taxation of Stated Interest," above) unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, to the extent an applicable treaty so provides, is attributable to a permanent establishment in the United States, in which case such gain will be taxable in the same manner as effectively connected stated interest as discussed above; or

  •
  you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist, in which case you will be subject to a flat 30% U.S. Federal income tax on any gain recognized (except to the extent otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. losses.

Backup withholding and Information Reporting

U.S. Holders

        Information reporting on IRS Form 1099 will apply to payments of stated interest on, or the proceeds of the sale or other disposition of, the new notes with respect to certain noncorporate U.S. Holders, and backup withholding on these payments may apply unless the recipient of such payments has supplied a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise established an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. Federal income tax liability provided that the required information is timely furnished to the IRS.

        Certain U.S. Holders are required to report information to the IRS with respect to their investment in the new notes held through an account with certain foreign financial institutions. Such U.S. Holders who fail to report required information could become subject to substantial penalties. Prospective investors are urged to consult with their own tax advisors regarding these new provisions.

Non-U.S. Holders

        Backup withholding and information reporting on IRS Form 1099 will not apply to payments of principal and interest to a Non-U.S. Holder provided that you certify, under penalties of perjury, that you are not a United States person and provide your name and address on a duly executed IRS Form W-8BEN and neither the payor nor its agent has actual knowledge that you are a United States person. Interest payments on a new note made to a Non-U.S. Holder generally will, however, be reported to the IRS and to such Non-U.S. Holder on IRS Form 1042-S.

        Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of the new notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of the new notes effected outside the United States by a foreign office of a U.S. related broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" for U.S. Federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a trade or business in the United States, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of the new notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the Non-U.S. Holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. Federal income tax liability provided the required information is timely furnished to the IRS.

 PLAN OF DISTRIBUTION

        Under existing SEC interpretations, we expect that the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of ours as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes as discussed below. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like this exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment of the old notes) with the prospectus contained in the exchange offer registration statement.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until December 2, 2013, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from the exchange offer or from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        Certain legal matters with regard to the validity of the new notes and the new note guarantees will be passed upon for us and the guarantors by Dechert LLP, Philadelphia, Pennsylvania.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        There have been no changes in our independent registered public accounting firm, PricewaterhouseCoopers LLP, or disagreements with them on matters of accounting or financial disclosure at any time during the two most recent fiscal years or any subsequent interim period.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Following the effectiveness of this registration statement, we will be subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Holdings is currently subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, or may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. In addition, our website address is http://www.selectmedical.com and can be used to access free of charge, through the investor relations section, Holdings's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC and all such reports of ours going forward. The information on our website is not incorporated as a part of this prospectus.

        In order to obtain timely delivery, you must request such documents no later than five business days before the expiration date. The expiration date is October 3, 2013.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
SELECT MEDICAL CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
WITH REPORT OF INDEPENDENT ACCOUNTANTS
CONTENTS

SELECT MEDICAL CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder
of Select Medical Corporation:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Select Medical Corporation and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also, in our opinion, the Company maintained effective internal control over financial reporting as of December 31, 2012 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2013

Select Medical Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2011	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$12,043	$40,144
Accounts receivable, net of allowance for doubtful accounts of $47,469 and $41,854 in 2011 and 2012, respectively	413,743	359,929
Current deferred tax asset	18,305	17,877
Prepaid income taxes	9,497	3,895
Other current assets	29,822	31,818

Total Current Assets	483,410	453,663
Property and equipment, net	510,028	501,552
Goodwill	1,631,716	1,640,534
Other identifiable intangibles	72,123	71,745
Other assets	73,461	92,819

Total Assets	$2,770,738	$2,760,313

LIABILITIES AND EQUITY
Current Liabilities:
Bank overdrafts	$16,609	$17,836
Current portion of long-term debt and notes payable	10,848	11,646
Accounts payable	95,618	89,547
Accrued payroll	82,888	88,586
Accrued vacation	51,250	55,714
Accrued interest	11,980	18,759
Accrued other	111,343	107,280
Due to third party payors	5,526	1,078

Total Current Liabilities	386,062	390,446
Long-term debt, net of current portion	1,218,650	1,291,297
Non-current deferred tax liability	82,028	89,510
Other non-current liabilities	64,905	68,502

Total Liabilities	1,751,645	1,839,755
Redeemable non-controlling interests	8,988	10,811
Stockholder's Equity:
Common stock $0.01par value, 100 shares issued and outstanding	0	0
Capital in excess of par	848,844	859,839
Retained earnings	134,602	21,478

Total Select Medical Corporation Stockholder's Equity	983,446	881,317
Non-controlling interests	26,659	28,430

Total Equity	1,010,105	909,747

Total Liabilities and Equity	$2,770,738	$2,760,313

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated Statements of Operations and Comprehensive Income

(in thousands)

	For the Year Ended December 31,
	2010	2011	2012
Net operating revenues	$2,390,290	$2,804,507	$2,948,969

Costs and expenses:
Cost of services	1,982,179	2,308,570	2,443,550
General and administrative	62,121	62,354	66,194
Bad debt expense	41,147	51,347	39,055
Depreciation and amortization	68,706	71,517	63,311

Total costs and expenses	2,154,153	2,493,788	2,612,110

Income from operations	236,137	310,719	336,859
Other income and expense:
Loss on early retirement of debt	—	(20,385)	(6,064)
Equity in earnings (losses) of unconsolidated subsidiaries	(440)	2,923	7,705
Other income	632	—	—
Interest income	—	322	—
Interest expense	(84,472)	(81,232)	(83,759)

Income before income taxes	151,857	212,347	254,741
Income tax expense	51,380	80,984	93,574

Net income	100,477	131,363	161,167
Less: Net income attributable to non-controlling interests	4,720	4,916	5,663

Net income attributable to Select Medical Corporation	95,757	126,447	155,504
Other comprehensive income:
Unrealized gain on interest rate swap, net of tax	8,914	—	—

Comprehensive income attributable to Select Medical Corporation	$104,671	$126,447	$155,504

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated Statement of Changes in Equity and Income

(in thousands)

	Comprehensive Income	Total	Common Stock Issued	Common Stock Par Value	Capital in Excess of Par	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests
Balance at December 31, 2009		$1,058,378	0	$0	$822,664	$220,256	$(8,914)	$24,372
Net income	$98,595	98,595				95,757		2,838
Net income—attributable to redeemable non-controlling interests	1,882
Unrealized gain on interest rate swap, net of tax	8,914	8,914					8,914

Total comprehensive income	$109,391	$107,509

Federal tax benefit of losses contributed by Holdings		9,752			9,752
Additional investment by Holdings		242			242
Net change in dividends payable to Holdings		300				300
Dividends declared and paid to Holdings		(69,671)				(69,671)
Contribution related to restricted stock awards and stock option issuances by Holdings		2,236			2,236
Distributions to non-controlling interests		(1,419)						(1,419)
Other		563				125		438

Balance at December 31, 2010		$1,107,890	0	$0	$834,894	$246,767	$—	$26,229
Net income	$129,798	129,798				126,447		3,351
Net income—attributable to redeemable non-controlling interests	1,565

Total comprehensive income	$131,363	$129,798

Federal tax benefit of losses contributed by Holdings		10,016			10,016
Additional investment by Holdings		208			208
Net change in dividends payable to Holdings		7,360				7,360
Dividends declared and paid to Holdings		(245,729)				(245,729)
Contribution related to restricted stock awards and stock option issuances by Holdings		3,726			3,726
Distributions to non-controlling interests		(2,688)						(2,688)
Other		(476)				(243)		(233)

Balance at December 31, 2011		$1,010,105	0	$0	$848,844	$134,602	$—	$26,659
Net income	$159,222	159,222				155,504		3,718
Net income—attributable to redeemable non-controlling interests	1,945

Total comprehensive income	$161,167	$159,222

Federal tax benefit of losses contributed by Holdings		3,917			3,917
Additional investment by Holdings		1,817			1,817
Dividends declared and paid to Holdings		(268,479)				(268,479)
Contribution related to restricted stock awards and stock option issuances by Holdings		5,677			5,677
Distributions to non-controlling interests		(1,884)						(1,884)
Purchase of non-controlling interests		(479)			(416)			(63)
Other		(149)				(149)

Balance at December 31, 2012		$909,747	0	$0	$859,839	$21,478	$—	$28,430

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended December 31,
	2010	2011	2012
Operating activities
Net income	$100,477	$131,363	$161,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,706	71,517	63,311
Provision for bad debts	41,147	51,347	39,055
Equity in losses (earnings) of unconsolidated subsidiaries	440	(2,923)	(7,705)
Loss on early retirement of debt	—	20,385	6,064
Loss (gain) from disposal or sale of assets	484	(4,966)	(5,906)
Non-cash gain from interest rate swaps	(632)	—	—
Non-cash stock compensation expense	2,236	3,725	5,677
Amortization of debt discount and issuance costs	6,599	6,700	7,190
Deferred income taxes	9,450	35,305	7,909
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(64,329)	(111,126)	15,158
Other current assets	1,595	(1,201)	(1,607)
Other assets	(6,771)	(2,068)	5,877
Accounts payable	(7,161)	20,629	(6,117)
Due to third-party payors	(1,902)	227	(4,448)
Accrued expenses	19,725	21,139	23,746

Net cash provided by operating activities	170,064	240,053	309,371

Investing activities
Purchases of property and equipment	(51,761)	(46,016)	(68,185)
Investment in businesses, net of distributions	—	(15,699)	(14,689)
Acquisition of businesses, net of cash acquired	(165,802)	(899)	(6,043)
Proceeds from sale of assets	565	7,879	16,511

Net cash used in investing activities	(216,998)	(54,735)	(72,406)

Financing activities
Borrowings on revolving credit facilities	227,000	735,000	495,000
Payments on revolving credit facilities	(202,000)	(720,000)	(405,000)
Borrowings on 2011 credit facility term loans, net of discount	—	841,500	266,750
Payments on 2011 credit facility term loans	—	(4,250)	(9,875)
Payments on 2005 credit facility term loans, net of premium	(1,223)	(484,633)	—
Repurchase of 7 5/8% senior subordinated notes	—	(273,941)	(278,495)
Borrowings of other debt	6,347	7,055	8,281
Principal payments on other debt	(7,436)	(7,499)	(10,295)
Debt issuance costs	—	(18,556)	(6,527)
Proceeds from (repayment of) bank overdrafts	18,792	(2,183)	1,227
Equity investment by Holdings	241	208	1,817
Dividends paid to Holdings	(69,671)	(245,729)	(268,479)
Distributions to non-controlling interests	(4,431)	(4,612)	(3,268)

Net cash used in financing activities	(32,381)	(177,640)	(208,864)

Net increase (decrease) in cash and cash equivalents	(79,315)	7,678	28,101
Cash and cash equivalents at beginning of period	83,680	4,365	12,043

Cash and cash equivalents at end of period	$4,365	$12,043	$40,144

Cash Flow Information
Cash paid for interest	$80,424	$84,575	$70,047
Cash paid for taxes	$37,809	$39,000	$77,614

The accompanying notes are an integral part of these consolidated financial statements.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

Business Description

        Select Medical Corporation ("Company") was formed in December 1996 and commenced operations during February 1997 upon the completion of its first acquisition. Select Medical Holdings Corporation ("Holdings") was formed in October 2004 for the purpose of affecting a leveraged buyout of the Company, which was a publicly traded entity. On February 24, 2005, the Company merged with a subsidiary of Holdings, which resulted in the Company becoming a wholly-owned subsidiary of Holdings (the "Merger").

        The Company provides long term acute care hospital services and inpatient acute rehabilitative hospital care through its specialty hospital segment and provides physical, occupational and speech rehabilitation services through its outpatient rehabilitation segment. The Company's specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute patients and hospitals designed to serve patients that require intensive medical rehabilitation care. Patients are typically admitted to the Company's specialty hospitals from general acute care hospitals. These patients have specialized needs, and serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, traumatic brain and spinal cord injuries, strokes, non-healing wounds, cardiac disorders, renal disorders and cancer. The Company's outpatient rehabilitation segment consists of clinics and contract services that provide physical, occupational and speech rehabilitation services. The Company's outpatient rehabilitation patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living. The Company operated 118, 119 and 122 specialty hospitals at December 31, 2010, 2011 and 2012, respectively. At December 31, 2010, 2011 and 2012, the Company operated 944, 954, and 979 outpatient clinics, respectively. At December 31, 2010, 2011 and 2012, the Company had facilities in the District of Columbia and 41, 39 and 39 states, respectively.

Reclassifications

        Certain reclassifications have been made to prior-year amounts in order to conform to the current-year presentation.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, limited liability companies and limited partnerships the Company and its subsidiaries control through ownership of general and limited partnership or membership interests. All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

Accounts Receivable and Allowance for Doubtful Accounts

        The Company reports accounts receivable at estimated net realizable values. Substantially all of the Company's accounts receivable are related to providing healthcare services to patients whose costs are primarily paid by federal and state governmental authorities, managed care health plans, commercial insurance companies and workers' compensation programs. Collection of these accounts receivable is the Company's primary source of cash and is critical to its operating performance. The Company's primary collection risks relate to non-governmental payors who insure these patients and deductibles, co-payments and amounts owed by the patient. Deductibles, co-payments and amounts owed by the patient are an immaterial portion of the Company's net accounts receivable balance and accounted for approximately 0.2% of the net accounts receivable balance before doubtful accounts at both December 31, 2011 and December 31, 2012. The Company's general policy is to verify insurance coverage prior to the date of admission for a patient admitted to the Company's hospitals or in the case of the Company's outpatient rehabilitation clinics, the Company verifies insurance coverage prior to their first therapy visit. The Company's estimate for the allowance for doubtful accounts is calculated by providing a reserve allowance based upon the age of an account balance. Generally the Company has reserved as uncollectible all governmental accounts over 365 days and non-governmental accounts over 180 days from discharge. This method is monitored based on historical cash collections experience. Collections are impacted by the effectiveness of the Company's collection efforts with non-governmental payors and regulatory or administrative disruptions with the fiscal intermediaries that pay the Company's governmental receivables.

        The Company has historically collected substantially all of its third-party insured receivables (net of contractual allowances) which include receivables from governmental agencies. The Company reviews its overall reserve adequacy by monitoring historical cash collections as a percentage of net revenue less the provision for bad debts.

        Uncollected accounts are written off the balance sheet when they are turned over to an outside collection agency, or when management determines that the balance is uncollectible, whichever occurs first.

Property and Equipment

        Property and equipment are stated at cost net of accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The general range of useful lives is as follows:

Leasehold improvements	5 years
Furniture and equipment	3 - 20 years
Buildings	40 years
Building Improvements	5 - 25 years
Land Improvements	2 - 25 years

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Significant Accounting Policies (Continued)

        The Company reviews the realizability of long-lived assets whenever events or circumstances occur which indicate recorded costs may not be recoverable. Gains or losses related to the retirement or disposal of property and equipment are reported as a component of income from operations.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash balances and trade receivables. The Company invests its excess cash with large financial institutions. The Company grants unsecured credit to its patients, most of who reside in the service area of the Company's facilities and are insured under third-party payor agreements. Because of the geographic diversity of the Company's facilities and non-governmental third-party payors, Medicare represents the Company's only significant concentration of credit risk.

Income Taxes

        Deferred tax assets and liabilities are recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. As part of the process of preparing its consolidated financial statements, the Company estimates income taxes based on its actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for book and tax purposes. The Company also recognizes as deferred tax assets the future tax benefits from net operating loss carry forwards. The Company evaluates the realizability of these deferred tax assets by assessing their valuation allowances and by adjusting the amount of such allowances, if necessary. Among the factors used to assess the likelihood of realization are projections of future taxable income streams, the expected timing of the reversals of existing temporary differences, and the impact of tax planning strategies that could be implemented to avoid the potential loss of future tax benefits.

        Reserves for uncertain tax positions are established for exposure items related to various federal and state tax matters. Income tax reserves are recorded when an exposure is identified and when, in the opinion of management, it is more likely than not that a tax position will not be sustained and the amount of the liability can be estimated.

Intangible Assets

        Goodwill and certain other indefinite-lived intangible assets are not amortized, but instead are subject to periodic impairment evaluations. In performing the quantitative periodic impairment tests, the fair value of the reporting unit is compared to its carrying value, including goodwill and other intangible assets. If the carrying value exceeds the fair value, an impairment condition exists, which results in an impairment loss equal to the excess carrying value.

        To determine the fair value of its reporting units, the Company uses a discounted cash flow approach. Included in this analysis are assumptions regarding revenue growth rate, future Adjusted EBITDA margin estimates, future general and administrative expense rates and the industry's weighted average cost of capital and industry specific market comparable Adjusted EBITDA multiples. The Company also must estimate residual values at the end of the forecast period and future capital expenditure requirements. Each of these assumptions requires the Company to use its knowledge of (1) its industry, (2) its recent transactions, and (3) reasonable performance expectations for its

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Significant Accounting Policies (Continued)

operations. If any one of the above assumptions changes or fails to materialize, the resulting decline in the Company's estimated fair value could result in a material impairment charge to the goodwill associated with any one of the reporting units.

        Impairment tests are required to be conducted at least annually, or when events or conditions occur that might suggest a possible impairment. These events or conditions include, but are not limited to, a significant adverse change in the business environment, regulatory environment or legal factors; a current period operating or cash flow loss combined with a history of such losses or a projection of continuing losses; or a sale or disposition of a significant portion of a reporting unit. The occurrence of one of these events or conditions could significantly impact an impairment assessment, necessitating an impairment charge. For purposes of goodwill impairment assessment, the Company has defined its reporting units as specialty hospitals, outpatient rehabilitation clinics and contract therapy with goodwill having been allocated among reporting units based on the relative fair value of those divisions when the Merger occurred in 2005 and based on subsequent acquisitions and dispositions. The Company's most recent impairment assessment was completed during the fourth quarter of 2012 utilizing financial information as of October 1, 2012 and indicated that there was no impairment with respect to goodwill or other recorded intangible assets.

        Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed. Company management has allocated the intangible assets between identifiable intangibles and goodwill. At December 31, 2012, intangible assets other than goodwill consist of the values assigned to trademarks, certificates of need and accreditations. Management believes that the estimated useful lives established are reasonable based on the economic factors applicable to each of the intangible assets.

        The approximate useful life of each class of intangible assets is as follows:

Trademarks	Indefinite
Certificates of need	Indefinite
Accreditations	Indefinite

        The Company reviews the realizability of intangible assets whenever events or circumstances occur which indicate recorded amounts may not be recoverable.

        If the expected future cash flows (undiscounted) are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value.

Due to Third-Party Payors

        Due to third-party payors represents the difference between amounts received under interim payment plans from Medicare and Medicaid for services rendered and amounts estimated to be reimbursed by those third-party payors upon settlement of cost reports.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Significant Accounting Policies (Continued)

Insurance Risk Programs

        Under a number of the Company's insurance programs, which include the Company's employee health insurance program, its workers' compensation, professional liability insurance programs and certain components under its property and casualty insurance program, the Company is liable for a portion of its losses. In these situations the Company accrues for its losses under an occurrence-based approach whereby the Company estimates the losses that will be incurred in a respective accounting period and accrues that estimated liability. Where the Company has substantial exposure, actuarial methods are utilized in estimating the losses. In cases where the Company has minimal exposure, losses are estimated by analyzing historical trends. These programs are monitored quarterly and estimates are revised as necessary to take into account additional information. Provisions for losses for professional liability risks retained by the Company at December 31, 2011 and 2012 have been discounted at 3%. At December 31, 2011 and 2012 respectively, the Company had recorded a liability of $85.7 million and $92.5 million related to these programs. If the Company did not discount the provisions for losses for professional liability risks, the aggregate liability for all of the insurance risk programs would be approximately $88.6 million and $95.6 million at December 31, 2011 and 2012, respectively.

Equity Method Investments

        Investments in equity method investees are accounted for using the equity method based upon the level of ownership and/or the Company's ability to exercise significant influence over the operating and financial policies of the investee. Investments of this nature are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment. When net losses from an investment accounted for under the equity method exceeds its carrying amount, the investment balance is reduced to zero. The Company resumes accounting for the investment under the equity method if the entity subsequently reports net income and the Company's share of that net income exceeds the share of the net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred. The Company evaluates its investments in companies accounted for using the equity method for impairment when there is evidence or indicators that a decrease in value may be other than temporary.

Non-Controlling Interests

        The interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by the Company are reported as either redeemable non-controlling interests outside of stockholders' equity or as non-controlling interests in the stockholders' equity section of the consolidated balance sheets. The minority ownership interests that are reflected as redeemable non-controlling interests on our consolidated balance sheets consist of those outside owners that have certain "put rights," that are currently exercisable, and that, if exercised, require us to purchase the minority member's interest. Those redeemable non-controlling interests that are currently redeemable or considered probable of becoming redeemable have been adjusted to their approximate redemption values. As of December 31, 2011 and December 31, 2012, we believe the redemption values of the non-controlling ownership interests approximates the fair value of those interests classified as redeemable non-controlling interests. The non-controlling interests' balances reported in the stockholders' equity section of our consolidated balance sheets were $26.7 million and $28.4 million as of December 31, 2011 and December 31, 2012, respectively.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Significant Accounting Policies (Continued)

        Net income attributable to non-controlling interests was $4.7 million, $4.9 million and $5.7 million for the years ended December 31, 2010, December 31, 2011, and December 31, 2012, respectively. Non-controlling interests reported in the consolidated statement of operations and comprehensive income reflect the respective interests in the income or loss of the subsidiaries, attributable to the other parties, the effect of which is removed from the Company's consolidated statement of operations and comprehensive income.

        During 2012, the amounts related to redeemable non-controlling interests have been reclassified on the consolidated balance sheets at December 31, 2011 and the consolidated statement of changes in equity and income for the years ended December 31, 2010 and December 31, 2011 from non-controlling interests to redeemable non-controlling interests. The redeemable non-controlling interests' balances reported on our consolidated balance sheets were $9.0 million and $10.8 million as of December 31, 2011 and December 31, 2012, respectively.

Revenue Recognition

        Net operating revenues consists primarily of patient service revenues and revenues generated from therapy services provided to healthcare institutions under contractual arrangements and are recognized as services are rendered.

        Patient service revenue is reported net of provisions for contractual allowances from third-party payors and patients. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established billing rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net operating revenues. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, per diem and per visit payments. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Accounts receivable resulting from such payment arrangements are recorded net of contractual allowances.

        A significant portion of the Company's net operating revenues are generated directly from the Medicare program. Net operating revenues generated directly from the Medicare program represented approximately 47%, 48% and 47% of the Company's net operating revenues for the years ended December 31, 2010, 2011 and 2012, respectively. Approximately 32% and 29% of the Company's accounts receivable (after allowances for contractual adjustments but before doubtful accounts) at December 31, 2011 and 2012, respectively, are from this payor source. As a provider of services to the Medicare program, the Company is subject to extensive regulations. The inability of any of the Company's specialty hospitals or clinics to comply with regulations can result in significant changes in that specialty hospital's or clinic's net operating revenues generated from the Medicare program.

        Revenues generated under contractual arrangements are comprised primarily of billings for services rendered to nursing homes, hospitals, schools and other third parties.

Fair Value Measurements

        The Company measures interest rate swap agreements at fair value at each balance sheet date. The Company determines the fair value of interest rate swap agreements based on financial models

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Significant Accounting Policies (Continued)

that consider current and future market interest rates and adjustments for non-performance risk. The Company considers those inputs utilized in the valuation process to be Level 2 in the fair value hierarchy. Level 2 in the fair value hierarchy is defined as inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active. The Company's last interest rate swap agreement matured on November 22, 2010.

Financial Instruments and Hedging

        The Company has in the past entered into interest rate swap agreements to manage interest rate risk on a portion of its long-term borrowings. Interest rate swap agreements were limited in use and not entered into for speculative purposes. All interest rate swap agreements were recognized at fair value on the balance sheet. The effective portion of gains or losses on interest rate swap agreements designated as hedges, were initially deferred in stockholders' equity as a component of other comprehensive income. These deferred gains or losses were subsequently reclassified into earnings as an adjustment to interest expense over the same period in which the related interest payments being hedged are recognized in expense. The ineffective portion of changes in fair value of the interest rate swap agreements were immediately recognized in the other income and expense section of the consolidated statement of operations.

Stock Based Compensation

        The Company measures the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognizes the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements comprise both stock options and restricted share plans. Employee stock options are valued using the Black-Scholes option valuation method which uses assumptions that relate to the expected volatility of the Company's common stock, the expected dividend yield of the Company's stock, the expected life of the options and the risk free interest rate. Such compensation amounts, if any, are amortized over the respective vesting periods or periods of service of the option grant. The Company values restricted stock grants by using the public market price of its stock on the date of grant.

Recent Accounting Pronouncements

        In July 2012, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2012-02, "Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment," ("Update 2012-02"). In accordance with Update 2012-02, an entity has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If the entity determines that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than the carrying value, the entity will be required to perform the quantitative impairment test. Update 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. However, early adoption is permitted. Update 2012-02 will not have an impact on the Company's consolidated financial statements.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Significant Accounting Policies (Continued)

        In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220)—Presentation of Comprehensive Income" ("Update 2011-05") that improves the comparability, consistency and transparency of financial reporting and increases the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity. Update 2011-05 requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under either method, adjustments must be displayed for items that are reclassified from other comprehensive income ("OCI") to net income, in both net income and OCI. Update 2011-05 does not change the current option for presenting components of OCI gross or net of the effect of income taxes, provided that such tax effects are presented in the statement in which OCI is presented or disclosed in the notes to the financial statements. Additionally, Update 2011-05 does not affect the calculation or reporting of earnings per share. Update 2011-05 was effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and is to be applied retrospectively. With the adoption of Update 2011-05, the Company opted to change its presentation of its components of other comprehensive income to a single continuous statement of operations and other comprehensive income.

2. Acquisitions

For the Year Ended December 31, 2010

        On September 1, 2010, the Company completed the acquisition of all the issued and outstanding equity securities of Regency Hospital Company, L.L.C. ("Regency") an operator of long term acute care hospitals, for $210.0 million, including certain assumed liabilities. The amount paid at closing was reduced by $33.1 million for certain assumed liabilities, payments to employees, payments for the purchase of non-controlling interests and an estimated working capital adjustment. The purchase price was subject to a final settlement of net working capital which occurred during the year ended December 31, 2011. Regency operated a network of 23 long term acute care hospitals located in nine states. The results of operations of Regency have been included in the Company's consolidated financial statements since September 1, 2010 and consisted of net operating revenues of $94.4 million and a pre-tax loss of $12.9 million for the four months ended December 31, 2010. Regency's operations have been included in the specialty hospitals segment.

        The purchase price was allocated to tangible and identifiable intangible assets and liabilities based upon estimates of fair value, with the remainder allocated to goodwill. The factors that were considered when deciding to acquire Regency and determining the purchase price that resulted in goodwill included the historical earnings of the acquired long term acute care hospitals, general and administrative cost saving opportunities that could be achieved by utilizing the Company's infrastructure and the benefits that could be achieved by having a larger network of long term acute care hospitals.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Acquisitions (Continued)

        The purchase price allocation reflecting the finalization of the intangible asset valuation and the post-closing settlement of working capital which occurred during the year ended December 31, 2011 is as follows (in thousands):

Cash paid, net of cash acquired of $11.3 million	$161,445

Fair value of net tangible assets acquired:
Accounts receivable	22,749
Other current assets	5,053
Property and equipment	82,688
Other assets	3,379
Current liabilities	(48,136)
Other liabilities	(1,528)

Net tangible assets acquired	64,205
Tradename	9,851
Accreditations	822
Certificates of need	475
Goodwill	86,092

$161,445

        Also, during the year ended December 31, 2010, the Company purchased an outpatient rehabilitation business for approximately $0.2 million in cash.

For the Year Ended December 31, 2011

        The Company exchanged one of its long term acute care hospitals and paid $2.0 million in cash for an entity that operates an inpatient rehabilitation hospital and paid $2.3 million in cash and issued a $1.0 million note for an outpatient rehabilitation business. In addition during 2011, the Company purchased non-controlling interests for $0.5 million in cash. As described above, the Company completed the post-closing settlement of net working capital with the seller of Regency resulting in the receipt of $3.9 million in cash.

For the Year Ended December 31, 2012

        The Company paid $5.9 million in cash and issued $1.8 million in notes for the purchase of several outpatient rehabilitation businesses. In addition during 2012, the Company purchased non-controlling interests for $0.1 million in cash.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Acquisitions (Continued)

        Information with respect to all businesses acquired in purchase transactions is as follows:

	For the Year Ended December 31,
	2010	2011	2012
	(In thousands)
Cash paid (net of cash acquired)	$165,802	$899	$6,043
Notes issued	—	1,020	1,844

	165,802	1,919	7,887
Contingent consideration	—	—	1,500
Liabilities assumed	48,479	701	107

	214,281	2,620	9,494
Fair value of assets acquired, principally accounts receivable and property and equipment	113,894	767	1,313
Trademark	16,529	—	—
Accreditations	856	—	—
Certificates of need	456	—	—
Non-controlling interests	(437)	(602)	(970)

Cost in excess of fair value of net assets acquired (goodwill)	$82,983	$2,455	$9,151

        The following pro forma unaudited results of operations have been prepared assuming the acquisition of Regency occurred at the beginning of the period presented. The acquisitions of the other businesses acquired are not reflected in this pro forma information as their impact is not material. These results are not necessarily indicative of results of future operations nor of the results that would have actually occurred had the acquisition been consummated as of the beginning of the period presented.

Pro-Forma Unaudited Results for the Year Ended December 31, 2010
(In thousands, except per share data)
Net revenue	$2,625,235
Net income	$98,463

3. Significant Transactions

        On April 1, 2011, the Company entered into a joint venture with Baylor Health Care System. The joint venture consists of a partnership between Baylor Institute for Rehabilitation and a wholly-owned subsidiary of the Company ("BIR"). The Company contributed several businesses to the joint venture, including its Frisco inpatient rehabilitation hospital and certain Texas-based outpatient rehabilitation clinics. A gain of $1.2 million was recognized on this contribution and is included in the general and administrative line item on the consolidated statement of operations for the year ended December 31, 2011. In 2011, the Company invested $13.5 million in cash which consisted of the purchase of partnership units for $7.6 million and working capital investments of $5.9 million and in 2012, the Company invested an additional $7.8 million. The Company owns a 49.0% non-controlling interest in the partnership and is accounting for the investment using the equity method.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Property and Equipment

        Property and equipment consists of the following:

	December 31,
	2011	2012
	(In thousands)
Land	$69,904	$68,573
Leasehold improvements	120,369	128,468
Buildings	361,081	352,677
Furniture and equipment	225,363	246,858
Construction-in-progress	9,686	21,648

	786,403	818,224
Less: accumulated depreciation	276,375	316,672

Total property and equipment	$510,028	$501,552

        Depreciation expense was $64.1 million, $69.8 million and $62.5 million for the years ended December 31, 2010, 2011 and 2012, respectively.

5. Intangible Assets

        Intangible assets consist of the following:

	As of December 31, 2011
	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets
Non-compete agreements	$25,909	$(25,569)
Indefinite-lived intangible assets
Goodwill	$1,631,716
Trademarks	57,709
Certificates of need	11,914
Accreditations	2,160

Total	$1,703,499

	As of December 31, 2012
	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets
Non-compete agreements	$25,909	$(25,909)
Indefinite-lived intangible assets
Goodwill	$1,640,534
Trademarks	57,709
Certificates of need	11,914
Accreditations	2,122

Total	$1,712,279

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Intangible Assets (Continued)

        The Company's accreditations and trademarks have renewal terms. The costs to renew these intangibles are expensed as incurred. At December 31, 2012, the accreditations and trademarks have a weighted average time until next renewal of 1.5 years and 7.5 years, respectively.

        Amortization expense for intangible assets with finite lives follows:

	For the Year Ended December 31
	2010	2011	2012
	(In thousands)
Amortization expense	$4,247	$1,306	$340

        Amortization expense for the Company's intangible assets primarily relates to the amortization of the value associated with the non-compete agreements entered into in connection with the acquisitions of the outpatient rehabilitation division of HealthSouth Corporation, Kessler Rehabilitation Corporation and SemperCare Inc. and the value assigned to the Company's contract therapy relationships. During 2010 the non-compete agreement related to the acquisition of Kessler Rehabilitation Corporation and the Company's contract therapy relationships were fully amortized, during 2011 the non-compete agreement related to the acquisition of SemperCare Inc. was fully amortized and during 2012 the non-compete agreement related to the acquisition of substantially all of the outpatient rehabilitation division of HealthSouth Corporation.

        Generally accepted accounting principles require any amounts recorded, such as goodwill, by the parent as a result of the Merger be "pushed down" and recorded in the Company's consolidated financial statements. The changes in the carrying amount of goodwill for the Company's reportable segments for the years ended December 31, 2011 and 2012 are as follows:

	Specialty Hospitals	Outpatient Rehabilitation	Total
	(In thousands)
Balance as of January 1, 2011	$1,330,609	$300,643	$1,631,252
Goodwill revision(1)	7,114	—	7,114
Goodwill acquired during year(2)	(1,420)	3,875	2,455
Goodwill allocated to dispositions during the year	(2,750)	(6,355)	(9,105)

Balance as of December 31, 2011	$1,333,553	$298,163	$1,631,716
Goodwill acquired during year	—	9,151	9,151
Other	(333)	—	(333)

Balance as of December 31, 2012	$1,333,220	$307,314	$1,640,534

(1)
During 2011, the Company made a revision to the Regency purchase price allocation resulting from the finalization of the intangible asset valuations.

(2)
During 2011, the Company completed the post-closing settlement of net working capital with the seller of Regency for $3.9 million in cash received.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Long-Term Debt and Notes Payable

        The components of long-term debt and notes payable are shown in the following tables:

	December 31,
	2011	2012
	(In thousands)
7 5/8% senior subordinated notes	$345,000	$70,000
Senior secured credit facilities:
Revolving loan	40,000	130,000
Term loans(1)	837,974	1,096,641
Other	6,524	6,302

Total debt	1,229,498	1,302,943
Less: current maturities	10,848	11,646

Total long-term debt	$1,218,650	$1,291,297

(1)
Presented net of unamortized discount of $7.8 million and $14.2 million at December 31, 2011 and 2012, respectively.

Senior Secured Credit Facilities

        On June 1, 2011, the Company entered into a new senior secured credit agreement that originally provided $1.15 billion in senior secured credit facilities, comprised of an $850.0 million, seven-year term loan facility and a $300.0 million, five-year revolving credit facility, including a $75.0 million sublimit for the issuance of standby letters of credit and a $25.0 million sublimit for swingline loans.

        The Company used borrowings under the senior secured credit facilities to refinance all of its outstanding indebtedness under its previously existing senior secured credit facilities, to repurchase $266.5 million aggregate principal amount of its 7 5/8% senior subordinated notes due 2015 and to repay all $150.0 million of Holdings' 10% senior subordinated notes due 2015. The Company recognized a loss on early retirement of debt for the year ended December 31, 2011 of $20.4 million related to these transactions. Borrowings under the senior secured credit facilities are guaranteed by Holdings and substantially all of the Company's current domestic subsidiaries and will be guaranteed by the Company's future domestic subsidiaries and secured by substantially all of the Company's existing and future property and assets and by a pledge of the Company's capital stock, the capital stock of Company's domestic subsidiaries and up to 65% of the capital stock of the Company's foreign subsidiaries, if any.

        On August 13, 2012, the Company entered into an additional credit extension amendment to its senior secured credit facilities providing for a $275.0 million additional term loan tranche to the Company at the same interest rate and with the same term as the then existing term loan facility.

        Borrowings under the senior secured credit facilities will bear interest at a rate equal to:

  •
  in the case of the term loans, Adjusted LIBO plus 3.75%, or Alternate Base Rate plus 2.75%; and

  •
  in the case of the revolving loans, Adjusted LIBO plus a percentage ranging from 2.75% to 3.75%, or Alternate Base Rate plus a percentage ranging from 1.75% to 2.75%, in each case based on the Company's leverage ratio (the ratio of indebtedness to consolidated EBITDA, as defined in the senior secured credit agreement).

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Long-Term Debt and Notes Payable (Continued)

        "Adjusted LIBO" is defined as, with respect to any interest period, the London interbank offered rate for such interest period, adjusted for any applicable statutory reserve requirements; provided that Adjusted LIBO, when used in reference to the term loans, will at no time be less than 1.75% per annum.

        "Alternate Base Rate" is defined as the highest of (a) the administrative agent's Prime Rate, (b) the Federal Funds Effective Rate plus 1/2 of 1.00% and (c) the Adjusted LIBO from time to time for an interest period of one month, plus 1.00%.

        As of December 31, 2012, the applicable margin percentage for revolving loans was (1) 2.25% for Alternate Base Rate loans and (2) 3.25% for Adjusted LIBO loans.

        The term loans amortize in equal quarterly installments on the last day of each March, June, September and December in aggregate amounts equal to $2.8 million. The balance of the term loans will be payable on June 1, 2018, however if on the 90th day prior to the scheduled final maturity date of the Company's 7 5/8% senior subordinated notes due 2015 (the "Tranche B Trigger Date") more than $60.0 million in aggregate principal amount of the Company's 7 5/8% senior subordinated notes due 2015 are outstanding, the maturity date for the term loans will be the Tranche B Trigger Date. Similarly, the revolving credit facility will be payable on June 1, 2016, however if on the 90th day prior to the scheduled final maturity date of the Company's 7 5/8% senior subordinated notes due 2015 (the "Revolving Trigger Date") more than $60.0 million in aggregate principal amount of the Company's 7 5/8% senior subordinated notes due 2015 are outstanding, the maturity date for the revolving credit facility will be the Revolving Trigger Date.

        The Company will be required to prepay borrowings under the senior secured credit facilities with (1) 100% of the net cash proceeds received from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation, subject to reinvestment provisions and other customary carveouts and the payment of certain indebtedness secured by liens subject to a first lien intercreditor agreement, (2) 100% of the net cash proceeds received from the issuance of debt obligations other than certain permitted debt obligations, and (3) 50% of excess cash flow (as defined in the senior secured credit agreement) if the Company's leverage ratio is greater than 3.75 to 1.00 and 25% of excess cash flow if Company's leverage ratio is less than or equal to 3.75 to 1.00 and greater than 3.25 to 1.00, in each case, reduced by the aggregate amount of term loans optionally prepaid during the applicable fiscal year. The Company will not be required to prepay borrowings with excess cash flow if the Company's leverage ratio is less than or equal to 3.25 to 1.00.

        The senior secured credit facilities require the Company to maintain a leverage ratio, which is tested quarterly and becomes more restrictive over time, and prohibits the Company from making capital expenditures in excess of $125.0 million in any fiscal year (subject to a 50% carry-over provision). Failure to comply with these financial covenants would result in an event of default under the senior secured credit facilities and, absent a waiver or an amendment from the lenders, precludes the Company from making further borrowings under the revolving credit facility and permit the lenders to accelerate all outstanding borrowings under the senior secured credit facilities. As of December 31, 2012, the Company was in compliance with all financial covenants related to the senior secured credit facilities.

        The senior secured credit facilities also contain a number of affirmative and restrictive covenants, including limitations on mergers, consolidations and dissolutions; sales of assets; investments and acquisitions; indebtedness; liens; affiliate transactions; and dividends and restricted payments. The senior secured credit facilities contain events of default for non-payment of principal and interest when due, cross-default and cross-acceleration provisions and an event of default that would be triggered by a change of control.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Long-Term Debt and Notes Payable (Continued)

Senior Subordinated Notes

        On February 24, 2005, EGL Acquisition Corp. sold $660.0 million of 7 5/8% senior subordinated notes due 2015 which the Company assumed in the Merger. The net proceeds of the offering were used to finance a portion of the Merger consideration, refinance certain of the Company's existing indebtedness, and pay related fees and expenses. The senior subordinated notes are unconditionally guaranteed on a senior subordinated basis by all of the Company's wholly-owned subsidiaries (the "Subsidiary Guarantors"). Certain of the Company's subsidiaries that were not wholly-owned by the Company did not guarantee the senior subordinated notes (the "Non-Guarantor Subsidiaries"). The guarantees of the senior subordinated notes are subordinated in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors, including any borrowings or guarantees by those subsidiaries under the senior secured credit facility. The senior subordinated notes rank equally in right of payment with all of the Company's existing and future senior subordinated indebtedness and senior to all of the Company's existing and future subordinated indebtedness. The senior subordinated notes were not guaranteed by Holdings.

        The Company is entitled at its option, effective February 1, 2013 to redeem all or a portion of the senior subordinated notes at face value plus accrued interest to the redemption date.

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the senior subordinated notes. However, upon the occurrence of any change of control of the Company, each holder of the senior subordinated notes shall have the right to require the Company to repurchase such notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

        The indenture governing the senior subordinated notes contains customary events of default and affirmative and negative covenants that, among other things, limit the Company's ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger. As of December 31, 2012, the Company was in compliance with all debt covenants related to the senior subordinated notes.

        In 2008 and 2009 the Company repurchased a total of $48.5 million aggregate principal amount of the senior subordinated notes. In connection with the Company entering into a new senior secured agreement on June 1, 2011, the Company repurchased $266.5 million aggregate principal amount of the senior subordinated notes and on September 12, 2012, the Commpany redeemed $275.0 million aggregate principal amount of the senior subordinated notes.

Maturities of Long-Term Debt and Notes Payable

        Maturities of the Company's long-term debt for the years after 2012 are approximately as follows (in thousands):

2013	$11,646
2014	9,530
2015	79,440
2016	138,684
2017	8,701
2018 and beyond	1,054,942

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Stock Option and Restricted Stock Plans

        On February 25, 2005, Holdings adopted the Select Medical Holdings Corporation 2005 Equity Incentive Plan. On May 13, 2011, the Select Medical Holdings Corporation 2005 Equity Incentive Plan was frozen and Holdings adopted the 2011 Select Medical Holdings Corporation 2011 Equity Incentive Plan. The Select Medical Holdings Corporation 2005 Equity Incentive Plan and the Select Medical Holdings Corporation 2011 Equity Incentive Plan are referred to as the "Plans." The Plans provide for grants of restricted stock and stock options of Holdings. On November 8, 2005 the board of directors of Holdings adopted a director equity incentive plan ("Director Plan") and on August 12, 2009, the board of directors and stockholders of Holdings approved an amendment and restatement of the Director Plan. This amendment authorized Holdings to issue under the Director Plan options to purchase up to 75,000 shares of its common stock and restricted stock awards covering up to 150,000 shares of its common stock.

        The options under the Plans and Director Plan generally vest over five years and have an option term not to exceed ten years. The fair value of the options granted was estimated using the Black-Scholes option pricing model assuming an expected volatility of 36%, no dividend yield, an expected life of five years and a risk free rate of 3.4% in 2010 and expected volatility of 36%, no dividend yield, an expected life of five years and a risk free rate of 3.3% for 2011. There were no options granted under the Plans or Director Plan during the year ended December 31, 2012. The following is a summary of stock option grants under the Plans and Director Plan from January 1, 2010 through December 31, 2012:

	Number of Options Granted	Exercise Price	Fair Value of Common Stock
	(Share amounts in thousands)
February 10, 2010	30	$8.90	$8.90
May 11, 2010	10	8.66	8.66
August 11, 2010	15	6.94	6.94
March 3, 2011	88	7.66	7.66
May 13, 2011	20	9.00	9.00
August 3, 2011	10	7.14	7.14

        Stock option transactions and other information related to the Plans are as follows:

	Price Per Share	Shares	Weighted Average Exercise Price
	(Share amounts in thousands)
Balance, January 1, 2011	$3.33 - 10.00	2,716	$8.09
Granted	7.14 - 9.00	118	7.84
Exercised	3.33 - 8.33	(54)	3.86
Canceled	7.66 - 10.00	(50)	8.40

Balance, December 31, 2011	$3.33 - 10.00	2,730	$8.16
Granted	—	—	—
Exercised	3.33 - 10.00	(280)	6.07
Canceled	7.66 - 10.00	(27)	8.18

Balance, December 31, 2012	$3.33 - 10.00	2,423	$8.40

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Stock Option and Restricted Stock Plans (Continued)

        Additional information with respect to the outstanding options as of December 31, 2012 for the Plans is as follows:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
	(Share amounts in thousands)
$3.00 - 4.00	220	2.14	220
6.00 - 7.00	9	7.61	—
7.01 - 8.00	79	8.22	16
8.01 - 9.00	667	4.35	618
9.01 - 10.00	1,448	6.80	865

        The weighted average remaining contractual term for all outstanding options is 5.75 years and the weighted average remaining contractual term of exercisable options is 5.24 years.

        The total intrinsic value of options exercised for the years ended December 31, 2012, 2011, and 2010 was $1.1 million, $0.2 million and $0.3 million respectively. The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2012 was $2.6 million and $2.2 million, respectively.

        Transactions and other information related to the Director Plan are as follows:

	Price Per Share	Shares	Weighted Average Exercise Price
	(Share amounts in thousands)
Balance, January 1, 2011	$3.33 - 10.00	63	$7.62
Granted	—	—	—
Exercised	—	—	—

Balance, December 31, 2011	$3.33 - 10.00	63	$7.62
Granted	—	—	—
Exercised	3.33 - 8.33	(21)	5.47

Balance, December 31, 2012	$3.33 - 10.00	42	$8.69

        Additional information with respect to the outstanding options as of December 31, 2012 for the Director Plan is as follows:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
	(Share amounts in thousands)
$3.00 - 4.00	6	2.61	6
8.00 - 9.00	9	4.37	9
9.01 - 10.00	27	6.12	19

        The weighted average remaining contractual term for all outstanding options is 5.24 years and the weighted average remaining contractual term of exercisable options is 5.01 years.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Stock Option and Restricted Stock Plans (Continued)

        The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2012 was approximately $46.5 thousand.

        The following is a summary of restricted stock issuances from January 1, 2010 through December 31, 2012:

	Number of Shares Issued	Fair Value of Common Stock
	(Share amounts in thousands)
August 11, 2010	30	$6.94
September 13, 2010	1,000	7.48
November 11, 2010	300	6.29
December 17, 2010	50	7.07
August 3, 2011	25	7.14
November 3, 2011	190	8.61
December 15, 2011	350	8.57
March 26, 2012	65	8.33
May 2, 2012	129	8.67
August 7, 2012	38	11.84
October 30, 2012	530	10.75

        Generally accepted accounting principles require that any amounts incurred, such as compensation expense, by the parent for the benefit of the subsidiary be "pushed down" and recorded in the Company's consolidated financial statements. Stock compensation expense for each of the next five years, based on restricted stock awards granted as of December 31, 2012, is estimated to be as follows:

	2013	2014	2015	2016	2017
	(In thousands)
Stock compensation expense	$6,012	$5,391	$3,734	$1,512	$53

        The Company recognized the following stock compensation expense related to restricted stock and stock option awards:

	For the Year Ended December 31,
	2010	2011	2012
	(In thousands)
Stock compensation expense:
Included in general and administrative	$763	$1,996	$3,538
Included in cost of services	1,473	1,729	2,139

Total	$2,236	$3,725	$5,677

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income Taxes

        Significant components of the Company's tax provision for the years ended December 31, 2010, 2011, and 2012 are as follows:

	For the Year Ended December 31,
	2010	2011	2012
	(In thousands)
Current:
Federal	$34,854	$40,007	$74,076
State and local	7,076	5,672	11,589

Total current	41,930	45,679	85,665
Deferred	9,450	35,305	7,909

Total income tax provision	$51,380	$80,984	$93,574

        The differences between the expected income tax provision and income taxes computed at the federal statutory rate of 35% were as follows:

	For the Year Ended December 31,
	2010	2011	2012
Expected federal tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal benefit	3.7	3.9	4.0
Other permanent differences	0.8	0.9	0.6
Valuation allowance	(4.0)	(0.4)	(0.6)
Uncertain tax positions	(0.7)	(3.1)	(0.5)
IRS audit settlements	—	—	(0.5)
Non-controlling interest	(1.1)	(0.9)	(0.9)
Sale of entities	—	2.7	—
Other	0.1	—	(0.4)

Total	33.8%	38.1%	36.7%

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income Taxes (Continued)

        A summary of deferred tax assets and liabilities is as follows:

	December 31, 2011			December 31, 2012
	Total	Current	Non- Current	Total	Current	Non- Current
	(In thousands)
Deferred tax assets
Allowance for doubtful accounts	$2,183	$2,183	$—	$1,496	$1,496	$—
Compensation and benefit related accruals	42,302	35,831	6,471	45,784	38,254	7,530
Malpractice insurance	14,409	3,762	10,647	17,005	5,003	12,002
Restructuring reserve	1,988	1,988	—	679	679	—
Net operating loss carryforwards	26,941	853	26,088	24,543	777	23,766
Other	2,475	2,117	358	1,025	996	29
Stock options	1,927	—	1,927	4,089	—	4,089
Excess capital loss	270	—	270	—	—	—
Uncertain tax positions	3,096	—	3,096	2,661	—	2,661

Total deferred tax assets	95,591	46,734	48,857	97,282	47,205	50,077
Deferred tax liabilities
Deferred income	(31,660)	(24,698)	(6,962)	(33,188)	(26,253)	(6,935)
Other	(2,048)	(356)	(1,692)	(1,311)	(118)	(1,193)
Depreciation and amortization	(109,873)	—	(109,873)	(121,075)	—	(121,075)

Total deferred tax liabilities	(143,581)	(25,054)	(118,527)	(155,574)	(26,371)	(129,203)
Net deferred taxes before valuation allowance	(47,990)	21,680	(69,670)	(58,292)	20,834	(79,126)
Valuation allowance	(15,733)	(3,375)	(12,358)	(13,341)	(2,957)	(10,384)

Net deferred taxes	$(63,723)	$18,305	$(82,028)	$(71,633)	$17,877	$(89,510)

        The valuation allowance as of December 31, 2012 is primarily attributable to the uncertainty regarding the realization of state net operating losses and other net deferred tax assets of loss entities. The net deferred tax liabilities at December 31, 2011 and 2012 of approximately $63.7 million and $71.6 million, respectively, consist of items which have been recognized for tax reporting purposes, but which will increase tax on returns to be filed in the future, and include the use of net operating loss carryforwards. The Company has performed the required assessment of positive and negative evidence regarding the realization of the deferred tax assets. This assessment included a review of legal entities with three years of cumulative losses, estimates of projected future taxable income and the impact of tax-planning strategies that management plans to implement. Although realization is not assured, based on the Company's assessment, it has concluded that it is more likely than not that such assets, net of the determined valuation allowance, will be realized.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income Taxes (Continued)

        The total state net operating losses are approximately $545.1 million. State net operating loss carry forwards expire and are subject to gross valuation allowances as follows (in thousands):

	State Net Operating Losses	Gross Valuation Allowance
2013	$40,220	$40,054
2014	7,780	6,247
2015	9,513	8,334
2016	8,525	8,302
Thereafter through 2032	479,046	339,030

Reserves for Uncertain Tax Positions:

        The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. Significant judgment is required in evaluating the Company's tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when it is believed that certain positions might be challenged despite the Company's belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

        The reconciliation of the Company's unrecognized tax benefits is as follows (in thousands):

Gross tax contingencies—January 1, 2010	$22,735
Acquired contingencies—Regency Management Company	915
Reductions for tax positions taken in prior periods due primarily to statute expiration	(2,972)
Additions for existing tax positions taken	1,632

Gross tax contingencies—December 31, 2010	22,310
Reductions for tax positions taken in prior periods due primarily to statute expiration	(2,706)
Reductions for tax positions taken in prior periods due to change in estimate	(7,012)
Additions for existing tax positions taken	3,064

Gross tax contingencies—December 31, 2011	15,656
Reductions for tax positions taken in prior periods due primarily to statute expiration	(2,516)
Additions for existing tax positions taken	750

Gross tax contingencies—December 31, 2012	$13,890

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income Taxes (Continued)

        In 2011, the Company recognized $7.0 million of income tax benefits based on new information discovered by the Company which substantiates previously unrecognized tax benefits from an acquisition which occurred in 1999.

        As of December 31, 2011 and 2012, the Company had $15.6 million and $13.9 million of unrecognized tax benefits, respectively, all of which, if fully recognized, would affect the Company's effective income tax rate.

        As of December 31, 2012, changes to the Company's gross unrecognized tax benefits that are reasonably possible in the next 12 months are not material. The Company's policy is to include interest related to income taxes in income tax expense. As of December 31, 2011 and December 31, 2012, the Company had accrued interest related to income taxes of $1.3 million and $1.5 million, net of federal income taxes, respectively. Interest recognized for the years ended December 31, 2010, 2011 and 2012 was $0.4 million, $0.4 million, and $0.5 million, net of federal income tax benefits, respectively.

        The Company has substantially concluded all U.S. federal income tax matters for years through 2008. The statute for the 2006 U.S. federal income tax return is closed with the exception of a capital loss carryback made to this tax year. Substantially all material state, local and foreign income tax matters have been concluded for years through 2007.

9. Retirement Savings Plan

        The Company sponsors a defined contribution retirement savings plan for substantially all of its employees. Employees who are not classified as HCE's (highly compensated employees) may contribute up to 30% of their salary; HCE's may contribute up to 6% of their salary. The Plan provides a discretionary company match which is determined annually. Currently, the Company matches 25% of the first 6% of compensation employees contribute to the plan. The employees vest in the employer contributions over a three-year period beginning on the employee's hire date. The expense incurred by the Company related to this plan was $6.0 million, $7.6 million and $8.2 million during the years ended December 31, 2010, 2011 and 2012, respectively.

10. Segment Information

        The Company's reportable segments consist of (i) specialty hospitals and (ii) outpatient rehabilitation. Other activities include our corporate services and certain other non-consolidating joint ventures and minority investments in other healthcare related businesses. The outpatient rehabilitation reportable segment has two operating segments: outpatient rehabilitation clinics and contract therapy. These operating segments are aggregated for reporting purposes as they have common economic characteristics and provide a similar service to a similar patient base. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of the segments based on Adjusted EBITDA. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Segment Information (Continued)

        The following table summarizes selected financial data for the Company's reportable segments:

	Year Ended December 31, 2010
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(In thousands)
Net operating revenues	$1,702,165	$688,017	$108	$2,390,290
Adjusted EBITDA	284,558	83,772	(61,251)	307,079
Total assets(1)	2,162,726	481,828	75,018	2,719,572
Capital expenditures	39,237	9,449	3,075	51,761

	Year Ended December 31, 2011
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(In thousands)
Net operating revenues	$2,095,519	$708,867	$121	$2,804,507
Adjusted EBITDA	362,334	83,864	(60,237)	385,961
Total assets(1)	2,187,767	429,503	153,468	2,770,738
Capital expenditures	30,464	12,135	3,417	46,016

	Year Ended December 31, 2012
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(In thousands)
Net operating revenues	$2,197,529	$751,317	$123	$2,948,969
Adjusted EBITDA	381,354	87,024	(62,531)	405,847
Total assets(1)	2,143,906	434,834	181,573	2,760,313
Capital expenditures	50,005	13,209	4,971	68,185

(1)
The specialty hospital segment includes $11.3 million, $2.7 million and $2.7 million in real estate assets held for sale on December 31, 2010, 2011 and 2012, respectively.

        A reconciliation of Adjusted EBITDA to income before income taxes is as follows:

	Year Ended December 31, 2010
	(In thousands)
	Specialty Hospitals	Outpatient Rehabilitation	Other
Adjusted EBITDA	$284,558	$83,772	$(61,251)
Depreciation and amortization	(45,116)	(20,444)	(3,146)
Stock compensation expense	—	—	(2,236)

Income (loss) from operations	$239,442	$63,328	$(66,633)	$236,137
Equity in losses of unconsolidated subsidiaries				(440)
Other income				632
Interest expense, net				(84,472)

Income before income taxes				$151,857

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Segment Information (Continued)

	Year Ended December 31, 2011
	(In thousands)
	Specialty Hospitals	Outpatient Rehabilitation	Other
Adjusted EBITDA	$362,334	$83,864	$(60,237)
Depreciation and amortization	(50,629)	(16,487)	(4,401)
Stock compensation expense	—	—	(3,725)

Income (loss) from operations	$311,705	$67,377	$(68,363)	$310,719
Loss on early retirement of debt				(20,385)
Equity in earnings of unconsolidated subsidiaries				2,923
Interest expense, net				(80,910)

Income before income taxes				$212,347

	Year Ended December 31, 2012
	(In thousands)
	Specialty Hospitals	Outpatient Rehabilitation	Other
Adjusted EBITDA	$381,354	$87,024	$(62,531)
Depreciation and amortization	(46,836)	(13,208)	(3,267)
Stock compensation expense	—	—	(5,677)

Income (loss) from operations	$334,518	$73,816	$(71,475)	$336,859
Loss on early retirement of debt				(6,064)
Equity in earnings of unconsolidated subsidiaries				7,705
Interest expense, net				(83,759)

Income before income taxes				$254,741

11. Fair Value

        Financial instruments include cash and cash equivalents, notes payable and long-term debt. The carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of these instruments.

        The carrying value of the Company's senior secured credit facility was $878.0 million and $1,226.6 million at December 31, 2011 and December 31, 2012, respectively. The fair value of the Company's senior secured credit facility was $823.3 million and $1,216.2 million at December 31, 2011 and 2012, respectively. The fair value of the Company's senior secured credit facility was based on quoted market prices for this debt in the syndicated loan market.

        The carrying value of the Company's 7 5/8% senior subordinated notes was $345.0 million and $70.0 million at December 31, 2011 and December 31, 2012, respectively. The fair value of the Company's 7 5/8% senior subordinated notes was $326.4 million and $70.8 million at December 31, 2011 and December 31, 2012, respectively. The fair value of this registered debt was based on quoted market prices.

        The Company considers the inputs in the valuation process of its debt instruments to be Level 2 in the fair value hierarchy due to the Company's 7 5/8% senior subordinated notes being thinly traded.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Related Party Transactions

        The Company rents its corporate office space from related parties affiliated through common ownership or management. The Company made payments for office rent, leasehold improvements and miscellaneous expenses aggregating $3.9 million during the year ended December 31, 2010 and $4.0 million during both the years ended December 31, 2011 and 2012 to the affiliated companies.

        As of December 31, 2012, future rental commitments under outstanding agreements with the affiliated companies are approximately as follows (in thousands):

2013	$3,481
2014	3,433
2015	3,177
2016	3,300
2017	3,429
Thereafter	19,616

$36,436

        The Company provides contracted services, principally employee leasing services, to related parties affiliated through its equity investments in the BIR and Rehabilitation Institute of Denton, LLC ("Denton") joint ventures. The provision of contracted services to BIR and Denton resulted in net operating revenues amounting to $92.2 million and $8.1 million, respectively for the year ended December 31, 2012; $53.3 million and $7.3 million, respectively for the year ended December 31, 2011 and $137 thousand for Denton for the year ended December 31, 2010.

13. Commitments and Contingencies

Leases

        The Company leases facilities and equipment from unrelated parties under operating leases. Minimum future lease obligations on long-term non-cancelable operating leases in effect at December 31, 2012 are approximately as follows (in thousands):

2013	$121,272
2014	96,714
2015	72,666
2016	53,946
2017	41,467
Thereafter	288,963

$675,028

        Total rent expense for operating leases, including cancelable leases, for the years ended December 31, 2010, 2011 and 2012 was $154.8 million, $163.9 million and $168.3 million, respectively.

        Property rent expense to unrelated parties for the years ended December 31, 2010, 2011 and 2012 was $118.3 million, $118.4 million and $124.1 million, respectively.

Other

        A subsidiary of the Company has entered into a naming, promotional and sponsorship agreement with an NFL team for the team's headquarters complex that requires a payment of $2.9 million in 2013. Each successive annual payment increases by 2.3% through 2025. The naming, promotional and sponsorship agreement is in effect until 2025.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

Litigation

        The Company is a party to various legal actions, proceedings and claims (some of which are not insured), and regulatory and other governmental audits and investigations in the ordinary course of its business. The Company cannot predict the ultimate outcome of pending litigation, proceedings and regulatory and other governmental audits and investigations. These matters could potentially subject the Company to sanctions, damages, recoupments, fines and other penalties. The Department of Justice, Centers for Medicare & Medicaid Services ("CMS") or other federal and state enforcement and regulatory agencies may conduct additional investigations related to the Company's businesses in the future that may, either individually or in the aggregate, have a material adverse effect on the Company's business, financial position, results of operations and liquidity.

        To address claims arising out of the operations of the Company's specialty hospitals and outpatient rehabilitation facilities, the Company maintains professional malpractice liability insurance and general liability insurance, subject to self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. The Company also maintains umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by the Company's other insurance policies. These insurance policies also do not generally cover punitive damages and are subject to various deductibles and policy limits. Significant legal actions, as well as the cost and possible lack of available insurance, could subject the Company to substantial uninsured liabilities. In the Company's opinion, the outcome of these actions, individually or in the aggregate, will not have a material adverse effect on its financial position, results of operations, or cash flows.

        Healthcare providers are subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. The Company has been a defendant in these cases in the past, and may be named as a defendant in similar cases from time to time in the future.

        On January 8, 2013, a federal magistrate judge unsealed an Amended Complaint in United States of America and the State of Indiana, ex rel. Doe I, Doe II and Doe III v. Select Medical Corporation, Select Specialty Hospital-Evansville, Evansville Physician Investment Corporation, Dr. Richard Sloan and Dr. Jeffrey Selby. The Amended Complaint, which was served on the Company on February 15, 2013, is a civil action filed under seal on September 28, 2012 in the United States District Court for the Southern District of Indiana by private plaintiff-relators on behalf of the United States and Indiana under the federal False Claims Act and Indiana False Claims and Whistleblower Protection Act. The Amended Complaint identifies the plaintiff-relators as Doe I, Doe II and Doe III, and describes them as the CEO and two case managers at the Company's long term acute care hospital in Evansville, Indiana ("SSH-Evansville"). The named defendants include the Company, SSH-Evansville, Evansville Physician Investment Company, the Company's joint venture partner in SSH-Evansville ("EPIC"), and two physicians who have practiced at SSH-Evansville. On February 6, 2013, the District Court issued an order dismissing EPIC without prejudice after the plaintiff-relators filed, on January 31, 2013, a Notice of Voluntary Dismissal of EPIC, to which the United States and Indiana consented. The Notice of Voluntary Dismissal states, among other things, that the United States filed a notice with the Court on

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

December 28, 2012 that it had not completed its investigation and thus would not intervene in the action at that time. The U.S. Attorney's Office for the Southern District of Indiana has informed the Company's counsel that, despite the lifting of the seal, the United States is continuing its investigation in order to determine whether or not to intervene in the matter at some point.

        The Amended Complaint alleges that the defendants manipulated the length of stay of patients at SSH-Evansville in order to maximize reimbursement under the Medicare prospective payment system applicable to long-term acute care hospitals. It also alleges that the defendants manipulated the discharge of patients to other facilities and the timing of readmissions from those facilities in order to enable SSH-Evansville to receive two separate Medicare payments and causing the other facility to submit claims for unnecessary services. The Amended Complaint discusses the federal Stark Law and Anti-Kickback Statute and implies that the behavior of physicians referring to or providing services at SSH-Evansville was based on their financial interests. The Amended Complaint further alleges that Dr. Selby, a pulmonologist formerly on the medical staff of SSH-Evansville, performed unnecessary bronchoscopies at the hospital with the knowledge of the Company, and that Dr. Sloan, the Chief Medical Officer and an attending physician at SSH-Evansville, falsely coded the diagnoses of Medicare patients in order to increase SSH-Evansville's reimbursement. Moreover, the Amended Complaint alleges that the practices at SSH-Evansville involved corporate policies of the Company used to maximize profit at all Select long-term acute care hospitals. The Amended Complaint alleges that, through these acts, the defendants have violated the federal False Claims Act and Indiana False Claims and Whistleblower Protection Act and are liable for unspecified treble damages and penalties.

        As previously disclosed, beginning in April 2012, the Company and SSH-Evansville have received various subpoenas and demands for documents relating to SSH-Evansville, including a request for information and subpoenas from the Office of Inspector General of the U.S. Department of Health and Human Services and subpoenas from the Office of Attorney General for the State of Indiana, and the Evansville (Indiana) Police Department has executed a search warrant at SSH-Evansville. The Company has produced and will continue to produce documents in response to, and intends to fully cooperate with, these governmental investigations. At this time, the Company is unable to predict the timing and outcome of this matter.

14. Supplemental Disclosures of Cash Flow Information

        Non-cash investing and financing activities are comprised of the following for the years ended December 31, 2010, 2011 and 2012:

	For the Year Ended December 31,
	2010	2011	2012
	(In thousands)
Dividends declared to Holdings by the Company(1)	$(12,600)	$(5,240)	$(5,240)
Notes issued with acquisitions(2)	—	1,020	1,844
Liabilities assumed with acquisitions(2)	48,479	701	107
Contingent consideration related to acquisitions(2)	—	—	1,500

(1)
Recorded in accrued other liabilities on the consolidated balance sheet of the Company.

(2)
Refer to Footnote 2—Acquisitions.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Subsequent Events

        On February 20, 2013, the Company entered into an additional credit extension amendment to its senior secured credit facilities providing for a $300.0 million additional term loan tranche, (the "Series B Tranche B Term Loan") to the Company. The Company intends to use borrowings under the Series B Tranche B Term Loan to redeem all of its outstanding 7 5/8% senior subordinated notes due 2015, to redeem all of Holdings' senior floating rate notes due 2015, and to repay a portion of the balance outstanding under its revolving credit facility.

        Borrowings under the Series B Tranche B Term Loan will bear interest at a rate equal to Adjusted LIBO plus 3.25%, or Alternate Base Rate plus 2.25%. The Series B Tranche B Term Loan amortizes in equal quarterly installments on the last day of each March, June, September and December in aggregate annual amounts equal to $3.0 million. The balance of the Series B Tranche B Term Loan will be payable on February 20, 2016.

        On February 20, 2013, the Company and Holdings each instructed U.S. Bank Trust National Association, as trustee, to deliver an irrevocable notice of redemption to the holders of all of the Company's outstanding 7 5/8% senior subordinated notes due 2015 and all of Holdings' outstanding senior floating rate notes due 2015, respectively, all of which will be redeemed at 100% of the principal amount plus any accrued and unpaid interest to the redemption date on or about March 22, 2013. The Company anticipates recognition of a loss on the early retirement of indebtedness of $0.6 million in the first quarter ending March 31, 2013 for unamortized debt issuance costs.

16. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 7 5/8% Senior Subordinated Notes

        The Company's 7 5/8% senior subordinated notes are fully and unconditionally guaranteed, except for customary limitations, on a senior subordinated basis by all of the Company's wholly-owned subsidiaries (the "Subsidiary Guarantors") which is defined as a subsidiary where the Company holds all ownership interests. Certain of the Company's subsidiaries did not guarantee the 7 5/8% senior subordinated notes (the "Non-Guarantor Subsidiaries").

        The Company conducts a significant portion of its business through its subsidiaries. Presented below is condensed consolidating financial information for the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries at December 31, 2011 and 2012 and the years ended December 31, 2010, 2011 and 2012.

        The equity method has been used by the Company with respect to investments in subsidiaries. The equity method has been used by Subsidiary Guarantors with respect to investments in Non-Guarantor Subsidiaries. Separate financial statements for Subsidiary Guarantors are not presented.

        The condensed consolidating balance sheets at December 2011 and the condensed consolidating statements of cash flows for the years ended December 31, 2011 and 2010 included in this footnote contain certain immaterial adjustments that were made to the December 31, 2011 condensed consolidating balance sheet and the condensed consolidating statements of cash flows for the years ended December 31, 2011 and 2010 relating to the presentation of intercompany transactions. On the December 31, 2011 condensed consolidating balance sheet, intercompany accounts that were previously reported as both asset and liability balances within the liability section of the balance sheet have been adjusted and presented separately as either an intercompany receivable within the current asset classification or as an intercompany payable within the current liability classification, based upon the

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 7 5/8% Senior Subordinated Notes (Continued)

account's attributes on each subsidiary's balance sheet. On the condensed consolidating statement of cash flows for the years ended December 31, 2011 and 2010, the changes in intercompany advances that were previously reported as a change in operating assets and liabilities in cash flow provided by (used in) operating activities has been adjusted as a financing activity. These adjustments had no impact on the total equity of the Guarantors, non-Guarantors or Parent Company. They did not alter the net increase or decrease in cash for the Guarantors, non-Guarantors or Parent Company.

        On February 20, 2013, the Company instructed U.S. Bank Trust National Association, as trustee, to deliver an irrevocable notice of redemption to the holders of all of the Company's outstanding 7 5/8% senior subordinated notes due 2015 all of which will be redeemed at 100% of the principal amount plus any accrued and unpaid interest to the redemption date on or about March 22, 2013.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 7 5/8% Senior Subordinated Notes (Continued)

Select Medical Corporation
Consolidating Balance Sheet
December 31, 2012

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$35,070	$3,734	$1,340	$—		$40,144
Accounts receivable, net	—	308,043	53,531	(1,645)		359,929
Current deferred tax asset	12,383	1,060	4,434	—		17,877
Prepaid income taxes	3,895	—	—	—		3,895
Intercompany receivables	—	1,021,479	102,694	(1,124,173)		—
Other current assets	5,600	19,655	6,563	—		31,818

Total Current Assets	56,948	1,353,971	168,562	(1,125,818)		453,663
Property and equipment, net	16,344	425,677	59,531	—		501,552
Investment in affiliates	2,930,022	82,475	—	(3,012,497	)(a)(b)	—
Goodwill	—	1,640,534	—	—		1,640,534
Other identifiable intangibles	—	71,745	—	—		71,745
Non-current deferred tax asset	5,107	—	—	(5,107)		—
Other assets	28,680	63,447	692	—		92,819

Total Assets	$3,037,101	$3,637,849	$228,785	$(4,143,422)		$2,760,313

Liabilities and Equity
Current Liabilities:
Bank overdrafts	$17,836	$—	$—	$—		$17,836
Current portion of long-term debt and notes payable	8,916	1,059	1,671	—		11,646
Accounts payable	4,674	72,213	12,660	—		89,547
Intercompany payables	1,124,173	—	—	(1,124,173)		—
Accrued payroll	186	88,096	304	—		88,586
Accrued vacation	4,249	44,508	6,957	—		55,714
Accrued interest	17,955	804	—	—		18,759
Accrued other	58,650	39,876	8,754	—		107,280
Due to third party payors	—	—	2,723	(1,645)		1,078

Total Current Liabilities	1,236,639	246,556	33,069	(1,125,818)		390,446
Long-term debt, net of current portion	872,671	358,104	60,522	—		1,291,297
Non-current deferred tax liability	—	85,287	9,330	(5,107)		89,510
Other non-current liabilities	46,474	20,275	1,753	—		68,502

Total Liabilities	2,155,784	710,222	104,674	(1,130,925)		1,839,755
Redeemable non-controlling interests	—	—	10,811	—		10,811
Stockholder's Equity:
Common stock	0	—	—	—		0
Capital in excess of par	859,839	—	—	—		859,839
Retained earnings	21,478	790,692	21,197	(811,889	)(b)	21,478
Subsidiary investment	—	2,136,935	63,673	(2,200,608	)(a)	—

Total Select Medical Corporation Stockholder's Equity	881,317	2,927,627	84,870	(3,012,497)		881,317
Non-controlling interests	—	—	28,430	—		28,430

Total Equity	881,317	2,927,627	113,300	(3,012,497)		909,747

Total Liabilities and Equity	$3,037,101	$3,637,849	$228,785	$(4,143,422)		$2,760,313

(a)
Elimination of investments in consolidated subsidiaries.

(b)
Elimination of investments in consolidated subsidiaries' earnings.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 7 5/8% Senior Subordinated Notes (Continued)

Select Medical Corporation
Consolidating Statement of Operations
For the Year Ended December 31, 2012

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Net operating revenues	$123	$2,549,896	$398,950	$—		$2,948,969

Costs and expenses:
Cost of services	2,139	2,099,734	341,677	—		2,443,550
General and administrative	67,402	(1,208)	—	—		66,194
Bad debt expense	—	33,595	5,460	—		39,055
Depreciation and amortization	3,267	50,734	9,310	—		63,311

Total costs and expenses	72,808	2,182,855	356,447	—		2,612,110

Income (loss) from operations	(72,685)	367,041	42,503	—		336,859
Other income and expense:
Intercompany interest and royalty fees	(2,532)	2,494	38	—		—
Intercompany management fees	120,276	(102,096)	(18,180)	—		—
Loss on early retirement of debt	(6,064)	—	—	—		(6,064)
Equity in earnings of unconsolidated subsidiaries	—	7,637	68	—		7,705
Interest expense	(54,167)	(25,348)	(4,244)	—		(83,759)

Income (loss) from operations before income taxes	(15,172)	249,728	20,185	—		254,741
Income tax expense (benefit)	(8,206)	101,795	(15)	—		93,574
Equity in earnings of subsidiaries	162,470	15,639	—	(178,109	)(a)	—

Net income	155,504	163,572	20,200	(178,109)		161,167
Less: Net income attributable to non-controlling interests	—	—	5,663	—		5,663

Net income attributable to Select Medical Corporation	$155,504	$163,572	$14,537	$(178,109)		$155,504

(a)
Elimination of equity in earnings of subsidiaries.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 7 5/8% Senior Subordinated Notes (Continued)

Select Medical Corporation
Consolidating Statement of Cash Flows
For the Year Ended December 31, 2012

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Operating activities
Net income	$155,504	$163,572	$20,200	$(178,109	)(a)	$161,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,267	50,734	9,310	—		63,311
Provision for bad debts	—	33,595	5,460	—		39,055
Equity in earnings of unconsolidated subsidiaires	—	(7,637)	(68)	—		(7,705)
Loss on early retirement of debt	6,064	—	—	—		6,064
Loss (gain) from disposal or sale of assets	—	(6,002)	96	—		(5,906)
Non-cash stock compensation expense	5,677	—	—	—		5,677
Amortization of debt discount and issuance costs	7,190	—	—	—		7,190
Deferred income taxes	7,909	—	—	—		7,909
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(162,470)	(15,639)	—	178,109	(a)	—
Accounts receivable	—	29,727	(14,569)	—		15,158
Other current assets	740	141	(2,488)	—		(1,607)
Other assets	2,448	3,268	161	—		5,877
Accounts payable	(2,679)	(4,040)	602	—		(6,117)
Due to third-party payors	—	(15,278)	10,830	—		(4,448)
Accrued expenses	25,350	(3,835)	2,231	—		23,746

Net cash provided by operating activities	49,000	228,606	31,765	—		309,371

Investing activities
Purchases of property and equipment	(5,150)	(49,160)	(13,875)	—		(68,185)
Proceeds from sale of assets	—	16,511	—	—		16,511
Investment in businesses, net of distributions	—	(14,689)	—	—		(14,689)
Acquisition of businesses, net of cash acquired	—	(6,043)	—	—		(6,043)

Net cash used in investing activities	(5,150)	(53,381)	(13,875)	—		(72,406)

Financing activities
Borrowings on revolving credit facility	495,000	—	—	—		495,000
Payments on revolving credit facility	(405,000)	—	—	—		(405,000)
Borrowings on 2011 credit facility term loans, net of discount	266,750	—	—	—		266,750
Payments on 2011 credit facility term loans	(9,875)	—	—	—		(9,875)
Repurchase of 7 5/8% senior subordinated notes, net of premiums	(278,495)	—	—	—		(278,495)
Borrowings of other debt	8,003	—	278	—		8,281
Principal payments on other debt	(8,049)	(433)	(1,813)	—		(10,295)
Debt issuance costs	(6,527)	—	—	—		(6,527)
Dividends paid to Holdings	(268,479)	—	—	—		(268,479)
Equity investment by Holdings	1,817	—	—	—		1,817
Proceeds from bank overdrafts	1,227	—	—	—		1,227
Intercompany	183,421	(171,058)	(12,363)	—		—
Distributions to non-controlling interests	—	—	(3,268)	—		(3,268)

Net cash used in financing activities	(20,207)	(171,491)	(17,166)	—		(208,864)

Net increase in cash and cash equivalents	23,643	3,734	724	—		28,101
Cash and cash equivalents at beginning of period	11,427	—	616	—		12,043

Cash and cash equivalents at end of period	$35,070	$3,734	$1,340	$—		$40,144

(a)
Elimination of equity in earnings of consolidated subsidiaries.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 7 5/8% Senior Subordinated Notes (Continued)

Select Medical Corporation
Consolidating Balance Sheet
December 31, 2011

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$11,427	$—	$616	$—		$12,043
Accounts receivable, net	—	369,321	52,529	(8,107)		413,743
Current deferred tax asset	11,415	3,221	3,669	—		18,305
Prepaid income taxes	9,497	—	—	—		9,497
Intercompany receivables	—	880,537	98,448	(978,985)		—
Other current assets	6,340	19,407	4,075	—		29,822

Total Current Assets	38,679	1,272,486	159,337	(987,092)		483,410
Property and equipment, net	14,641	440,736	54,651	—		510,028
Investment in affiliates	2,751,776	83,772	—	(2,835,548	)(a)(b)	—
Goodwill	—	1,631,716	—	—		1,631,716
Other identifiable intangibles	—	72,123	—	—		72,123
Non-current deferred tax asset	2,509	—	—	(2,509)		—
Other assets	31,128	41,480	853	—		73,461

Total Assets	$2,838,733	$3,542,313	$214,841	$(3,825,149)		$2,770,738

Liabilities and Equity
Current Liabilities:
Bank overdrafts	$16,609	$—	$—	$—		$16,609
Current portion of long-term debt and notes payable	8,853	390	1,605	—		10,848
Accounts payable	7,353	76,207	12,058	—		95,618
Intercompany payables	978,985	—	—	(978,985)		—
Accrued payroll	229	82,518	141	—		82,888
Accrued vacation	3,703	41,305	6,242	—		51,250
Accrued interest	11,843	137	—	—		11,980
Accrued other	47,829	56,113	7,401	—		111,343
Due to third party payors	—	13,633	—	(8,107)		5,526

Total Current Liabilities	1,075,404	270,303	27,447	(987,092)		386,062
Long-term debt, net of current portion	733,328	425,315	60,007	—		1,218,650
Non-current deferred tax liability	—	75,750	8,787	(2,509)		82,028
Other non-current liabilities	46,555	17,970	380	—		64,905

Total Liabilities	1,855,287	789,338	96,621	(989,601)		1,751,645
Redeemable non-controlling interests	—	—	8,988	—		8,988
Stockholder's Equity:
Common stock	0	—	—	—		0
Capital in excess of par	848,844	—	—	—		848,844
Retained earnings	134,602	627,120	23,154	(650,274	)(b)	134,602
Subsidiary investment	—	2,125,855	59,419	(2,185,274	)(a)	—

Total Select Medical Corporation Stockholder's Equity	983,446	2,752,975	82,573	(2,835,548)		983,446
Non-controlling interests	—	—	26,659	—		26,659

Total Equity	983,446	2,752,975	109,232	(2,835,548)		1,010,105

Total Liabilities and Equity	$2,838,733	$3,542,313	$214,841	$(3,825,149)		$2,770,738

(a)
Elimination of investments in consolidated subsidiaries.

(b)
Elimination of investments in consolidated subsidiaries' earnings.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 7 5/8% Senior Subordinated Notes (Continued)

Select Medical Corporation
Consolidating Statement of Operations
For the Year Ended December 31, 2011

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net operating revenues	$121	$2,436,177	$368,209	$—	$2,804,507

Costs and expenses:
Cost of services	1,729	1,996,671	310,170	—	2,308,570
General and administrative	61,995	359	—	—	62,354
Bad debt expense	—	44,300	7,047	—	51,347
Depreciation and amortization	4,115	58,064	9,338	—	71,517

Total costs and expenses	67,839	2,099,394	326,555	—	2,493,788

Income (loss) from operations	(67,718)	336,783	41,654	—	310,719
Other income and expense:
Intercompany interest and royalty fees	(3,408)	3,382	26	—	—
Intercompany management fees	120,013	(102,970)	(17,043)	—	—
Loss on early retirement of debt	(20,385)	—	—	—	(20,385)
Equity in earnings of unconsolidated subsidiaries	—	2,870	53	—	2,923
Interest income	132	122	68	—	322
Interest expense	(41,817)	(34,612)	(4,803)	—	(81,232)

Income (loss) before income taxes	(13,183)	205,575	19,955	—	212,347
Income tax expense (benefit)	(12,821)	92,561	1,244	—	80,984
Equity in earnings of subsidiaries	126,809	13,406	—	(140,215) (a)	—

Net income	126,447	126,420	18,711	(140,215)	131,363
Less: Net income attributable to non-controlling interests	—	—	4,916	—	4,916

Net income attributable to Select Medical Corporation	$126,447	$126,420	$13,795	$(140,215)	$126,447

(a)
Elimination of equity in earnings of subsidiaries.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 7 5/8% Senior Subordinated Notes (Continued)

Select Medical Corporation
Consolidating Statement of Cash Flows
For the Year Ended December 31, 2011

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Operating activities
Net income	$126,447	$126,420	$18,711	$(140,215	)(a)	$131,363
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,115	58,064	9,338	—		71,517
Provision for bad debts	—	44,300	7,047	—		51,347
Equity in earnings of unconsolidated subsidiaries	—	(2,870)	(53)	—		(2,923)
Loss on early retirement of debt	20,385	—	—	—		20,385
Loss (gain) from disposal or sale of assets	13	(5,024)	45	—		(4,966)
Non-cash stock compensation expense	3,725	—	—	—		3,725
Amortization of debt discount and issuance costs	6,700	—	—	—		6,700
Deferred income taxes	35,305	—	—	—		35,305
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(126,809)	(13,406)	—	140,215	(a)	—
Accounts receivable	—	(98,966)	(12,160)	—		(111,126)
Other current assets	(1,780)	1,165	(586)	—		(1,201)
Other assets	(12,069)	9,683	318	—		(2,068)
Accounts payable	1,326	16,247	3,056	—		20,629
Due to third-party payors	—	1,408	(1,181)	—		227
Accrued expenses	14,823	5,522	794	—		21,139

Net cash provided by operating activities	72,181	142,543	25,329	—		240,053

Investing activities
Purchases of property and equipment	(3,413)	(37,759)	(4,844)	—		(46,016)
Investment in businesses, net of distributions	—	(15,699)	—	—		(15,699)
Acquisition of businesses, net of cash acquired	—	(899)	—	—		(899)
Proceeds from sale of assets	—	7,879	—	—		7,879

Net cash used in investing activities	(3,413)	(46,478)	(4,844)	—		(54,735)

Financing activities
Borrowings on revolving credit facility	735,000	—	—	—		735,000
Payments on revolving credit facility	(720,000)	—	—	—		(720,000)
Borrowings on 2011 credit facility term loans, net of discount	841,500	—	—	—		841,500
Payments on 2011 credit facility term loans	(4,250)	—	—	—		(4,250)
Payments on 2005 credit facility term loans, net of call premium	(484,633)	—	—	—		(484,633)
Repurchase of 7 5/8% senior subordinated notes, net of premiums	(273,941)	—	—	—		(273,941)
Borrowings of other debt	6,100	955	—	—		7,055
Principal payments on other debt	(5,662)	(755)	(1,082)	—		(7,499)
Debt issuance costs	(18,556)	—	—	—		(18,556)
Repayments of bank overdrafts	(2,183)	—	—	—		(2,183)
Equity investment by Holdings	208	—	—	—		208
Dividends paid to Holdings	(245,729)	—	—	—		(245,729)
Intercompany	114,656	(99,832)	(14,824)	—		—
Distributions to non-controlling interests	—	—	(4,612)	—		(4,612)

Net cash used in financing activities	(57,490)	(99,632)	(20,518)	—		(177,640)

Net increase (decrease) in cash and cash equivalents	11,278	(3,567)	(33)	—		7,678
Cash and cash equivalents at beginning of period	149	3,567	649	—		4,365

Cash and cash equivalents at end of period	$11,427	$—	$616	$—		$12,043

(a)
Elimination of equity in earnings of consolidated subsidiaries.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 7 5/8% Senior Subordinated Notes (Continued)

Select Medical Corporation
Consolidating Statement of Operations and Comprehensive Income
For the Year Ended December 31, 2010

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net operating revenues	$107	$2,060,001	$330,182	$—	$2,390,290

Costs and expenses:
Cost of services	1,473	1,703,096	277,610	—	1,982,179
General and administrative	53,035	9,086	—	—	62,121
Bad debt expense	—	34,267	6,880	—	41,147
Depreciation and amortization	2,837	57,267	8,602	—	68,706

Total costs and expenses	57,345	1,803,716	293,092	—	2,154,153

Income (loss) from operations	(57,238)	256,285	37,090	—	236,137
Other income and expense:
Intercompany interest and royalty fees	(4,057)	4,026	31	—	—
Intercompany management fees	101,878	(86,451)	(15,427)	—	—
Equity in losses of unconsolidated subsidiaries	—	(440)	—	—	(440)
Other income	632	—	—	—	632
Interest expense	(44,921)	(34,965)	(4,586)	—	(84,472)

Income (loss) before income taxes	(3,706)	138,455	17,108	—	151,857
Income tax expense (benefit)	(7,097)	56,271	2,206	—	51,380
Equity in earnings of subsidiaries	92,366	10,647	—	(103,013) (a)	—

Net income	95,757	92,831	14,902	(103,013)	100,477
Less: Net income attributable to non-controlling interests	—	—	4,720	—	4,720

Net income attributable to Select Medical Corporation	95,757	92,831	10,182	(103,013)	95,757
Other comprehensive income:
Unrealized gain on interest rate swap, net of tax	8,914	—	—	—	8,914

Comprehensive income attributable to Select Medical Corporation	$104,671	$92,831	$10,182	$(103,013)	$104,671

(a)
Elimination of equity in net income from consolidated subsidiaries.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 7 5/8% Senior Subordinated Notes (Continued)

Select Medical Corporation
Consolidating Statement of Cash Flows
For the Year Ended December 31, 2010

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Operating activities
Net income	$95,757	$92,831	$14,902	$(103,013	)(a)	$100,477
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,837	57,267	8,602	—		68,706
Provision for bad debts	—	34,267	6,880	—		41,147
Equity in losses of unconsolidated subsidiaries	—	440	—	—		440
Loss from disposal of assets	4	329	151	—		484
Non-cash gain from interest rate swaps	(632)	—	—	—		(632)
Non-cash stock compensation expense	2,236	—	—	—		2,236
Amortization of debt discount and issuance costs	6,599	—	—	—		6,599
Deferred income taxes	9,450	—	—	—		9,450
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(92,366)	(10,647)	—	103,013	(a)	—
Accounts receivable	—	(42,549)	(21,780)	—		(64,329)
Other current assets	826	(1,008)	1,777	—		1,595
Other assets	(6,492)	(1,472)	1,193	—		(6,771)
Accounts payable	2,798	(9,971)	12	—		(7,161)
Due to third-party payors	—	(4,390)	2,488	—		(1,902)
Accrued expenses	(25,160)	42,387	2,498	—		19,725

Net cash provided by (used in) operating activities	(4,143)	157,484	16,723	—		170,064

Investing activities
Purchases of property and equipment	(3,078)	(33,186)	(15,497)	—		(51,761)
Proceeds from sale of assets	—	565	—	—		565
Acquisition of businesses, net of cash acquired	—	(165,802)	—	—		(165,802)

Net cash used in investing activities	(3,078)	(198,423)	(15,497)	—		(216,998)

Financing activities
Equity investment by Holdings	241	—	—	—		241
Borrowings on revolving credit facility	227,000	—	—	—		227,000
Payments on revolving credit facility	(202,000)	—	—	—		(202,000)
Payments on credit facility term loan	(1,223)	—	—	—		(1,223)
Borrowings of other debt	5,564	—	783	—		6,347
Principal payments on other debt	(5,589)	(946)	(901)	—		(7,436)
Dividends paid to Holdings	(69,671)	—	—	—		(69,671)
Proceeds from bank overdrafts	18,792	—	—	—		18,792
Intercompany	(46,684)	43,154	3,530	—		—
Distributions to non-controlling interests	—	—	(4,431)	—		(4,431)

Net cash provided by (used in) financing activities	(73,570)	42,208	(1,019)	—		(32,381)

Net increase (decrease) in cash and cash equivalents	(80,791)	1,269	207	—		(79,315)
Cash and cash equivalents at beginning of period	80,940	2,298	442	—		83,680

Cash and cash equivalents at end of period	$149	$3,567	$649	$—		$4,365

(a)
Elimination of equity in earnings of subsidiaries.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Selected Quarterly Financial Data (Unaudited)

        The table below sets forth selected unaudited financial data for each quarter of the last two years.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
Year ended December 31, 2011
Net operating revenues	$693,186	$698,749	$694,131	$718,441
Income from operations	87,632	81,026	68,073	73,988
Net income attributable to Select Medical Corporation	$38,224	$22,272	$27,291	$38,660

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
Year ended December 31, 2012
Net operating revenues	$744,021	$750,193	$713,669	$741,086
Income from operations	91,604	93,513	70,819	80,923
Net income attributable to Select Medical Corporation	$43,279	$45,018	$25,953	$41,254

        The following Financial Statement Schedule along with the report thereon of PricewaterhouseCoopers LLP dated February 26, 2013, should be read in conjunction with the consolidated financial statements. Financial Statement Schedules not included in this filing have been omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

Select Medical Corporation

Schedule II—Valuation and Qualifying Accounts

Description	Balance at Beginning of Year	Charged to Cost and Expenses	Acquisitions(A)	Deductions(B)	Balance at End of Year
	(In thousands)
Allowance for Doubtful Accounts
Year ended December 31, 2012	$47,469	$39,055	$—	$(44,670)	$41,854
Year ended December 31, 2011	$44,416	$51,347	$108	$(48,402)	$47,469
Year ended December 31, 2010	$43,357	$41,147	$7,448	$(47,536)	$44,416
Income Tax Valuation Allowance
Year ended December 31, 2012	$15,733	$(2,392)	$—	$—	$13,341
Year ended December 31, 2011	$16,622	$(889)	$—	$—	$15,733
Year ended December 31, 2010	$22,372	$(5,750)	$—	$—	$16,622

(A)
Represents opening balance sheet reserves resulting from purchase accounting entries.

(B)
Allowance for doubtful accounts deductions represent write-offs against the reserve for 2010, 2011 and 2012.

Select Medical Corporation

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2012	June 30, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$40,144	$8,768
Accounts receivable, net of allowance for doubtful accounts of $41,854 and $43,066 at 2012 and 2013, respectively	359,929	427,191
Current deferred tax asset	17,877	14,850
Prepaid income taxes	3,895	12,219
Other current assets	31,818	38,077

Total Current Assets	453,663	501,105
Property and equipment, net	501,552	498,808
Goodwill	1,640,534	1,641,796
Other identifiable intangibles	71,745	71,713
Other assets	92,819	131,633

Total Assets	$2,760,313	$2,845,055

LIABILITIES AND EQUITY
Current Liabilities:
Bank overdrafts	$17,836	$19,461
Current portion of long-term debt and notes payable	11,646	13,230
Accounts payable	89,547	86,914
Accrued payroll	88,586	76,289
Accrued vacation	55,714	60,304
Accrued interest	18,759	9,057
Accrued other	107,280	94,127
Due to third party payors	1,078	6,295

Total Current Liabilities	390,446	365,677
Long-term debt, net of current portion	1,291,297	1,517,728
Non-current deferred tax liability	89,510	89,676
Other non-current liabilities	68,502	70,647

Total Liabilities	1,839,755	2,043,728
Redeemable non-controlling interests	10,811	12,520
Stockholder's Equity:
Common stock, $0.01 par value, 100 shares issued and outstanding	0	0
Capital in excess of par	859,839	864,557
Retained earnings accumulated deficit)	21,478	(106,258)

Total Stockholder's Equity	881,317	758,299
Non-controlling interest	28,430	30,508

Total Equity	909,747	788,807

Total Liabilities and Equity	$2,760,313	$2,845,055

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended June 30,
	2012	2013
Net operating revenues	$750,193	$756,673

Costs and expenses:
Cost of services	612,669	625,730
General and administrative	18,554	17,927
Bad debt expense	10,029	8,846
Depreciation and amortization	15,428	15,907

Total costs and expenses	656,680	668,410

Income from operations	93,513	88,263
Other income and expense:
Loss on early retirement of debt	—	(17,280)
Equity in earnings of unconsolidated subsidiaries	2,752	568
Interest expense	(20,957)	(21,904)

Income before income taxes	75,308	49,647
Income tax expense	28,646	19,769

Net income	46,662	29,878
Less: Net income attributable to non-controlling interests	1,644	2,098

Net income attributable to Select Medical Corporation	$45,018	$27,780

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated Statements of Operations (Continued)

(unaudited)

(in thousands, except per share amounts)

	For the Six Months Ended June 30,
	2012	2013
Net operating revenues	$1,494,214	$1,506,628

Costs and expenses:
Cost of services	1,224,288	1,250,634
General and administrative	32,778	35,325
Bad debt expense	20,404	18,167
Depreciation and amortization	31,627	31,709

Total costs and expenses	1,309,097	1,335,835

Income from operations	185,117	170,793
Other income and expense:
Loss on early retirement of debt	—	(17,788)
Equity in earnings of unconsolidated subsidiaries	5,217	1,626
Interest expense	(42,207)	(42,952)

Income before income taxes	148,127	111,679
Income tax expense	57,156	42,809

Net income	90,971	68,870
Less: Net income attributable to non-controlling interests	2,674	4,482

Net income attributable to Select Medical Corporation	$88,297	$64,388

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated Statement of Changes in Equity and Income

(unaudited)

(in thousands)

	Comprehensive Income	Total	Common Stock Issued	Common Stock Par Value	Capital in Excess of Par	Retained Earnings (accumulated deficit)	Non-controlling Interests
Balance at December 31, 2012		$909,747	0	$0	$859,839	$21,478	$28,430
Net income	$67,002	67,002				64,388	2,614
Net income—attributable to redeemable non-controlling interests	1,868

Total comprehensive income	$68,870

Federal tax benefit of losses contributed by Holdings		1,181			1,181
Net change in dividends payable to Holdings		5,239				5,239
Dividends declared and paid to Holdings		(196,825)				(196,825)
Contribution related to restricted stock awards and stock option issuances by Holdings		3,537			3,537
Acquisitions of non-controlling interests		261					261
Distributions to non-controlling intersts		(797)					(797)
Redeemable non-controlling interests redemption value adjustment		(538)				(538)

Balance at June 30, 2013		$788,807	0	$0	$864,557	$(106,258)	$30,508

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	For the Six Months Ended June 30,
	2012	2013
Operating activities
Net income	$90,971	$68,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,627	31,709
Provision for bad debts	20,404	18,167
Equity in earnings of unconsolidated subsidiaries	(5,217)	(1,626)
Loss on early retirement of debt	—	17,788
Loss (gain) from disposal or sale of assets	(3,604)	81
Non-cash stock compensation expense	2,599	3,537
Amortization of debt discount and issuance costs	3,325	4,499
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(30,520)	(83,832)
Other current assets	(1,612)	(5,894)
Other assets	1,675	144
Accounts payable	(5,486)	(2,665)
Due to third-party payors	1,738	5,217
Accrued expenses	6,340	(24,945)
Income and deferred taxes	11,809	(3,448)

Net cash provided by operating activities	124,049	27,602

Investing activities
Purchases of property and equipment	(27,934)	(27,962)
Proceeds from sale of assets	16,511	—
Investment in businesses, net of distributions	(10,014)	(28,716)
Acquisition of businesses, net of cash acquired	(206)	(171)

Net cash used in investing activities	(21,643)	(56,849)

Financing activities
Borrowings on revolving credit facility	340,000	455,000
Payments on revolving credit facility	(380,000)	(480,000)
Borrowings on credit facility term loans, net of discount	—	298,500
Payments on credit facility term loans	(4,250)	(592,615)
Issuance of 6.375% senior notes	—	600,000
Repurchase of 7 5/8% senior subordinated notes	—	(70,000)
Borrowings of other debt	5,835	6,909
Principal payments on other debt	(5,085)	(4,673)
Debt issuance costs	—	(18,583)
Dividends paid to Holdings	(52,034)	(196,825)
Equity investment by Holdings	547	—
Proceeds from bank overdrafts	3,739	1,625
Distributions to non-controlling interests	(1,681)	(1,467)

Net cash used in financing activities	(92,929)	(2,129)

Net increase (decrease) in cash and cash equivalents	9,477	(31,376)
Cash and cash equivalents at beginning of period	12,043	40,144

Cash and cash equivalents at end of period	$21,520	$8,768

Supplemental Cash Flow Information
Cash paid for interest	$27,136	$48,335
Cash paid for taxes	$45,344	$46,832

The accompanying notes are an integral part of these consolidated financial statements.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation

        Select Medical Corporation ("Company") was formed in December 1996 and commenced operations during February 1997 upon the completion of its first acquisition. Select Medical Holdings Corporation ("Holdings") was formed in October 2004 for the purpose of affecting a leveraged buyout of the Company, which was a publicly traded entity. On February 24, 2005, the Company merged with a subsidiary of Holdings, which resulted in the Company becoming a wholly-owned subsidiary of Holdings.

        The unaudited consolidated financial statements of the Company as of June 30, 2013 and for the three and six month periods ended June 30, 2012 and 2013 have been prepared in accordance with generally accepted accounting principles ("GAAP"). In the opinion of management, such information contains all adjustments, which are normal and recurring in nature, necessary for a fair statement of the financial position, results of operations and cash flow for such periods. All significant intercompany transactions and balances have been eliminated. The results of operations for the three and six months ended June 30, 2013 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2013.

        Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted consistent with the rules and regulations of the Securities and Exchange Commission (the "SEC"), although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2012.

2. Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

3. Intangible Assets

        The gross carrying amounts of the Company's indefinite-lived intangible assets consist of the following:

	December 31, 2012	June 30, 2013
	(in thousands)
Goodwill	$1,640,534	$1,641,796
Trademarks	57,709	57,709
Certificates of need	11,914	11,921
Accreditations	2,122	2,083

Total	$1,712,279	$1,713,509

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. Intangible Assets (Continued)

        The Company's accreditations and trademarks have renewal terms. The costs to renew these intangibles are expensed as incurred. At June 30, 2013, the accreditations and trademarks have a weighted average time until next renewal of approximately 1.5 years and 7.0 years, respectively.

        The changes in the carrying amount of goodwill for the Company's reportable segments for the six months ended June 30, 2013 are as follows:

	Specialty Hospitals	Outpatient Rehabilitation	Total
	(in thousands)
Balance as of December 31, 2012	$1,333,220	$307,314	$1,640,534
Goodwill acquired during the period	1,395	—	1,395
Purchase price adjustment	—	(133)	(133)

Balance as of June 30, 2013	$1,334,615	$307,181	$1,641,796

4. Indebtedness

        The components of long-term debt and notes payable are as follows:

	December 31, 2012	June 30, 2013
	(in thousands)
7 5/8% senior subordinated notes	$70,000	$—
6.375% senior notes	—	600,000
Senior secured credit facilities:
Revolving loan	130,000	105,000
Term loans(1)	1,096,641	811,060
Other	6,302	14,898

Total debt	1,302,943	1,530,958
Less: current maturities	11,646	13,230

Total long-term debt	$1,291,297	$1,517,728

(1)
Presented net of unamortized discounts of $14.2 million and $7.2 million at December 31, 2012 and June 30, 2013, respectively.

        On February 20, 2013, the Company entered into an additional credit extension amendment to its senior secured credit facilities providing for a $300.0 million additional term loan tranche, (the "series B term loan") to the Company. The Company used the borrowings under the series B term loan to redeem all of its outstanding 7 5/8% senior subordinated notes due 2015 on March 22, 2013, to finance Holdings' redemption of all of its senior floating rate notes due 2015 on March 22, 2013 and to repay a portion of the balance outstanding under the Company's revolving credit facility.

        The Company recognized a loss on early retirement of debt of $0.5 million during the three months ended March 31, 2013 for unamortized debt issuance costs associated with the Company's 7 5/8% senior subordinated notes due 2015.

        Borrowings under the series B term loan bear interest at a rate equal to Adjusted LIBO plus 3.25%, or Alternate Base Rate plus 2.25%. The series B term loan amortizes in equal quarterly

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4. Indebtedness (Continued)

installments on the last day of each March, June, September and December in aggregate annual amounts equal to $3.0 million. The balance of the series B term loan is payable on February 20, 2016.

        At the time of issuing the series B term loan, the Company had additional term loan tranches outstanding including an $850.0 million term loan tranche issued on June 1, 2011 (the "original term loan") and a $275.0 million incremental term loan tranche issued August 13, 2012 (the "series A term loan"). Both the original term loan and series A term loan tranches were issued at a discount and amortize in equal quarterly installments on the last day of each March, June, September and December. The balance of both the original term loan and series A term loan are payable on June 1, 2018.

        On May 28, 2013, the Company issued and sold $600.0 million aggregate principal amount of its 6.375% senior notes due 2021. The senior notes are senior unsecured obligations of the Company and are fully and unconditionally guaranteed by all of Select's wholly owned subsidiaries. On May 28, 2013, the Company used the proceeds of the senior notes to pay a portion of the amounts outstanding on the original term loan and the series A term loan, and to pay related fees and expenses. The Company recognized a loss on early retirement of debt of $17.3 million in the three months ended June 30, 2013 in connection with the repayment of a portion of its term loans and amendment of the existing senior secured credit facility, which included the write-off of unamortized debt issuance costs.

        Interest on the senior notes accrues at the rate of 6.375% per annum and is payable semi-annually in cash in arrears on June 1 and December 1 of each year, commencing on December 1, 2013. The senior notes are the Company's senior unsecured obligations and rank equally in right of payment with all of its other existing and future senior unsecured indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness. The senior notes are guaranteed, jointly and severally, by the Company's direct or indirect existing and future domestic restricted subsidiaries other than certain non-guarantor subsidiaries.

        The Company may redeem some or all of the senior notes prior to June 1, 2016 by paying a "make-whole" premium. The Company may redeem some or all of the senior notes on or after June 1, 2016 at specified redemption prices. In addition, prior to June 1, 2016, the Company may redeem up to 35% of the senior notes with the net proceeds of certain equity offerings at a price of 106.375% plus accrued and unpaid interest, if any. The Company is obligated to offer to repurchase the senior notes at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events. These restrictions and prohibitions are subject to certain qualifications and exceptions.

        The Indenture relating to the senior notes contains covenants that, among other things, limit the Company's ability and the ability of certain of its subsidiaries to (i) grant liens on its assets, (ii) make dividend payments, other distributions or other restricted payments, (iii) incur restrictions on the ability of the Company's restricted subsidiaries to pay dividends or make other payments, (iv) enter into sale and leaseback transactions, (v) merge, consolidate, transfer or dispose of substantially all of their assets, (vi) incur additional indebtedness, (vii) make investments, (viii) sell assets, including capital stock of subsidiaries, (ix) use the proceeds from sales of assets, including capital stock of restricted subsidiaries, and (x) enter into transactions with affiliates. In addition, the Indenture requires, among other things, the Company to provide financial and current reports to holders of the senior notes or file such reports electronically with the U.S. Securities and Exchange Commission (the "SEC"). These covenants are subject to a number of exceptions, limitations and qualifications set forth in the Indenture.

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4. Indebtedness (Continued)

        In connection with the issuance of the senior notes, the Company entered into a registration rights agreement on May 28, 2013 with certain guarantors of the notes named therein and J.P. Morgan Securities LLC, on behalf of itself and the other initial purchasers named therein (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed to file an exchange offer registration statement to exchange the senior notes for substantially identical notes registered under the Securities Act unless the exchange offer is not permitted by applicable law or the policy of the SEC. The Company has also agreed to file a shelf registration statement to cover resales of notes under certain circumstances. The Company has agreed to file the exchange offer registration statement with the SEC within 150 days of the issue date of the senior notes and use commercially reasonable efforts to have the exchange offer registration statement declared effective within 240 days of the issue date and to complete the exchange offer with respect to the senior notes within 30 days of effectiveness. In addition, the Company agreed to use commercially reasonable efforts to file the shelf registration statement on or prior to the later of (i) 120 days after a filing obligation arises and (ii) 270 days after the issue date, and to use commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC on or prior to 210 days after such filing. If the Company fails to satisfy its registration obligations under the Registration Rights Agreement, it will be required to pay additional interest to the holders of the senior notes under certain circumstances.

        On June 3, 2013, the Company amended its existing senior secured credit facilities in order to:

  •
  extend the maturity date on $293.3 million of its $300.0 million revolving credit facility from June 1, 2016 to March 1, 2018;

  •
  convert the remaining original term loan and series A term loan to a series C term loan and lower the interest rate payable on the series C term loan from Adjusted LIBO plus 3.75%, or Alternate Base Rate plus 2.75%, to Adjusted LIBO plus 3.00%, or Alternate Base Rate plus 2.00%, and amend the provision of the series C term loan from providing that Adjusted LIBO will at no time be less than 1.75% to providing that Adjusted LIBO will at no time be less than 1.00%; and

  •
  amend the restrictive covenants governing the senior secured credit facilities in order to allow for unlimited restricted payments so long as there is no event of default under the senior secured credit facilities and the total pro forma ratio of total indebtedness to Consolidated EBITDA (as defined in our senior secured credit facilities) is less than or equal to 2.75 to 1.00.

Maturities of Long-Term Debt and Notes Payable

        Maturities of the Company's long-term debt for the period from July 1, 2013 through December 31, 2013 and the years after 2013 are approximately as follows and are presented net of the discounts on the senior secured credit facility term loans (in thousands):

July 1, 2013 - December 31, 2013	$8,252
2014	9,742
2015	10,536
2016	296,134
2017	4,075
2018 and beyond	1,202,219

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5. Fair Value

        Financial instruments include cash and cash equivalents, notes payable and long-term debt. The carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of these instruments.

        The carrying value of the Company's senior secured credit facility was $1,226.6 million and $916.1 million at December 31, 2012 and June 30, 2013, respectively. The fair value of the Company's senior secured credit facility was $1,216.2 million and $907.8 million at December 31, 2012 and June 30, 2013, respectively. The fair value of the Company's senior secured credit facility was based on quoted market prices for this debt in the syndicated loan market.

        The carrying value of the Company's 6.375% senior notes was $600.0 million at June 30, 2013. The fair value of the Company's 6.375% senior notes was $570.0 million June 30, 2013. The fair value of this debt was based on quoted market prices.

        The Company considers the inputs in the valuation process of its senior secured credit facility and 6.375% senior notes to be Level 2 in the fair value hierarchy. Level 2 in the fair value hierarchy is defined as inputs that are observable for the asset or liability, either directly or indirectly which includes quoted prices for identical assets or liabilities in markets that are not active.

6. Segment Information

        The Company's reportable segments consist of (i) specialty hospitals and (ii) outpatient rehabilitation. Other activities include the Company's corporate services and certain other non-consolidating joint ventures and minority investments in other healthcare related businesses. The outpatient rehabilitation reportable segment has two operating segments: outpatient rehabilitation clinics and contract therapy. These operating segments are aggregated for reporting purposes as they have common economic characteristics and provide a similar service to a similar patient base. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of the segments based on Adjusted EBITDA. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).

        The following tables summarize selected financial data for the Company's reportable segments.

	Three Months Ended June 30, 2012
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(in thousands)
Net operating revenues	$557,130	$193,050	$13	$750,193
Adjusted EBITDA	102,166	25,837	(17,724)	110,279
Total assets	2,184,743	437,591	156,080	2,778,414
Capital expenditures	12,631	2,922	630	16,183

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. Segment Information (Continued)

	Three Months Ended June 30, 2013
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(in thousands)
Net operating revenues	$559,386	$197,080	$207	$756,673
Adjusted EBITDA	96,393	26,054	(16,489)	105,958
Total assets	2,229,458	445,411	170,186	2,845,055
Capital expenditures	10,203	2,999	761	13,963

	Six Months Ended June 30, 2012
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(in thousands)
Net operating revenues	$1,110,168	$383,949	$97	$1,494,214
Adjusted EBITDA	202,120	48,315	(31,092)	219,343
Total assets	2,184,743	437,591	156,080	2,778,414
Capital expenditures	19,682	6,713	1,539	27,934

	Six Months Ended June 30, 2013
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(in thousands)
Net operating revenues	$1,117,137	$389,181	$310	$1,506,628
Adjusted EBITDA	189,740	48,887	(32,588)	206,039
Total assets	2,229,458	445,411	170,186	2,845,055
Capital expenditures	21,100	5,844	1,018	27,962

        A reconciliation of Adjusted EBITDA to income before income taxes is as follows:

	Three Months Ended June 30, 2012
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(in thousands)
Adjusted EBITDA	$102,166	$25,837	$(17,724)
Depreciation and amortization	(11,479)	(3,232)	(717)
Stock compensation expense	—	—	(1,338)

Income (loss) from operations	$90,687	$22,605	$(19,779)	$93,513
Equity in earnings of unconsolidated subsidiaries				2,752
Interest expense				(20,957)

Income before income taxes				$75,308

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. Segment Information (Continued)

	Three Months Ended June 30, 2013
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(in thousands)
Adjusted EBITDA	$96,393	$26,054	$(16,489)
Depreciation and amortization	(11,932)	(3,001)	(974)
Stock compensation expense	—	—	(1,788)

Income (loss) from operations	$84,461	$23,053	$(19,251)	$88,263
Equity in earnings of unconsolidated subsidiaries				568
Loss on early retirement of debt				(17,280)
Interest expense				(21,904)

Income before income taxes				$49,647

	Six Months Ended June 30, 2012
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(in thousands)
Adjusted EBITDA	$202,120	$48,315	$(31,092)
Depreciation and amortization	(23,322)	(6,882)	(1,423)
Stock compensation expense	—	—	(2,599)

Income (loss) from operations	$178,798	$41,433	$(35,114)	$185,117
Equity in earnings of unconsolidated subsidiaries				5,217
Interest expense				(42,207)

Income before income taxes				$148,127

	Six Months Ended June 30, 2013
	Specialty Hospitals	Outpatient Rehabilitation	Other	Total
	(in thousands)
Adjusted EBITDA	$189,740	$48,887	$(32,588)
Depreciation and amortization	(23,794)	(5,970)	(1,945)
Stock compensation expense	—	—	(3,537)

Income (loss) from operations	$165,946	$42,917	$(38,070)	$170,793
Equity in earnings of unconsolidated subsidiaries				1,626
Loss on early retirement of debt				(17,788)
Interest expense				(42,952)

Income before income taxes				$111,679

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. Commitments and Contingencies

Litigation

        The Company is a party to various legal actions, proceedings and claims (some of which are not insured), and regulatory and other governmental audits and investigations in the ordinary course of its business. The Company cannot predict the ultimate outcome of pending litigation, proceedings and regulatory and other governmental audits and investigations. These matters could potentially subject the Company to sanctions, damages, recoupments, fines and other penalties. The Department of Justice, Centers for Medicare & Medicaid Services ("CMS") or other federal and state enforcement and regulatory agencies may conduct additional investigations related to the Company's businesses in the future that may, either individually or in the aggregate, have a material adverse effect on the Company's business, financial position, results of operations and liquidity.

        To address claims arising out of the operations of the Company's specialty hospitals and outpatient rehabilitation facilities, the Company maintains professional malpractice liability insurance and general liability insurance, subject to self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. The Company also maintains umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by the Company's other insurance policies. These insurance policies also do not generally cover punitive damages and are subject to various deductibles and policy limits. Significant legal actions, as well as the cost and possible lack of available insurance, could subject the Company to substantial uninsured liabilities. In the Company's opinion, the outcome of these actions, individually or in the aggregate, will not have a material adverse effect on its financial position, results of operations, or cash flows.

        Healthcare providers are subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. The Company has been a defendant in these cases in the past, and may be named as a defendant in similar cases from time to time in the future.

        On January 8, 2013, a federal magistrate judge unsealed an Amended Complaint in United States of America and the State of Indiana, ex rel. Doe I, Doe II and Doe III v. Select Medical Corporation, Select Specialty Hospital-Evansville, Evansville Physician Investment Corporation, Dr. Richard Sloan and Dr. Jeffrey Selby. The Amended Complaint, which was served on the Company on February 15, 2013, is a civil action filed under seal on September 28, 2012 in the United States District Court for the Southern District of Indiana by private plaintiff-relators on behalf of the United States and the state of Indiana under the federal False Claims Act and Indiana False Claims and Whistleblower Protection Act. Although the Amended Complaint identifies the relators by fictitious pseudonyms, on March 28, 2013, the relators filed a Notice identifying themselves as the former CEO at the Company's long term acute care hospital in Evansville, Indiana ("SSH-Evansville") and two former case managers at SSH-Evansville. The named defendants include the Company, SSH-Evansville, and two physicians who have practiced at SSH-Evansville. On March 26, 2013, the defendants, relators and the United States filed a joint motion seeking a stay of the proceedings, in which the United States notified the court that its investigation has not been completed and therefore it is not yet able to decide whether or not to intervene, and on March 29, 2013, the magistrate judge granted the motion and stayed all deadlines in

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. Commitments and Contingencies (Continued)

the case for 90 days. On June 26, 2013, the United States filed a motion seeking to extend such stay of the proceedings for an additional 90 days, and on June 27, 2013, the defendants each filed a notice of consent to the requested stay. On August 12, 2013, the court granted the motion and stayed all deadlines in the case until October 1, 2013.

        The Amended Complaint alleges that the defendants manipulated the length of stay of patients at SSH-Evansville in order to maximize reimbursement under the Medicare prospective payment system applicable to long term acute care hospitals. It also alleges that the defendants manipulated the discharge of patients to other facilities and the timing of readmissions from those facilities in order to enable SSH-Evansville to receive two separate Medicare payments and causing the other facility to submit claims for unnecessary services. The Amended Complaint discusses the federal Stark Law and Anti-Kickback Statute and implies that the behavior of physicians referring to or providing services at SSH-Evansville was based on their financial interests. The Amended Complaint further alleges that Dr. Selby, a pulmonologist formerly on the medical staff of SSH-Evansville, performed unnecessary bronchoscopies at the hospital with the knowledge of the Company, and that Dr. Sloan, the Chief Medical Officer and an attending physician at SSH-Evansville, falsely coded the diagnoses of Medicare patients in order to increase SSH-Evansville's reimbursement. Moreover, the Amended Complaint alleges that the practices at SSH-Evansville involved corporate policies of the Company used to maximize profit at all Select long term acute care hospitals. The Amended Complaint alleges that, through these acts, the defendants have violated the federal False Claims Act and Indiana False Claims and Whistleblower Protection Act and are liable for unspecified treble damages and penalties.

        As previously disclosed, beginning in April 2012, the Company and SSH-Evansville have received various subpoenas and demands for documents relating to SSH-Evansville, including a request for information and subpoenas from the Office of Inspector General of the U.S. Department of Health and Human Services and subpoenas from the Office of Attorney General for the State of Indiana, and the Evansville (Indiana) Police Department has executed a search warrant at SSH-Evansville. The Company has produced and will continue to produce documents in response to, and intends to fully cooperate with, these governmental investigations. At this time, the Company is unable to predict the timing and outcome of this matter.

Construction Commitments

        At June 30, 2013, the Company had outstanding commitments under construction contracts related to new construction, improvements and renovations at the Company's long term acute care properties and inpatient rehabilitation facilities totaling approximately $18.3 million.

8. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 6.375% Senior Notes

        The Company's 6.375% senior notes are fully and unconditionally guaranteed, except for customary limitations, on a senior basis by all of the Company's wholly-owned subsidiaries (the "Subsidiary Guarantors") which is defined as a subsidiary where the Company or a subsidiary of the Company holds all of the outstanding ownership interests. Certain of the Company's subsidiaries did not guarantee the 6.375% senior notes (the "Non-Guarantor Subsidiaries").

        The Company conducts a significant portion of its business through its subsidiaries. Presented below is condensed consolidating financial information for the Company, the Subsidiary Guarantors

SELECT MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

8. Financial Information for Subsidiary Guarantors and Non-Guarantor Subsidiaries under the Company's 6.375% Senior Notes (Continued)

and the Non-Guarantor Subsidiaries at December 31, 2012 and June 30, 2013 and for the three and six months ended June 30, 2012 and 2013.

        The equity method has been used by the Company with respect to investments in subsidiaries. The equity method has been used by Subsidiary Guarantors with respect to investments in Non-Guarantor Subsidiaries. Separate financial statements for Subsidiary Guarantors are not presented.

Select Medical Corporation

Consolidating Balance Sheet

June 30, 2013

(unaudited)

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$5,053	$2,501	$1,214	$—		$8,768
Accounts receivable, net	—	363,430	63,761	—		427,191
Current deferred tax asset	8,844	1,701	4,305	—		14,850
Prepaid income taxes	12,219	—	—	—		12,219
Intercompany receivables	—	995,840	106,493	(1,102,333)	(a)	—
Other current assets	7,910	25,425	4,742	—		38,077

Total Current Assets	34,026	1,388,897	180,515	(1,102,333)		501,105
Property and equipment, net	15,417	424,392	58,999	—		498,808
Investment in affiliates	3,001,006	87,070	—	(3,088,076)	(b)(c)	—
Goodwill	—	1,641,796	—	—		1,641,796
Other identifiable intangibles	—	71,713	—	—		71,713
Non-current deferred tax asset	7,129	—	—	(7,129)	(d)	—
Other assets	34,220	96,805	608	—		131,633

Total Assets	$3,091,798	$3,710,673	$240,122	$(4,197,538)		$2,845,055

Liabilities and Equity
Current Liabilities:
Bank overdrafts	$19,461	$—	$—	$—		$19,461
Current portion of long-term debt and notes payable	9,050	2,195	1,985	—		13,230
Accounts payable	6,531	68,785	11,598	—		86,914
Intercompany payables	1,102,333	—	—	(1,102,333)	(a)	—
Accrued payroll	573	75,542	174	—		76,289
Accrued vacation	4,634	47,909	7,761	—		60,304
Accrued interest	7,927	1,130	—	—		9,057
Accrued other	48,367	36,500	9,260	—		94,127
Due to third party payors	—	2,745	3,550	—		6,295

Total Current Liabilities	1,198,876	234,806	34,328	(1,102,333)		365,677
Long-term debt, net of current portion	1,085,867	367,718	64,143	—		1,517,728
Non-current deferred tax liability	—	87,637	9,168	(7,129)	(d)	89,676
Other non-current liabilities	48,756	21,688	203	—		70,647

Total Liabilities	2,333,499	711,849	107,842	(1,109,462)		2,043,728
Redeemable non-controlling interests	—	—	12,520	—		12,520
Stockholder's Equity:
Common stock	0	—	—	—		0
Capital in excess of par	864,557	—	—	—		864,557
Retained earnings (accumulated deficit)	(106,258)	861,889	25,223	(887,112)	(c)	(106,258)
Subsidiary investment	—	2,136,935	64,029	(2,200,964)	(b)	—

Total Select Medical Corporation Stockholder's Equity	758,299	2,998,824	89,252	(3,088,076)		758,299
Non-controlling interests	—	—	30,508	—		30,508

Total Equity	758,299	2,998,824	119,760	(3,088,076)		788,807

Total Liabilities and Equity	$3,091,798	$3,710,673	$240,122	$(4,197,538)		$2,845,055

(a)
Elimination of intercompany.

(b)
Elimination of investments in consolidated subsidiaries.

(c)
Elimination of investments in consolidated subsidiaries' earnings.

(d)
Reclass of non-current deferred tax asset to report net non-current deferred tax liability in consolidation.

Select Medical Corporation

Consolidating Statement of Operations

For the Three Months Ended June 30, 2013

(unaudited)

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net operating revenues	$207	$652,745	$103,721	$—	$756,673

Costs and expenses:
Cost of services	557	537,048	88,125	—	625,730
General and administrative	17,853	74	—	—	17,927
Bad debt expense	—	7,099	1,747	—	8,846
Depreciation and amortization	975	12,522	2,410	—	15,907

Total costs and expenses	19,385	556,743	92,282	—	668,410

Income (loss) from operations	(19,178)	96,002	11,439	—	88,263
Other income and expense:
Intercompany interest and royalty fees	(361)	355	6	—	—
Intercompany management fees	62,247	(57,217)	(5,030)	—	—
Equity in earnings of unconsolidated subsidiaries	—	546	22	—	568
Loss on early retirement of debt	(17,280)	—	—	—	(17,280)
Interest expense	(15,427)	(5,447)	(1,030)	—	(21,904)

Income from operations before income taxes	10,001	34,239	5,407	—	49,647
Income tax expense	6,555	13,018	196	—	19,769
Equity in earnings of subsidiaries	24,334	3,439	—	(27,773) (a)	—

Net income	27,780	24,660	5,211	(27,773)	29,878
Less: Net income attributable to non-controlling interests	—	—	2,098	—	2,098

Net income attributable to Select Medical Corporation	$27,780	$24,660	$3,113	$(27,773)	$27,780

(a)
Elimination of equity in earnings of subsidiaries.

Select Medical Corporation

Consolidating Statement of Operations

For the Six Months Ended June 30, 2013

(unaudited)

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net operating revenues	$310	$1,296,182	$210,136	$—	$1,506,628

Costs and expenses:
Cost of services	1,110	1,073,295	176,229	—	1,250,634
General and administrative	35,219	106	—	—	35,325
Bad debt expense	—	14,922	3,245	—	18,167
Depreciation and amortization	1,945	25,025	4,739	—	31,709

Total costs and expenses	38,274	1,113,348	184,213	—	1,335,835

Income (loss) from operations	(37,964)	182,834	25,923	—	170,793
Other income and expense:
Intercompany interest and royalty fees	(755)	741	14	—	—
Intercompany management fees	81,976	(72,619)	(9,357)	—	—
Equity in earnings of unconsolidated subsidiaries	—	1,571	55	—	1,626
Loss on early retirement of debt	(17,788)	—	—	—	(17,788)
Interest expense	(30,153)	(10,769)	(2,030)	—	(42,952)

Income (loss) from operations before income taxes	(4,684)	101,758	14,605	—	111,679
Income tax expense	1,912	40,682	215	—	42,809
Equity in earnings of subsidiaries	70,984	10,121	—	(81,105) (a)	—

Net income	64,388	71,197	14,390	(81,105)	68,870
Less: Net income attributable to non-controlling interests	—	—	4,482	—	4,482

Net income attributable to Select Medical Corporation	$64,388	$71,197	$9,908	$(81,105)	$64,388

(a)
Elimination of equity in earnings of subsidiaries.

Select Medical Corporation

Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2013

(unaudited)

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Operating activities
Net income	$64,388	$71,197	$14,390	$(81,105)	(a)	$68,870
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,945	25,025	4,739	—		31,709
Provision for bad debts	—	14,922	3,245	—		18,167
Equity in earnings of unconsolidated subsidiaires	—	(1,571)	(55)	—		(1,626)
Loss on early retirement of debt	17,788	—	—	—		17,788
Loss from disposal or sale of assets	—	74	7	—		81
Non-cash stock compensation expense	3,537	—	—	—		3,537
Amortization of debt discount and issuance costs	4,499	—	—	—		4,499
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(70,984)	(10,121)	—	81,105	(a)	—
Accounts receivable	—	(70,357)	(13,475)	—		(83,832)
Other current assets	(2,310)	(5,405)	1,821	—		(5,894)
Other assets	(5,540)	5,600	84	—		144
Accounts payable	1,857	(3,460)	(1,062)	—		(2,665)
Due to third-party payors	—	4,390	827	—		5,217
Accrued expenses	(19,539)	(6,586)	1,180	—		(24,945)
Income and deferred taxes	(3,448)	—	—	—		(3,448)

Net cash provided by (used in) operating activities	(7,807)	23,708	11,701	—		27,602

Investing activities
Purchases of property and equipment	(1,071)	(23,802)	(3,089)	—		(27,962)
Investment in businesses, net of distributions	—	(28,716)	—	—		(28,716)
Acquisition of businesses, net of cash acquired	—	(171)	—	—		(171)

Net cash used in investing activities	(1,071)	(52,689)	(3,089)	—		(56,849)

Financing activities
Borrowings on revolving credit facility	455,000	—	—	—		455,000
Payments on revolving credit facility	(480,000)	—	—	—		(480,000)
Borrowings on credit facility term loans, net of discount	298,500	—	—	—		298,500
Payments on credit facility term loans	(592,615)	—	—	—		(592,615)
Issuance of 6.375% senior notes	600,000	—	—	—		600,000
Repurchase of 7 5/8% senior subordinated notes, net of premiums	(70,000)	—	—	—		(70,000)
Borrowings of other debt	5,826	—	1,083	—		6,909
Principal payments on other debt	(4,057)	(223)	(393)	—		(4,673)
Debt issuance costs	(18,583)	—	—	—		(18,583)
Dividends paid to Holdings	(196,825)	—	—	—		(196,825)
Proceeds from bank overdrafts	1,625	—	—	—		1,625
Intercompany	(20,010)	27,971	(7,961)	—		—
Distributions to non-controlling interests	—	—	(1,467)	—		(1,467)

Net cash provided by (used in) financing activities	(21,139)	27,748	(8,738)	—		(2,129)

Net decrease in cash and cash equivalents	(30,017)	(1,233)	(126)	—		(31,376)
Cash and cash equivalents at beginning of period	35,070	3,734	1,340	—		40,144

Cash and cash equivalents at end of period	$5,053	$2,501	$1,214	$—		$8,768

(a)
Elimination of equity in earnings of consolidated subsidiaries.

Select Medical Corporation

Consolidating Balance Sheet

December 31, 2012

(unaudited)

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$35,070	$3,734	$1,340	$—		$40,144
Accounts receivable, net	—	308,043	53,531	(1,645	)(a)	359,929
Current deferred tax asset	12,383	1,060	4,434	—		17,877
Prepaid income taxes	3,895	—	—	—		3,895
Intercompany receivables	—	1,021,479	102,694	(1,124,173	)(b)	—
Other current assets	5,600	19,655	6,563	—		31,818

Total Current Assets	56,948	1,353,971	168,562	(1,125,818)		453,663
Property and equipment, net	16,344	425,677	59,531	—		501,552
Investment in affiliates	2,930,022	82,475	—	(3,012,497	)(c)(d)	—
Goodwill	—	1,640,534	—	—		1,640,534
Other identifiable intangibles	—	71,745	—	—		71,745
Non-current deferred tax asset	5,107	—	—	(5,107	)(e)	—
Other assets	28,680	63,447	692	—		92,819

Total Assets	$3,037,101	$3,637,849	$228,785	$(4,143,422)		$2,760,313

Liabilities and Equity
Current Liabilities:
Bank overdrafts	$17,836	$—	$—	$—		$17,836
Current portion of long-term debt and notes payable	8,916	1,059	1,671	—		11,646
Accounts payable	4,674	72,213	12,660	—		89,547
Intercompany payables	1,124,173	—	—	(1,124,173	)(b)	—
Accrued payroll	186	88,096	304	—		88,586
Accrued vacation	4,249	44,508	6,957	—		55,714
Accrued interest	17,955	804	—	—		18,759
Accrued other	58,650	39,876	8,754	—		107,280
Due to third party payors	—	—	2,723	(1,645	)(a)	1,078

Total Current Liabilities	1,236,639	246,556	33,069	(1,125,818)		390,446
Long-term debt, net of current portion	872,671	358,104	60,522	—		1,291,297
Non-current deferred tax liability	—	85,287	9,330	(5,107	)(e)	89,510
Other non-current liabilities	46,474	20,275	1,753	—		68,502

Total Liabilities	2,155,784	710,222	104,674	(1,130,925)		1,839,755
Redeemable non-controlling interests	—	—	10,811	—		10,811
Stockholder's Equity:
Common stock	0	—	—	—		0
Capital in excess of par	859,839	—	—	—		859,839
Retained earnings	21,478	790,692	21,197	(811,889	)(d)	21,478
Subsidiary investment	—	2,136,935	63,673	(2,200,608	)(c)	—

Total Select Medical Corporation Stockholder's Equity	881,317	2,927,627	84,870	(3,012,497)		881,317
Non-controlling interests	—	—	28,430	—		28,430

Total Equity	881,317	2,927,627	113,300	(3,012,497)		909,747

Total Liabilities and Equity	$3,037,101	$3,637,849	$228,785	$(4,143,422)		$2,760,313

(a)
Reclass portion of due to third party payor to accounts receivable net in consolidation.

(b)
Elimination of intercompany.

(c)
Elimination of investments in consolidated subsidiaries.

(d)
Elimination of investments in consolidated subsidiaries' earnings.

(e)
Reclass of non-current deferred tax asset to report net non-current deferred tax liability in consolidation.

Select Medical Corporation

Consolidating Statement of Operations

For the Three Months Ended June 30, 2012

(unaudited)

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net operating revenues	$13	$649,628	$100,552	$—	$750,193

Costs and expenses:
Cost of services	521	527,479	84,669	—	612,669
General and administrative	19,345	(791)	—	—	18,554
Bad debt expense	—	8,832	1,197	—	10,029
Depreciation and amortization	718	12,410	2,300	—	15,428

Total costs and expenses	20,584	547,930	88,166	—	656,680

Income (loss) from operations	(20,571)	101,698	12,386	—	93,513
Other income and expense:
Intercompany interest and royalty fees	(763)	754	9	—	—
Intercompany management fees	27,755	(23,159)	(4,596)	—	—
Equity in earnings of unconsolidated subsidiaries	—	2,739	13	—	2,752
Interest expense	(13,173)	(6,712)	(1,072)	—	(20,957)

Income (loss) from operations before income taxes	(6,752)	75,320	6,740	—	75,308
Income tax expense	2,211	26,377	58	—	28,646
Equity in earnings of subsidiaries	53,981	5,612	—	(59,593) (a)	—

Net income	45,018	54,555	6,682	(59,593)	46,662
Less: Net income attributable to non-controlling interests	—	—	1,644	—	1,644

Net income attributable to Select Medical Corporation	$45,018	$54,555	$5,038	$(59,593)	$45,018

(a)
Elimination of equity in earnings of subsidiaries.

Select Medical Corporation

Consolidating Statement of Operations

For the Six Months Ended June 30, 2012

(unaudited)

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net operating revenues	$97	$1,293,953	$200,164	$—	$1,494,214

Costs and expenses:
Cost of services	1,010	1,052,944	170,334	—	1,224,288
General and administrative	33,455	(677)	—	—	32,778
Bad debt expense	—	17,674	2,730	—	20,404
Depreciation and amortization	1,423	25,580	4,624	—	31,627

Total costs and expenses	35,888	1,095,521	177,688	—	1,309,097

Income (loss) from operations	(35,791)	198,432	22,476	—	185,117
Other income and expense:
Intercompany interest and royalty fees	(1,556)	1,539	17	—	—
Intercompany management fees	57,129	(48,242)	(8,887)	—	—
Equity in earnings of unconsolidated subsidiaries	—	5,194	23	—	5,217
Interest expense	(26,147)	(13,910)	(2,150)	—	(42,207)

Income (loss) from operations before income taxes	(6,365)	143,013	11,479	—	148,127
Income tax expense	1,976	54,904	276	—	57,156
Equity in earnings of subsidiaries	96,638	9,111	—	(105,749) (a)	—

Net income	88,297	97,220	11,203	(105,749)	90,971
Less: Net income attributable to non-controlling interests	—	—	2,674	—	2,674

Net income attributable to Select Medical Corporation	$88,297	$97,220	$8,529	$(105,749)	$88,297

(a)
Elimination of equity in earnings of subsidiaries.

Select Medical Corporation

Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2012

(unaudited)

	Select Medical Corporation (Parent Company Only)	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Operating activities
Net income	$88,297	$97,220	$11,203	$(105,749)	(a)	$90,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,423	25,580	4,624	—		31,627
Provision for bad debts	—	17,674	2,730	—		20,404
Equity in earnings of unconsolidated subsidiaries	—	(5,194)	(23)	—		(5,217)
Loss (gain) from disposal of assets	—	(3,606)	2	—		(3,604)
Non-cash stock compensation expense	2,599	—	—	—		2,599
Amortization of debt discount and issuance costs	3,325	—	—	—		3,325
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(96,638)	(9,111)	—	105,749	(a)	—
Accounts receivable	—	(15,938)	(14,582)	—		(30,520)
Other current assets	(1,314)	(983)	685	—		(1,612)
Other assets	1,348	183	144	—		1,675
Accounts payable	(674)	(3,498)	(1,314)	—		(5,486)
Due to third-party payors	—	(9,527)	11,265	—		1,738
Accrued expenses	8,717	(2,587)	210	—		6,340
Income and deferred taxes	11,809	—	—	—		11,809

Net cash provided by operating activities	18,892	90,213	14,944	—		124,049

Investing activities
Purchases of property and equipment	(1,536)	(20,684)	(5,714)	—		(27,934)
Proceeds from sale of assets	—	16,511	—	—		16,511
Investment in businesses, net of distributions	—	(10,014)	—	—		(10,014)
Acquisition of businesses, net of cash acquired	—	(206)	—	—		(206)

Net cash used in investing activities	(1,536)	(14,393)	(5,714)	—		(21,643)

Financing activities
Borrowings on revolving credit facility	340,000	—	—	—		340,000
Payments on revolving credit facility	(380,000)	—	—	—		(380,000)
Payments on credit facility term loans	(4,250)	—	—	—		(4,250)
Borrowings of other debt	5,557	—	278	—		5,835
Principal payments on other debt	(4,179)	(220)	(686)	—		(5,085)
Dividends paid to Holdings	(52,034)	—	—	—		(52,034)
Equity investment by Holdings	547	—	—	—		547
Proceeds from bank overdrafts	3,739	—	—	—		3,739
Intercompany	79,937	(72,802)	(7,135)	—		—
Distributions to non-controlling interests	—	—	(1,681)	—		(1,681)

Net cash used in financing activities	(10,683)	(73,022)	(9,224)	—		(92,929)

Net increase in cash and cash equivalents	6,673	2,798	6	—		9,477
Cash and cash equivalents at beginning of period	11,427	—	616	—		12,043

Cash and cash equivalents at end of period	$18,100	$2,798	$622	$—		$21,520

(a)
Elimination of equity in earnings of consolidated subsidiaries.

SELECT MEDICAL CORPORATION

OFFER TO EXCHANGE

$600,000,000 6.375% Senior Notes due 2021 and related Guarantees for all outstanding 6.375% Senior Notes due 2021

Prospectus

September 3, 2013

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."